Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-261786

PROSPECTUS

Up to 209,267,414 Shares of Common Stock

Up to 19,733,333 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 8,693,333 Warrants

This prospectus relates to the issuance by us of an aggregate of up to 19,733,333 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 8,693,333 shares of Common Stock that are issuable upon the exercise of 8,693,333 warrants (the “Placement Warrants”) originally issued in a private placement in connection with the initial public offering of CM Life Sciences III Inc. (“CMLS”) by the holders thereof and (ii) up to 11,040,000 shares of Common Stock that are issuable upon the exercise of 11,040,000 warrants (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”) originally issued in the initial public offering of CMLS by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 209,267,414 shares of Common Stock (including up to 8,693,333 shares of Common Stock that may be issued upon exercise of the Placement Warrants) and (ii) up to 8,693,333 Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

The Common Stock and Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “EQRX” and “EQRXW,” respectively. On December 23, 2021, the closing price of the Common Stock was $6.21 and the closing price for the Public Warrants was $1.09.

See the section entitled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2021.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference to exhibits to the registration statement of which this prospectus forms a part and any applicable prospectus supplement or amendment. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents filed as exhibits to the registration statement of which this prospectus forms a part, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On the Closing Date, CM Life Sciences III Inc., a Delaware corporation, consummated the previously announced business combination pursuant to the terms of the Merger Agreement, by and among CMLS, Clover III Merger Sub Inc., a Delaware corporation (“Merger Sub”) and Legacy EQRx.

Pursuant to the terms of the Merger Agreement, a business combination between CMLS and Legacy EQRx was effected through the merger of Merger Sub with and into Legacy EQRx, with Legacy EQRx surviving as the post-merger company and as a wholly owned subsidiary of CMLS. On the Closing Date, the registrant changed its name from CM Life Sciences III Inc. to EQRx, Inc. (the “Combined Entity”).

Unless the context indicates otherwise, references in this prospectus to the “Company,” “EQRx,” “we,” “us,” “our,” “Combined Entity” and similar terms refer to EQRx, Inc. (formerly known as CM Life Sciences III, Inc.) and its consolidated subsidiaries (including Legacy EQRx). References to “CMLS” refer to our predecessor company prior to the consummation of the Merger.

In addition, in this prospectus, unless otherwise stated or the context otherwise requires:

•        “CMLS” or “CMLS III” means CM Life Sciences III Inc., a Delaware corporation, which was renamed “EQRx, Inc.” in connection with the Closing.

•        “CMLS IPO,” “IPO” or “Initial Public Offering” means CMLS’s initial public offering that was consummated on April 9, 2021.

•        “Board” means the board of directors of EQRx.

•        “Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement.

•        “Bylaws” means the Amended and Restated Bylaws of EQRx, Inc.

•        “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of EQRx, Inc.

•        “Closing” means the closing of the Business Combination.

•        “Closing Date” means December 17, 2021.

•       “Code” means the Internal Revenue Code of 1986, as amended.

•       “Common Stock” means the common stock, $0.0001 par value per share, of the Company.

•        “DGCL” means the General Corporation Law of the State of Delaware, as amended.

•        “Effective Time” means the effective time of the Merger in accordance with the Merger Agreement.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Founder Shares” means the common stock purchased by the Initial Stockholders.

•        “Initial Stockholders” means the Sponsor, Dr. Abernethy, Mr. Henry, Mr. Owusu-Kesse, Mr. Robins and Dr. Robins.

•        “Legacy EQRx” means EQRx International, Inc. (f/k/a EQRx, Inc.), a Delaware corporation, and a wholly-owned subsidiary of the Company.

•        “Merger” means the merger of Merger Sub with and into Legacy EQRx, with Legacy EQRx continuing as the surviving corporation and as a wholly-owned subsidiary of the Company, in accordance with the terms of the Merger Agreement.

•        “Merger Agreement” means the Agreement and Plan of Merger, dated August 5, 2021, as amended on September 21, 2021 and October 28, 2021 and as it may further be amended or supplemented from time to time, by and among CMLS, Merger Sub and Legacy EQRx.

•        “Placement Warrants” means 8,693,333 warrants to purchase shares of Common Stock issued to the Sponsor in the private placement. Each Placement Warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share.

•        “Public Warrants” means warrants underlying the Units issued in the CMLS IPO. Each Public Warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Sponsor” means CMLS Holdings III LLC.

•        “Warrants” means any of the Placement Warrants and the Public Warrants.

•       “Warrant Agreement” means that certain Warrant Agreement, dated April 6, 2021, between CMLS and Continental Stock Transfer & Trust Company, as the warrant agent

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions. All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Forward-looking statements in this prospectus may include, for example, statements about:

•        our ability to realize the anticipated benefits from the Business Combination, which may be affected by, among other things, the costs of the Business Combination, competition and our ability to grow and manage growth profitably and retain our key employees;

•        the success, cost and timing of our product development activities;

•        our ability to obtain and maintain regulatory approval for our products, and any related restrictions and limitations of any approved product;

•        our ability to maintain our existing license agreements and manufacturing arrangements;

•        our ability to compete with other companies currently marketing or engaged in the development of innovative drug candidates, many of which have greater financial and marketing resources than us;

•        our ability to develop and maintain our global buyer’s club;

•        our ability to locate and acquire complementary products or product candidates and integrate those into our business;

•        the size and growth potential of the markets for our products, and the ability of each to serve those markets, either alone or in partnership with others;

•        changes in applicable laws or regulations;

•        our ability to raise financing in the future;

•        our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•        our financial performance;

•        our ability to compete effectively in a competitive industry;

•        our ability to protect and enhance our corporate reputation and brand;

•        expectations concerning our relationships and actions with third parties;

•        potential liquidity and trading of our securities;

•        the attraction and retention of qualified directors, officers, employees and key personnel; and

•        the impact of the COVID-19 pandemic on us.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements, including those set forth in this prospectus in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement. Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

We are a new type of pharmaceutical company committed to developing and delivering innovative medicines to patients at radically lower prices. Our mission is to improve health for all with great, innovative, affordable medicines so that people with life-changing or chronic conditions can gain access to the medicines they need, physicians can treat patients without barriers to prescribing, and health systems can afford to make those medicines available, without restrictions, to the populations they serve in a financially sustainable manner. Launched in January 2020, our “New Pharma” solution starts with assembling a catalog of medicines at significant scale, targeting some of the most innovative clinical opportunities and highest drug cost categories of today and tomorrow, with an initial focus on oncology and immune-inflammatory diseases. We are focused on developing programs that are innovative, branded, and patent-protected that, if approved, have potential to be equivalent or superior to other therapies in their class. However, there is no guarantee our product candidates will be equivalent or superior to such other therapies. We do not have any products approved for commercial sale and has not generated any revenue to date, and so may never become profitable. In addition, Our business and pricing model is untested and may never be successful or generate sufficient revenue to lead to profitability.

Background

CMLS III was a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On December 17, 2021, CMLS III consummated the previously announced business combination pursuant to the terms of the Merger Agreement by and among CMLS III, Merger Sub and Legacy EQRx. in which Merger Sub merged with and into Legacy EQRx, with Legacy EQRx surviving as the post-merger company and as a wholly owned subsidiary of CMLS III. On the Closing Date, CMLS III changed its name from CM Life Sciences III, Inc. to EQRx, Inc.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time:

CMLS III acquired all of the outstanding equity interests of Legacy EQRx for $3.65 billion in aggregate consideration consisting of 365,000,000 shares of CMLS III common stock and up to an additional 50,000,000 shares of CMLS III common stock pursuant to the Earn-Out Shares.

Each share of Legacy EQRx stock, other than Excluded Shares and Dissenting Shares (as defined in the Merger Agreement), that is issued and outstanding immediately prior to the Effective Time was cancelled and automatically deemed for all purposes to represent the right to receive a portion of the total consideration, with each Legacy EQRx’s stockholder (as applicable) being entitled to receive:

(a)    a number of shares of CMLS III Common Stock equal to the quotient of: (i) the product of (x) such stockholder’s total shares of Legacy EQRx stock (with the Legacy EQRx common stock and preferred stock (determined on an as-converted basis) included as a single class) multiplied by (y) the per share amount calculated in accordance with the Merger Agreement, divided by (ii) $10.00; and

(b)    such stockholder’s earn-out pro rata share of any Earn-Out Shares to which such stockholder is entitled pursuant to the terms of the Merger Agreement.

In addition, at the Effective Time, each outstanding option to purchase Legacy EQRx common stock was assumed and became an option to purchase CMLS III common stock, and each outstanding Legacy EQRx restricted stock award was cancelled and converted into restricted stock awards of CMLS III common stock calculated in accordance with the terms of the Merger Agreement.

As additional consideration for the Merger and the other transactions, if during the Earn-Out Period, a Triggering Event occurs, then we will deliver or cause to be delivered to each applicable Legacy EQRx stockholder in accordance with such stockholder’s respective Earn-Out Pro Rata Share (other than holders of Dissenting Shares, as defined in the Merger Agreement), and Earn-Out Service Provider (in accordance with its respective Earn-Out Pro Rata Share and, in the case of the Earn-Out Service Providers, in accordance with the terms of the applicable earn-out award agreement), the applicable Earn-Out Shares. Such issuance shall be upon the terms and subject to the conditions set forth in the Merger Agreement and the other transaction agreements and, in the case of the Earn-Out Service Providers, subject to the additional requirements set forth in the Merger Agreement and the applicable earn-out award agreement.

The Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “EQRX” and “EQRXW,” respectively.

The rights of holders of the Common Stock and Warrants are governed by the Certificate of Incorporation, the Bylaws and the DGCL, and, in the case of the Warrants, the Warrant Agreement. See the sections entitled “Description of our Securities” and “Certain Relationships and Related Party Transactions.”

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” following this prospectus summary. These risks include the following, among others:

•        We do not have any products approved for commercial sale and have not generated any revenue to date, and so may never become profitable.

•        Our business and pricing model is untested and may never be successful or generate sufficient revenue to lead to profitability.

•        Our business model requires us to scale our pipeline through drug engineering collaborations, in-licensing or otherwise acquiring additional product candidates, and developing such product candidates, which we may be unable to successfully achieve or maintain.

•        Our failure to manage growth effectively could cause our business to suffer and have an adverse effect on our ability to execute our business strategy, as well as operating results and financial condition.

•        We may be unsuccessful in achieving broad market education and acceptance or changing prescribing or purchasing habits of healthcare system participants, or keeping up to date with recent developments in the medical field regarding treatment options.

•        We may be unable to continue to attract, acquire and retain third-party collaborators, including payers, collaboration partners and licensors, or may fail to do so in an effective manner. Our collaborations with third-party collaborators are also subject to certain risks.

•        Our financial projections are subject to significant risks, assumptions, estimates and uncertainties, and our actual results may differ materially.

•        If our preclinical studies and clinical trials are not sufficient to support regulatory approval of any of our product candidates, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

•       We have never successfully completed the regulatory approval process for any of our product candidates and we may be unable to do so for any product candidates we acquire or develop.

•       If regulators do not accept data from our license partners generated in other jurisdictions as a basis for regulatory approvals in our target markets, or we experience delays in obtaining data from our license partners, or if we experience delays or difficulties in the initiation or enrollment of our clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

•        Our current or future product candidates may cause adverse or other undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

•        Even if we receive regulatory approval for any of our current or future product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense.

•        If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drugs may be impaired.

Corporate Information

The mailing address for our principal executive office is 50 Hampshire Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 315-2255. Our website address is https://eqrx.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of CMLS’s IPO, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of the Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of the Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

The Offering

Issuer	EQRx, Inc. (formerly known as CM Life Sciences III Inc.)
Issuance of Common Stock
Shares of Common Stock Offered by the Company

19,733,333 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Warrants, consisting of (i) 8,693,333 shares of Common Stock that are issuable upon the exercise of 8,693,333 Placement Warrants by the holders thereof; and (ii) 11,040,000 shares of Common Stock that are issuable upon the exercise of 11,040,000 Public Warrants.

Shares of Common Stock Outstanding Prior to Exercise of All Warrants	487,632,615 shares (as of December 17, 2021).
Shares of Common Stock Outstanding Assuming Exercise of All Warrants	507,365,948 shares (based on total shares outstanding as of December 17, 2021).
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds

We will receive up to an aggregate of approximately $226.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section entitled “Use of Proceeds.”

Resale of Common Stock and Warrants
Shares of Common Stock Offered by the Selling Securityholders	209,267,414 shares of Common Stock (including up to 8,693,333 shares of Common Stock that may be issued upon exercise of the Placement Warrants)
Warrants Offered by the Selling Securityholders	8,693,333 Placement Warrants.
Redemption	The Warrants are redeemable in certain circumstances. See the section entitled “Description of our Securities — Warrants” for further discussion.
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.
Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions” for further discussion.

Market for Common Stock and Warrants	The Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “EQRX” and “EQRXW,” respectively.
Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto, and the other financial information concerning us included elsewhere in this prospectus. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Financial Status, Business Model and Growth Plans

We do not currently have, and may never have, any products approved for commercial sale and have not generated any revenue to date, and so may never become profitable.

To become and remain profitable, we must develop and eventually commercialize a product or products with significant market potential. This will require us to be successful in a range of challenging activities, including establishing our business model and key third-party relationships with payers, completing preclinical studies and clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing, selling those products for which we may obtain marketing approval and satisfying any post-marketing requirements.

We currently do not have any products approved for commercial sale and cannot guarantee that we will ever receive necessary regulatory approvals to commercialize any products. Further, we have not generated any revenue to date. Our ability to become and remain profitable depends upon our ability to generate revenue from product sales or execute other business arrangements. Our current product candidates are in various stages of development and we do not expect to generate any revenue from the sale of approved products in the near future. We do not expect to generate significant revenue unless and until we obtain regulatory approval of, and begin to sell, one or more of our products, if approved. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

•        successfully complete our ongoing and planned preclinical and clinical studies for our pipeline programs;

•        timely file and gain acceptance of investigational new drug applications for our programs in order to commence planned clinical trials or future clinical trials;

•        successfully enroll subjects in, and complete, our ongoing and planned clinical trials;

•        obtain data and other development support from our third-party collaborators, including Hansoh Pharmaceuticals (“Hansoh”) and CStone Pharmaceuticals (“CStone”);

•        initiate and successfully complete all safety and efficacy studies required to obtain U.S. and foreign regulatory approval for our product candidates, and additional clinical trials or other studies beyond those planned to support the approval and commercialization of our product candidates;

•        successfully demonstrate to the satisfaction of the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”), or similar foreign regulatory authorities the safety and efficacy and acceptable risk to benefit profile of our product candidates or any future product candidates;

•       successfully manage the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidates, if any;

•       obtain the timely receipt of necessary marketing approvals from the FDA, EMA and similar foreign regulatory authorities;

•        establish commercial manufacturing capabilities or make arrangements with third-party manufacturers for clinical supply and commercial manufacturing;

•        obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidates;

•        launch commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•        obtain and maintain acceptance of the products, if and when approved, by patients, the medical community and third-party payers;

•        position our product candidates to effectively compete with other therapies;

•        obtain and maintain healthcare coverage and adequate reimbursement for our products;

•        enforce and defend intellectual property rights and claims; and

•        maintain a continued acceptable safety profile of our products following approval.

Due to the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when we might achieve profitability. We may never succeed in these activities and, even if we succeed in commercializing one or more of our product candidates, we may never generate revenue that is significant enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis and we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Our failure to become and remain profitable could decrease the value of our shares and impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

Our business and pricing model is untested and may never be successful or generate sufficient revenue to lead to profitability.

We are building a pipeline of innovative new product candidates to address diseases like cancer and immune-inflammatory diseases that are the top categories of drug spend today and which we expect will continue to be in the future. By leveraging proven druggable targets and a focus on efficiency, together with building deep strategic partnerships with health systems and payers, we anticipate a higher probability of program development and regulatory success, a lower risk-adjusted cost of drug development and a more streamlined access model, which we intend to translate into significantly reduced operating expenses and lower product prices for payers and providers. When coupled with the power of our planned Global Buyers’ Club built at scale and re-calibrating market demand to our lower-priced products, we believe our model will change drug pricing dynamics for the benefit of patients worldwide. However, each aspect our business and pricing model is untested in the pharmaceutical industry, and any of the assumptions underlying our expectations may be incorrect. There can be no assurance that our pricing model will achieve market acceptance or be able to compete effectively with existing models or models introduced in the future.

In addition, our Global Buyers’ Club may not achieve the size, scale or market power that we intend, for a variety of reasons, including but not limited to, it not generating enough interest from health systems and payers, or not being able to create strategic partnerships with health systems and payers, or not converting our existing strategic partnerships or partnership arrangements into commercial contracts on terms acceptable to us. Given the novel nature of these contractual arrangements, external pricing and market pressures, and differing views on our ability to change the pharmaceutical pricing model, we are unable to accurately and precisely predict the timing or number of relationships we will establish, if any. Price competition from large pharmaceutical may persist or even increase despite any changes in market dynamics, which may further limit our ability to affect drug pricing discussions from a market demand standpoint. Our business and pricing model may never be successful or generate sufficient revenue to lead to profitability. Our competitors or new market entrants may adopt similar pricing models, or novel or otherwise more favorable pricing models, including increasing rebates or implementing higher rebates across their portfolio of products, leading to significant price competition and/or reducing or eliminating our competitive advantage, each of which could adversely affect our revenues.

Our business model requires us to scale our pipeline through drug engineering collaborations, in-licensing or otherwise acquiring additional product candidates, and developing such product candidates, which we may be unable to successfully achieve or maintain.

Our business model requires us to scale through the development or acquisition of many additional product candidates, which we may be unable to achieve or maintain. Our business model requires that we continually review, evaluate and consider potential acquisitions of additional product candidates. In such evaluations, we will be required to make difficult judgments regarding the value of such additional product candidates. We may not be successful in identifying attractive acquisition opportunities. Even if we are successful in identifying attractive asset acquisition opportunities, we may not successfully execute the transaction on terms acceptable to us. We may also experience increased competition for attractive assets from other pharmaceutical companies, many of which have significantly more resources than we do. We may also experience additional challenges in the acquisition of certain assets, including but not limited to geopolitical considerations when acquiring assets form outside the United States.

Even if we are successful in acquiring additional product candidates, we may not successfully integrate them into our existing operations or derive the anticipated benefits of such acquisitions, which may result in the investment of our capital resources without realizing the expected returns on such investments. Given our limited resources, we may also forego acquisition of product candidates that later prove to have greater commercial potential. Product candidates that we acquire will also be subject to the risks and uncertainties associated with developing product candidates. The time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may also divert the attention of members of our management from the operations of our company.

In addition, we may not be successful in our efforts to identify, engineer, or develop additional product candidates in the future either internally or through our current or future collaboration partners. Research programs to identify new product candidates require substantial technical, financial and human resources. Product candidates that we develop internally through our own efforts or with our research collaboration partners may be more expensive to discover, develop or manufacture than we expect, which could require us to adjust our pricing model, de-emphasize internal development efforts in the near or long-term. Moreover, several of our collaboration partners rely on artificial intelligence and machine learning approaches for target selection, product development, and product testing, and these approaches remain unproven as dependable drug discovery and engineering methods. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including our inability to design such product candidates with the properties that we desire. Potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. We may also be limited in our ability to pursue multiple indications with one product, due to financial or other resource constraints, development issues or regulatory obstacles. Even if we are able to pursue multiple indications, we may not be able to do so as quickly or successfully as our competitors, which may impact our ability to gain market acceptance across multiple indications for any one product. If we are unable to identify suitable additional candidates for development, our opportunities to successfully develop and commercialize therapeutic products will be limited.

Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our ability to execute our business strategy, as well as operating results and financial condition.

As of December 17, 2021, Legacy EQRx had 239 full-time employees, two part-time employees, and 50 consultants/contractors. As we continue development of our product candidates, as well as function as a public company, we will need to expand our financial, development, regulatory, manufacturing, commercial and other capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborators, suppliers, and other third parties. Future growth will impose significant added responsibilities on members of our management. Our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to these growth activities, including identifying, recruiting, integrating, maintaining, and motivating additional employees, managing our research and development efforts effectively, including the clinical trials and the FDA’s or comparable foreign regulatory authorities’ review process for our product candidates, while complying with our contractual obligations to contractors and other third parties and improving our operational, financial and management controls, reporting systems and procedures. Our future financial performance and our ability to develop and commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company or could disrupt our operations. We may acquire additional technology or complementary businesses in the future. The competition to acquire or in-license rights to promising products, product candidates, research programs, and companies is fierce, and many of our competitors are large, multinational pharmaceutical and biotechnology companies with considerably more financial, development, and commercialization resources and personnel than we have. Therefore, even if appropriate opportunities are available, we may not be able to acquire rights to them on acceptable terms, or at all. Furthermore, acquisitions involve many risks, any of which could materially harm our business, including the diversion of management’s attention from core business concerns, failure to effectively exploit acquired technologies, failure to successfully integrate the acquired business or realize expected synergies, or the loss of key employees from either our business or the acquired businesses. If we fail to integrate or otherwise manage an acquired business successfully and in a timely manner, resulting operating inefficiencies could increase our costs more than we planned, could negatively impact the price of our securities and could otherwise distract us from execution of our strategy.

Our success depends on our ability to respond and adapt to changes in the drug development industry, including payer, medical practice, medical provider and prescriber behavior. We may be unsuccessful in achieving broad market education and acceptance or changing prescribing or purchasing habits of healthcare system participants, or keeping up to date with recent developments in the medical field regarding treatment options.

Our success and future growth largely depend on our ability to increase awareness of our platform and offerings, and on the willingness of healthcare system participants to purchase our lower-priced future medicines for the treatment of patients. We believe most healthcare system participants make prescribing or purchasing decisions for healthcare products and services on the basis of traditional factors, such as clinical data, insurance coverage and availability at nearby pharmacies. To effectively market our platform and products, we must educate healthcare system participants about the benefits of our platform and offerings. We cannot assure you that we will be successful in changing prescribing or purchasing habits of healthcare system participants or that we will achieve broad market education or awareness among healthcare system participants. Even if we are able to raise awareness among healthcare system participants, they may be slow in changing their habits and may be hesitant to use our platform and offerings for a variety of reasons, including but not limited to:

•        lack of experience with our company, products, and concerns that we are relatively new to the industry;

•        existing perceptions that medicines that are priced at lower prices are inferior in safety or efficacy to higher priced market leaders;

•        perceived health, safety or quality risks associated with the use of a new platform and products;

•        perception that we do not provide adequate discounted prices or only offer savings for a limited selection of medications;

•       traditional or existing relationships with pharmacies, pharmacists, pharmacy benefit managers, group purchasing organizations or other providers;

•       competition and negative selling efforts from competitors, including competing offerings and price matching programs;

•        concerns that our product candidates are not as safe or effective as first-to-market medicines, including because clinical development of our product candidates in some cases will have been performed by third parties; and

•        pre-existing or intractable prescribing habits among doctors or guidelines among payers that limit products like ours from gaining market share.

If we fail to achieve broad market education, or if we are unsuccessful in changing prescribing or purchasing habits of healthcare system participants, our business, financial condition and results of operations would be adversely affected.

We may be unable to continue to attract, acquire and retain third-party collaborators, including payers, collaboration partners and licensors, or may fail to do so in an effective manner. Our collaborations with third-party collaborators are also subject to certain risks.

Our success depends in part on our ability to effectively attract and acquire third-party collaborators and retain our existing collaborators, across several strategic areas, including acquiring additional product candidates, establishing our Global Buyers’ Club, and conducting research collaborations. We have made significant investments related to attracting, acquiring and retaining third-party collaborators but cannot assure you that our efforts will be effective or that benefits realized from our partnerships with any new third-party collaborators will ultimately exceed the costs incurred in attracting, acquiring or retaining such collaborators. If we fail to deliver products at significantly lower prices, we may be unable to attract or retain payer purchasers, which may impede our efforts to attract, acquire or retain third-party business collaborators. If we are unable to attract, acquire or retain third-party collaborators at a rate sufficient to grow our business, we may be unable to maintain the scale necessary for operational efficiency and to drive beneficial and self-reinforcing network effects across the broader healthcare ecosystem, which may adversely impact consumer interest in our offerings, in which case our business, financial condition and results of operations would be adversely affected.

Our collaborations with third-party business collaborators are also subject to a number of risks, including but not limited to:

•        adverse decisions by a third party regarding the amount and timing of resource expenditures for the development and commercialization of product candidates;

•        possible disagreements as to the timing, nature and extent of development plans, including clinical trials or regulatory approval strategy;

•        delays or non-performance by our collaborators in performance of their contractual obligations, including delivery of data to us;

•        lack of alignment between specifications for products and specifications that have or might be approved by regulatory authorities;

•        the right of a third-party business collaborator to terminate its agreement with us on limited notice upon the occurrence of certain defined events;

•        loss of significant rights if we fail to meet our obligations under a collaboration agreement;

•        withdrawal of support by a third-party business collaborator following change of that collaborator’s corporate strategy or due to competing priorities;

•       changes in key management personnel at a third-party business collaborator that are members of the collaboration’s various operating committees; and

•       possible disagreements with a third-party business collaborator regarding a collaboration agreement or ownership of proprietary rights, including with respect to inventions discovered under the applicable collaboration agreement.

Due to these factors and other possible disagreements with a third-party collaborator, including potential disputes over intellectual property ownership or timely access to clinical data, we may be delayed or prevented from developing, manufacturing or commercializing product candidates or we may become involved in litigation or arbitration, which would be time consuming and expensive.

For additional information regarding the risks that may apply to our relationships with third parties, see the section entitled “— Risks Related to Our Strategic Agreements and Relationships with Third Parties” appearing elsewhere.

Risks Related to Our Financial Position, Capital Requirements and Limited Operating History

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred significant operating losses since inception. Legacy EQRx’s net losses were $250.0 million and $8.5 million for the year ended December 31, 2020 and the period from our August 2019 inception to December 31, 2019, respectively, and $101.2 million and $72.4 million for the nine months ended September 30, 2021 and 2020, respectively. Legacy EQRx had an accumulated deficit of $359.7 million and $258.5 million as of September 30, 2021 and December 31, 2020, respectively. Legacy EQRx has funded its operations principally from the sale of equity securities and, most recently, the Business Combination (including the PIPE Investment). Legacy EQRx has devoted most of its financial resources to the research and development of product candidates and the acquisition of products and development rights through business development transactions. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we continue to invest in the acquisition of additional assets to scale our business and development of our product candidates. In addition, we expect to incur additional costs associated with operating Legacy EQRx as a public company, including expenses related to legal, accounting, regulatory, maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations. We will need to generate significant additional revenue to achieve and sustain profitability. Our failure to achieve or sustain profitability could negatively impact the value of our securities.

Our limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Legacy EQRx was founded in August 2019. Our limited operating history and our evolving business make it difficult to evaluate and assess the success of our business to date, our future prospects and the risks and challenges that we may encounter. These risks and challenges include our ability to:

•        accurately forecast our revenue and plan our expenses;

•        attract new payers and retain and expand relationships with existing payers;

•        successfully introduce new products and services;

•        successfully compete with current and future competitors;

•        successfully expand our business in existing markets and enter new markets and geographies;

•        comply with existing and new laws and regulations applicable to our business and the industry in which we operate;

•        anticipate and respond to macroeconomic changes as well as changes in the markets and geographies in which we operate;

•        maintain and enhance the value of our reputation and brand;

•       maintain and expand our relationships with partners and payers;

•       successfully execute on our sales and marketing strategies;

•        hire, integrate and retain talented people at all levels of our organization;

•        expand through future acquisitions and successfully identify and integrate acquired entities;

•        successfully in-license or acquire other products and technologies and the terms of these transactions;

•        pursue viable product candidates across a variety of indications and disease areas with a lower cost model;

•        successfully prepare, file, prosecute, maintain, expand, defend and enforce patent claims related to our programs; and

•        effectively manage our growth.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, results of operations and prospects could be adversely affected. Further, because we have limited historical financial data and our business continues to evolve, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history, operated a more predictable business or operated in a less regulated industry. We have encountered and will continue to encounter multiple risks and uncertainties that are frequently experienced by growing companies with limited operating histories and evolving business that operate in rapidly changing, highly regulated and competitive industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

Our financial projections are subject to significant risks, assumptions, estimates and uncertainties, and our actual results may differ materially.

Our financial projections are subject to significant risks, assumptions, estimates and uncertainties, and our actual results may differ materially. These estimates and assumptions include estimates of the total addressable market for our product candidates, assumptions regarding consumer demand and performance and assumptions regarding our ability to meet increased demand. These estimates and assumptions are subject to various factors beyond our control, including, for example, changes in consumer demand, increased costs in the supply chain, increased labor costs, changes in the regulatory environment, the impact of global health crises and changes in our executive team. Our financial projections constitute forward-looking statements, are for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such financial projections are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties. Actual results may differ materially from the results contemplated by the financial projections. Our independent auditors have not studied, reviewed, compiled or performed any procedures with respect to the projections, and accordingly, do not express an opinion or provide any other form of assurance with respect thereto. While all financial projections, estimates and targets are necessarily speculative, we believe that the preparation of financial projections involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. Accordingly, there can be no assurance that the prospective results are indicative of our future performance or that actual results will not differ materially from those presented in the financial projections.

We have estimated the sizes of the markets for our current and future products, and these markets may be smaller than we estimate.

Our estimates of the total addressable markets for our product candidates, and the portions of those markets that we may be able to capture, are based on a number of internal and third-party estimates and the prices at which we expect our competitors to sell their products in the future. If our estimates are incorrect, or if our competitors adapt their pricing strategy, the total addressable market through which we can sell our current and future product candidates may be significantly smaller than we estimate. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual addressable market for our product candidates may prove to be incorrect. If our estimates regarding total addressable market or patient populations, the price at which we can sell future products or the addressable market for our products candidates is smaller than we have estimated, it may impair our sales prospects and have an adverse impact on our business.

We will have broad discretion in the use of our capital from this combination and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not enhance the value of our shares. We may expend our resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success. The failure by our management to apply these funds effectively could result in a negative impact on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending their use, we may invest our cash and cash equivalents, including the net proceeds from this offering, in a manner that does not produce income or that loses value. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to the Discovery, Development and Regulatory Approval of Our Product Candidates

We have never successfully completed the regulatory approval process for any of our product candidates and we may be unable to do so for any product candidates we acquire or develop.

We have not yet demonstrated our ability to successfully complete clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Certain of our programs are still in preclinical development and may never advance to clinical development. If we are required to conduct additional preclinical studies or clinical trials of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•        be delayed in obtaining regulatory approval for our product candidates;

•        not obtain regulatory approval at all;

•        obtain regulatory approval for indications or patient populations that are not as broad as intended or desired;

•        continue to be subject to post-marketing testing requirements; or

•        experience having the product removed from the market after obtaining regulatory approval.

Drug development is a lengthy, expensive and uncertain process. The results of preclinical studies and clinical trials are not always predictive of future results. If our preclinical studies and clinical trials are not sufficient to support regulatory approval of any of our product candidates, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

Currently, all our product candidates are in preclinical and clinical development. It is impossible to predict when or if any of our product candidates will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies and then conduct extensive clinical trials to demonstrate in humans the safety and efficacy of our product candidates or the safety, purity and potency of our biological product candidates to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities. Clinical testing is expensive, difficult to design and implement, can take many years to complete and outcomes are uncertain. A failure of one or more clinical trials can occur at any stage of testing. Our preclinical studies and ongoing and future clinical trials may not be successful, which will limit our ability to execute on our business model effectively.

Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe that the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA, EMA or comparable regulatory authorities. The FDA or other regulatory authorities may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or they may object to elements of our clinical development program, requiring their alteration. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their product candidates. Furthermore, the outcome of preclinical development testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. For example, there is no assurance the clinical data from any of our planned clinical trials or clinical trials sponsored by our collaboration partners in China, where the patients are predominately of Chinese descent, will produce similar results in patients of different races, ethnicities or those of non-Chinese descent.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are not as positive as we expect or if there are safety concerns, our business and results of operations may be adversely affected and we may incur significant additional costs.

In addition, even if the clinical trials are successfully completed, preclinical and clinical data are often susceptible to varying interpretations and analyses, and we cannot guarantee that the FDA, EMA or comparable foreign regulatory authorities will interpret the results as we do, and more clinical trials could be required before we submit our product candidates for approval. To the extent that the results of the clinical trials are not satisfactory to the FDA, EMA or comparable foreign regulatory authorities for support of a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional clinical trials in support of potential approval of our product candidates.

Any preclinical studies or clinical trials that we may conduct may not demonstrate the safety and efficacy necessary to obtain regulatory approval to market our product candidates. If the results of our ongoing or future preclinical studies and clinical trials are inconclusive with respect to the safety and efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be prevented or delayed in obtaining marketing approval for such product candidates. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. If the results of our ongoing or future clinical trials are inconclusive with respect to the efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be delayed in or prevented from obtaining marketing approval.

Additionally, some of the clinical trials we conduct may be open-label in study design and may be conducted at a limited number of clinical sites on a limited number of patients. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical trials often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label clinical trial may not be predictive of future clinical trial results when studied in a controlled environment with a placebo or active control.

For additional information regarding the risks that may apply to government regulation of our product candidates and operations, see the section entitled “— Risks Related to Government Regulation.”

If regulators do not accept data from our license partners generated in other jurisdictions as a basis for regulatory approvals in our target markets, or we experience delays in obtaining data from our license partners, or if we experience delays or difficulties in the initiation or enrollment of our clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We are relying on Phase 3 studies conducted in China by our partners, Hansoh and CStone, to form the basis of filings for approval by global regulatory agencies for aumolertinib and sugemalimab, based on our view that the proposed development plans for both of these medicines meet the guidelines of generalizability of foreign data set forth in the ICH Harmonized Tripartite Guideline (ICH E5). However, it is possible that all or some of the global regulatory agencies in our territory will require additional clinical trials to support the regulatory application(s) for initial approval. FDA acceptance of this pivotal trial data is not a guarantee and we may have to conduct additional clinical trials in the U.S. and other countries to gain approvals in the United States, the United Kingdom, Europe, the Middle East, Africa and other regions, which may delay our launches beyond the 2023-2025 timelines that we anticipate. The proposed use of trial data from clinical trials conducted in foreign countries as the basis for approval by the FDA, the EMA or other comparable foreign regulatory authorities may be subject to certain conditions or may not be accepted at all.

In cases where data from foreign clinical trials are intended to serve as the basis for regulatory approval in the United States, the FDA will generally apply the conditions specified in the guidelines on generalizability of foreign data set forth in the ICH E5, specifically: (i) the pharmacology of the medicine is not sensitive to differences in ethnicity (ii) the data are applicable to the U.S. population and U.S. medical practice and (iii) the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice (GCP) regulations. Also, the FDA must consider the data to be valid without the need for an on-site inspection by FDA or, if FDA considers such an inspection to be necessary, FDA must able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. We expect that the FDA, in consultation with its Oncologic Drugs Advisory Committee (ODAC), will provide additional guidance on this topic in the coming 12 months. If this additional guidance places further limit or prohibit our ability to use such data for our own development efforts and regulatory approval applications, the regulatory approval and subsequent launches of our medicines may be delayed or prevented. Other regulatory authorities may implement similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, the EMA, the UK Medicines and Healthcare products Regulatory Agency (the “MHRA”), or any comparable foreign regulatory authority will accept data from our license partners generated from trials conducted outside of the United States or the applicable jurisdiction, now or in the future. If the FDA, the EMA, the MHRA or any comparable foreign regulatory authority does not accept such data, or if they accept such data and later change their policies regarding the use or acceptance of such data, it could result in the need for additional trials, up to and including full reproduction of clinical trials currently intended to support the regulatory application in question. In the event that additional trials are required, it may result in significant additional development costs and/ or timeline delay, and therefore result in product candidate development undergoing significant delay or a failure to receive approval for commercialization. If we are unable to conduct or complete such additional trials in a manner acceptable to the applicable regulatory authority, we may be forced to abandon development and commercialization of the affected product candidates in the applicable jurisdiction.

In addition, our ability to access and use clinical trial data for ongoing trials and any new trials conducted in China will be highly dependent on acceptance and approvals from Human Genetic Resources Administration of China (“HGRAC”). There is no guarantee that the HGRAC will not impede our ability to obtain and use clinical trial data for trials conducted in China by our partners in a timely manner or in a way that facilitates our use of such data. We rely on our license partners to provide us with significant data and other information related to our product candidates, including preclinical and clinical data. We do not independently verify or audit all of such data (including possibly material portions thereof). As a result, such data may be inaccurate, misleading, or incomplete.

Our reliance on license partners also subjects us to the risk that we may experience delays in obtaining data from such license partners, delays or difficulties in the initiation or enrollment of clinical trials, or the occurrence of avoidable adverse events or serious adverse events in such studies, all of which could delay or prevent our receipt of necessary regulatory approvals for our product candidates.

Our current or future product candidates may cause adverse or other undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following regulatory approval, if obtained.

Undesirable side effects caused by any of our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA or comparable foreign regulatory authorities. In our planned and future clinical trials of our product candidates, we may observe a more unfavorable safety and tolerability profile than was observed in earlier-stage testing of these candidates. In addition, our third-party collaborators, including Hansoh and CStone, among others, may also report adverse events or undesirable side effects in their studies using the same or similar compounds as ours, which may cause the market to perceive our product candidate to be less safe.

We may also observe additional safety or tolerability issues with our product candidates in ongoing or future clinical trials. Many compounds that initially showed promise in clinical or earlier-stage testing have later been found to cause undesirable or unexpected side effects that prevent further development of the compound. Results of future clinical trials of our product candidates could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics, despite a favorable tolerability profile observed in earlier-stage testing.

If unacceptable side effects arise in the development of our product candidates, we, the FDA, EMA or comparable foreign regulatory authorities, the institutional review boards (“IRBs”), or independent ethics committees at the institutions in which our trials are conducted, could suspend, limit or terminate our clinical trials, or the independent safety monitoring committee could recommend that we suspend, limit or terminate our trials, or the FDA, EMA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-emergent side effects that are deemed to be drug-related could delay recruitment of clinical trial subjects or may cause subjects that enroll in our clinical trials to discontinue participation in our clinical trials. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We may need to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in harm to patients that receive our product candidates. Any of these occurrences may adversely affect our business, financial condition and prospects significantly.

Moreover, clinical trials of our product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects.

We may incur additional costs or experience delays in initiating or completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

We may experience delays in initiating or completing our preclinical studies or clinical trials for various reasons, including as a result of delays in obtaining, or failure to obtain, the FDA’s clearance to initiate clinical trials under future investigational new drug applications (“INDs”). Additionally, we cannot be certain that preclinical studies or clinical trials for our product candidates will not require redesign, will enroll an adequate number of subjects on time, or will be completed on schedule, if at all. We may experience numerous unforeseen events during, or as a result of, preclinical studies and clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including the following:

•        we may receive feedback from regulatory authorities that require us to modify the design or implementation of our preclinical studies or clinical trials or to delay or terminate a clinical trial;

•        regulators or IRBs or ethics committees may delay or may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•        we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective clinical research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•        preclinical studies or clinical trials of our product candidates may fail to show safety or efficacy or otherwise produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or we may decide to abandon product research or development programs;

•        preclinical studies or clinical trials of our product candidates may not produce differentiated or clinically significant results;

•        the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•        our third-party contractors may fail to comply with regulatory requirements, fail to maintain adequate quality controls, be unable to provide us with sufficient product supply to conduct or complete preclinical studies or clinical trials, fail to meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

•        we may elect to, or regulators or IRBs or ethics committees may require us or our investigators to, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our clinical trials are being exposed to unacceptable health risks;

•        the cost of clinical trials of our product candidates may be greater than we anticipate;

•        clinical trials of our product candidates may be delayed due to complications associated with the evolving COVID-19 pandemic;

•        the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;

•       our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs or ethics committees to suspend or terminate the trials, or reports may arise from preclinical or clinical testing of other therapies that raise safety or efficacy concerns about our product candidates;

•       collaborators may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for us;

•        regulators may revise the requirements for approving our product candidates, or such requirements may not be as we anticipate;

•        the FDA may require us to conduct clinical trials comparing our product candidates against the current standard of care in the U.S.; and

•        FDA may refuse to file a New Drug Application (“NDA”) within 60 days of our submission if it is incomplete or insufficient, including if FDA believes the data from a clinical trial conducted outside of the U.S. are not generalizable to the U.S. population.

We could encounter delays if a clinical trial is suspended or terminated by us or our partners, by the IRBs of the institutions at which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination or clinical hold due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, adverse findings upon an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA may disagree with our clinical trial design or our interpretation of data from clinical trials or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

Our product development costs will also increase if we experience delays in testing or regulatory approvals. We do not know whether any of our future clinical trials will begin as planned, or whether any of our current or future clinical trials will need to be restructured or will be completed on schedule, if at all. Significant preclinical study or clinical trial delays, including those caused by the COVID-19 pandemic, also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may significantly harm our business, operating results, financial condition and prospects.

We may investigate our product candidates in combination with other therapies, which exposes us to additional risks.

We may investigate our product candidates in combination with one or more other approved or unapproved therapies to treat cancer or other diseases. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or comparable foreign regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product or that safety, efficacy, manufacturing or supply issues could arise with any of those existing therapies. If the therapies we use in combination with our product candidates are replaced as the standard of care for the indications we choose for any of our product candidates, the FDA or comparable foreign regulatory authorities may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our own products, if approved, being removed from the market or being less successful commercially.

We also may choose to evaluate our current product candidates or any other future product candidates in combination with one or more cancer therapies that have not yet been approved for marketing by the FDA or comparable foreign regulatory authorities. We will not be able to market and sell our current product candidates or any product candidate we develop in combination with an unapproved cancer therapy for a combination indication if that unapproved therapy does not ultimately obtain marketing approval either alone or in combination with our product. In addition, unapproved cancer therapies face the same risks described with respect to our product candidates currently in development and clinical trials, including the potential for serious adverse effects, delay in their clinical trials and lack of FDA approval.

If the FDA or comparable foreign regulatory authorities do not approve these other products or revoke their approval of, or if safety, efficacy, quality, manufacturing or supply issues arise with, the products we choose to evaluate in combination with our product candidate we develop, we may be unable to obtain approval of or market such combination therapy.

Risks Related to Our Business Operations and Industry

We may experience fluctuations in our operating results, which could make our future operating results difficult to predict or cause our operating results to fall below analysts’ and investors’ expectations.

Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

•        the timing and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•        our ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;

•        our ability to obtain marketing approval for our product candidates, and the timing and scope of any such approvals we may receive;

•        the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

•        the cost of manufacturing our product candidates, which may vary depending on the difficulty of manufacture, quantity of production and the terms of our agreements with manufacturers;

•        our ability to attract, hire and retain qualified personnel;

•        expenditures that we will or may incur to develop additional product candidates;

•        the level of demand for our product candidates should they receive approval, which may vary significantly;

•        the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates;

•        general market conditions or extraordinary external events, such as recessions or the COVID-19 pandemic;

•        the changing and volatile U.S. and global economic environments; and

•        future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our securities could decline substantially. Such price decline could occur even when we have met any previously publicly stated guidance we may provide.

Our success depends on broad market acceptance of our products if approved, which we may never achieve.

We have never commercialized a product candidate. Even if our current product candidates and any future product candidates are approved by the appropriate regulatory authorities for marketing and sale, they may not gain acceptance among physicians, patients, third-party payers, and others in the medical community. If any product candidates for which we obtain regulatory approval do not gain an adequate level of market acceptance, we may not generate significant revenue and may not become profitable or may be significantly delayed in achieving profitability. Market acceptance of our current product candidates and any future product candidates by the medical community, patients and third-party payers will depend on a number of factors, some of which are beyond our control. For example, physicians are often reluctant to switch their patients, and patients may be reluctant to switch, from existing therapies even when new and potentially more effective or safer treatments enter the market. If public perception is influenced by claims that the use of our products is unsafe, our products, once approved, may not be accepted by the general public or the medical community. Future adverse events could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our product candidates.

Efforts to educate the medical community and third-party payers on the benefits of our current product candidates and any future product candidates may require significant resources and may not be successful. If our current product candidates or any future product candidates are approved but do not achieve an adequate level of market acceptance, we could be prevented from or significantly delayed in achieving profitability. The degree of market acceptance of any of our current product candidates and any future product candidates will depend on a number of factors, including:

•        the efficacy of our current product candidates and any future product candidates;

•        the prevalence and severity of adverse events associated with our current product candidates and any future product candidates or those products with which they may be co-administered;

•        the clinical indications for which our product candidates are approved and the approved claims that we may make for the products;

•        limitations or warnings contained in the product’s FDA-approved labeling or those of comparable foreign regulatory authorities, including potential limitations or warnings for our current product candidates and any future product candidates that may be more restrictive than other competitive products;

•        changes in the standard of care for the targeted indications for our current product candidates and any future product candidates, or in applicable clinical practice guidelines, any of which could reduce the marketing impact of any claims that we could make following FDA approval or approval by comparable foreign regulatory authorities, if obtained;

•        the relative convenience and ease of administration of our current product candidates and any future product candidates and any products with which they are co-administered;

•        the cost of treatment compared with the economic and clinical benefit of alternative treatments or therapies;

•        the availability of adequate coverage or reimbursement by third party payers;

•        the price concessions required by third-party payers to obtain coverage;

•        the willingness of patients to pay out-of-pocket in the absence of adequate coverage and reimbursement;

•        the extent and strength of our marketing and distribution of our current product candidates and any future product candidates;

•       the cost, safety, efficacy, and other potential advantages over, and availability of, alternative treatments already used or that may later be approved;

•       distribution and use restrictions imposed by the FDA or comparable foreign regulatory authorities with respect to our current product candidates and any future product candidates or to which we agree as part of a Risk Evaluation and Mitigation Strategy (“REMS”) or voluntary risk management plan;

•        the timing of market introduction of our current product candidates and any future product candidates, as well as competitive products;

•        the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•        the extent and strength of our third-party manufacturer and supplier support;

•        the actions of companies that market any products with which our current product candidates and any future product candidates may be co-administered;

•        the approval of other new products;

•        adverse publicity about our current product candidates and any future product candidates or any products with which they are co-administered, or favorable publicity about competitive products; and

•        potential product liability claims.

We may not be successful in addressing these or other factors that might affect the market acceptance of our product candidates. Failure to achieve widespread market acceptance of our product candidates would materially harm our business, operating results, financial condition and prospects.

We operate in an intensely competitive market that includes companies with greater financial, technical and marketing resources than us.

The development and commercialization of new products in the biopharmaceutical and related industries is highly competitive and characterized by rapidly advancing technologies and a strong emphasis on intellectual property. We face substantial competition from many different sources, including pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions across various components of our product and service offerings. Due to the significant interest in reducing the cost of drugs, we expect the intensity of the competition to increase, both from large pharmaceutical and biopharmaceutical companies and generic drug companies.

Our competitors include divisions of large pharmaceutical companies and biotechnology companies of various sizes. We face competition with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Any product candidate that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future from segments of the pharmaceutical, biotechnology and other related markets. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety, convenience and cost of our products. We believe principal competitive factors to our business include, among other things, the scalability of our pipeline and business, our innovative structure and scale of relationships with payers and providers and our access to, and ability to raise capital.

Many of the companies that we compete against or which we may compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing approved products than we do. These companies will also be able to efficiently develop and market products in multiple indications or disease areas, a key component of our business model, faster than we can. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. If these or other barriers to entry do not remain in place, other companies may be able to more directly or effectively compete with us.

Our commercial opportunity could be reduced or eliminated if our competitors engage in more extensive research and development efforts, undertaking more impactful marketing campaigns, adopt more aggressive pricing strategies, which may allow them to increase their market share or generate revenue more effectively than we do. Also, some of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, greater global infrastructures, greater resources and technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than we do. In addition, our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient than any products that we or our collaborators may develop. Our competitors may also obtain FDA or other regulatory approval for their products sooner than we may obtain approval for ours and for multiple indications in parallel, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, level of generic competition, availability of reimbursement from government and other third-party payers, and the ability to overcome existing commercial arrangements between large biopharmaceutical companies and payers, providers and PBMs.

Our business will depend on the strength of our brand, and if we are not able to maintain and enhance our brand, we may be unable to sell our products, which could have a material adverse effect on our business, financial condition, and results of operations.

Our brand name and image are integral to the growth of our business and to the implementation of our strategies for expanding our business. Maintaining and enhancing our brand may require us to make substantial investments in areas other than research and development.

We anticipate that, as our business expands into new markets and new product categories, and as the industries in which we operate become increasingly competitive, maintaining and enhancing our brand may become difficult and expensive. For example, any new international markets into which we expand may not know our brand and/or may not accept our brand, resulting in increased costs to market and attract business related to our brand. Our brand may also be adversely affected if our public image or reputation is tarnished by negative publicity, including negative social media campaigns or poor reviews of our products. Maintaining and enhancing our brand will depend largely on our ability to continue to be a leader in the industry in which we operate and to continue to offer a range of high-quality products as well as our aggressive pricing strategy. Failure to maintain the strength of our brand could have a material adverse effect on our business, financial condition, and results of operations.

From time to time, stockholders, competitors and activist investors may attempt to influence us, which could adversely affect our operations, financial condition and the value of our stock.

Market participants, such as our direct and indirect competitors and activist shareholders, may propose a variety of actions for our company, including seeking to acquire a controlling stake in our company, engaging in proxy solicitations, involving themselves in the governance and strategic direction of our company, or otherwise attempting to effect changes at our company. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases, or sales of assets or the entire company or changes to our business strategy. In our case, such attempts may be driven by a desire to hinder or see us abandon our stated mission and business model, and instead attempt to force us to abandon our pricing strategy and offer our products at higher prices in order to maximize short term profit, which could impact our brand and market positions. Such campaigns can also be led by stockholders that have interests that are different from the majority of our stockholders and our board, and may not be in the best interests of the company in the short-term or long-term. Responding to proxy contests and other actions by stockholders can be costly and time-consuming, could disrupt our operations and divert the attention of our board of directors and senior management from the pursuit of our business strategies, and otherwise adversely affect our operations, financial condition and the value of our common stock.

The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The coronavirus pandemic is evolving, and has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus impacts our operations or those of our third-party partners, including our preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally could adversely impact our preclinical or clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. For example, similar to other biopharmaceutical companies, we or our collaborators may experience delays in initiating studies, protocol deviations, enrolling clinical trials, or dosing of patients in clinical trials as well as in activating new trial sites. COVID-19 may also affect employees of third-party contract research organizations located in affected geographies that we or our collaborators rely upon to carry out clinical trials. Any negative impact COVID-19 has to patient enrollment or treatment or the execution of our product candidates could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results.

Changes in geopolitical conditions, U.S.-China trade relations and other factors beyond our control may adversely impact our business and operating results.

Our operations and performance depend in part on global and regional economic and geopolitical conditions, given our current third-party collaborations with a number of companies headquartered in China. Changes in U.S.-China trade policies, and a number of other economic and geopolitical factors both in China and abroad could have a material adverse effect on our business, financial condition, results of operations or prospects. Such factors may include:

•        instability in political or economic conditions, such as inflation, recession, foreign currency exchange restrictions and devaluations, restrictive governmental controls on the movement and repatriation of earnings and capital, and actual or anticipated military or political conflicts, particularly in emerging markets;

•        expanded jurisdiction of the Committee for Foreign Investment in the United States (“CFIUS”); and

•        intergovernmental conflicts or actions, such as armed conflict, trade wars, retaliatory tariffs, and acts of terrorism or war.

As a result of these events, our ability to obtain data or regulatory support from our China-based collaborations may be limited or adversely affected, and we may ourselves be subject to sanctions, diminished public perception and operational constraints.

Our employees, agents, contractors, consultants, and vendors as well as our license, research and collaboration partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We cannot provide assurance that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, consultants, commercial partners, and vendors that would violate the law or regulation of the jurisdictions in which we operate, including, without limitation, healthcare, employment, foreign corrupt practices, environmental, competition, and patient privacy and other privacy laws and regulations. Such improper actions could subject us to civil or criminal investigations and monetary and injunctive penalties, and could adversely impact our ability to conduct business, operating results, and reputation. We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless, and/or negligent conduct that fails to comply with the laws enforced by the FDA and comparable foreign regulatory authorities, fails to provide true, complete and accurate information to the FDA and comparable foreign regulatory authorities, fails to comply with manufacturing standards, fails to comply with healthcare fraud and abuse laws in the United States and similar foreign laws, or fails to report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under these laws will increase significantly, and our costs associated with compliance with these laws are also likely to increase. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. These laws and regulations may impact, among other things, our current activities with principal investigators, as well as proposed and future sales, marketing, and education programs. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If our operations are found to be in violation of any of the laws and regulations that may apply to us, we may be subject to the imposition of civil, criminal, and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal and state healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment.

Negative media coverage could adversely affect our business and commitments to self-regulation may subject us to investigations and litigation.

The healthcare industry receives a high degree of media coverage in the United States. Unfavorable publicity regarding, for example, the healthcare industry, litigation or regulatory activity, our offerings and products, medication pricing, pricing structures in place amongst the industry participants, our data privacy or data security practices or our revenue could adversely affect our reputation. Such negative publicity also could have an adverse effect on our ability to attract and retain collaborators, partners, or employees, and result in decreased revenue, which would adversely affect our business, financial condition and results of operation.

In addition, commitments to self-regulation in the healthcare industry may subject us to investigation by government or self-regulatory bodies, government or private litigation, and harm our reputation, brand, business, operating results and financial condition.

We are subject to risks and uncertainties associated with the continued growth of our international operations, which may harm our business.

We have international operations and plan to continue expanding abroad. Accordingly, our business is subject to risks and uncertainties associated with doing business outside of the United States and could be adversely affected by a variety of factors, including:

•        multiple, conflicting and changing laws and regulations such as privacy security and data use regulations, tax laws, export and import restrictions, economic sanctions and embargoes, employment laws, anticorruption laws, regulatory requirements, reimbursement or payer regimes and other governmental approvals, permits and licenses;

•        failure by us, our collaborators or our distributors to obtain regulatory clearance, authorization or approval for the use of our product candidates in various countries;

•        additional potentially relevant third-party patent rights;

•        complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;

•        difficulties in staffing and managing foreign operations;

•        complexities associated with managing multiple payer reimbursement regimes, government payers or patient self-pay systems;

•        difficulties in negotiating favorable reimbursement negotiations with governmental authorities;

•        logistics and regulations associated with shipping, including infrastructure conditions and transportation delays;

•        financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our product candidates and exposure to foreign currency exchange rate fluctuations;

•        natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

•        regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act (“FCPA”), its books and records provisions, or its anti-bribery provisions, or laws similar to the FCPA in other jurisdictions in which we may now or in the future operate, such as the United Kingdom’s Bribery Act of 2010; and

•        onerous anti-bribery requirements of several member states in the European Union and other countries that are constantly changing and require disclosure of information to which U.S. legal privilege may not extend.

Any of these factors could significantly harm our business, operating results, financial condition and prospects.

We could be adversely affected by violations of the FCPA and other worldwide anti-bribery laws.

We are subject to the FCPA, which prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. In addition, our collaborators or any third-party distributors could be deemed to be our agents and we could be held responsible for their actions, including violations of the FCPA. Other U.S. companies in the life sciences industry have faced criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with non-U.S. government officials. We are also subject to similar anti-bribery laws in other jurisdictions in which we operate. These laws are complex and far-reaching in nature. The international nature of our operations demand a high degree of vigilance, and any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition or results of operations. We could also suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures.

Our success depends on our ability to retain key members of our management team and on our ability to hire, train, retain and motivate new employees.

Our success depends on the skills, experience and performance of key members of our senior management team. The individual and collective efforts of these and other members of our senior management team will be important as we continue to develop product candidates, establish strategic partnerships and build out our operations. The loss or incapacity of existing members of our executive management team could adversely affect our operations if we experience difficulties in hiring qualified successors. Our executive officers have signed employment agreements with us, but their service is at-will and may end at any point in time.

Our research and development initiatives and laboratory operations depend on our ability to attract and retain highly skilled scientists, technicians and software engineers. We may not be able to attract or retain qualified scientists, clinical personnel, technicians or software engineers in the future due to the competition for qualified personnel among life science and technology businesses, particularly near our headquarters located in Cambridge, Massachusetts. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific personnel. We may have difficulties locating, recruiting or retaining qualified personnel across functions that we deem critical to our success. Recruiting, training and retention difficulties can limit our ability to support our research and development and commercialization efforts. All of our employees are at-will, which means that either we or the employee may terminate their employment at any time.

In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development, regulatory and commercialization strategy. Our consultants and advisors may provide services to other organizations and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. The loss of the services of one or more of our current consultants or advisors might impede the achievement of our research, development, regulatory and commercialization objectives.

Our corporate culture has contributed to our success, and if we cannot maintain our corporate culture as the business grows, our business, operating results and financial condition may be harmed.

We believe that our corporate culture has been and will continue to be a critical contributor to our success and defines who we are and how we operate our business. We expect to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Our anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business, operating results, financial condition and prospects.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

Upon consummation of the Business Combination, Legacy EQRx became subject to the reporting requirements of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq listing rules and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve Legacy EQRx’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results, financial condition and prospects. Although we have hired, and plan to hire, additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

In addition, as an operating public company following the Business Combination, we may find it is more expensive to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board and qualified executive officers.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities. We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake.

Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Risks Related to Our Strategic Agreements and Relationships with Third Parties

We are currently party to several in-license agreements under which we acquired rights to use, develop, manufacture and/or commercialize certain of our product candidates, and expect to enter additional collaborations in the future. If these collaborations are not successful, our business could be adversely affected.

We have entered into in-license agreements with multiple licensors and in the future may seek and form strategic alliances, create joint ventures or collaborations, or enter into acquisitions or additional licensing arrangements with third parties that we believe will complement or augment our existing technologies and product candidates. We may not realize the benefits of any acquisitions, in-licenses or strategic alliances that we enter into. These transactions can entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business. As a result, we may not be able to realize the benefits of such existing or future acquisitions or in-licenses if we are unable to successfully integrate them into our operations and company culture. Following a strategic transaction or license, we may not achieve the revenue or specific net income that justifies such transaction or such other benefits that led us to enter into the arrangement. If we breach our obligations under these agreements, we may be required to pay damages, lose our rights to these programs or both, which would adversely affect our business and prospects.

Any collaborations we enter into, including our joint development and license agreements with Hansoh and CStone, among others, and our drug engineering collaborations and any future collaborators, may pose several risks, including the following:

•        Collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•        Collaborators may not perform their obligations as expected;

•        The clinical trials conducted as part of these collaborations may not be successful;

•        Collaborators may not pursue development and/or commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

•        Collaborators may delay or provide insufficient funding for development efforts or undertake efforts that create questions of safety and efficacy regarding or related programs, and they may not provide us with the necessary data and support needed to facilitate our planned development and regulatory strategy;

•       Collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•       Product candidates developed in collaboration with us may be viewed by collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

•        Disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development of any programs or product candidates, may cause delays or termination of the research, development, manufacture or commercialization of such programs or product candidates, may lead to additional responsibilities for us with respect to such programs or product candidates or may result in litigation or arbitration, any of which would be time-consuming and expensive;

•        Collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•        Disputes may arise with respect to the ownership of intellectual property developed pursuant to our collaborations;

•        Collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

•        Collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

If our collaborations do not result in the successful development and commercialization of products, or if one of any future collaborators terminates its agreement with us, we may not receive any milestone or royalty payments under the collaboration. If we do not receive the payments we expect under these agreements, our development of product candidates could be delayed and we may need additional resources to develop our product candidates. All of the risks relating to product development, regulatory approval and commercialization summarized and described in this report also apply to the activities of our collaborators.

In addition, if any collaborator terminates its agreement with us, we may find it more difficult to attract new collaborators and our reputation among the business and financial communities could be adversely affected.

We may seek to establish additional collaborations, and, if we are not able to establish them on commercially reasonable terms, or at all, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with additional pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any additional collaborations or other arrangements that we may establish may not be favorable to us.

We may also be restricted under collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

We may be required to pay certain milestones and royalties under our license or collaboration agreements with third-party licensors or collaborators.

Under our current and future license or collaboration agreements, we may be required to pay milestones, royalties and other payments based on our revenues, including revenues from product sales, and these milestones and royalty payments could adversely affect the overall profitability of any products that we may seek to commercialize. In order to maintain our rights under these agreements, we may need to meet certain specified milestones in the development of our product candidates. Further, our licensors (or their licensors), licensees or other strategic collaborators may dispute the terms, including amounts, that we are required to pay under the respective license or collaboration agreements. If these claims result in a material increase in the amounts that we are required to pay to our licensors or collaborators, or in a claim of breach of the license, our ability to research, develop and obtain approval of product candidates or to commercialize our products could be significantly impaired.

We do not control the actions of our third-party business collaborators, and breaches of our agreements by any of them as well as disagreements over strategic goals could affect our business, regulatory approvals of our product candidates and/or our reputation.

We have agreements in place with our third-party business collaborators, including Hansoh, CStone and our drug engineering collaborators, among others, and we expect that any future third-party business collaborators would similarly be engaged under agreements. Nevertheless, for reasons that we may not have an ability to foresee or control, any of our third-party business collaborators may breach their respective agreements. We may also disagree with our third-party business collaborators as to strategic issues or the manner in which our rights should be enforced. Depending on its nature, a breach could affect regulatory approvals for our product candidates and could affect our reputation if the consequences of a breach are imputed to us. We may need to engage in costly litigation to enforce our rights, and we may not prevail in such litigation. A breach by, or disagreement with, one of our third-party business collaborators may lead to termination of the applicable agreement, which could have a material adverse effect on our business and financial condition.

We may rely on third parties to conduct our future clinical trials, as well as investigator-sponsored clinical trials of our product candidates, in the U.S. and other jurisdictions. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We do not have the ability to independently conduct clinical trials. We expect to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support clinical trials for our product candidates. We may also rely on academic and private non-academic institutions to conduct and sponsor clinical trials relating to our product candidates. We will not control the design or conduct of the investigator-sponsored trials, and it is possible that the FDA or non-U.S. regulatory authorities will not view these investigator-sponsored trials as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results.

Such arrangements will likely provide us certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the investigator-sponsored trials. However, we would not have control over the timing and reporting of the data from investigator-sponsored trials, nor would we own the data from the investigator-sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development of our product candidates. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the first-hand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected.

We, our principal investigators and our CROs are required to comply with regulations, including Good Clinical Practices (“GCPs”), for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we, our principal investigators or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCPs. In addition, our clinical trials must be conducted with product candidates produced under current Good Manufacturing Practice (“cGMP”) regulations. Our failure or the failure of our principal investigators or CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process, significantly increase our expenditures and could also subject us to enforcement action. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Many of our current and planned clinical trials are conducted by CROs and we expect CROs will conduct all of our future clinical trials. As a result, many important aspects of our development programs, including their conduct and timing, are outside of our direct control. Our reliance on third parties to conduct future clinical trials also results in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

•        have staffing difficulties;

•        fail to comply with contractual obligations;

•        experience regulatory compliance issues;

•        undergo changes in priorities or become financially distressed; or

•        form relationships with other entities, some of which may be our competitors.

These factors may adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. If the principal investigators or CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development, regulatory approval and commercialization of our product candidates may be delayed, we may not be able to obtain regulatory approval and commercialize our product candidates or our development program may be materially and irreversibly harmed. If we are unable to rely on clinical data collected by our principal investigators or CROs, we could be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct and this could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third-party principal investigators or CROs terminate, we may not be able to enter into arrangements with alternative CROs. If principal investigators or CROs do not successfully carry out their contractual obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such principal investigators or CROs are associated with may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We contract with third parties for the manufacture of our product candidates for preclinical development, clinical testing, and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently own or operate, nor do we have any plans to establish in the future, any manufacturing facilities or personnel. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical development and clinical testing, as well as for the commercial manufacture of our products if any of our product candidates receive marketing approval. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

The facilities used by our contract manufacturers to manufacture our product candidates must be inspected by the FDA pursuant to pre-approval inspections that will be conducted after we submit our marketing applications to the FDA. We do not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMPs in connection with the manufacture of our product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to pass regulatory inspections and/or maintain regulatory compliance for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority finds deficiencies with or does not approve these facilities for the manufacture of our product candidates or if it finds deficiencies or withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

If any contract manufacturing organization (“CMO”), with whom we contract fails to perform its obligations, we may be forced to enter into an agreement with a different CMO, which we may not be able to do on reasonable terms, if at all. In such scenario, our clinical trials supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our products or product candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new CMO could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a CMO may possess technology related to the manufacture of our product candidate that such CMO owns independently. This would increase our reliance on such CMO or require us to obtain a license from such CMO in order to have another CMO manufacture our product candidates. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.

Further, our failure, or the failure of our third party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, if approved, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business and supplies of our product candidates.

We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•        reliance on the third party for regulatory compliance and quality assurance;

•        the possible breach of the manufacturing agreement by the third party;

•        the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•        the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Our product candidates and any products that we may develop may compete with other product candidates and approved products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. If our current contract manufacturers cannot perform as agreed, we may be required to replace such manufacturers. We may incur added costs and delays in identifying and qualifying any such replacement.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

The manufacture of biologics is complex and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our current product candidates or any future product candidates for clinical trials or our products for patients, if approved, could be delayed or prevented.

Manufacturing biologics, especially in large quantities, is often complex and may require the use of innovative technologies to handle living cells. Each lot of an approved biologic must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing biologics requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at the facilities of our manufacturers, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we obtain marketing approval for any of our current product candidates or any future product candidates, there is no assurance that our manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

The third parties upon whom we rely for the supply of the active pharmaceutical ingredients and drug product to be used the preclinical testing and clinical trials for our product candidates are currently our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

The active pharmaceutical ingredients (“API”) and drug product we expect to use in all of our product candidates are supplied to us from single-source suppliers. Our ability to successfully develop our product candidates, and to ultimately supply our commercial products in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API and drug product for these products in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. We are also unable to predict how changing global economic conditions or potential global health concerns such as the COVID-19 pandemic will affect our third-party suppliers and manufacturers. Any negative impact of such matters on our third-party suppliers and manufacturers may also have an adverse impact on our results of operations or financial condition.

For all of our product candidates, we intend to identify and qualify additional manufacturers to provide such API and drug product prior to submission of an application for approval with the FDA, EMA or other applicable regulatory authority. We are not certain, however, that our single-source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers.

Establishing additional or replacement suppliers for the API and drug product used in our product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay. While we seek to maintain adequate inventory of the API and drug product used in our product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such API and drug product from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial revenue, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Our future need for additional funding depends on many factors, including:

•        the scope, progress, results and costs of researching and developing our current product candidates, as well as other additional product candidates we may develop and pursue in the future;

•       the timing of, and the costs involved in, obtaining marketing approvals for our product candidates and any other additional product candidates we may develop and pursue in the future;

•       the number of future product candidates that we may pursue and their development requirements;

•        the costs of commercialization activities for our product candidates, to the extent such costs are not the responsibility of any current or future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•        subject to receipt of regulatory approval, revenue, if any, received from commercial sales of our product candidates or any other additional product candidates we may develop and pursue in the future;

•        the extent to which we in-license or acquire rights to other products, product candidates or technologies;

•        our ability to establish collaboration arrangements for the development of our product candidates on favorable terms, if at all;

•        our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•        the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•        the costs of operating as a public company.

The terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our securities to decline. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest may be diluted, and the terms of those securities may include liquidation or other preferences that may adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, acquiring, selling or licensing intellectual property rights, and making capital expenditures, declaring dividends or other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to meet certain milestones in connection with debt financing and the failure to achieve such milestones by certain dates may force us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us which could have a material adverse effect on our business, operating results and prospects.

We also could be required to seek funds through arrangements with additional collaborators. If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, grant licenses on terms that may not be favorable to us or grant rights to develop and market our product candidates that we would otherwise prefer to develop and market ourselves, any of which may have a material adverse effect on our business, operating results and prospects.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad or we are delayed in bringing product candidates to market such that those products have a shorter period of patent exclusivity than we expect, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drugs may be impaired.

Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection in the United States and other countries for our current and future product candidates, including aumolertinib and sugemalimab, and our other future product candidates, as well as for their respective compositions, formulations, methods used to manufacture them, and methods of treatment, in addition to successfully defending these patents against third-party challenges. We seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in the United States and abroad related to our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The degree of patent protection we require to successfully commercialize our current and future product candidates may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect aumolertinib and sugemalimab or our other current or future product candidates. In addition, if the breadth or strength of protection provided by our patent applications or any patents we may own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, in jurisdictions outside the United States, a license may not be enforceable unless all the owners of the intellectual property agree or consent to the license. Accordingly, any actual or purported co-owner of our patent rights could seek monetary or equitable relief requiring us to pay it compensation for, or refrain from, exploiting these patents due to such co-ownership. Furthermore, patents have a limited lifespan. In the United States, and most other jurisdictions in which we have undertaken patent filings, the natural expiration of a patent is generally 20 years after it is filed, assuming all maintenance fees are paid. Various extensions may be available, on a jurisdiction-by-jurisdiction basis; however, the life of a patent, and thus the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, patents we may own or in-license may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing drugs similar or identical to our current or future product candidates, including generic versions of such drugs.

Other parties have developed technologies that may be related or competitive to our own, and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own patent applications or issued patents, with respect to either the same compounds, methods, formulations or other subject matter, in either case that we may rely upon to dominate our patent position in the market. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until at least 18 months after the earliest priority date of patent filing, or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in patents we may own or in-license patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights cannot be predicted with any certainty.

In addition, the patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Further, with respect to certain pending patent applications covering our current or future product candidates, prosecution has yet to commence. Patent prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the relevant patent office(s) may be significantly narrowed by the time they issue, if they ever do. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

Even if we acquire patent protection that we expect should enable us to establish and/or maintain a competitive advantage, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. We may become involved in post-grant proceedings such as opposition, derivation, reexamination, inter partes review, post-grant review, or interference proceedings challenging our patent rights or the patent rights of others from whom we may in the future obtain licenses to such rights, in the U.S. Patent and Trademark Office (the “USPTO”) the European Patent Office (the “EPO”), or in other countries. In addition, we may be subject to a third-party submission to the USPTO, the EPO, or elsewhere, that may reduce the scope or preclude the granting of claims from our pending patent applications. Competitors may allege that they invented the inventions claimed in our issued patents or patent applications prior to us, or may file patent applications before we do. Competitors may also claim that we are infringing their patents and that we therefore cannot practice our technology as claimed under our patents or patent applications. Competitors may also contest our patents by claiming to an administrative patent authority or judge that the invention was not patent-eligible, was not original, was not novel, was obvious, and/or lacked inventive step, and/or that the patent application filing failed to meet relevant requirements relating to description, basis, enablement, and/or support. In litigation, a competitor could claim that our patents, if issued, are not valid or are unenforceable for a number of reasons. If a court or administrative patent authority agrees, we would lose our protection of those challenged patents.

In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants and advisors and any other third parties who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and drugs, without payment to us, or could limit the duration of the patent protection covering our technology and current and future product candidates. Such challenges may also result in our inability to manufacture or commercialize our current and future product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if they are unchallenged, our issued patents and our pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent patents we may own or in-license by developing similar or alternative technologies or drugs in a non-infringing manner. For example, a third-party may develop a competitive drug that provides benefits similar to one or more of our current or future product candidates but that has a different composition that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our current or future product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our current and future product candidates could be negatively affected, which would harm our business, operating results, financial condition and prospects.

Furthermore, even if we are able to issue patents with claims of valuable scope in one or more jurisdictions, we may not be able to secure such claims in all relevant jurisdictions, or in a sufficient number to meaningfully reduce competition. Our competitors may be able to develop and commercialize their products, including products identical to ours, in any jurisdiction in which we are unable to obtain, maintain, or enforce such patent claims.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, deadlines, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements. We may miss a filing deadline for patent protection on these inventions.

The USPTO and foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after issuance of any patent. In addition, periodic maintenance fees, renewal fees, annuity fees and/or various other government fees are required to be paid periodically. While an inadvertent lapse can, in some cases, be cured by payment of a late fee, or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market with similar or identical products or platforms, which could have a material adverse effect on our business prospects and financial condition.

If our trademarks and trade names for our products or company name are not adequately protected in one or more countries where we intend to market our products, we may delay the launch of product brand names, use different trademarks or tradenames in different countries, or face other potentially adverse consequences to building our product brand recognition.

Our trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. We intend to rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During the trademark registration process, we may receive Office Actions from the USPTO or from comparable agencies in foreign jurisdictions objecting to the registration of our trademark. Although we would be given an opportunity to respond to those objections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and/or to seek the cancellation of registered trademarks. Opposition or cancellation proceedings may be filed against our trademark applications or registrations, and our trademark applications or registrations may not survive such proceedings. If we are unable to obtain a registered trademark or establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

If we are unable to adequately protect and enforce our trade secrets, our business and competitive position would be harmed.

In addition to the protection afforded by patents we may own or in-license, we seek to rely on trade secret protection, confidentiality agreements, and partnership and license agreements to protect proprietary know-how that may not be patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes or our business processes that involve proprietary know-how, information, or technology that may not be covered by patents. Although we require all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, trade secrets can be difficult to protect and we have limited control over the protection of trade secrets used by our collaborators and suppliers. We cannot be certain that we have or will obtain these agreements in all circumstances and we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information.

Moreover, any of these parties might breach the agreements and intentionally or inadvertently disclose our trade secret information and we may not be able to obtain adequate remedies for such breaches. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights and trade secrets to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property and trade secrets to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could adversely affect our business, financial condition, results of operations and future prospects.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. If we choose to go to court to stop a third-party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, we would have no right to prevent them from using that technology or information to compete with us.

Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. Although we require all of our employees to assign their inventions to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may initiate, become a defendant in, or otherwise become party to lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

Competitors may infringe any patents we may own or in-license. In addition, any patents we may own or in-license also may become involved in inventorship, priority, validity or unenforceability disputes. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, in an infringement proceeding, a court may decide that one or more of any patents we may own or in-license is not valid or is unenforceable or that the other party’s use of our technology that may be patented falls under the safe harbor to patent infringement under 35 U.S.C. § 271(e)(1). There is also the risk that, even if the validity of these patents is upheld, the court may refuse to stop the other party from using the technology at issue on the grounds that any patents we may own or in-license do not cover the technology in question or that such third-party’s activities do not infringe our patent applications or any patents we may own or in-license.

An adverse result in any litigation or defense proceedings could put one or more of any patents we may own or in-license at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, patient support or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

Post-grant proceedings provoked by third-parties or brought by the USPTO may be necessary to determine the validity or priority of inventions with respect to our patent applications or any patents we may own or in-license. These proceedings are expensive and an unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. In addition to potential USPTO post-grant proceedings, we may become a party to patent opposition proceedings in the EPO, or similar proceedings in other foreign patent offices or courts where our patents may be challenged. The costs of these proceedings could be substantial, and may result in a loss of scope of some claims or a loss of the entire patent. An unfavorable result in a post-grant challenge proceeding may result in the loss of our right to exclude others from practicing one or more of our inventions in the relevant country or jurisdiction, which could have a material adverse effect on our business. Litigation or post-grant proceedings within patent offices may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities.

We may not be able to detect infringement against any patents we may own or in-license. Even if we detect infringement by a third-party of any patents we may own or in-license, we may choose not to pursue litigation against or settlement with the third-party. If we later sue such third-party for patent infringement, the third-party may have certain legal defenses available to it, which otherwise would not be available except for the delay between when the infringement was first detected and when the suit was brought. Such legal defenses may make it impossible for us to enforce any patents we may own or in-license against such third-party.

Intellectual property litigation and administrative patent office patent validity challenges in one or more countries could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, patient support or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. As noted above, some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our current or future product candidates, if approved. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

We may be subject to damages or settlement costs resulting from claims that we or our employees have violated the intellectual property rights of third parties, or are in breach of our agreements. We may be accused of, or otherwise become party to lawsuits or disputes alleging wrongful disclosure of third-party confidential information by us or by another party, including current or former employees, contractors or consultants. In addition to diverting attention and resources to such disputes, such disputes could adversely impact our business reputation and/or protection of our proprietary technology.

The intellectual property landscape relevant to our product candidates and programs is crowded, and third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business. Our commercial success depends upon our ability to develop, manufacture, market and sell our current and future product candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including derivation, interference, reexamination, inter partes review and post grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We or any of our current or future licensors or strategic partners may be party to, exposed to, or threatened with, future adversarial proceedings or litigation by third parties having patent or other intellectual property rights alleging that our current or future product candidates and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights. We cannot assure you that our current or future product candidates and other technologies that we have developed, are developing or may develop in the future do not or will not infringe, misappropriate or otherwise violate existing or future patents or other intellectual property rights owned by third parties. For example, many of our employees were previously employed at other biotechnology or pharmaceutical companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. We may also be subject to claims that patents and applications we have filed to protect inventions of our employees, consultants and advisors, even those related to one or more of our current or future product candidates, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims.

While certain activities related to development and clinical testing of our current or future product candidates may be subject to safe harbor of patent infringement under 35 U.S.C. §271(e)(1), upon receiving FDA approval for such candidates we or any of our future licensors or strategic partners may immediately become party to, exposed to, or threatened with, future adversarial proceedings or litigation by third parties having patent or other intellectual property rights alleging that such product candidates infringe, misappropriate or otherwise violate their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our current or future product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our current or future product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our current or future product candidates, technologies or methods.

If a third party claims that we infringe, misappropriate or otherwise violate its intellectual property rights, we may face a number of issues, including, but not limited to:

•        infringement, misappropriation and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business and may impact our reputation;

•        substantial damages for infringement, misappropriation or other violations, which we may have to pay if a court decides that the product candidate or technology at issue infringes, misappropriates or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

•        a court prohibiting us from developing, manufacturing, marketing or selling our current product candidates or future product candidates or from using our proprietary technologies, unless the third-party licenses its product rights to us, which it is not required to do, on commercially reasonable terms or at all;

•        if a license is available from a third party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for our products, or the license to us may be non-exclusive, which would permit third parties to use the same intellectual property to compete with us;

•        redesigning our current or future product candidates or processes so they do not infringe, misappropriate or violate third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time; and

•        public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

We may choose to challenge the patentability of claims in a third-party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-exam, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third-party’s patent in patent opposition proceedings in the EPO, or other foreign patent office. The costs of these opposition proceedings could be substantial, and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third-party alleging that the patent may be infringed by our current or future product candidates or proprietary technologies.

Third parties may assert that we are employing their proprietary technology without authorization. Patents issued in the United States by law enjoy a presumption of validity that can be rebutted in U.S. courts only with evidence that is “clear and convincing,” a heightened standard of proof. There may be issued third-party patents of which we are currently unaware with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our current or future product candidates. Patent applications can take many years to issue. In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after their earliest priority filing date, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications covering our current or future product candidates or technology. If any such patent applications issue as patents, and if such patents have priority over our patent applications or patents we may own or in-license, we may be required to obtain rights to such patents owned by third parties which may not be available on commercially reasonable terms or at all, or may only be available on a non-exclusive basis. There may be currently pending third-party patent applications which may later result in issued patents that our current or future product candidates may infringe. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our current or future product candidates or other technologies, could be found to be infringed by our current or future product candidates or other technologies. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may fail to identify relevant patents or incorrectly conclude that a patent is invalid, not enforceable, exhausted, or not infringed by our activities. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our current or future product candidates, molecules used in or formed during the manufacturing process, or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our current or future product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be nonexclusive, thereby giving our competitors access to the same technologies licensed to us.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our current or future product candidates. Defense of these claims, regardless of their merit, could involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement, misappropriation or other violation against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our current or future product candidates, which could harm our business significantly.

We may be unable to obtain patent or other intellectual property protection for our current or future product candidates or our future products, if any, in all jurisdictions throughout the world, and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

We may not be able to pursue patent coverage of our current or future product candidates in all countries. Filing, prosecuting and defending patents on current or future product candidates in all countries throughout the world would be prohibitively expensive, and intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our current or future product candidates and in jurisdictions where we do not have any issued patents our patent applications or other intellectual property rights may not be effective or sufficient to prevent them from competing. We will need to decide whether and in which jurisdictions to pursue protection for the various inventions in our portfolio prior to applicable deadlines.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to pharmaceutical products, which could make it difficult for us to stop the infringement of any patents we may own or in-license or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce any rights we may have in our patent applications or any patents we may own or in-license in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put any patents we may own or in-license at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents we may own or license that are relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

If we fail to comply with our obligations in any agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We may from time to time be party to license and collaboration agreements with third parties to advance our research or allow commercialization of current or future product candidates. Such agreements may impose numerous obligations, such as development, diligence, payment, commercialization, funding, milestone, royalty, sublicensing, insurance, patent prosecution, enforcement and other obligations on us and may require us to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing or limiting our ability to develop and commercialize products and technologies covered by these license agreements.

Any termination of these licenses, or if the underlying patents fail to provide the intended exclusivity, could result in the loss of significant rights and could harm our ability to commercialize our current or future product candidates, and competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical to ours and we may be required to cease our development and commercialization of certain of our current or future product candidates. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•       whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property rights of the licensor that is not subject to the licensing agreement;

•        our right to sublicense patent and other rights to third parties under collaborative development relationships;

•        our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our current or future product candidates, and what activities satisfy those diligence obligations;

•        the priority of invention of any patented technology; and

•        the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our future licensors and us and our partners.

In addition, the agreements under which we may license intellectual property or technology from third parties are likely to be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we may license prevent or impair our ability to maintain future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected current or future product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

Any granted patents we may own or in-license covering our current or future product candidates or other valuable technology could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the USPTO and the EPO. A patent asserted in a judicial court could be found invalid or unenforceable during the enforcement proceeding. Administrative or judicial proceedings challenging the validity of our patents or individual patent claims could take months or years to resolve.

If we or our licensors or strategic partners initiate legal proceedings against a third-party to enforce a patent covering one of our current or future product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third-party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of patentable subject matter, lack of written description, lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, in the process of obtaining the patent during patent prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in revocation or amendment to our patent applications or any patents we may own or in-license in such a way that they no longer cover our current or future product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, any rights we may have from our patent applications or any patents we may own or in-license, allow third parties to commercialize our current or future product candidates or other technologies and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our or our future licensors’ priority of invention or other features of patentability with respect to our patent applications and any patents we may own or in-license. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our current or future product candidates and other technologies. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our future licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our current or future product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and current or future product candidates.

Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. If we are unsuccessful in any such proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the current or future product candidates we may develop. The loss of exclusivity or the narrowing of our patent application claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our current or future product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or Leahy-Smith Act, signed into law on September 16, 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. In addition, the Leahy-Smith Act has transformed the U.S. patent system into a “first inventor to file” system. The first-inventor-to-file provisions, however, only became effective on March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could harm our business, operating results, financial condition and prospects.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to obtain patent protection for our proprietary technology or our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might subject us to infringement claims or adversely affect our ability to develop and market our current or future product candidates.

We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of our current or future product candidates in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. As mentioned previously, patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our current or future product candidates could have been filed by third parties without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our current or future product candidates or the use of our current or future product candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our current or future product candidates. We may incorrectly determine that our current or future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our current or future product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our current or future product candidates.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, which may be significant, we may be temporarily or permanently prohibited from commercializing any of our current or future product candidates that are held to be infringing. We might, if possible, also be forced to redesign current or future product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business and could adversely affect our business, financial condition, results of operations and prospects.

Intellectual property rights do not guarantee commercial success of current or future product candidates or other business activities. Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third-party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•        patent applications that we own or may in-license may not lead to issued patents;

•        patents, should they issue, that we may own or in-license, may not provide us with any competitive advantages, may be narrowed in scope, or may be challenged and held invalid or unenforceable;

•        others may be able to develop and/or practice technology, including compounds that are similar to the chemical compositions of our current or future product candidates, that is similar to our technology or aspects of our technology but that is not covered by the claims of any patents we may own or in-license, should any patents issue;

•        third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•        we, or our licensors or collaborators, might not have been the first to make the inventions covered by a patent application that we own or may in-license;

•        we, or our licensors or collaborators, might not have been the first to file patent applications covering a particular invention;

•       others may independently develop similar or alternative technologies without infringing, misappropriating or otherwise violating our intellectual property rights;

•       our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

•        third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•        we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third-party may subsequently file a patent covering such trade secrets or know-how;

•        we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

•        we may not develop or in-license additional proprietary technologies that are patentable; and

•        the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.

Risks Related to Government Regulation

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional nonclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In short, the foreign regulatory approval process involves all of the risks associated with FDA approval. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we may intend to charge for our products will also be subject to approval.

Our product candidates may be subject to government price controls in certain jurisdictions that may affect our revenue.

There has been heightened governmental scrutiny in the United States, China, the European Union, Japan and other jurisdictions of pharmaceutical pricing practices in light of the rising cost of prescription drugs. In the United States, such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, Congressional leadership and the Biden administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly enacted legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Outside of the United States, particularly in the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain coverage and reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed.

We may seek priority review designation for one or more of our other product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for some of our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

We have received orphan drug designation from the FDA for EQ165 for the treatment of T-cell lymphoma and we may seek orphan drug designation for certain of our product candidates, but we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.

We have received orphan drug designation from the FDA for sugemalimab for the treatment of T-cell lymphoma and we may seek orphan drug designation for other of our product candidates, and we may be unsuccessful. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug or biologic as an orphan drug if it is a product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population of 200,000 or more in the United States where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.

Similarly, in Europe, the European Commission, upon the recommendation of the EMA’s Committee for Orphan Medicinal Products, grants orphan drug designation to promote the development of drugs that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in Europe and for which no satisfactory method of diagnosis, prevention, or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, designation is granted for drugs intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in Europe would be sufficient to justify the necessary investment in developing the drug. In Europe, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers.

Generally, if a product with an orphan drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for the same product and indication for that time period, except in limited circumstances. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a product no longer meets the criteria for orphan drug designation or if the product is sufficiently profitable so that market exclusivity is no longer justified.

Even if we obtain orphan drug exclusivity for one of our product candidates, that exclusivity may not effectively protect our product candidate from competition because different products can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same product for the same condition if the FDA concludes that the later product is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition or if another product with the same active moiety is determined to be safer, more effective, or represents a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a product nor gives the product any advantage in the regulatory review or approval process. While we may seek orphan drug designation for our product candidates, we may never receive such designations. Even if we do receive such designations, there is no guarantee that we will enjoy the benefits of those designations.

We may seek Fast Track designations or additional Breakthrough Therapy designations by the FDA for one or more of our product candidates, but we may not receive such designations, and even if we do, such designations may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.

EQ165 received Breakthrough Therapy designation from the FDA in 2020 for extranodal NK/T cell lymphoma. We may seek a breakthrough therapy designation for other of our product candidates. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Products designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may seek fast track designation for some of our product candidates. If a drug or biologic is intended for the treatment of a serious or life-threatening condition and the drug or biologic demonstrates the potential to address unmet medical needs for this condition, the sponsor may apply for fast track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Accelerated approval by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive regulatory approval.

We may seek accelerated approval of our current or future product candidates using the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), that is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA requires that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. These confirmatory trials must be completed with due diligence. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Even if we do receive accelerated approval, we may not experience a faster development or regulatory review or approval process, and receiving accelerated approval does not provide assurance of ultimate FDA approval.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, if approved. In particular, in August 2021 the FDA finalized a rule clarifying its position on the types of evidence it will consider when determining a medical product’s intended us. In the final rule, the FDA declined to narrow its interpretation of evidence of intended use to a firm’s promotional claims and indicated its intent to look broadly at any relevant evidence to establish intended use. While the FDA permits the dissemination of truthful and non-misleading information about an approved product, a manufacturer may not promote a product for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we are found to have promoted such off-label uses, intentionally or unintentionally, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees, corporate integrity agreements or permanent injunctions under which specified promotional conduct must be changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

If the FDA or comparable foreign regulatory authorities approve generic versions of our product candidates or such authorities do not grant our products appropriate periods of non-patent exclusivity before approving generic versions of such products, the sales of such products could be adversely affected.

Once an NDA is approved, the product covered thereby becomes a “listed drug” in the FDA’s publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” or the Orange Book. Manufacturers may seek approval of generic versions of reference listed drugs through submission of abbreviated new drug applications (“ANDAs”), in the United States. In support of an ANDA, a generic manufacturer generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration, conditions of use and labeling as the reference listed drug and that the generic version is bioequivalent to the reference listed drug, meaning, in part, that it is absorbed in the body at the same rate and to the same extent. Generic products may be significantly less costly to bring to market than the reference listed drug and companies that produce generic products are generally able to offer them at lower prices. Moreover, many states allow or require substitution of therapeutically equivalent generic drugs at the pharmacy level even if the branded drug is prescribed. Thus, following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference listed drug may be lost to the generic product.

The FDA may not approve an ANDA for a generic product until any applicable period of non-patent exclusivity for the reference listed drug has expired. The Federal Food, Drug, and Cosmetic Act provides a period of five years of non-patent exclusivity for a new drug containing a new chemical entity. Specifically, in cases where such exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification that a patent covering the listed drug is invalid, unenforceable or will not be infringed by the generic product, in which case the applicant may submit its application four years following approval of the listed drug. Three-year exclusivity is given to a drug if it contains an active moiety that has previously been approved, and the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the NDA. If approved, manufacturers may seek to launch generic products following the expiration of the applicable marketing exclusivity period, even if we still have patent protection for our product.

Competition that our products, if approved, may face from generic versions of our products could negatively impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on our investments in those product candidates.

If approved, our investigational products regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biologic products that are biosimilar to or interchangeable with an FDA-licensed reference biologic product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a Biologics License Application, or BLA, for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of the other company’s product.

We believe that any of our product candidates approved as a biologic product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our investigational medicines to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once licensed, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biologic products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

If competitors are able to obtain marketing approval for biosimilars referencing our products, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

The FDA, the EMA and other regulatory authorities may implement additional regulations or restrictions on the development and commercialization of our product candidates, and such changes can be difficult to predict.

The FDA, the EMA and regulatory authorities in other countries have each expressed interest in further regulating biotechnology products. Agencies at both the federal and state level in the United States, as well as the U.S. Congressional committees and other governments or governing agencies, have also expressed interest in further regulating the biotechnology industry. Such action may delay or prevent commercialization of some or all of our product candidates. Adverse developments in clinical trials of products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our product candidates. These regulatory review agencies and committees and the new requirements or guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory agencies and comply with applicable requirements and guidelines. If we fail to do so, we may be required to delay or discontinue development of such product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, we may be subject to penalties or other enforcement action if we fail to comply with regulatory requirements.

If the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, import, export, adverse event reporting, storage, advertising, promotion, monitoring, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and listing, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product. The FDA may also require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•        restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•        manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

•        revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•        imposition of a REMS which may include distribution or use restrictions;

•        requirements to conduct additional post-market clinical trials to assess the safety of the product;

•        clinical trial holds;

•        fines, warning letters or other regulatory enforcement action;

•       refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

•       product seizure or detention, or refusal to permit the import or export of products; and

•        injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Our relationships with third-party payers will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.

Although we do not currently have any products on the market, once we begin commercializing our product candidates, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which we conduct our business. Healthcare providers, physicians and third-party payers play a primary role in the recommendation and prescription of any product candidates for which we obtain regulatory approval. Our future arrangements with third-party payers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain regulatory approval. Restrictions under applicable U.S. federal and state healthcare laws and regulations, include the following:

•        the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment of up to ten years, and exclusion from government healthcare programs. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers and formulary managers, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

•        the federal civil and criminal false claims and civil monetary penalties laws, including the federal False Claims Act (“FCA”), which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false of fraudulent claim for purposes of the FCA;

•       the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program (e.g. public or private), or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•       the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the ACA, which require manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the U.S. Department of Health and Human Services information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers (physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified-nurse midwives);

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and its implementing regulations, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•        federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

•        federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products.

Further, on November 30, 2020, the U.S. Department of Health and Human Resources, Office of the Inspector General (“OIG”), published modifications to the federal Anti-Kickback Statute. The rule removes safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and a manufacturer. These modifications were originally set to take effect on January 1, 2022. However, in response to a lawsuit, the Biden administration delayed the effective date of the November rule until January 1, 2023. Further, implementation of this rule is currently under review by the Biden administration and the rule may be amended or repealed. If the rule is enacted in its current form, we may not be able to structure our arrangements with pharmacy benefit managers in a way that complies with all of the elements of any applicable safe harbors.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payers, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives. State and foreign laws, including for example the European Union General Data Protection Regulation, which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement, we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Healthcare legislative reform discourse and potential or enacted measures may have a material adverse impact on our business and results of operations and legislative or political discussions surrounding the desire for and implementation of pricing reforms may adversely impact our business.

Payers, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the ACA was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs the U.S. Department of Health and Human Services (“HHS”) to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, the HHS’s Centers for Medicare & Medicaid Services (“CMS”) stated that drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates would have been calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. However, on August 6, 2021 CMS announced a proposed rule to rescind the Most Favored Nations rule. Additionally, on December 2, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. On November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Further, implementation of these changes and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs. The effect of these legislative and executive activities on our business model and operations is currently unclear.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We are subject to laws and regulations related to privacy, data protection, information security and consumer protection across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.

We are subject to laws and regulations related to, among other things, privacy, data protection, information security and consumer protection across different markets were we conduct our business in those markets. Such laws and regulations are constantly evolving and changing and are likely to remain uncertain for the foreseeable future. Our actual or perceived failure to comply with such obligations could have an adverse effect on our business, operating results and financial operations. For example, on June 28, 2018, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers, increases the privacy and security obligations of entities handling certain personal information, requires new disclosures to California individuals and affords such individuals new abilities to opt out of certain sales of personal information, and provides for civil penalties for violations as well as a private right of action for data breaches that is expected to increase data breach litigation. Complying with these numerous, complex, and often changing regulations is expensive and difficult, and failure to comply with any privacy laws or data security laws or any security incident or breach involving the misappropriation, loss or other unauthorized processing, use or disclosure of sensitive or confidential patient, consumer or other personal information, whether by us, one of our collaborators or another third party, could adversely affect our business, financial condition, and results of operations, including but not limited to investigation costs, material fines and penalties, compensatory, special, punitive, and statutory damages, litigation, consent orders regarding our privacy and security practices, requirements that we provide notices, credit monitoring services, and/or credit restoration services or other relevant services to impacted individuals, adverse actions against our licenses to do business, reputational damage and injunctive relief.

European data collection is also governed by restrictive regulations governing the use, processing and cross-border transfer of personal information. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the European Union (the “EU”), including personal health data, is subject to the EU General Data Protection Regulation (“GDPR”), which imposes strict requirements for processing the personal data of individuals within the European Economic Area (the

“EEA”). The GDPR is directly applicable in each EU member state and is extended to the EEA. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR implements more stringent operational requirements than its predecessor legislation. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. For example, the GDPR applies extraterritorially, requires us to make more detailed disclosures to data subjects, requires disclosure of the legal basis on which we can process personal data, makes it harder for us to obtain valid consent for collecting and processing personal data (including data from clinical trials), requires the appointment of data protection officers when sensitive personal data, such as health data, is processed on a large scale, provides more robust rights for data subjects, introduces mandatory data breach notification through the EU, imposes additional obligations on us when contracting with service providers and requires us to adopt appropriate privacy governance, including policies, procedures, training, and data audit. The GDPR provides that EEA countries may establish their own laws and regulations limiting the processing of personal data, including genetic, biometric, or health data, which could limit our ability to use and share personal data or could cause our costs to increase. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (“CJEU”). While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain.

We cannot assure you that our third-party service providers with access to our or our customers’, suppliers’, trial patients’ and employees’ personally identifiable and other sensitive or confidential information will not breach contractual obligations imposed by us, or that they will not experience data security breaches or attempts thereof, which could have a corresponding effect on our business, including putting us in breach of our obligations under privacy laws and regulations and/or which could in turn adversely affect our business, results of operations, and financial condition. We cannot assure you that our contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, use, storage, and transmission of such information. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel, and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC, and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Additionally, since March 2020, when foreign and domestic inspections of facilities were largely placed on hold due to the COVID-19 pandemic, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections. As of May 2021, certain inspections, such as foreign preapproval, surveillance, and for-cause inspections that are not deemed mission critical, remain temporarily postponed. In April 2021, the FDA issued guidance for industry formally announcing plans to employ remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates and in May 2021 announced plans to continue progress toward resuming standard operational levels. Should the FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue a complete response letter or defer action on the application until an inspection can be completed. Additionally, as of March 18, 2021, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals and conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. However, the FDA may not be able to continue its current pace and approval timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the COVID-19 pandemic and travel restrictions the FDA is unable to complete such required inspections during the review period. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, Legacy EQRx stockholders may incur a substantially greater U.S. income tax liability as a result of the Merger.

We intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, we have not requested, nor do we intend to request, a ruling from the Internal Revenue Service (“IRS”), with respect to the tax consequences of the Business Combination and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, Legacy EQRx stockholders generally would recognize taxable gain or loss on their receipt of Merger Consideration in connection with the Business Combination.

Risks Related to Our Common Stock and Warrants

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in the ownership of its equity over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. We have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of shifts in our stock ownership, some of which are outside our control. As of December 31, 2020 and 2019, Legacy EQRx had federal net operating loss carryforwards of approximately $71.0 million and $3.2 million, respectively, and state net operating loss carryforwards of $59.3 million and $3.2 million, respectively. Our federal net operating loss carryforwards will not expire and the state net operating loss carryforwards will begin to expire at various times beginning in 2030. Our ability to utilize those net operating loss carryforwards could be limited by an “ownership change” as described above, which could result in increased tax liability to us. We have not conducted a study to assess whether a change of control has occurred as a result of the Business Combination due to the significant complexity and cost associated with such a study. If we do experience a change of control, as defined by Section 382, utilization of net operating loss carryforwards or research and development tax credit carryforwards could be subject to an annual limitation under Section 382 or similar provisions. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Moreover, our ability to utilize our net operating loss carry-forwards (“NOLs”) or credits is conditioned upon our attaining profitability and generating U.S. federal and state taxable income. As a result, the amount of the net operating loss and tax credit carryforwards presented in our consolidated financial statements could be limited and may expire unutilized. Federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 will not be subject to expiration. However, any such net operating loss carryforwards may only offset 80% of our annual taxable income in taxable years beginning after December 31, 2020.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management. Such acquisitions or attempts to remove or replace management may be beneficial to our stockholders, financially or otherwise, and may not be successful given these provisions.

Our Certificate of Incorporation and the Bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

•        a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

•       a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;

•       a requirement that special meetings of the stockholders may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons;

•        advance notice requirements for stockholder proposals and nominations for election to our board of directors;

•        a requirement that no member of our board of directors may be removed from office by our stockholders except for cause; and

•        the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval, which preferred stock may include rights superior to the rights of the holders of common stock.

These anti-takeover provisions and other provisions in our Certificate of Incorporation and our Bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our Certificate of Incorporation designates specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our Certificate of Incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders; (3) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (including the interpretation, validity or enforceability thereof); or (4) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. The Bylaws further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, the Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

An active trading market for our common stock may not develop, and you may not be able to resell your shares at the price you paid.

An active trading market for our shares may never develop or may not be sustained. In the absence of an active trading market for our common stock, investors may be unable to sell their shares.

If Nasdaq delists our securities from trading on its exchange and we are not able to list its securities on another national securities exchange, we expect that our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that our is a “penny stock”, which will require brokers trading in our stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Legacy EQRx and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

We have no direct operations and no significant assets other than our ownership of Legacy EQRx. We depend on Legacy EQRx for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our common stock. The financial condition and operating requirements of Legacy EQRx may limit our ability to obtain cash from Legacy EQRx. The earnings from, or other available assets of, Legacy EQRx may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

The ability of Legacy EQRx to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by credit agreements to which Legacy EQRx is party from time to time, and will be subject to any negative covenants set forth therein. Any loans or other extensions of credit to us from Legacy EQRx will be permitted only to the extent there is an applicable exception to the investment covenants under these credit agreements. Similarly, any dividends, distributions or similar payments to us from Legacy EQRx will be permitted only to the extent there is an applicable exception to the dividends and distributions covenants under these credit agreements.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

Our stock price is likely to be volatile. The stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock. The market price for our common stock may be influenced by many factors, including:

•       the success of competitive products or technologies;

•       advancement of our preclinical programs, such as our targeted oncology programs, into clinical testing;

•        results of clinical trials of our product candidates or those of our competitors;

•        regulatory or legal developments in the United States and other countries;

•        developments or disputes concerning patent applications, issued patents or other proprietary rights;

•        the recruitment or departure of key personnel;

•        the level of expenses related to any of our programs and product candidates or preclinical and clinical development programs;

•        the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;

•        actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        changes in the structure of healthcare payment systems;

•        market conditions in the pharmaceutical and biotechnology sectors;

•        general economic, industry and market conditions; and

•        the other factors described in this “Risk Factors” section.

Analysts may not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile. The stock market in general, and Nasdaq and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business, operating results, financial condition and prospects.

There is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of the public warrants may be amended.

The exercise price for the public warrants is $11.50 per share of common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the public warrants could expire worthless.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for Legacy EQRx’s stock and trading in the shares of CMLS Class A common stock was not active. Accordingly, the valuation ascribed to Legacy EQRx and CMLS Class A common stock in the Business Combination may not be indicative of the price of the post-combination company that will prevail in the trading market. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and could experience a further decline.

Factors affecting the trading price of our securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        the public’s reaction to our press releases, our other public announcements and or filings with the SEC;

•        speculation in the press or investment community;

•        announcements of technological innovation, new products, acquisitions, strategic alliances, significant agreements by us or our competitors;

•        success of competitors;

•        our operating results falling below our financial guidance or other projections or failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning us or any or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the post-combination company;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our common stock available for public sale;

•        any major change in our board of directors or management;

•        sales of substantial amounts of common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•        the expiration of the market stand-off or contractual lock-up agreements;

•       the realization of any of the risk factors presented in this prospectus;

•       additions or departures of key personnel;

•        failure to comply with the requirements of Nasdaq;

•        failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•        actual, potential or perceived control, accounting or reporting problems;

•        changes in accounting principles, policies and guidelines; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

We may amend the terms of the public warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of a holder’s public warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a public warrant could be decreased, all without the approval of that warrant holder.

Our public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a public warrant.

We may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their public warrants worthless.

We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration (A) at a price of $0.01 per public warrant; provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give notice of such redemption to the warrant holders and provided certain other conditions are met, and (B) at a price of $0.10 per public warrant; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the common stock, and if the last reported sales price of common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Public

Warrants — Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders and provided certain other conditions are met. A redemption in accordance with (B) above could take place at a price lower than the public warrants’ $11.50 exercise price and may result in warrant holders having to exercise the public warrants at a time when they are out-of-the-money or receive nominal consideration from the Company for them. Please see the section titled “Description of Securities — Warrants — Public Warrants” for additional information. As of the close of trading on the business day preceding the date of this prospectus, the trading price of our common stock exceeded the threshold that would allow the Company to redeem the public warrants.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by CMLS III. Redemption of the outstanding public warrants could force the warrant holders: (i) to exercise their public warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their public warrants at the then-current market price when they might otherwise wish to hold their public warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of their public warrants. None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Our public warrants are exercisable for our common stock at $11.50 per share. The additional shares of common stock issued upon exercise of the warrants will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

General Risk Factors

We may be unable to adequately protect our information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage our reputation, and subject us to significant financial and legal exposure.

We rely on information technology systems that we or our third-party providers operate to process, transmit and store electronic information in our day-to-day operations. In connection with our product discovery efforts, we may collect and use a variety of personal data, such as names, mailing addresses, email addresses, phone numbers and clinical trial information. A successful cyberattack could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for us, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although we devote resources to protect our information systems, we realize that cyberattacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to us, or would have a material adverse effect on our results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state, federal and international law and may cause a material adverse impact to our reputation, affect our ability to conduct new studies and potentially disrupt our business.

We rely on our third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. If we or our third-party providers fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to our information technology systems, we or our third-party providers could have difficulty preventing, detecting and controlling such cyber-attacks and any such attacks could result in the losses described above as well as disputes with physicians, patients and our partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenue or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows. Any failure by such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences for us. If we are unable to prevent or mitigate the impact of such security or data privacy breaches, we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business.

If we or third-party contract manufacturing organizations, CROs or other contractors or consultants fail to comply with U.S. and international data protection laws and regulations, it could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business, operating results, financial condition and prospects.

Comprehensive tax reform legislation could adversely affect our business and financial condition.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service, or IRS, and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, the Tax Cuts and Jobs Act was enacted in 2017 and made significant changes to corporate taxation, and the Coronavirus Air, Relief, and Economic Security Act was enacted in 2020 and (among other things) modified the treatment of NOL carryforwards and carrybacks.

It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be promulgated or issued under existing or new tax laws, which could result in an increase in our or our shareholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, in 2008, the global financial crisis caused extreme volatility and disruptions in the capital and credit markets and the current COVID-19 pandemic has caused significant volatility and uncertainty in U.S. and international markets. See “— The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.” A severe or prolonged economic downturn could result in a variety of risks to our business, including, weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

USE OF PROCEEDS

All of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $226.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “EQRXW.”

We cannot currently determine the price or prices at which shares of the Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

The Common Stock and Public Warrants are currently listed on the Nasdaq Global Market under the symbols “EQRX” and “EQRXW,” respectively. Prior to the consummation of the Merger, the Common Stock, units and Public Warrants were listed on the Nasdaq Global Market under the symbols “CMLT,” “CMLTU” and “CMLTW,” respectively. We currently do not intend to list the Placement Warrants offered hereby on any stock exchange or stock market.

As of the Closing Date and immediately following completion of the Business Combination, we had approximately 487,632,615 shares of Common Stock issued and outstanding held of record by 185 registered holders and approximately 19,733,333 Warrants outstanding held of record by seven registered holders. The actual number of holders of these securities is greater than this number of record holders, as the actual number includes holders who are beneficial owners whose securities are held in street name by brokers and other nominees. This number of holders of record also does not include holders whose securities may be held in trust by other entities.

Dividend Policy

We have not paid any cash dividends on the Common Stock to date. We may retain future earnings, if any, to finance operations and grow our business and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors (the “Board”) and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In connection with the Merger, on December 16, 2021, our stockholders approved the 2021 Incentive Plan and the ESPP, each of which became effective immediately upon the Closing.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the 2021 Incentive Plan and the ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Common Stock underlying the 2021 Plan and the ESPP. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 present the combination of the financial information of CMLS and Legacy EQRx after giving effect to the Business Combination, PIPE Investment and related adjustments described in the accompanying notes. CMLS and Legacy EQRx are referred to herein, subsequent to the Business Combination and the PIPE Investment, as the post-combination company.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination and PIPE Investment as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination and PIPE Investment as if they were completed on September 30, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited consolidated financial statements and unaudited condensed financial statements of each of CMLS and Legacy EQRx and the notes thereto, as well as the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination and PIPE Investment occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of Business Combination

The aggregate merger consideration for the Business Combination was $4.2 billion, payable in the form of shares of CMLS’s common stock valued at $10.00 per share, as well as contingent consideration of up to 50,000,000 additional shares of common stock (the “Earn-Out Shares”) as described in Note 4 — Earn-Out Shares.

The unaudited pro forma condensed combined financial information presented gives effect to the Business Combination and PIPE Investment, as summarized below:

•        the conversion of CMLS Class B common stock into CMLS Class A common stock on a one-for-one basis;

•        the filing of the Certificate of Incorporation to increase the authorized share capital, reclassify all outstanding shares of CMLS Class A common stock as common stock and change its corporate name to “EQRx, Inc.”;

•        the merger of Merger Sub, a wholly owned subsidiary of CMLS, with and into Legacy EQRx, with Legacy EQRx surviving the Merger as a wholly owned subsidiary of CMLS;

•        the issuance of 120,000,000 shares of post-combination company common stock for aggregate proceeds of $1.2 billion from consummation of the PIPE Investment;

•       the conversion of Legacy EQRx’s outstanding redeemable convertible preferred stock (on an as-converted basis) into post-combination company common stock pursuant to the exchange ratio of 0.627;

•       the payment of transaction costs incurred by CMLS and Legacy EQRx; and

•        the payment of deferred legal fees, underwriting commissions and other costs incurred in connection with the Business Combination and PIPE Investment.

The exchange ratio was 0.627 shares of CMLS common stock per share of Legacy EQRx’s common stock and preferred stock. The exchange ratio was determined at Closing in accordance with the Merger Agreement.

Public stockholders of CMLS III had the option to elect to redeem their public shares for cash even if they approved the Business Combination. Additionally, pursuant to the Forfeiture Agreement, up to 50% of the CMLS III Class B common stock held by the Sponsor are subject to forfeiture based on the extent of redemptions from the Trust Account. The unaudited pro forma condensed combined financial information below reflects the actual redemption of 39,587,066 shares of CMLS III Class A common stock by CMLS II’s public stockholders at $10.00 per share, and the forfeiture of 4,840,628 shares of CMLS III Class B common stock held by the Sponsor pursuant to the Forfeiture Agreement.

Legacy EQRx is considered the accounting acquirer, as further discussed in Note 1, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
September 30, 2021
(in thousands)

	CMLS III (Historical)	EQRx (Historical)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2,086	$456,470	$1,200,000	(A)	$1,756,362
			552,015	(B)
			(19,320)	(C)
			(38,999)	(D)
			(395,890)	(K)
Prepaid expenses and other current assets	87	10,568	—		10,655
Total current assets	2,173	467,038	1,297,806		1,767,017
Investments held in Trust Account	552,015	—	(552,015)	(B)	—
Property and equipment, net	—	2,210	—		2,210
Restricted cash	—	633	—		633
Right-of-use asset, net	—	3,243	—		3,243
Other assets	—	11,535	(1,951)	(D)	9,584
Total assets	$554,188	$484,659	$743,840		$1,782,687

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET — (CONTINUED)
September 30, 2021
(in thousands)

	CMLS III (Historical)	EQRx (Historical)	Pro Forma Adjustments		Pro Forma Combined
Liabilities, Redeemable Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$21	$3,223	$—		$3,244
Accrued expenses	1,964	20,184	(250)	(D)	21,898
Lease liability, current	—	3,013	—		3,013
Franchise tax payable	134	—	—		134
Total current liabilities	2,119	26,420	(250)		28,289
Non-current liabilities:
Lease liability, net of current portion	—	1,075	—		1,075
Deferred underwriting commissions	19,320	—	(19,320)	(C)	—
Derivative warrant liabilities	52,922	—	—		52,922
Earn-Out Liability	—	—	329,348	(E)	329,348
Restricted stock repurchase liability	—	943	—		943
Total liabilities	74,361	28,438	309,778		412,577
Class A common subject to possible redemption	552,000	—	(552,000)	(F)	—
Series A redeemable convertible preferred stock	—	243,536	(243,536)	(G)	—
Series B redeemable convertible preferred stock	—	567,875	(567,875)	(G)	—
Stockholders’ (deficit) equity:
Class A common stock	—	—	12	(A)	49
			6	(F)
			30	(G)
			1	(H)
			4	(I)
			(4)	(K)
Class B common stock	1	—	(1)	(H)	—
EQRx common stock	—	4	(4)	(I)	—
Additional paid-in capital	—	4,530	1,199,988	(A)	1,729,785
			(40,700)	(D)
			(329,348)	(E)
			551,994	(F)
			811,381	(G)
			(72,174)	(J)
			(395,886)	(K)
Accumulated deficit	(72,174)	(359,724)	72,174	(J)	(359,724)
Total stockholders’ (deficit) equity	(72,173)	(355,190)	1,797,473		1,370,110
Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$554,188	$484,659	$743,840		$1,782,687

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)

	CMLS III (Historical) Period from January 25, 2021 (Inception) through September 30, 2021	EQRx (Historical) For the Nine Months Ended September 30, 2021	Pro Forma Adjustments		Pro Forma Combined
Total revenue	$—	$—	$—		$—
Operating expenses:
Research and development	—	61,893	4,148	(AA)	66,041
General and administrative	2,284	39,681	8,228	(AA)	50,193
Franchise tax expenses	134	—	—		134
Total operating expenses	2,418	101,574	12,376		116,368
Loss from operations	(2,418)	(101,574)	(12,376)		(116,368)
Other (expense) income:
Interest income	—	210	—		210
Other income	—	131	—		131
Offering costs associated with derivative warrant liabilities	(1,006)	—	—		(1,006)
Change in fair value of derivative warrant liabilities	(6,674)	—	—		(6,674)
Loss upon issuance of private placement warrants	(15,213)	—	—		(15,213)
Income from investments held in Trust Account	15	—	(15)	(BB)	—
Total other (expense) income	(22,878)	341	(15)		(22,552)
Net loss	$(25,296)	$(101,233)	$(12,391)		$(138,920)
Weighted-average shares outstanding, basic and diluted	53,736,402	38,332,938		(CC)	487,632,615
Net loss per share, basic and diluted	$(0.47)	$(2.64)			$(0.28)

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	CMLS III (Historical)	EQRx (Historical)	Pro Forma Adjustments		Pro Forma Combined
Total revenue	$—	$—	$—		$—
Operating expenses:
Research and development	—	224,391	4,753	(AA)	229,144
General and administrative	—	25,689	11,859	(AA)	37,548
Total operating expenses	—	250,080	16,612		266,692
Loss from operations	—	(250,080)	(16,612)		(266,692)
Other income:
Interest income	—	97	—		97
Franchise tax expenses	—	—	—		—
Total other income	—	97	—		97
Net loss	$—	$(249,983)	$(16,612)		$(266,595)
Weighted-average shares outstanding, basic and diluted	—	25,486,021		(CC)	487,632,615
Net loss per share, basic and diluted	$—	$(9.81)			$(0.55)

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The historical information of CMLS and Legacy EQRx has been adjusted in the unaudited pro forma condensed combined financial information to reflect pro forma adjustments related to the Business Combination and PIPE Investment in accordance with GAAP.

The Business Combination will be accounted for as a reverse recapitalization because Legacy EQRx has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. The determination is primarily based on the evaluation of the following facts and circumstances:

•        the former Legacy EQRx stockholders will hold the majority of voting rights in the post-combination company;

•        the former Legacy EQRx stockholders will have the right to appoint the majority of the directors on the post-combination company board;

•        senior management of Legacy EQRx will comprise the senior management of the post-combination company; and

•        operations of Legacy EQRx will comprise the ongoing operations of the post-combination company.

Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Legacy EQRx issuing stock for the net assets of CMLS, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33 — 10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the unaudited condensed balance sheet of CMLS as of September 30, 2021 with the unaudited condensed consolidated balance sheet of Legacy EQRx as of September 30, 2021, giving effect to the Business Combination and PIPE Investment as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the unaudited condensed statement of operations of CMLS for the period from January 25, 2021 (inception) through September 30, 2021 with the unaudited condensed consolidated statement of operations of Legacy EQRx for the nine months ended September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 adjusts the audited consolidated statement of operations of Legacy EQRx for the year ended December 31, 2020 as CMLS did not exist during this period. The unaudited pro forma condensed combined statements of operations presented give effect to the Business Combination and PIPE Investment as if they had been consummated on January 1, 2020, the earliest period presented.

The unaudited pro forma condensed combined financial information below reflects the actual redemption of 39,587,066 shares of CMLS III Class A common stock by CMLS II’s public stockholders at $10.00 per share, and the forfeiture of 4,840,628 shares of CMLS III Class B common stock held by the Sponsor pursuant to the Forfeiture Agreement.

The following summarizes the post-combination company common stock issued and outstanding immediately after the Business Combination and PIPE Investment:

	Shares Outstanding	%
Public stockholders	15,612,934	3.2%
PIPE Investors	120,000,000	24.6%
Initial Stockholders	8,959,372	1.8%
Former EQRx stockholders(1)	343,060,309	70.4%
	487,632,615	100.0%

____________

(1)     Amount excludes shares underlying outstanding option awards under the 2019 Plan and remaining shares available for issuance under such plan (estimated to total, in the aggregate and after giving effect to the estimated exchange ratio, 21,937,942 shares of post-combination company common stock) that may be exercised in the future.

The unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments to the pro forma shares outstanding for CMLS III private placement and public warrants issued in connection with its IPO, as such securities are not exercisable until 30 days after the Closing.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Legacy EQRx incurred significant losses during the historical periods presented.

Note 2 — Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 and in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are based on preliminary estimates. The final amounts recorded may differ from the information presented.

Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)    Reflects the proceeds of $1.2 billion from the issuance and sale of 120,000,000 shares of post-combination company common stock at $10.00 per share pursuant to the PIPE Investment entered into with PIPE Investors.

(B)   Reflects the liquidation and reclassification of $552.0 million of cash and marketable securities held in the Trust Account to cash and cash equivalents upon consummation of the Business Combination.

(C)   Represents the payment of $19.3 million of deferred underwriting commissions incurred as part of CMLS III’s IPO that becomes payable upon the Closing of the Business Combination.

(D)   Represents preliminary additional estimated transaction costs of $40.7 million incurred by CMLS and Legacy EQRx related to the Business Combination and PIPE Investment, all of which have been reflected as a reduction in cash of $39.0 million and other assets of $2.0 million with an offsetting decrease in accrued expenses of $0.3 million and additional paid-in capital of $40.7 million.

(E)   Reflects the preliminary estimated fair value of the Earn-Out Shares recorded as a liability as of September 30, 2021. For further information, see Note 4.

(F)    Reflects the reclassification of CMLS Class A common stock subject to possible redemption to permanent equity.

(G)   Reflects the conversion of Legacy EQRx’s outstanding Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock into post-combination company common stock pursuant to the exchange ratio of 0.627.

(H)   Reflects the conversion of CMLS Class B common stock to CMLS Class A common and reclassification as post-combination company common stock immediately prior to the Closing of the Business Combination on a one-for-one basis.

(I)     Reflects the conversion of EQRx’s outstanding common stock into post-combination company common stock pursuant to the exchange ratio of 0.627 effective upon the Closing.

(J)    Reflects the elimination of CMLS’s historical accumulated deficit.

(K)   Represents the amount paid to public stockholders upon the redemption of 39,857,066 shares of CMLS III Class A common stock for $395.9 million at a redemption price of $10.00 per share. Additionally, it is net of the forfeiture of 4,840,628 shares of CMLS III Class B common stock held by the Sponsor pursuant to the Forfeiture Agreement.

Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are as follows:

(AA) Represents the estimated stock-based compensation measured as of the Closing Date for the portion of the Earn-Out Shares issuable to existing optionholders in the form of new restricted stock unit agreements with continuing service requirements, and assuming no forfeitures. For further details, refer to Note 4.

(BB) Represents the elimination of interest earned on investments held in CMLS’s Trust Account for the nine months ended September 30, 2021.

(CC) Represents pro forma net loss per share based on pro forma net loss and 487,632,615 shares total pro forma post-combination company common stock outstanding upon consummation of the Business Combination and PIPE Investment. For each period presented, there is no difference between basic and diluted pro forma net loss per share as outstanding options, warrants, and Earn-Out Shares are anti-dilutive and are not included in the calculation of diluted net loss per share.

Note 4 — Earn-Out Shares

Following the closing of the Business Combination, the Earn-Out Service Providers, current Legacy EQRx stockholders and option holders including employees, are entitled to receive a pro rata share of up to 35,000,000 additional shares of post-combination company common stock if at any time between the 12-month anniversary of the Closing and the 36-month anniversary of the Closing (“Earn-Out Period”), the common share price is greater than or equal to $12.50 for a period of at least 20 out of 30 consecutive trading days (“Triggering Event I”). The Earn-Out Service Providers shall be entitled to receive an additional 15,000,000 shares if at any time during the Earn-Out Period the common share price is greater than or equal to $16.50 for a period of at least 20 out of 30 consecutive trading days (“Triggering Event II”). The earnout is subject to an early trigger upon certain change of control events.

Earn-Out Shares Issued to Legacy EQRx Shareholders

The Earn-Out Shares to be issued to Legacy EQRx shareholders in the form of earn-out award agreements were evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the earn-out award agreements should be classified as a liability. As part of that analysis, it was determined that the

Earn-Out Shares are freestanding and not liability classified. It was next evaluated whether the Earn-Out Shares represented a derivative instrument pursuant to ASC Topic 815, Derivatives and Hedging. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position to be derivative instruments. In order to conclude that the Earn-Out Shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the Earn-Out Shares meet both of these requirements. The Earn-Out Shares contain a provision in which forfeited shares can be reallocated to the remaining holders of Earn-Out Shares that could impact the settlement of the Earnout Shares and therefore results in the Earnout Shares being classified as a liability pursuant to ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity.

The preliminary estimated fair value of the Earn-Out Liability for Earn-Out shares to be issued to Legacy EQRx shareholders in the form of earn-out award agreements was $329.3 million as of the Closing Date in the unaudited pro forma condensed combined balance asset as of September 30, 2021. The Earn-Out Liability will be remeasured at each reporting date with changes in the fair value recorded to earnings.

Earn-Out Shares Issued to Holders of Stock Options

The grant of Earn-Out Shares to existing holders of stock options in the form of new restricted stock unit agreements is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation as the restricted stock units are subject to forfeiture based on the satisfaction of certain service conditions. Under this guidance, the award is measured at fair value at the grant (or issue) date and expense is recognized over the time-based vesting period (Triggering Event I and Triggering Event II are market conditions and do not impact expense recognition) with a credit to additional paid-in-capital.

The preliminary estimated fair value of the Earn-Out Shares issued in the form of new restricted stock units was $43.7 million, assuming the service conditions were met and assuming no forfeitures. The amount recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations was $12.4 million for the nine months ended September 30, 2021 and $16.6 million for the year ended December 31, 2020.

Fair Value of Earn-Out Shares

As described above, the fair value of the Earn-Out Shares was determined to be $373.0 million based on the use of a Monte Carlo simulation valuation model that utilized a distribution of potential outcomes on a monthly basis over the Earn-Out Period using the most reliable information available. The preliminary fair values of the Earn-Out Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Transactions. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:

•        Current stock price — The current stock price was set at the deemed value of $10.00 per share for the Legacy EQRx Common Stock.

•        Expected volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

•        Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the Earn-Out Period.

•        Expected term — The expected term is the Earn-Out Period.

•       Expected dividend yield — The expected dividend yield is zero, as we have never declared or paid cash dividends and have no current plans to do so during the expected term.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted, “we,” “us,” “EQRx” and the “Company” refer to Legacy EQRx and its consolidated subsidiaries.

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and our financial statements and notes thereto included elsewhere in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a new type of pharmaceutical company committed to developing and delivering innovative medicines to patients at radically lower prices. Our mission is to improve health for all with great, innovative, affordable medicines so that people with life-changing or chronic conditions can gain access to the medicines they need, physicians can treat patients without barriers to prescribing, and health systems can afford to make those medicines available, without restrictions, to the populations they serve in a financially sustainable manner. Launched in January 2020, our “New Pharma” solution starts with assembling a catalog of medicines at significant scale, targeting some of the most innovative clinical opportunities and highest drug cost categories of today and tomorrow, with an initial focus on oncology and immune-inflammatory diseases. We are focused on developing programs that are innovative, branded, and patent-protected that, if approved, have potential to be equivalent or superior to other therapies in their class However, there is no guarantee our product candidates will be equivalent or superior to such other therapies. We do not currently have, and may never have, any products approved for commercial sale and have not generated any revenue to date, and may never become profitable. In addition, our business and pricing model is untested and may never be successful or generate sufficient revenue to lead to profitability.

Our team of leading drug hunters is building our catalog through:

•        In-licensing clinical and preclinical stage programs to accelerate our business model;

•        Building alliances with cutting-edge drug engineering platforms to build an earlier-stage pipeline of programs; and

•        Establishing partnerships with other biopharma companies to develop combination therapies.

Assuming we are successful in obtaining regulatory approval, we plan to offer our catalog of innovative medicines to payers and health systems at radically lower prices, through a simple and transparent pricing model without surprise price increases. We are also assembling a Global Buyers’ Club by entering into long-term, trusted strategic partnerships with private and public payers, providers and health systems so they and the patients they serve can gain access to our, if approved, equally as good or better medicines at radically lower prices. We will offer simple and transparent pricing models to provide an opportunity for dramatic savings in these high-cost drug areas. Our current pipeline of product candidates includes two late stage pre-registrational programs each acquired in 2020: aumolertinib (EQ143), a third-generation epidermal growth factor receptor (EGFR) inhibitor, in-licensed from (Shanghai) Healthtech Co., LTD and Jiangsu Hansoh Pharmaceutical Group Company LTD (collectively, Hansoh), and sugemalimab (EQ165, also known as CS1001), an anti-programmed death-ligand 1 (PD-L1) antibody, in-licensed from CStone Pharmaceuticals (CStone).

We are seeking to complete a merger with CMLS III that would result in CMLS III acquiring 100% of our issued and outstanding equity securities. Together with CMLS III’s cash resources, additional funding for our operations would be provided through a PIPE Financing (as defined below) to be completed concurrently with the merger. In the event a merger is not consummated, we may be required to obtain additional funding whether through private or public offerings, debt, future collaboration agreements or a combination thereof and such additional funding may not be available on terms acceptable or favorable to us. There is inherent uncertainty associated with these fundraising activities and they are not considered probable.

Since our inception, we have focused primarily on organizing and staffing our company, business planning, raising capital, acquiring product candidates, securing related intellectual property, establishing strategic collaborations with payers, integrated delivery networks and health systems, and conducting research and development activities for our programs. Since our inception, we have funded our operations primarily through private equity financings. To date, we have raised an aggregate of approximately $786.7 million of gross proceeds from the sale of our convertible preferred shares and another $22.0 million through convertible preferred notes that were issued in 2019 and subsequently converted into shares of our Series A convertible preferred stock (“Series A”).

Since inception, we have incurred significant operating losses. Our net losses were $250.0 million and $8.5 million for the year ended December 31, 2020 and the period from August 26, 2019 (“Inception”) to December 31, 2019, respectively, and $101.2 million and $72.4 million for the nine months ended September 30, 2021 and 2020, respectively. We had an accumulated deficit of $359.7 million and $258.5 million as of September 30, 2021 and December 31, 2020, respectively. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future, as we seek regulatory approvals for our pipeline candidates, manufacture drug product and drug supply, maintain and expand our intellectual property portfolio, as well as hire additional personnel, pay for accounting, audit, legal, regulatory and consulting services, and pay costs associated with maintaining compliance with Nasdaq listing rules and the requirements of the U.S. Securities and Exchange Commission (“SEC”), director and officer liability insurance, investor and public relations activities and other expenses associated with operating as a public company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our preclinical studies, our clinical trials and our expenditures on other research and development activities and the expansion of our pipeline.

We do not currently have, and may never have, any product candidates approved for sale and have not generated any revenue from product sales. We will not generate revenue from product sales unless and until we successfully obtain regulatory approval for our product candidates, if ever, and as appropriate, complete clinical development. In addition, if we obtain regulatory approval for our product candidates, we expect to incur significant expenses related to developing our commercialization capability to support product sales, manufacturing and distribution activities. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Our failure to raise capital or enter into such agreements as, and when needed, could have a negative effect on our business, results of operations and financial condition.

Response to COVID-19

In March 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including expenses, clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national and international markets. These situations, or others associated with COVID-19, could cause delays in our clinical trial plans, our ability to obtain regulatory approvals, and could increase expected costs, all of which could have a material adverse effect on our business and financial condition. We implemented work-from-home and other policies, and are adapting to evolving federal, state and local health regulations as they evolve. Because of the nature of our current operations, COVID-19 has not had a significant impact on our operations or financial results to date.

Business Combination Transaction

On December 17, 2021, we consummated a previously announced business combination transaction with Legacy EQRx. and Merger Sub, which resulted in our acquiring 100% of the issued and outstanding equity securities of Legacy EQRx. The proposed merger was accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination was treated as Legacy EQRx issuing equity for the net assets of CMLS, with no goodwill or intangible assets recorded. Under this method of accounting, CMLS is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, Legacy EQRx’s stockholders have a majority of our voting power, Legacy EQRx comprises all of our ongoing operations, Legacy EQRx comprises a majority of our governing body, and Legacy EQRx’s senior management comprises all of our senior management.

We received net proceeds of approximately $1.3 billion upon the closing of the Business Combination, after redemptions, payment of certain transaction fees and expenses and the PIPE Financing. In connection with the Business Combination, we entered into agreements with existing and new investors to subscribe for and purchase an aggregate of 120.0 million shares of our common stock (the “PIPE Financing”) for gross proceeds of $1.2 billion from the PIPE Financing. The closing of the Business Combination was a precondition to the PIPE Financing.

Financial Overview

Revenue

To date, we have not recognized any revenue from product sales. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts and the development of our product candidates, salaries and benefits, and third-party license fees. We expense research and development costs as incurred, which include:

•        employee-related expenses, including salaries, bonuses, benefits, stock-based compensation, other related costs for those employees involved in research and development efforts;

•        external research and development expenses incurred under agreements with contract research organizations (“CROs”) as well as consultants that conduct our preclinical studies and development services;

•        costs incurred under collaboration agreements;

•        costs related to manufacturing material for our preclinical and clinical studies;

•        costs related to compliance with regulatory requirements; and

•        facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, utilities and insurance.

We expense research and development costs as they are incurred. We estimate preclinical study and clinical trial expenses based on the services performed pursuant to contracts with research institutions, CROs, and clinical manufacturing organizations (“CMOs”), that conduct and manage preclinical studies and clinical trials on our behalf based on actual time and expenses incurred by them. Further, we accrue expenses related to clinical trials based on the level of patient activity according to the related agreement. We monitor patient enrollment levels and related activity to the extent reasonably possible and adjust estimates accordingly.

We account for non-refundable advance payments for goods and services that will be used in future research and development activities as expenses when the services have been performed or when the goods have been received rather than when the payment is made.

We track external research and development costs on a program-by-program basis once we have identified a product candidate. We do not allocate employee costs, facilities costs, including depreciation, or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research activities as well as for managing our preclinical development, clinical development and manufacturing activities.

The following table summarizes our research and development expenses (in thousands):

	Nine Months Ended September 30,		Year Ended December 31, 2020	From Inception to December 31, 2019
	2021	2020
EQ121	$8,682	$3,683	$4,057	$—
Lerociclib	6,509	20,000	26,872	—
Aumolertinib	5,549	27,000	28,016	—
Sugemalimab	6,286	—	80,745	—
EQ176	1,546	—	71,374	—
Preclinical assets	7,308	—	4,000	—
Unallocated other research and development expense	10,596	1,968	4,158	1,000
Unallocated compensation expense	15,417	2,657	5,169	145
Total research and development expense	$61,893	$55,308	$224,391	$1,145

The successful development of our product candidates is highly uncertain. We plan to substantially increase our research and development expenses for the foreseeable future as we continue the development of our product candidates and manufacturing processes, conduct discovery and research activities for our preclinical programs and expand our pipeline. We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidates due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and our ongoing assessments as to each product candidate’s commercial potential. Our clinical development costs are expected to increase significantly as we commence additional clinical trials. We anticipate that our expenses will increase substantially, particularly due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

•        the scope, rate of progress, and expenses of our ongoing research activities as well as any preclinical studies, clinical trials and other research and development activities;

•        establishing an appropriate safety profile with IND enabling studies;

•        successful enrollment in and completion of clinical trials;

•        whether our product candidates show safety and efficacy in our clinical trials;

•        receipt of marketing approvals from applicable regulatory authorities;

•       the progress of our discovery collaborations with strategic partners;

•       establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•        obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•        commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•        continued acceptable safety profile of products following any regulatory approval.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. We may never succeed in achieving regulatory approval for any of our product candidates. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials of some product candidates or focus on other product candidates. For example, if the FDA, EMA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expense consists primarily of employee related costs, including salaries, bonuses, benefits, stock-based compensation and other related costs for our executive and administrative functions. General and administrative expense also includes professional services, including legal, accounting and audit services and other consulting fees, costs associated with the partnership contracts we have in place with certain payers, integrated delivery networks and health systems, as well as facility costs not otherwise included in research and development expenses, insurance and other general administrative expenses.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. In addition, when and if we obtain regulatory approval for our pre-registrational programs, or any of our other product candidates, we expect to incur additional expenses related to the building of our team to support product sales and distribution activities.

Other Income (Expense)

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes consists of a loss realized for the period from Inception to December 31, 2019, as a result of adjusting our convertible promissory notes to their fair value. The convertible promissory notes converted into shares of Series A concurrently with the close of the Series A financing in January 2020.

Interest Income

Interest income consists of income earned on our cash and cash equivalents.

Other Income (Expense)

Other income (expense) consists of miscellaneous income and expense unrelated to our core operations.

Results of Operations

Comparison of the Nine Months Ended September 30, 2021 and 2020

The following table summarizes our results of operations for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended September 30,
	2021	2020	Change
Operating expenses:
Research and development	$61,893	$55,308	$6,585
General and administrative	39,681	17,127	22,554
Total operating expenses	101,574	72,435	29,139
Loss from operations	(101,574)	(72,435)	(29,139)
Other income:
Interest income	210	65	145
Other income	131	—	131
Total other income	341	65	276
Net loss	$(101,233)	$(72,370)	$(28,863)

Research and Development Expenses

Research and development expense was $61.9 million for the nine months ended September 30, 2021, compared to $55.3 million for the nine months ended September 30, 2020. The increase of $6.6 million was primarily driven by increases of $22.6 million in preclinical and clinical development costs, a $13.0 million increase in employee related expenses driven by significant growth in our research and development headcount to support the development of our pipeline, a $5.2 million increase in consulting and professional fees, and a $8.3 million increase in information technology, facilities and other allocated expenses that support our overall research and development activities, partially offset by a $42.5 million decrease in license and milestone fees associated with the compounds added to our pipeline during 2020 and 2021.

General and Administrative Expenses

General and administrative expense was $39.7 million for the nine months ended September 30, 2021, compared to $17.1 million for the nine months ended September 30, 2020. The increase of $22.6 million was primarily driven by a $15.4 million increase in employee related expenses driven by an increase in headcount to support the overall growth of the organization, a $4.7 million increase in consulting and professional fees, and a $3.0 million increase in costs associated with the partnership contracts we have in place with certain payers, integrated delivery networks and health systems, partially offset by a $0.5 million decrease in information technology, facilities, overhead allocations and other expenses.

Other Income

Total other income was $0.3 million for the nine months ended September 30, 2021, compared to $65.0 thousand for the nine months ended September 30, 2020. The increase was primarily due to an increase of $0.1 million in interest income driven by higher cash balances during the nine months ended September 30, 2021, and a $0.1 million increase in other income due to amortization of premiums and discounts associated with our investments classified within cash and cash equivalents.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our results of operations for the year ended December 31, 2020, and for the period from Inception through December 31, 2019 (in thousands):

	Year Ended December 31, 2020	Period From Inception To December 31, 2019	Change
Operating expenses:
Research and development	$224,391	$1,145	$223,246
General and administrative	25,689	3,481	22,208
Total operating expenses	250,080	4,626	245,454
Loss from operations	(250,080)	(4,626)	(245,454)
Other income (expense):
Change in fair value of convertible promissory notes	—	(3,882)	3,882
Interest income	97	—	97
Total other income (expense)	97	(3,882)	3,979
Net loss	$(249,983)	$(8,508)	$(241,475)

Research and Development Expenses

Research and development expense was $224.4 million for the year ended December 31, 2020 compared to $1.1 million for the period from inception through December 31, 2019. The increase of $223.2 million was primarily driven by increases of $204.0 million of license and milestone fees and $9.3 million of preclinical and clinical development costs associated with the compounds added to our pipeline during 2020, a $5.5 million increase in employee related expenses driven by significant growth in our research and development headcount to support the growth and development of our pipeline, a $1.8 million increase in consulting and professional fees, and a $2.6 million increase in information technology, facilities and other allocated expenses that support our overall research and development activities.

General and Administrative Expenses

General and administrative expense was $25.7 million for the year ended December 31, 2020 compared to $3.5 million for the period from inception through December 31, 2019. The increase of $22.2 million was primarily driven by a $10.7 million increase in employee related expenses driven by an increase in headcount to support the overall growth of the organization, a $5.1 million increase in consulting and professional fees, a $2.5 million increase in legal fees, a $1.8 million increase in costs associated with the partnership contracts we have in place with certain payers, integrated delivery networks and health systems, and a $2.1 million increase in information technology, facilities and other expenses.

Other Income (Expense)

Total other income was $97 thousand for the year ended December 31, 2020, compared to total other expense of $3.9 million for the period from Inception through December 31, 2019. The income recognized during the year ended December 31, 2020, consists of interest income earned on our cash and cash equivalents balances. The $3.9 million loss recognized during the period from Inception to December 31, 2019 consists of a loss recognized upon adjusting our convertible promissory notes to their fair value. The convertible promissory notes converted into shares of Series A concurrently with the close of the Series A financing in January 2020. At the time of conversion, the convertible promissory notes were already valued at fair value. Accordingly, no gain or loss was recognized during the year ended December 31, 2020.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have generated recurring net losses. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products until 2023, if at all. Since our inception, we have funded our operations primarily through proceeds from the issuance of preferred stock. To date, we have raised an aggregate of approximately $786.7 million of gross proceeds from the sale of our convertible preferred stock and another $22.0 million through convertible preferred notes that were issued in 2019 and subsequently converted into shares of Series A. As of September 30, 2021, we had cash, cash equivalents and restricted cash of $457.1 million.

Funding Requirements

We believe that, prior to the consideration of revenue and associated costs from the potential future sales of any of our investigational products that may receive regulatory approval, the net proceeds from the Business Combination and the PIPE Financing, together with our existing cash and cash equivalents on hand as of September 30, 2021 of $456.5 million will enable us to fund our operating expenses and capital expenditure requirements into 2024, based on certain assumptions for our development programs. Assuming we receive regulatory approval for our two late stage pre-registrational products and begin commercial launch activities throughout the 2023-2025 time period, continue launching across multiple markets thereafter, and can successfully execute on our current plans to develop and commercialize our products, we believe that, absent the proceeds from the Business Combination and PIPE Financing, an incremental investment of approximately $2.0 billion would be sufficient to fund our operations through 2026 when we expect to become cash flow neutral. However, we may never succeed in these activities and, even if we succeed in commercializing one or more of our product candidates, we may never generate revenue that is significant enough to become cash flow neutral or achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis and we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. We have based this estimate on assumptions that may prove to be wrong, and we could expend our capital resources sooner than we expect.

We expect to incur significant expenses and operating losses for the foreseeable future as we seek regulatory approval, advance our product candidates, pursue commercialization of any approved product candidates and advance other candidates in our pipeline through preclinical and clinical development. We expect that our research and development and general and administrative costs will increase in connection with our planned research and development and commercialization activities. In addition, we expect to incur additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future capital requirements will depend on many factors, including:

•        the outcome, timing and cost of meeting regulatory requirements established by the FDA, EMA and other regulatory authorities;

•        the progress of our efforts to license rights to additional product candidates;

•        the timing and amount of milestone and royalty payments that we are required to make or eligible to receive under our current or future collaboration and license agreements;

•        the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•        the cost and timing of completion of commercial-scale manufacturing activities;

•       the extent to which we partner our programs, acquire or in-license other product candidates and technologies or enter into additional collaborations;

•       efforts to establish and develop our Global Buyer’s Club through which payers can access our future product candidates;

•        the scope, progress, results and costs of our research programs and development of any additional product candidates that we may pursue;

•        our headcount growth and associated costs as we expand our research and development and establish our commercial infrastructure;

•        the cost of expanding, maintaining and enforcing our intellectual property portfolio, including filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•        the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or any of our product candidates;

•        the effect of competing technological and market developments;

•        the revenue, if any, received from commercial sales of aumolertinib and sugemalimab and any future product candidates for which we receive marketing approval; and

•        the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues to support our cost structure, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common shares. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

Comparison of the Nine Months Ended September 30, 2021 and 2020

The following table summarizes our cash flows for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended September 30,
	2021	2020	Change
Net cash used in operating activities	$(102,796)	$(69,263)	$(33,533)
Net cash used in investing activities	(344)	(1,962)	1,618
Net cash provided by financing activities	69,928	218,560	(148,632)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(33,212)	$147,335	$(180,547)

Operating Activities

Cash flows from operating activities represent the cash receipts and disbursements related to all of our activities other than investing and financing activities. Operating cash flow is derived by adjusting our net loss for non-cash operating items such as depreciation, and stock-based compensation, as well as changes in operating assets and liabilities, which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in our results of operations.

Cash used in operating activities for the nine months ended September 30, 2021 was $102.8 million, which was primarily attributable to a net loss of $101.2 million and net cash used as a result of changes in our operating assets and liabilities of $6.9 million, partially offset by $3.8 million of stock-based compensation expense, $0.6 million of amortization of our right-to-use asset and lease liability, and $0.9 million of depreciation expense. The net cash used of $6.9 million as a result of changes in our operating assets and liabilities was primarily due to a $17.5 million increase in prepaid expenses and other assets, partially offset by a $1.9 million increase in accounts payable and a $8.8 million increase in accrued expenses.

Cash used in operating activities for the nine months ended September 30, 2020 was $69.3 million, which was primarily attributable to a net loss of $72.4 million, partially offset by net cash provided by changes in our operating assets and liabilities of $2.7 million, $0.2 million of amortization of our right-of-use assets and liabilities and $0.1 million of depreciation expense. The net cash provided by changes in our operating assets and liabilities of $2.7 million was primarily due to a $4.2 million increase in accrued expenses, partially offset by a $1.4 million increase in prepaid expenses and other assets.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2021 was $0.3 million, and consisted of purchases of property and equipment.

Cash used in investing activities for the nine months ended September 30, 2020 was $2.0 million, and consisted of purchases of property and equipment.

Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2021 was $69.9 million, and consisted of $71.3 million of net proceeds from the sale and issuance of shares of Series B convertible preferred stock, and $0.4 million of proceeds from the issuance of shares of restricted common stock to our employees and advisors and from the exercise of options to purchase common stock, partially offset by the payment of $1.7 million of deferred transaction costs related to the Business Combination.

Cash provided by financing activities for the nine months ended September 30, 2020 was $218.6 million, and consisted of $217.7 million of net proceeds from the sale and issuance of Shares or Series A and $0.9 million of proceeds from the issuance of shares of restricted common stock to our employees and advisors.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our cash flows for the year ended December 31, 2020 and for the period from Inception through December 31, 2019 (in thousands):

	Year Ended December 31, 2020	Period From Inception To December 31, 2019	Change
Net cash used in operating activities	$(241,506)	$(2,603)	$(238,903)
Net cash used in investing activities	(2,980)	(78)	(2,902)
Net cash provided by financing activities	715,479	22,003	693,476
Net increase (decrease) in cash, cash equivalents and restricted cash	$470,993	$19,322	$451,671

Operating Activities

Cash used in operating activities for the year ended December 31, 2020, was $241.5 million, which was primarily attributable to a net loss of $250.0 million and was partially offset by net cash provided by changes in our operating assets and liabilities of $7.6 million, $0.3 million of stock-based compensation expense, $0.3 million of depreciation expense, and $0.2 million in amortization of our right-of-use assets and liabilities. The net cash provided of $7.6 million as a result of changes in our operating assets and liabilities was primarily due to a $9.9 million increase in accrued expenses and $0.3 million increase in accounts payable, partially offset by a $2.6 million increase in prepaid expenses and other assets.

Cash used in operating activities for the period from Inception to December 31, 2019 was $2.6 million, which was primarily attributable to a net loss of $8.5 million, $3.9 million of changes in fair value of convertible promissory notes, and net cash provided by changes in our operating assets and liabilities of $2.0 million. The net cash provided of $2.0 million as a result of changes in our operating assets and liabilities was primarily due to a $1.1 million increase in accrued expenses and a $1.0 million increase in account payable.

Investing Activities

Cash used in investing activities for the year ended December 31, 2020 was $3.0 million, and consisted of purchases of property and equipment.

Cash used in investing activities for the period from Inception to December 31, 2019 was $78 thousand, and consisted of purchases of property and equipment.

Financing Activities

Cash provided by financing activities for the year ended December 31, 2020 was $715.5 million, and consisted of $714.5 million of net proceeds from the sale and issuance of shares of Series A and Series B, and $0.9 million from issuance of shares of restricted common stock to our employees and advisors.

Cash provided by financing activities for the period from Inception to December 31, 2019 was $22.0 million, and consisted of proceeds from the sale and issuance of convertible promissory notes.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with CROs and CMOs for clinical trials, preclinical research studies and testing, manufacturing and other services and products for operating purposes. These contracts do not contain any minimum purchase commitments and are cancellable by us upon prior notice and, as a result, are not included in the table of contractual obligations above.

In December 2019, we entered into a non-cancellable operating lease with Surface Oncology, Inc. for 33,529 square feet of office space in Cambridge, Massachusetts (the “Lease Agreement”). The term of the Lease Agreement commenced on January 1, 2020 and will expire on January 31, 2023, with no renewal option.

As discussed in Note 9 to the annual audited consolidated financial statements appearing elsewhere in this prospectus, we are party to several agreements to license intellectual property. The license agreements may require us to pay upfront license fees, milestone payments, minimum royalty payments, as well as reimbursement of certain patent costs incurred by the licensors, as applicable. All of the agreements are cancellable by us at any time upon prior written notice to the licensor.

As discussed in Note 10 to the unaudited condensed consolidated financial statements appearing elsewhere in this prospectus, we are party to discovery collaboration agreements. The discovery collaboration agreements may require us to pay upfront fees, as well as reimbursements of certain research and development costs and sharing of operating profits (losses), as applicable. The discovery collaboration agreements are cancellable by us at any time upon prior written notice to the collaborator.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates, if any, will be reflected in the consolidated financial statements prospectively from the date of change in estimates.

While our significant accounting policies are described in more detail in Note 2 to our audited annual consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development and manufacturing expenses. This process involves reviewing open contracts, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated costs incurred for the services when we have not yet been invoiced or otherwise notified of the actual costs. The majority of our service providers invoice us in arrears for services performed on a pre-determined schedule or when contractual milestones are met; however, some require advanced payments. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. At each period end, we corroborate the accuracy of these estimates with the service providers and make adjustments, if necessary. Examples of estimated accrued research and development expenses include fees paid to:

•        CROs in connection with performing research and development activities on our behalf, including preclinical studies and clinical trials;

•        Investigative sites or other service providers in connection with preclinical or clinical trials; and

•        CMOs and other vendors related to product manufacturing and development and distribution of preclinical and clinical supplies.

We base our expenses related to preclinical studies and clinical trials on our estimates of the services received and efforts expended pursuant to quotes and contracts from CROs that conduct and manage studies on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract, which may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing fees, we estimate the time period over which services will be performed, enrollment of patients, number of sites activated and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or amount of prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting amounts that are too high or too low in any particular period. To date, we have not made any material adjustments to our prior estimates of accrued research and development expenses.

Stock-Based Compensation

We measure stock-based awards granted to employees, non-employees and directors based on their fair value on the date of grant and recognize compensation expense over the requisite service period, which is generally the vesting period. We apply the straight-line method of expense recognition to all awards with only service-based vesting conditions. For awards with performance-based vesting conditions, we assess the probability that the performance conditions will be achieved at each reporting period. We use the accelerated attribution method to expense the awards over the requisite service period when the performance conditions are deemed probable of achievement.

We estimate the fair value of each stock option grant on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our common stock options, the risk-free interest rate for a period that approximates the expected term of our common stock options, and our expected dividend yield. We estimate the fair value of each restricted common stock granted based upon the difference between the fair value of our common stock on the grant date and the price per share paid by the purchasers.

As there is not a public market for our common stock prior to becoming publicly traded, the estimated fair value of our common stock was determined by our board of directors as of the date of grant of each option or restricted stock award, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method (“OPM”) or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

In addition to the results of these third-party valuations, our board of directors also considered a number of objective and subjective factors to determine the fair value of our common stock on each grant date, including: (i) our stage of development and our business strategy; (ii) the progress of our research and development programs; (iii) the progress of our collaboration and licensing efforts; (iv) the illiquid nature of our common stock; (v) the prices at which we sold convertible preferred stock and the superior rights and preferences of the convertible preferred stock relative to our common stock at the time of each grant; (vi) external market conditions affecting the biotechnology industry, and trends within the biotechnology industry; (vii) our financial position, including cash on hand, and our historical and forecasted performance and operating results; and (viii) the likelihood of achieving a liquidity event.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2 to our audited annual consolidated financial statements and unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

Interest Rate Risk

We had cash, cash equivalents and restricted cash of $457.1 million and $490.3 million as of September 30, 2021 and December 31, 2020, respectively, which consisted of cash, U.S. Government money market funds and commercial bonds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 1% change in interest rates would not have a material effect on the fair market value of our investment portfolio.

Foreign Currency Exchange Risk

Our reporting and functional currency is the U.S. dollar. We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Effects of Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Our operations may be subject to inflation in the future.

Emerging Growth Company Status

We are an “emerging growth company,” or EGC, under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as private entities. As an EGC, we may take advantage of certain exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC:

•        we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        we may avail ourselves of the exemption from providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•        we may provide reduced disclosure about our executive compensation arrangements; and

•        we may not require nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments.

We will remain an EGC until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of the CMLS IPO, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous rolling three-year period, or (iv) the date on which we are deemed to be a large accelerated filer under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

BUSINESS

EQRx stands for...

EQual Access.

EQuitable Pricing.

EQually Good or Better Medicines.

The EQ in EQRx stands for a lot of things. But at its heart, our name stands for our societal contract to bring the best of today's innovation to patients at radically lower prices.

EQRx Mission

Such that all can be better – patients can access and afford innovative medicines and health systems can become more financially sustainable

EQRx™

EQRx at a glance

GROWING CATALOG OF MEDICINES IN DEVELOPMENT

10+ today* → **20+** by 2022

***including 2 pre-registrational programs**

OUR CURRENT PORTFOLIO ADDRESSES

>$100B

in global Rx spend*

*Expected global net prescription drug sales in 2026

COLLABORATIONS WITH PAYERS WHO COVER

~20%

of US patient lives

RAISED

$800M

from high-quality investors

BUILT A PASSIONATE TEAM OF

200+

changemakers

#BeYouAtEQ

RECOGNIZED WITH MORE THAN

20

industry and employer awards

Note: Pre-registrational means that we have achieved our Phase 3 primary endpoints, are continuing to collect additional evidence, and are in discussions with regulatory bodies regarding filing for marketing approval.

Founders Letter

Can it be done? Should it be done? Who should do it?

In the summer of 2019, we were asking each other these questions, as we pushed and pulled at the ideas and possibilities that would ultimately become EQRx.

Can it be done?

We got to know each other working together as part of the team building Foundation Medicine to bring the insights that powerful new genomic technologies were enabling in understanding cancer and to bring the right therapies to patients that needed them. This was breaking new ground and was not an easy company to build. There was no clear roadmap of how to build this new type of business. The experience helped us see how things could be quite different and serves as one small example of how science and technology are changing some of the underpinning assumptions of how the biotech and pharmaceutical industry can work.

Personalized medicine, both in cancer treatments and beyond, promises to bring the right drug to the right patient at the right time. In diseases where we understand the molecular mechanisms of the disease, the promise is that we can develop drugs that are more likely to work, that work better in those patient populations and that can be developed more quickly because their effect size is clear. As a result, they cost less to develop. By reducing the risk prevalence that comes with chasing completely novel targets, we expect to significantly improve upon the traditionally low rate of one out of ten drug candidates being successful. While this improved success rate is our goal, there is no guarantee that a significant improvement will be achieved.

Furthermore, today when we understand the drug target at the biophysical, biochemical, biological, and pharmacological level, we have the tools to engineer a drug candidate effectively and efficiently, to a degree that would have sounded like science fiction to us when we first got into the industry. Techniques including physics-based and machine-learning-based computation, and experimental chemistry and biology technology-enhanced acumen, mean that what we used to call drug discovery may now be more appropriately called drug engineering. And this is happening all around us, in small biotech and in pharma, in the United States, China, Europe, United Kingdom, Canada, and beyond.

Even in clinical development, the possibilities of modernization are being demonstrated all around us. For years many in the industry would talk about the potential of decentralized clinical trials, remote-monitoring, technology-enabled patient identification and recruitment, wider and more diverse participation in clinical trials, all-digital clinical trials without the mountains of paper records, the incorporation of real-world settings and real-world evidence, master trial protocols, and efficiency engineering throughout the process. Then suddenly in COVID times, we see these demonstrated in practice all around us and the results have been tremendous.

Clearly, the underpinning assumptions of our industry are changing, in a profound way. When the underpinnings of an industry change, it usually suggests that the possibility for significant new opportunities, new ways of doing things may be feasible or even necessary. Higher probability of success, lower cost of development, faster development — these things together create an equation that would be both good for patients and good business.

So, we return to the question: Can it be done? From our perspective, it is clear that in many cases one can create equally good or better new medicines at a much lower risk adjusted cost.

Should it be done?

Commercial success has become habituated to the highest possible price a novel therapy can command. There are many reasons for this, and particularly in the United States, there are many participants in the value chain who benefit from higher price. Neither of us know what the “right” price of an innovative medicine should be, as that is a philosophical question that many people may answer differently. What we do know is that as a result of high drug prices, many patients get left behind, access gets throttled and not every person who can benefit from the best science has equal access. Drug pricing controls are pervasive everywhere as health care systems struggle to contain costs, trying to be the arbiter of care. People and society want great medical innovation in therapeutics to continue, but they also want it to be sustainable. We believe that when you understand what is possible today in the creation and development of new medicines, something in how the industry works just feels out of balance, out of whack, from both what is right and what is doable.

It is clear to us that while the science and technology have moved forward by leaps and bounds, there is both an opportunity and a need to create change from within; and that if you can make equally effective or better new medicines available, and you can do it profitably, while charging much lower prices, then that is a massive business opportunity, and an important moral call to action.

Should we do it?

We have each spent many years building businesses in life sciences. One of us more on the company creation side in breakthrough therapeutics and diagnostics, the other broadly across the value chain, payer and healthcare system delivery side. Together, our experiences span from the deployment of the cutting edge of science and technology creating new medicines, to how those medicines actually get to the patients and how they are paid for. We understand how and why things work the way they do in the biotech and pharmaceutical industry today, and we are convinced that it can now be done differently. And if that is indeed possible, then doing it differently could mean a great deal to many people and to society and could also be the basis for a compelling business. We therefore had to create EQRx.

The first step was to determine whether we could assemble a portfolio at scale. It was clear that one or two therapies would not be able to deliver the needed impact. Sifting through all known drug targets covering hundreds of indications, we created our first wish list of important targets that could deliver some of the greatest health benefits, while releasing outsized pressure on payers’ and health systems’ budgets and easing individuals’ financial burden.

Second, we determined that we could not do this without partnering with those who determine access — payers, providers, health systems. In order to create a value proposition that would resonate, we knew that this would not work through incremental change — we needed radically lower pricing. We set our sights on creating a pricing model that was simple to understand, that translates globally across boundaries, and that was transparent. Logic would dictate that pricing should work that way in any industry — but this is a true departure from where we are in our industry and our proposition is truly bold.

Third, to execute against our vision and deliver on our bold mission, we needed an exceptional team that would transcend some of the typical boundaries in our industry, we needed “changemakers” who would be passionate about our bold mission and unafraid to break new ground. We needed “rebel rebuilders” from across the ecosystem including cutting-edge scientific backgrounds, experienced drug developers and experts in pricing and reimbursement who wanted to use their deep respective expertise to lead the way in creating a new model. Remarkable as it may seem, such a true team across these disciplines rarely comes together today in our industry.

And lastly, to be able to radically lower prices, yet build a profitable and compelling business, we knew we needed to have a materially lower cost structure. We determined that we needed a laser sharp focus on efficiency and a commitment to build a truly modern drug development organization. We outlined the principles that would ultimately become “our vision of modern drug development.” First, we needed to understand the core mechanistic biology of any program we would start and be convinced we could create a therapy that would be at least equally good if not better than other therapeutic options in its class. Second, we had a way to create the clinical evidence required for adoption in an efficient manner lowering risk adjusted costs from creation of the molecule to bringing it to patients by close to an order of magnitude. Third, we would shift from the costly sales and marketing heavy “push” model that the industry employed to a “pull” model from payers and providers.

With these underpinnings of building at scale, radically lower prices and truly modern drug development, we set out to “remake medicine” and create “New Pharma.” It was clear to us that we should do this!

We are both proud and humbled that at our two-year milestone, with the help, support, and belief in this vision from so many people, partners, and investors, we have already surpassed where we thought we would be at this point:

•        Assembling a portfolio, “our catalog” of medicines, of ten molecules including two pre-registrational candidates for life-threatening and chronic diseases, that represent over approximately $100 billion in estimated global specialty drug spend by 2026

•        Establishing collaborations with leading drug engineering companies to help rapidly expand our early-stage pipeline of novel programs

•        Creating unique and novel partnerships with payers and health systems who share in our mission to make innovative medicines affordable and more accessible to people around the world

•        Forming a mission advisory board consisting of world leaders from pharmaceutical research and development (R&D), research science, health economics and patient advocacy

•        Building an incredible team of some of the most experienced “drug hunters,” clinical developers, and deep value chain experts working with shared values towards a common vision

•        Assembling a passionate team of over 200 changemakers driven by a shared and common purpose to “remake medicine”

•        Creating an award-winning culture of “Be You At EQ” to attract and empower our changemakers, earning more than 20 industry and employer awards in the span of 24 months

•        Raising $800 million to date from some of the most forward-thinking, blue-chip investors including life sciences and growth funds, family offices and sovereign wealth funds, as well as strategic partners including payers and integrated delivery networks

With this transaction, we are able to further build our portfolio adding the next ten candidates to our catalog of medicines, doubling the number of programs we can bring to people with life-threatening and chronic conditions, and increasing the associated coverage to $200 billion in global specialty drug spend by 2026. In addition, this transaction also helps further build our team, strengthen capabilities in our modern drug development organization, and add to our partnerships with payers and health systems. This significant infusion of capital takes us from where we are today, having already created intrinsic value in the business, to proving our commercial model in the coming years, to ultimately establishing a marketplace for innovative, affordable medicines.

At this juncture, we have already gained significant momentum. The time is now to accelerate, for “New Pharma” to become the reality that is inevitable and necessary so that we can sustainably deliver equitable access while “improving health for all with great, innovative, affordable medicines.”

Alexis and Melanie

Our mission

Our mission is to improve health for all with great, innovative, affordable medicines so that people with life-changing or chronic conditions can gain access to the medicines they need, physicians can treat patients without barriers to prescribing, and health systems can afford to make those medicines available, without restrictions, to the populations they serve in a financially sustainable manner.

The EQRx business opportunity

Thanks to the powerful tools and technologies of the 21st century, including genome sequencing, proteomics, and genomics, to name a few, society has made tremendous progress in elucidating the drivers of many, but not all, diseases at the molecular mechanism level. It is now possible to engineer innovative molecules around well-known targets, as evidenced by the expanding supply of innovative but overlapping drug candidates with their own intellectual property. For example, there are now 50 Bruton’s tyrosine kinase (BTK) programs and over 160 checkpoint inhibitors in various stages of development. With the proliferation of cutting-edge artificial intelligence (AI), machine-learning and technology enabled experimental drug discovery engineering platforms, this trend is expected to further accelerate leading to more rapid engineering of potential molecules against disease targets, reducing expensive failure rates and lowering costs of early development.

Yet unlike other industries where prices fall with technology advances and spur competition, prices for innovative medicines have continued to increase. In 1990, prescription drug expenditure in the United States totalled $40 billion. This expenditure has since increased to over $350 billion in 2020, an almost 9-fold increase, or a 7.5% year-on-year increase over the past 30 years. Global prescription drug spend has increased over 200% from 2000-2020 and over 1,500% from 1989-2020, with global drug spend in 2021 estimated to be approximately $1 trillion.

Our catalog of more than 10 programs today is estimated to address more than $100 billion of global specialty drug spend by 2026. Our current clinical-stage portfolio alone is expected to address approximately $100 billion of global specialty drug spend by 2026, with our multiple undisclosed pre-clinical and discovery programs expected to address an additional $45 billion of global specialty drug spend by 2026 across oncology and inflammation and immunology indications. Our vision is to scale our catalog from more than 10 programs today, to more than 20 programs in 2022 with the potential to cover more than an estimated $200 billion in global specialty drug spend by 2026. There is no guarantee that we will identify suitable assets and even if we do, we may not be able to acquire these assets or develop them successfully to achieve our targets. Further, our preclinical and early-stage discovery programs may not ever result in clinical development candidates.

As the average annual cost for new cancer therapies continues to increase, many patients struggle with the physical and emotional effects of high out-of-pocket medical costs. The clinical consequences are significant, either because of lack of access to the best therapy for a patient’s disease or due to worse outcomes. A number of recent studies have shown that there is a statistically significant correlation between out-of-pocket costs and increased mortality for lung cancer patients.

In some countries, rising drug prices have led to significant second-order challenges beyond the financial burden. When compared to the United States, innovative drugs in developed ex-U.S. markets often have price tags that exceed cost-effectiveness thresholds, resulting in launch delays for safe and efficacious drugs or reduced access.

At the same time, there are opportunities to making the drug development process significantly more efficient, as has been shown during the COVID-19 pandemic; the use of master protocols, decentralized trials including leveraging novel technology and data tools for data collection, remote and mobile monitoring, to just name a few of the levers that not only lower cost and increase speed but also have a positive effect on the patient experience.

This creates the opportunity for EQRx. The potential to leverage recent scientific, technological, and medical advances to develop innovative medicines at significantly lower costs and greater speed. The potential to capture a significant share of a large and growing market by offering future innovative therapies at lower prices. At scale, this creates a massive business opportunity that heretofore, no company has attempted to pursue and that we believe EQRx is purpose-built to capture.

Time for something new — time for “New Pharma”

Our business model — “New Pharma”

So, it’s time for something new. Time for a new business model to leverage these scientific, technological, and medical advances together with a new commercial model; one based on trust and collaboration with payers and health systems, rather than one focused on adversarial negotiations. Time to focus on efficiency from inception, to create the required cost structure to sustain dramatically lower prices. Time for a model built to successfully develop and commercialize medicines at scale. It’s time for “New Pharma.”

Our “New Pharma” solution starts with assembling a catalog of medicines at significant scale, targeting some of the most innovative clinical opportunities and highest drug cost categories of today and tomorrow, with an initial focus on oncology and immune-inflammatory diseases. We are focused on developing programs that are innovative, branded, and patent-protected that, if approved, have potential to be equivalent or superior to other therapies in their class. However, there is no guarantee our product candidates will be equivalent or superior to such other therapies.

Through our team of leading drug hunters, we are building our catalog through:

•        In-licensing clinical and preclinical stage programs to accelerate our business model

•        Building alliances with cutting-edge drug engineering platforms to build an earlier-stage pipeline of programs

•        Establishing partnerships with other biopharma companies to develop combination therapies

Assuming we are successful in obtaining regulatory approval, we offer our catalog of innovative medicines to payers and health systems at radically lower prices, through a simple and transparent pricing model without surprise price increases. However, we do not currently have, and may never have, any products approved for commercial sale, and our business and pricing model is untested and may never be successful.

We are also assembling a Global Buyers’ Club by entering into long-term, trusted strategic partnerships with private and public payers, providers and health systems so they and the patients they serve can gain access to, if approved, our future medicines at radically lower prices. We will offer simple and transparent pricing models to provide an opportunity for dramatic savings in these high-cost drug areas, while also providing broader access to important medicines for their patients in a sustainable matter. As part of this “New Deal” working collaboratively with our strategic partners, we ask that they make prescribing seamless for physicians, lower cost share for patients, and reduce utilization barriers that slow access to important medicines. We are effectively replacing the traditional “push model” through a “pull model” to drive adoption of EQRx medicines.

As a result, patients and physicians will have better options for important medicines, payers will receive greater value and we create true access and a greater customer experience for patients.

We believe that healthcare innovation must include new ways of making life-changing therapies affordable and accessible to every patient who needs them through a market-based solution. Failing to do so, could possibly result in drug pricing being addressed by regulation or legislation that could result in repercussions to innovation and competition.

We do not currently, have, and may never have, any products approved for commercial sale and have not generated any revenue to date, and so may never become profitable. In addition, our business and pricing model is untested and may never be successful or generate sufficient revenue to lead to profitability. Please see the section entitled “Risk Factors.”

Building a profitable business at scale

Key to building a profitable business while offering radically lower prices is a lower cost structure, building the business at scale with a relentless focus on efficiency. There are several sources of efficiencies resulting in significantly lower unit cost for our future medicines, driven both by significantly lower research and development as well as commercial expenses:

Lower research and development expenses

•       Fewer program failures:    With a focus on validated targets, where we understand the mechanism of action and the underlying biology, we expect to create greater probability of success compared to the typical biopharma model. Our business model also contemplates that we will not need to burden the prices of our future therapies to compensate for the costs of prior drug failures. Where historical industry success rates have typically been between 10% to 20%; due to our focus on validated targets, we are anticipating higher success rates for our clinical candidates due to our focus on validated targets. However, the drug development process is inherently uncertain and cannot be fully de-risked and there can be no guarantee that our approach to drug development will achieve these success rates, or that we will be able to avoid the cost burdens as anticipated. As a result, we do not expect to need to burden the prices of our future therapies to compensate for the costs of prior drug failures, though there can be no guarantee we achieve these success rates.

•        Focus on evidence generation to adoption:    The EQRx model emphasizes the generation of a comprehensive body of clinical data to support the adoption of our future medicines, if approved, recognizing that trials intended solely for the purpose of regulatory approval often do not address issues important to prescribing decisions. These issues include establishing efficacy and safety in patient populations more typical of “real-world” practice, specific tolerability or safety questions, treatment adherence, optimization of dose and schedule, and associated medical resource utilization. While recognizing the need to secure appropriate approved indications, we expect that many of the trials we conduct to generate evidence to support adoption will be designed and executed in conjunction with prescribing physicians and associated payers, so that specific questions of relevance to the use of these medicines in established therapeutic classes can be addressed. We expect the result of our approach will be clinical evidence programs that strike a balance between studies conducted for regulatory use and those intended for physician and payer audiences, rather than programs that are heavily weighted towards traditional registrational clinical trials. However, our model is untested and there is no guarantee that clinical trials we conduct in the future will provide us with positive or actionable data that will facilitate efficient clinical development or that we will be able to address the relevance to the use of these medicines in established therapeutic classes as anticipated.

•        Efficient, modern drug development:    With an eye towards lowering drug development costs, we built a truly modern drug development organization. This includes incorporating the many ways in which incremental operational improvements can be incorporated into the end-to-end drug development process to run clinical trials better, faster, and at lower costs. We believe modern development processes that are data-science enabled will allow us to operate more seamlessly and more directly, creating less dependency on external service providers and a more direct control of the data we are generating. Our predictive screening and overall development approach has not yet been clinically validated and our chosen drug candidates may not function as anticipated in future clinical trials and there can be no guarantee that we will be successful in creating a new and modern approach to drug development.

Lower sales and marketing expenses

•        Streamlined, lower cost of commercialization:    In a traditional biopharma company, a significant proportion of operating costs are spent on large sales forces and marketing budgets, effectively “pushing” high-cost medicines with physicians and direct-to-consumers. We will not be building a traditional sales and marketing oriented commercial organization, rather, we expect that our ability to create greater pull-through of our future medicines by our strategic partners will enable us to significantly reduce commercial costs, effectively replacing the traditional “push” model with a “pull” model. Our model is untested and there can be no guarantee that we will be successful in our attempt to replace the traditional sales organization with our “pull” model.

Economics that enable “New Pharma”

Each element in this equation contributes to reducing the unit cost of bringing innovative drugs to patients at dramatically lower prices, while still maintaining reasonable margins. As illustrated in the figure below, these elements, taken together and replicated across a scaled catalog of medicines, have the potential to improve access to developing novel, high quality, patent protected medicines while simultaneously reducing systemic spend on healthcare and building a sustainable, profitable business.

Our Vision

fewer program failures

focus on evidence generation to adoption

efficient, modern drug development

+ streamlined, lower cost of commercialization

---

improved patient access to medicines | reduced systemic spend on healthcare | profitable business

Our EQRx flywheel

We believe this business model only works at significant scale. In fact, one of the reasons why a business like EQRx has not been built to date is because biotechnology companies that have only a few pipeline candidates are not at the scale necessary to generate a level of economic impact required by health systems. At the same time, “big” pharma has legacy cost structures, driven by established processes and large-scale organizations that are hard to change.

As we add therapeutic options to our catalog of medicines, we are able to create greater value for our strategic partners; and as we are adding partners to our Global Buyers’ Club, we expect to generate more opportunities to grow our catalog of medicines. This in turn means we will be able to create more and more true access for people around the world who will be able to benefit from innovative science for their chronic or life-threatening condition. This marketplace becomes more efficient over time, including adding more therapies to the catalog as other drug developers partner with us to leverage the relationships and connections with the Global Buyers’ Club already built. Over time, this creates a fly wheel, making our model sustainable and creating significant competitive advantage. The result is a sustainable engine of innovative medicines at dramatically lower prices.

Business model innovation in other industries

In the 1970s, Southwest Airlines (Southwest) disrupted the market with a single interstate route and in 2003, became the largest domestic carrier in the United States — a position it has held since. One of the founding principles of the Southwest business model was offering radically lower fares to ensure air travel no longer discriminated across socioeconomic classes. To accomplish profitability with these fares, the company would also need to sustain a radically lower cost structure, which it achieved by moving to a single type of airplane, changing the traditional hub-and-spoke network approach to point-to-point, changing turnaround time, and simplifying fares.

Today, Southwest is one of the most honored airlines in the world, known for a “triple bottom line approach” that contributes to (i) the carrier’s performance and productivity, (ii) the importance of its people and the communities they serve, and (iii) an overall commitment to efficiency and the planet. The success of this business model is demonstrated by over 40 consecutive years of profitability, prior to the COVID-19 pandemic, making it the only U.S. airline that can make that claim.

We believe there are parallels between Southwest’s business model and ours. We aim to remake a large, incumbent industry, democratizing access to innovative medicines through lowering prices and increasing access and transparency. We aim to operate profitably while also caring for our patients, our people, our partners, and the healthcare system ecosystem.

In another more recent example, Netflix has disrupted the media and entertainment industry and we believe there are some parallels across our business model. Netflix initially introduced a low cost offering with known high-quality content, conveniently delivered against the existing cable carriers. Traditional cable networks forced viewers to overpay as cable carriers would strategically package content to force customers to purchase bigger and more comprehensive cable packages in order to gain access to the content they wanted. Simply put, customers were being overcharged for what they wanted to subsidize the content that yielded lower demand. Netflix initially delivered content generated by other producers in a more transparent, simple, convenient format. Eventually, Netflix became a content creator and marketplace for its own and others’ content, maintaining a low, simple to understand subscription-based pricing model delivering content conveniently and at scale. Netflix democratized viewable content.

Our intent is to create a marketplace with a low, transparent pricing model expanding access to innovative medicines for everyone.

Our business and pricing model is untested in the pharmaceutical industry, and there can be no assurance that our business model will achieve market acceptance or be able to compete effectively in the pharmaceutical industry or generate sufficient revenue to lead to profitability. Please see the section entitled “Risk Factors — Risks Related to EQRx.”

Our passionate team of changemakers

EQRx was founded on the premise of EQuity, EQuality, and EQual access to medicines for everyone who needs them. We have built a passionate team who are working relentlessly towards advancing our mission.

Our Rebel Rebuilders

To achieve our vision, we have brought together some of the best minds and executors across a range of disciplines, “Rebel Rebuilders” as we like to say, who are often not assembled in a single team. These are industry experts who know how the system works, with the experience, intimate knowledge, and collaborative spirit needed to work together to change the system from within.

These are the best in their respective disciplines:

•        Drug hunters that know how to identify and create excellent molecules, such as Carlos Garcia-Echeverria, Ph.D., our Chief of Rx Creation, who brings deep expertise across platforms, modalities, and therapeutic categories including cutting-edge digital technologies, is an inventor on 45 patents and most recently, as chief operating officer of research and global head of research platforms, established Sanofi’s research strategy. It also includes advisors Christoph Lengauer, Ph.D., who has close to 10 approved drugs to his credit, held leadership positions at Novartis, Sanofi, Blueprint Medicines, and was the founder of multiple innovative companies in therapeutics and diagnostics including Thrive Earlier Detection; Alan Huang, Ph.D. who is a recognized leader in translation research and target discovery, prior leadership roles at NIBR, deep China connections, and currently Chief Science Officer of Tango Therapeutics.

•        Drug developers and regulatory experts that can devise the most efficient clinical development path to generating clinical evidence required for adoption, such as Eric Hedrick, MD, who helped lead development for a number of impactful cancer medicines, including Rituximab, Avastin, Imbruvica, and Brukinsa. Eric has specific expertise in the development of best-in-class oncology agents and in the generation and use of clinical trials data from China in support of global regulatory submissions; and Christian Antoni, M.D., Ph.D., who was part of the first anti-TNF program development and led the development of major drugs in chronic autoimmune diseases. It also includes Sandra Horning, MD, who is an EQRx co-founder, serves on our Board of Directors and our Mission Advisory Board, who has served as chief medical officer and global head of product development at Genentech Roche where she helped bring 15 new medicines to patients across disease areas spanning cancer, multiple sclerosis, influenza and blindness.

•       Our “Rebel Rebuilders” also include some of the most experienced health tech assessors, payer and health system leaders, and population health experts to establish new population health deals with our growing Global Buyers’ Club. These include advisors Sir Andrew Dillon who served as CEO of NICE until 2020, David Joyner who was executive vice president sales & marketing at CVS Health and Kent Rogers, our Chief Customer Officer, who was most recently responsible for formulary and procurement contracting with pharmaceutical manufacturers for United Health Group’s commercial and government programs. It also includes out co-founder, Peter Bach, M.D., who, as the former Director of Health Policy & Outcomes for Memorial Sloan Kettering, has often been an outspoken advocate for policy reform and has provided input and perspective on numerous pricing and reimbursement policy proposals.

Our founders include Alexis Borisy, co-founder, current Chief Executive Officer and Chairman of the Board, who carries a distinguished track record as a company builder. Of the 13 companies where he has been a Founder, Chairman, founding CEO, and/or founding investor, nine have been publicly listed and two have been acquired for $2 billion and $5 billion respectively; and at Third Rock Ventures where, as a General Partner for a decade, he and his partners invested in dozens of innovative life science companies. Alexis has over 25 years of experience as a visionary founder of innovative and ground-breaking life science companies.

Melanie Nallicheri, co-founder, current President and Chief Operating Officer, and incoming Chief Executive Officer, is an accomplished leader and executive with decades of experience across the biopharma and payer value chain. She was previously Chief Business Officer and Head of Biopharma at Foundation Medicine, SVP of Corporate Strategy and Business Development at McKesson, and carries nearly two decades at Booz & Company advising leading biopharma companies and payers, integrated delivery networks and PBMs. Her experience and relationships span many aspects of the biotech, diagnostics, distribution and payer value chain including the associated economics of drugs.

As a further testament to our company and mission, we have also established a Mission Advisory Board, comprised of the individuals below. Each brings world-leading expertise across key aspects of our business, lends credence to our efforts to build a world-class and new type of pharma company, and provides strategic input to further advance our mission. These deeply experienced, distinguished leaders represent some of the greatest successes in pharmaceutical R&D, strongest commitments to science and clinical advancement, and patient advocacy as well as deepest connectivity with leading academic institutions, payers and regulators.

Our people and culture

To build our company at scale, we employ over 200 ‘changemakers’ today, committed to advancing our mission and contributing to our strong culture. We have a tremendous focus on execution, “GSD” or “Getting Stuff Done” and celebrate “Be you at EQ,” which encourages bold and creative thinking, transparency, trust, and collaboration in everything we do. While we are only two years old, we have won over 20 industry awards to date, including awards for Best Company Culture and Best Company Leadership team, and we have been recognized for our commitment to diversity with our majority female workforce. We are tremendously proud of the recognition we have received for our people and culture.

Our Board of Directors

Our Board of Directors includes industry leaders and veterans, company builders and investors across life sciences, technology/data, life sciences and healthcare. They have been invested in our mission since our inception and we are grateful for their ongoing guidance and support.

Our investors

We are supported by a top-tier investor base that includes leading life science specialists, world-class mutual funds and private equity funds, sovereign wealth and family offices, and market-leading payers and health systems that cover more than 20% of insured lives in the United States. We are proud of this diversified group of investors, which includes many of our strategic partners and customers. In building our company, we have capitalized our business with $800 million to date from this blue-chip syndicate of long-term oriented, preeminent investors, sharing our enthusiasm for our mission and our long-term goals to build “new pharma” at scale.

Our competitive advantage

Our business is built around several core tenets and capabilities that will enable us to create “New Pharma” through patient-focused drug engineering, modern drug development and business model innovation, and sustain our competitive advantage over time. The biopharma industry, increasingly complex and burdened by legacy business models, needs a purpose-built solution and incumbents will be unwilling or unable to replicate our business model. At the same time, new market entrants may find it difficult to replicate the people, assets, and capabilities that we have assembled at the scale required.

•        We have assembled a team of world-class drug hunters and developers.    Our team, with decades of experience across platforms and modalities, including cutting-edge life and data science tool knowledge, continues to be instrumental in identifying targets and assets that fit our target profile at attractive prices and creating an efficient development path for regulatory approval and adoption.

•        We have quickly built a pipeline to accelerate our business model.    Since starting operations in the fall of 2019, we have already assembled a pipeline of more than 10 programs, including two that are pre-registrational, with three additional clinical-stage programs and several undisclosed pre-clinical and drug engineering programs. The current portfolio alone represents therapeutic classes and indications that cover more than an estimated $100 billion in global specialty drug spend by 2026.

•        We are establishing innovative strategic partnerships with payers and health systems globally.    These partnerships, forged by our team with deep expertise and relationships across the payer, provider and integrated delivery network landscape, form the basis of our “Global Buyers’ Club” — a collection of customers with aligned incentives and deep engagement. These collaborations are rooted in transparency, trust and a shared vision of value. Assuming we obtain the necessary regulatory approvals, we plan to leverage this platform to commercialize our future medicines, removing costs from the system, providing quantifiable value to our partners and patients.

•        We are building a purpose-built business model at scale.    With our novel business model, a “first mover advantage” building scale rapidly, can become a competitive moat, successively more difficult to replicate over time as we expand our catalog of medicines, build out our Global Buyers’ Club, and generate greater savings for payers and patients.

Building a catalog of affordable medicines

Our growing catalog of medicines is targeting therapeutic classes, like oncology and immune-inflammatory diseases, and including indications such as lung cancer, breast cancer, rheumatoid arthritis or psoriasis, that are creating the highest-cost burden to patients and society. These include drug classes with therapies available to patients today that are pressuring healthcare budgets as well as classes of medicines that are anticipated to be blockbusters adding further cost pressure in new and evolving drug classes in the future. The targets we select generally still have multiple years of patent protection securing high prices and large revenues of incumbents before generic entry is anticipated potentially lowering prices. It is in these drug classes, with multi-billion spend and multi-year protection, that we have the opportunity to generate the greatest economic impact and significant savings for our payer and health system partners.

Equally importantly, we need to be convinced that we can create a potential therapy that, if approved, would be equally good or better than competing medicines. A strong efficacy and safety profile along with a significantly lower price creates the opportunity to be included as a therapy option and to be able to capture meaningful market share.

A final selection criterion for inclusion into our portfolio is to have an understanding of the mechanism of action and the underlying biology of disease. We believe this will result in a significantly higher probability of technical success, and while it does not eliminate all risk, we expect our probability of success will be improved versus the industry standard of one to two drug candidates out of ten.

With these criteria in mind, we have rapidly assembled a catalog of more than 10 drug programs, initially through in-licensing efforts and more recently through drug engineering collaborations, since commencing operations in late 2019. Our initial focus has been in oncology and immune-inflammatory diseases, and includes both small molecules and biologics, with five disclosed clinical-stage programs, two of which are pre-registrational, and several undisclosed pre-clinical and drug engineering programs.

PROGRAM
PRECLINICAL AND DISCOVERY
PHASE 1
PHASE 2
PHASE 3
Aumolertinib (EGFR)
PRE-REGISTRATIONAL
Sugemalimab (PD-L1)
PRE-REGISTRATIONAL
Lerociclib (CDK4/6)
EQ176 (formerly CS1003) (PD-1)
EQ121 (JAK1)

Additional undisclosed preclinical and discovery programs targeting large oncology and immune-inflammatory indications

Note: Pre-registrational means that we have achieved our Phase 3 primary endpoints, are continuing to collect additional evidence, and are in discussions with regulatory bodies regarding filing for marketing approval.

Note: We have in-licensed all programs in our clinical pipeline to-date and continue to work with our development partners to transfer sponsorship of the INDs to us, as appropriate. To date, we have assumed sponsorship of three INDs, including one for aumolertinib and two for sugemalimab. Additionally, we continue to work with the U.S FDA on submitting additional INDs as we work to advance our programs through clinical trials.

Our two pre-registrational programs include:

•        Aumolertinib (EQ143) is a third-generation epidermal growth factor receptor (EGFR) inhibitor, in-licensed from (Shanghai) Healthtech Co., LTD and Jiangsu Hansoh Pharmaceutical Group Company LTD (collectively, Hansoh) in 2020. Aumolertinib has demonstrated clinical activity in late-stage clinical trials in initial treatment of patients with EGFR mutant NSCLC, and in treatment for patients with EGFR-mutated non-small cell lung cancer (NSCLC) who have developed resistance after treatment with a first-generation EGFR inhibitor. Clinical trials for aumolertinib have treated over 700 patients, and aumolertinib has marketing approval in China for the treatment of patients with EGFR-mutated NSCLC who have developed resistance after treatment with a first-generation EGFR inhibitor.

•        Sugemalimab (EQ165, also known as CS1001) is an anti-programmed death-ligand 1 (PD-L1) antibody, in-licensed from CStone Pharmaceuticals (CStone) in 2020. Sugemalimab has demonstrated clinical activity in Phase 3 clinical trials in the treatment of Stage III and Stage IV NSCLC, respectively. We believe that sugemalimab is the only immune checkpoint inhibitor which has demonstrated positive Phase 3 results in broadly defined Stage III and Stage IV patient populations, including in patients with Stage III disease treated with either concurrent or sequential chemoradiotherapy. In clinical trials with sugemalimab, over 1,600 patients have been treated either as monotherapy or in combination with other therapies. In addition, sugemalimab is currently being investigated in a variety of solid tumors and lymphomas and has received Breakthrough Therapy Designation (BTD) in the United States and China for the treatment of patients with relapsed or refractory extra-nodal natural killer/T-cell lymphoma (R/R ENKTL).

Based on industry publications and other available third-party market research, we currently anticipate the EGFR inhibitor market reach an expected $10 billion in global specialty drug spend by 2026. We further estimate the PD-1/PD-L1 market for the initial indications we are targeting, including NSCLC, gastric cancer and esophageal cancer, will reach $30 billion in global specialty drug spend by 2026. Taken together, our aumolertinib and sugemalimab programs are targeting indications with an expected $40 billion global specialty drug spend by 2026, with the immunotherapy drug class expected to see an incremental $20 billion in global specialty drug spend by 2026 beyond our initial indications.

We are in ongoing discussions with several regulatory bodies for our lead programs, and we anticipate our first regulatory filings will occur in the second half of 2022. As we continue our ongoing discussions with regulatory authorities, we should have more clarity on our regulatory requirements and filing timelines.

Our other programs in our growing pipeline include clinical and pre-clinical stage assets in both oncology and immune-inflammatory diseases:

•        Lerociclib (EQ132) is a novel, oral, potent, and selective small molecule cyclin-dependent kinase (CDK) 4/6 inhibitor, which has been demonstrated in a Phase 1 clinical trial in patients with metastatic breast cancer to be highly active in combination with estrogen receptor antagonists with an acceptable tolerability profile. Lerociclib is entering two Phase 3 clinical trials in China for the treatment of metastatic breast cancer patients.

•        EQ176 (also known as CS1003) is an anti-programmed death-1 (PD-1) antibody and is being evaluated in an ongoing global Phase 3 trial for the treatment of patients with primary liver cancer.

•        EQ121 is a novel, highly selective janus kinase-1 (JAK-1) inhibitor that is currently in multiple Phase 1 trials.

•       Additional undisclosed preclinical programs targeting large oncology and immune-inflammatory indications.

In order to rapidly assemble our portfolio, our initial assets were all in-licensed from biopharma companies around the world. Now, with a well-balanced portfolio of late-stage, mid-stage and preclinical assets, we have the opportunity to create our own molecules. We have entered into multiple drug engineering collaborations with cutting-edge technology platform companies including leading technology enabled experimental platforms, machine-learning computational platforms and physics based computational platforms, to efficiently engineer molecules against well-specified targets for important chronic and life-threatening conditions. For example, we have recently announced collaborations with Exscientia and Relay Therapeutics for the engineering of small molecule therapeutics AbCellera for the engineering of antibody, and Absci for the engineering of protein-based therapeutics.

Our vision is to scale our catalog from more than 10 programs today covering more than an estimated $100 billion in global specialty drug spend by 2026, to more than 20 programs in 2022 that are estimated to address over $200 billion of global specialty drug spend by 2026, with plans to continue to grow our pipeline to over 50 programs by the latter half of this decade and the beginning of the next decade. We aim to achieve this through a mix of in-licensing, drug engineering collaborations and working with partners that will use our drugs and drug candidates in combination with their experimental medicines. However, the drug development process is inherently uncertain and there can be no guarantee that we will be able to scale as anticipated, nor that we will be successful in obtaining regulatory approvals or commercializing any approved therapies in these markets.

Our Global Buyers’ Club

If our catalog of medicines represents our total addressable market, our ability to make our future medicines available to patients and to capture share in those markets is through strategic partnerships with our Global Buyers’ Club. The objectives of setting up these transparent, engaging, open, and trusted strategic partnerships is to improve access to important, new medicines, lowering patient out-of-pocket burden and to lower pharmacy spend for payers, providers and integrated delivery networks.

Overview of the “New Deal”

We will enable those goals through radically lower pricing compared to market-leading medicines. In this “new deal” that we are offering our strategic partners, we are asking them to help us achieve the following objectives:

•        Reduce administrative hassles for physicians to prescribe and/or administer our future medicines.

•        Make medicines more affordable for patients, through the elimination or reduction of patient out-of-pocket costs

•        Ensure market adoption through “pull-through” efforts instead of traditional, expensive “push models”

This level of transparency and engagement between a manufacturer and a payer is unprecedented in the biopharma industry. Our goal is to rebuild trust with payers, providers and health care systems as true partners, creating a new level of access and collaboration that is needed to drive change together from within the industry.

Progress assembling the Global Buyers’ Club

Today, we have partnerships in place with strategic partners that cover approximately 20% of the 300 million insured lives in the United States and are in discussions with the next 25 or more payers covering ~50% of U.S. lives. Importantly, many of these current and potential partners are also investors in EQRx.

Outside of the United States, we are in discussions with eight countries that represent more than 200 million lives, with the next wave of markets representing an additional 300 million lives. In certain countries in the Middle East, Turkey, and Africa, we are in late-stage negotiations with a potential commercial and distribution partner.

We are working diligently to engage with potential future members of our Global Buyers’ Club in a dialog around shared goals of lowering the cost burden on patients, making innovative medicines more accessible, and reducing total drug costs to keep health budgets sustainable.

We expect that our future Global Buyers’ Club will ultimately be comprised of a range of private and public payers, including health insurance organizations, pharmacy benefit managers, integrated delivery networks, single payer systems and public payer organizations as well as health systems and clinical practice across geographies.

Our stages of growth

We have already created significant value in our short existence, and we expect to incur rapid growth and create value for patients and customers in three key stages:

•        2021 — 2022:    Our valuation is anchored by our two pre-registrational assets.

•        Our two late stage pre-registrational assets, aumolertinib and sugemalimab, for which we have recently announced positive Phase 3 results, currently anchor our enterprise valuation. We are in ongoing discussions with regulatory bodies across multiple geographies for these lead programs.

•        Behind our lead assets are three mid-stage programs including our PD-1, CDK4/6, and JAK-1 programs, as well as several other non-disclosed pre-clinical assets, creating additional opportunity for future value creation. In addition, we have signed multiple drug engineering collaborations to create additional molecules against pre-specified targets with well-defined profiles to further build out our portfolio.

•        In parallel with our drug development efforts, we have collaborative relationships in place with initial strategic payer and integrated delivery network partners covering approximately 20% of US covered lives and are in advanced conversations with non-US single payer government systems that can serve as the foundation for the creation of our Global Buyers’ Club.

•        2023 — 2028:    Delivering first commercial proof points.

•        We expect to launch our first wave of drugs — aumolertinib and sugemalimab — on a global basis and begin to generate significant revenue.

•        Later in the decade, we expect to introduce our second wave of medicines generating additional substantial revenue and delivering greater value to our strategic partners through savings and greater options to patients.

•       We expect to sign commercial agreements with a significant number of private and public payers and health system partners in the United States and globally.

•       At this point, these proof points would validate New Pharma as an innovative, purpose-built business model that offers high quality, innovative drugs at lower prices through our new payer partnerships.

•        While delivering our first proof points, we anticipate that we would continue to grow our pipeline of in-licensed programs, drug engineering collaborations, and combination partnerships, as we aim to access new targets and franchises, further adding to our catalog of medicines.

•        2029 and beyond:    Marketplace established and flywheel in full motion.

•        We expect to have significant commercial volume passing through our marketplace as members of our Global Buyer’s Club, including U.S. and international payers and providers, have access to our deepening catalog of medicines across multiple therapeutic areas.

•        With our marketplace fully established, we expect to demonstrate meaningful savings to healthcare systems, reinforcing the value of our new business model to the Global Buyer’s Club. We would expect this would generate further demand to access our catalog and include more medicines into the catalog. We expect to provide a deep catalog of programs across multiple therapeutic areas, coupled with an expansive list of commercial agreements.

•        We also foresee opportunities for other innovators to place their medicines into our marketplace, which allows them to leverage our purpose-built business model and access our Global Buyers’ Club. We expect the combination of a growing catalog of drugs with trusted, strategic partnerships to create mutually reinforcing flywheel effect, encouraging more innovators to join our marketplace, generating compounding value for all stakeholders, and driving our growth into the next decade.

Additional information on our pipeline programs

Our pre-registrational programs

Aumolertinib (EQ143) for adjuvant and first-line (1L) EGFR-mutated NSCLC

We are developing aumolertinib, a novel, irreversible, third generation epidermal growth factor receptor tyrosine kinase inhibitor (EGFR TKI) for the treatment of EGFR-mutated NSCLC. In July 2020, we in-licensed the exclusive development and commercialization rights of aumolertinib globally, excluding Greater China, from Hansoh Pharmaceuticals (Hansoh). Hansoh retains rights to aumolertinib in Greater China, where it is approved by the NMPA of China for second-line (2L) treatment of patients with metastatic EGFR-mutated NSCLC who have developed resistance after treatment with a first-generation EGFR inhibitor.

Based on the clinical data generated to date with aumolertinib, recent pivotal trial results, and commercial approval in China, we believe that aumolertinib has the potential to expand treatment options for patients with EGFR mutated NSCLC, a market expected to double in the next five years to $10 billion. From in-licensing through potential approval, we anticipate we will have spent less than $200 million in expenses, and recent payer discussions suggest strong receptivity for a differentiated therapy option for patients in this space.

As of July 31, 2021, aumolertinib clinical trials, sponsored by Hansoh and conducted in China, have treated over 700 patients including:

•       The pivotal, Phase 3 randomized trial in the initial treatment of Chinese patients with locally advanced (Stage IIIB) or metastatic (Stage IV) NSCLC harboring sensitizing EGFR mutations (n=429). The trial compared aumolertinib 110 mg once daily (n=214) to gefitinib 250 mg once daily (n=215). The trial met its primary endpoint of improvement in progression-free survival (PFS).

•       The pivotal, Phase 2 open-label, single-arm trial in Chinese patients with metastatic EGFR-mutated NSCLC who had developed resistance to a first-generation EGFR inhibitor (EGFR T790M mutation-positive NSCLC) (n=244). Results demonstrated that aumolertinib met the primary endpoint of ORR and was well-tolerated. These data supported the approval by the NMPA in China for the treatment of patients with metastatic EGFR T790M mutation-positive NSCLC who had failed a first-generation EGFR TKI.

•        Phase 1 trials consisting of two components: a Phase 1a dose escalation phase (n=26) and a Phase 1b dose expansion phase (94 patients), with patients in China, the United States, Australia, and Korea. The results demonstrated predictable pharmacokinetics and established the basis for the clinical activity and tolerability profile subsequently confirmed in pivotal trials.

In February 2021, our partner, Hansoh, disclosed topline results of its Phase 3 trial which demonstrated that aumolertinib met its primary endpoint of improvement of PFS in 1L treatment of patients with locally advanced (Stage IIIB) or metastatic (Stage IV) EGFR-mutated NSCLC. Key secondary endpoints included overall survival (OS), overall response rate (ORR), duration of response (DoR), disease control rate (DCR) and depth in response (DepOR). Additional results from the trial, presented at the American Society of Clinical Oncology (ASCO) 2021 Virtual Annual Meeting, demonstrated that aumolertinib has potential to provide significant benefits as initial treatment for patients with locally advanced or metastatic EGFR-mutated NSCLC. Highlights from the trial include:

•        The median PFS, as evaluated by investigators, was estimated at 19.3 months for aumolertinib versus 9.9 months for gefitinib with a hazard ratio of 0.46 (Log-rank p-value < 0.0001). The effect of aumolertinib on overall survival will be available at a future timepoint when these data are mature.

•        At a one-year landmark, 69% of patients treated with aumolertinib were free of disease progression compared to 46% of patients treated with gefitinib.

•        Improvement in PFS in patients who received aumolertinib over gefitinib was observed across relevant subgroups of patients, including those with brain metastases.

•        Aumolertinib was generally well-tolerated and adverse events resulting in patients temporarily stopping or discontinuing treatment were less common with aumolertinib than with gefitinib.

•        Drug-related adverse events (AEs) were reported in 197 (92%) and 206 (96%) patients treated with aumolertinib or gefitinib, respectively. Drug-related severe (Grade 3 or higher) AEs were reported in 43 (20%) and 57 (27%) patients treated with aumolertinib or gefitinib, respectively.

•       Drug-related serious AEs (SAEs) were reported in 9 (4%) and 24 (11%) patients treated with aumolertinib or gefitinib, respectively. Drug-related SAEs observed in ≥2 patients in either group were less commonly observed with aumolertinib versus gefitinib treatment: hepatic function abnormal (2 patients or 0.9% versus 9 patients or 4.2%), alanine aminotransferase increased (0 patients versus 4 patients or 1.9%), aspartate aminotransferase increased (0 patient versus 4 patients or 1.9%) and drug-induced liver injury (0 patient versus 2 patients or 0.9%).

The table below describes the commonly reported adverse events (≥20% of patients, all causality). In terms of adverse events related to the inhibition of wild-type EGFR, both rash (50 patients or 23% versus 89 patients or 41%) and diarrhea (35 patients or 16% versus 77 patients or 36%) were less commonly observed with aumolertinib versus gefitinib. Conversely, elevations in creatine phosphokinase were more common with aumolertinib (76 patients or 35% versus 20 patients or 9.3%) but were not associated with clinical consequences such as kidney or cardiac damage.

In August 2021, we initiated an open-label clinical trial to evaluate the comparative pharmacokinetics of aumolertinib following oral single dose administration in adult healthy volunteers of different racial and ethnic populations, for the purpose of establishing whether aumolertinib pharmacokinetics are sensitive to ethnicity. Such determination will be critical to the acceptance of the aumolertinib clinical trials data by various regulatory authorities outside of China. We anticipate enrolling approximately 45 participants to this trial in the United States and in New Zealand and expect the study to be completed by the end of 2021. This study, together with the Phase 3 trial results, should support ongoing regulatory discussions and global expansion of access to aumolertinib in multiple countries for the initial treatment of patients with locally advanced or metastatic EGFR-mutated NSCLC.

Our partner, Hansoh, is also conducting an ongoing Phase 3 registrational study in China assessing the effects of aumolertinib versus placebo as adjuvant therapy in patients with surgically resected Stage II-IIIB EGFR-mutated NSCLC. We expect to use the results of this trial to support regulatory discussions on expanding the addressable patient population for aumolertinib.

As part of our differentiated business model and collaboration agreements with payers, we also intend to conduct additional clinical trials to generate evidence to support the adoption of aumolertinib in multiple geographies across the globe.

Sugemalimab (EQ165) for NSCLC and other cancers

We are developing sugemalimab, a monoclonal antibody targeting programmed death-ligand 1 (PD-L1), for the treatment of NSCLC, with Phase 3 clinical trials in both metastatic Stage IV and locally advanced/unresectable (Stage III) disease, as well as additional solid tumors and hematologic malignancies. Authorized by a company based in the United States, Ligand Pharmaceuticals Inc. (NASDAQ: LGND), sugemalimab was developed using the OmniRat® transgenic animal platform, which can generate fully human antibodies in one stop. In October 2020, we in-licensed the exclusive development and commercialization rights of sugemalimab globally, excluding Greater China, from CStone Pharmaceuticals (CStone). Pfizer, Inc. holds the exclusive development and commercialization rights to sugemalimab within Greater China. Sugemalimab is the only PD-L1 inhibitor to have demonstrated the potential for progression-free survival benefit in broadly defined Stage III (locally advanced/unresectable) and Stage IV (metastatic) NSCLC patient populations, inclusive of Stage III patients treated with either concurrent or sequential chemoradiotherapy.

In October 2020, the U.S. FDA granted sugemalimab Orphan Drug Designation (ODD) for the treatment of patients with T-cell lymphoma and both the U.S. FDA and the NMPA granted Breakthrough Therapy Designation (BTD) for the treatment of patients with relapsed or refractory extranodal natural killer/T-cell lymphoma (R/R ENKTL), a subtype of non-Hodgkin lymphoma.

Based on clinical data generated to date and recent pivotal trial results, we believe that sugemalimab is an anti-PD-L1 with the potential to treat patients with Stage III and Stage IV NSCLC, a market estimated to be approximately $25 billion in global specialty drug spend by 2026. From in-licensing through potential approval, we anticipate we will have spent $200 million in expenses, and recent payer discussions suggest strong receptivity for a broadly effective and competitively priced immune checkpoint inhibitor.

As of July 31, 2021, sugemalimab clinical trials, sponsored by CStone, have treated over 1,600 patients including, but not limited to:

•        The Phase 3 double-blind, randomized GEMSTONE-302 trial, conducted in China, evaluating the addition of sugemalimab to platinum-based chemotherapy as an initial treatment for Stage IV squamous or non-squamous NSCLC. The GEMSTONE-302 trial met its primary endpoint of improvement in PFS for sugemalimab plus chemotherapy (n=320) as compared to chemotherapy alone (n=159). The benefit of adding sugemalimab to chemotherapy was observed, regardless of PD-L1 expression level or pathologic subtype of NSCLC (squamous versus non-squamous), and the tolerability profile was acceptable. We are expecting the first formal assessment of the effect of sugemalimab on overall survival in early 2022.

•        The Phase 3 double-blind, randomized GEMSTONE-301 trial, conducted in China, evaluating sugemalimab as consolidation therapy in patients with locally advanced, unresectable Stage III NSCLC without disease progression after either concurrent or sequential chemoradiotherapy. The GEMSTONE-301 trial met its primary endpoint of improvement in PFS for sugemalimab (n=255) as compared to placebo (n=126). Sugemalimab demonstrated an acceptable tolerability profile, with no new safety signals observed.

•        An ongoing Phase 2 single-arm, registrational trial, conducted in the United States and China, evaluating the activity and tolerability of sugemalimab in the treatment of adult patients with relapsed/refractory ENKTL (n=80).

•        Phase 1 and 1b studies for patients with a variety of advanced solid tumors.

In August 2020, our partner, CStone, first announced that its Phase 3 GEMSTONE-302 trial met its primary endpoint in Stage IV NSCSLC. The most recent data, as of March 2021, was presented in September 2021 at the International Association for the Study of Lung Cancer 2021 World Conference on Lung Cancer (IASLC 2021 WCLC). Highlights from the GEMSTONE-302 trial include:

•        Sugemalimab combined with chemotherapy met the primary endpoint of improvement in PFS, as evaluated by investigators as compared with chemotherapy and placebo at the time of the pre-specified event-driven analysis. Key secondary endpoints included OS, PFS as assessed by an independent review committee, PFS as assess by investigator in patients with PD-L1 expression ≥1%, ORR, DoR, and safety.

•        The findings showed that sugemalimab plus chemotherapy in Stage IV NSCLC patients resulted in statistically significant improvement in PFS. The median PFS was estimated at 9.0 months for the sugemalimab and chemotherapy combination group versus 4.9 months for the chemotherapy and placebo group with a hazard ratio of 0.48 (Log-rank p-value <0.0001).

•       A higher ORR (63% versus 40%, p-value < 0.0001) and longer median DoR (9.8 versus 4.4 months) were significantly improved with the addition of sugemalimab to chemotherapy as compared to chemotherapy alone.

•       The benefit of the addition of sugemalimab to chemotherapy was observed regardless of PD-L1 expression level, patient functional status, and the presence or absence of brain or liver metastases.

•        Sugemalimab added to chemotherapy was generally well-tolerated and no new safety signals were identified.

•        Treatment-related AEs were reported in nearly all patients in both groups with 317 (99.1%) and 153 (96.2%) patients in the sugemalimab/chemotherapy and chemotherapy groups, respectively. Treatment-related severe (Grade 3 or higher) AEs were reported in 182 (57%) and 91 (57%) 57.2% of patients in the sugemalimab/chemotherapy and chemotherapy groups, respectively.

•        Treatment-related serious AEs were reported in 73 (23%) and 31 (20%) patients in the sugemalimab/chemotherapy and chemotherapy groups, respectively. Commonly reported (≥2% of patients in either group) treatment-related serious AEs included the following (sugemalimab/chemotherapy versus chemotherapy, respectively): anaemia (3.4% versus 3.1%), pneumonia (3.1% versus 4.4%), platelet count decreased (3.1% versus 2.5%), and neutrophil count decreased (1.9% versus 2.5%).

In May 2021, our partner, CStone, first announced that its Phase 3 GEMSTONE-301 trial met its primary endpoint in Stage III NSCLC. The most recent data, as of March 2021, was presented in September 2021 at the European Society for Medical Oncology (ESMO) Congress 2021. Highlights from the GEMSTONE-301 trial include:

•        Sugemalimab met the primary endpoint of improvement of PFS, as assessed by an independent review committee compared to placebo at the time of the pre-specified interim analysis. Key secondary endpoints included OS, PFS as assessed by investigators, ORR, DoR, and time to death/distant metastasis (TTDM).

•        The findings showed that sugemalimab as a consolidation therapy in Stage III NSCLC patients without disease progression after chemoradiotherapy resulted in statistically significant improvement in PFS as assessed by an independent review committee. The median PFS was estimated at 9.0 months for the sugemalimab group versus 5.8 months for the placebo group with a hazard ratio of 0.64 (Log-rank p-value = 0.0026).

•        The clinical benefit of sugemalimab as a consolidation therapy in Stage III NSCLC patients without disease progression after chemoradiotherapy was observed regardless of whether patients received concurrent or sequential chemoradiotherapy prior to sugemalimab.

•        Sugemalimab was generally well-tolerated and no new safety signals were identified.

•        Treatment-related AEs were reported in 193 (76%) and 73 (58%) patients in the sugemalimab and placebo groups, respectively. Treatment-related severe (Grade 3 or higher) AEs were reported in 26 (10%) and 7 (6%) patients in the sugemalimab and placebo groups, respectively. Commonly reported (≥ 2% of patients in either group) treatment-related severe AEs included the following (sugemalimab versus placebo, respectively): immune-mediated pneumonitis (2.4% versus 0) and pneumonia (2.4% versus 0.8%).

•        Treatment-related serious AEs were reported in 38 (15%) and 12 (10%) patients in the sugemalimab and placebo groups, respectively.

We believe the results of the GEMSTONE-301 and GEMSTONE-302 trials will advance the clinical application of immune checkpoint inhibitors and improve the availability of treatment for many patients with Stage III and Stage IV NSCLC. We expect these trials will support our ongoing regulatory discussions in multiple countries regarding approval of sugemalimab for the treatment of Stage III and Stage IV NSCLC.

Currently, sugemalimab is being investigated in multiple ongoing clinical trials. In addition to the aforementioned Phase 3 studies in NSCLC these studies include:

•        A Phase 2 pivotal study evaluating sugemalimab in the treatment of relapsed/refractory extranodal natural killer T-cell lymphoma, being conducted in China and the United States (n=80). The primary endpoint is ORR, as assessed by an independent review committee according to Lugano 2014 classification. The key secondary endpoints include ORR assessed by investigators, complete remission rate (CRR), partial remission rate (PRR), time to response (TTR), and DoR.

•        A Phase 3 study evaluating sugemalimab in addition to chemotherapy in the initial treatment of metastatic gastric cancer being conducted in China. This study has co-primary endpoints of overall and progression-free survival, as assessed by an independent review committee. Key secondary endpoints include ORR, DoR of response, and safety.

•        A Phase 3 study evaluating sugemalimab in addition to chemotherapy in the initial treatment of metastatic esophageal cancer, being conducted in China. This study has co-primary endpoints of overall and progression-free survival. Key secondary endpoints include ORR, DoR, and safety.

Leveraging our partnership with CStone, we intend to expand global access to sugemalimab and pursue regulatory discussions in multiple countries.

Additional clinical-stage assets

Lerociclib (EQ132) for estrogen receptor positive (HR+)/HER2- receptor negative (HER2-) breast cancer

We are developing lerociclib, a novel, oral, potent, and selective small molecule cyclin-dependent kinase (CDK) 4/6 inhibitor for use in combination with other targeted therapies for the treatment of patients with HR+/HER2-metastatic breast cancer (mBC). In July 2020, we in-licensed the exclusive development and commercialization rights of lerociclib for the United States, Europe, Japan, and all other global markets, excluding the Asia-Pacific region (except Japan), from G1 Therapeutics (G1), a U.S. based, NASDAQ listed biotech company. Genor Biopharma (Genor) holds the development and commercialization rights to lerociclib within the Asia-Pacific region (except Japan).

Currently, lerociclib is being evaluated in the following clinical trials:

•        A Phase 3 clinical trial, being initiated in China and sponsored by Genor, evaluating lerociclib in addition to estrogen receptor antagonists in patients with HR+/HER2- mBC in the initial treatment setting. The primary endpoint is PFS as assessed by investigators and key secondary endpoints include PFS, as assessed by an independent review committee, OS, ORR, DoR and clinical benefit rate (CBR).

•        A second Phase 3 clinical trial, being initiated in China and sponsored by Genor, evaluating lerociclib in addition to estrogen receptor antagonists in patients with HR+/HER2- mBC in the relapsed disease setting. The primary endpoint is PFS, as assessed by investigators. Key secondary endpoints include PFS as assessed by an independent review committee, OS, ORR, DoR and CBR.

•        A Phase 1/2 clinical trial, conducted in the United Kingdom, Georgia, Moldova, and Bulgaria, sponsored by G1, evaluating lerociclib in combination with the estrogen receptor antagonist fulvestrant in patients with HR+/HER2-negative locally advanced or metastatic breast cancer after endocrine therapy failure (n=110). The trial was designed to evaluate the safety, tolerability and antitumor activity and identify the dose and schedule for future trials of lerociclib.

•       A Phase 1/2 clinical trial, conducted in the United States, Hong Kong, Korea, and Taiwan, sponsored by G1, evaluating lerociclib in combination with osimertinib in EGFR-mutated NSCLC (n=36). The trial was designed to evaluate the safety, tolerability and antitumor activity and identify the dose and schedule for future trials of lerociclib.

At the San Antonio Breast Cancer Symposium (SABCS) in December 2019, G1 reported preliminary Phase 1/2 clinical data in HR+/HER2- metastatic breast cancer. Highlights from the trial included:

•        Continuously dosed, twice-daily lerociclib, in combination with fulvestrant, was well tolerated. Additionally, lerociclib could be dosed continuously without need for interruption for management of neutropenia.

•        Coadministration of fulvestrant had minimal impact on the pharmacokinetics of lerociclib.

•        The clinical activity data were consistent with those from other approved CDK4/6 inhibitors when used in combination with fulvestrant.

Taken together, these results demonstrate the potentially differentiated clinical profile of lerociclib in combination with fulvestrant versus currently marketed CDK4/6 inhibitors, and suggest that lerociclib can be administered without need for dose interruption due to neutropenia, one of the main toxicities associated with CDK4/6 inhibition. Some CDK4/6 therapies require frequent blood testing for neutropenia and lerociclib has the potential to offer fewer office visits and blood draws, improving the experience for patients and reducing the burden on physician offices and costs to the healthcare system.

EQ176 for advanced solid tumors

We are developing EQ176, a novel, anti-programmed death-1 (PD-1) monoclonal antibody for the treatment of advanced solid tumors. In July 2020, the U.S. FDA granted EQ176 Orphan Drug Designation (ODD) for the treatment of patients with hepatocellular carcinoma (HCC) and in October 2020, we in-licensed the exclusive development and commercialization rights of EQ176 globally, excluding Greater China, from CStone Pharmaceuticals (CStone). CStone retains rights to EQ176 (CS1003) in Greater China.

Our partner, CStone, reported that its Phase 1 trial in China (n=19) demonstrated that EQ176 monotherapy was well-tolerated at 60mg and 200mg Q3W with no dose-limiting toxicities (DLT) observed and the maximum tolerated dose (MTD) not reached. CStone’s Phase 1b trial (n=20) evaluated EQ176 in combination with lenvatinib for the treatment of HCC and demonstrated an ORR of 40% and median PFS of 8.4 months. Currently, a global, randomized, Phase 3 trial is evaluating EQ176 in combination with lenvatinib in initial treatment of patients with advanced unresectable HCC (n=525). The co-primary endpoint are PFS, as assessed by an independent review committee, and OS. The key secondary endpoints include PFS as assessed by investigators, ORR, DCR, DoR, and time to progression (TTP).

EQ121 for rheumatoid arthritis and other I&I indications

We are developing EQ121, a highly selective, novel, Janus kinase-1 (JAK-1) inhibitor for the treatment of rheumatoid arthritis and other inflammation and immunology indications. In April 2020, we in-licensed the exclusive development and commercialization rights of EQ121 globally, excluding Greater China, from Lynk Pharmaceutical (Hangzhou) Co, Ltd. (Lynk Pharmaceuticals). Lynk Pharmaceuticals retains rights to EQ121 (LNK-207) in Greater China.

Currently, we are conducting multiple Phase 1 trials in Australia and New Zealand which include both healthy subjects as well as RA patients. In the first substudy, the primary endpoint is to evaluate the safety and tolerability of EQ121 following oral single and multiple ascending dose administration in adult healthy volunteers; key secondary endpoint is to characterize the pharmacokinetics (PK) of EQ121 following single and multiple ascending dose administration. In the second substudy, the primary endpoint is to evaluate the safety, tolerability, and PK of multiple doses of EQ121 in adults with rheumatoid arthritis (RA) who are on a stable oral methotrexate (MTX) regimen; key secondary endpoints include evaluation of the effect of MTX on the PK of EQ121 and the effect of EQ121 on the PK of MTX. Lynk Pharmaceuticals is also conducting a Phase 1 trial in China in healthy subjects and planning to initiate a Phase 2a proof-of-concept trial in China for the treatment of RA.

Pre-clinical programs and drug engineering collaborations

In additional to our five disclosed clinical stage programs, our pre-clinical pipeline includes several undisclosed preclinical assets and programs through our drug engineering collaborations. These assets and programs are focused on oncology and immune-inflammatory diseases that are expected to have large, multi-billion-dollar market opportunities.

We have entered into multiple drug engineering collaborations with cutting-edge technology platform companies including leading technology enabled experimental platforms, machine-learning computational platforms and physics based computational platforms. These are multi-year, multi-target collaborations intended to accelerate the engineering of therapeutic drug candidates against selective targets across a range of therapeutic areas, further expanding the breadth of our pipeline of novel therapies when combined with our internal drug development efforts. Each of our partner companies have aligned missions with EQRx, where we intend to radically improve how drugs are discovered, developed, and commercialized. We expect to continue to enter into these agreements as they complement and amplify both our internal development efforts and our broader mission as a company.

In June 2021, we entered into our first drug engineering collaboration with Exscientia, which we then followed by an agreement with AbCellera, and then in August 2021 we entered into an agreement with Relay Therapeutics and in October 2021, with Absci. We believe these drug engineering collaborations have the potential to help accelerate growth of our catalog of medicines.

We are in discussions with multiple other drug engineering platform companies to continue building our catalog of medicines so that we can bring important, innovative medicines to patients at radically lower prices.

We do not currently have, and may never have, any products approved for commercial sale and have not generated any revenue to date, and so may never become profitable. In addition, our business and pricing model is untested and may never be successful or generate sufficient revenue to lead to profitability. We also note that the drug development process is inherently uncertain and cannot be fully de-risked, and there is no guarantee that the clinical trials you may conduct in the future will provide us with positive or actionable data that will facilitate efficient clinical development. For more details regarding these and other risks that are material to our business, operations and future share price, please see the section entitled “Risk Factors.”

Licenses and collaborations

A key component of our strategy is to build our catalog of affordable medicines. We plan to do this using multiple strategies, including entering into agreements to in-license assets, drug engineering collaborations, and combination programs.

Material license agreements

We believe that license and collaboration agreements for our two pre-registrational assets, aumolertinib (EQ143) and sugemalimab (EQ165) are material agreements in light of our current near-term business plans and development strategy. Our agreement with CStone, described in more detail below, also gives us rights to EQ176 (also known as CS1003), an anti-PD-1 antibody, which is currently in an ongoing Phase 3 trial for the treatment of liver cancer patients, and our agreements with Lynk Pharmaceuticals for EQ121 and with G1 for Lerociclib, also described below, further support our near-term business plans and development strategy. We intend to continue into additional in-licenses for assets in various stages of development to build our catalog of affordable medicines.

Aumolertinib (EQ143)

In July 2020, we entered into a license agreement with Hansoh under which we acquired a worldwide exclusive license for the research, development and commercialization of aumolertinib (EQ143) (also/previously known as almonertinib), for any and all uses for the treatment of cancer, cancer-related and immune-inflammatory diseases in humans at our own cost and expense, with the exception of the People’s Republic of China (PRC), and its territories and possessions, including, Hong Kong, Macau and Taiwan (the Hansoh Territory). We also received a non-exclusive license in the Hansoh Territory to research, develop and export aumolertinib for purposes of obtaining regulatory approval for, and commercialization of aumolertinib for use outside of the Hansoh Territory.

We made an upfront non-refundable, non-creditable payment of $25.0 million to Hansoh, and if we succeed in developing and commercializing aumolertinib (EQ143), Hansoh will be eligible to receive (i) up to $90.0 million in development and regulatory milestone payments, and (ii) up to $420.0 million in commercial sales milestone payments. In the event that Hansoh elects to opt out of sharing certain global development costs in accordance with the terms of the license agreement, the total potential development and regulatory payments Hansoh is eligible to receive will be reduced to $55.0 million, and the total potential commercial sales milestone payments will be reduced to $350.0 million.

Hansoh is also eligible to receive royalties on worldwide net sales of any products containing aumolertinib (EQ143), which range from mid-single digits to low teens, subject to potential reduction following the launch of certain generic products. The royalties for aumolertinib (EQ143) will expire on a product-by-product and country-by-country basis upon the later to occur of (i) the expiration of all valid patent claims covering the compounds in such country, (ii) the expiration of all regulatory exclusivities for aumolertinib (EQ143) in a country, or (iii) 11 years following the first commercial sale of aumolertinib (EQ143) in such country.

We have the right to terminate the license agreement with Hansoh for any or no reason upon at least 180 days prior written notice to Hansoh. Either party may terminate the license agreement in its entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreement in its entirety upon certain insolvency events involving the other party.

Sugemalimab (EQ165) and EQ176

In October 2020, we entered into a license agreement with CStone Pharmaceuticals (CStone) under which we acquired a worldwide exclusive license for the research, development, and commercialization of sugemalimab (EQ165) and EQ176 for any and all uses at our own cost and expense, with the exception of Mainland China, Taiwan, Hong Kong and Macau (the CStone Territory).

We made an upfront non-refundable, non-creditable payment of $150.0 million, including $10.0 million as CStone received notification that the FDA designated sugemalimab (EQ165) as a breakthrough therapy. If we succeed in developing and commercializing sugemalimab (EQ165), CStone will be eligible to receive (i) up to $107.5 million in development and regulatory milestone payments, and (ii) up to $565.0 million in sales milestone payments. If we succeed in developing and commercializing EQ176, CStone will be eligible to receive (i) up to $75.0 million in development and regulatory milestone payments, and (ii) up to $405.0 million in sales milestone payments.

CStone is also eligible to receive royalties on worldwide (excluding the CStone Territory) net sales of any products containing sugemalimab (EQ165) or EQ176 ranging from the low teens to the high teens for sugemalimab and from the mid-single digits to teens for EQ176, subject to potential reduction following the launch of certain generic products. The royalties for sugemalimab (EQ165) and EQ176 will expire on a product-by-product and country-by-country basis upon the later to occur of (i) the expiration of all valid patent claims covering the compounds in a country, (ii) the expiration of all regulatory exclusivities for sugemalimab (EQ165) or EQ176 in a country, or (iii) eleven years following the first commercial sale of sugemalimab (EQ165) or EQ176 in a country.

We are responsible for the costs associated with the development and regulatory approvals of sugemalimab (EQ165) and of EQ176 in our territory. We are also required to reimburse CStone for any costs it incurs in our territory following the execution of the license agreement for development activities that were ongoing at the time the license agreement became effective. Additionally, during the term of the license agreement, either party may propose the development of a combination study with sugemalimab (EQ165) or EQ176. If both parties agree to participate in the combination study, the costs incurred will be split between the two parties based upon the terms provided for in a separate written agreement detailing each party’s rights and obligations with respect to the development of the combination regimen.

We have the right to terminate the license agreement with CStone prior to the first regulatory approval for a licensed product (EQ165 or EQ176) in the EQRx Territory for any or no reason upon providing prior written notice to CStone and after the first regulatory approval for a licensed product (EQ165 or EQ176) in the EQRx Territory or any or no reason upon at least nine months prior written notice to CStone. Either party may terminate the license agreement in its entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreement in its entirety upon certain insolvency events involving the other party.

EQ121

In April 2020, we entered into a license agreement with Lynk Pharmaceuticals under which we acquired an exclusive license for the research, development and commercialization of LNK-207, a novel, highly selective JAK-1 inhibitor which we refer to as EQ121, worldwide, with the exception of the People’s Republic of China, Hong Kong, Macau and Taiwan (the Lynk Territory). The license agreement also provides us with a non-exclusive license in the Lynk Territory to research and develop EQ121 for purposes of obtaining regulatory approval, and to manufacture and/or package EQ121 for use outside of the Lynk Territory. We are obligated to use diligent efforts to develop and commercialize at least one product containing EQ121.

Under the terms of our license agreement with Lynk Pharmaceuticals, we received an exclusive license to develop EQ121 for any and all uses at our own cost and expense in our territory. We were obligated to make an upfront non-refundable, non-creditable payment. If we succeed in developing and commercializing EQ121, Lynk Pharmaceuticals will be eligible to receive up to (i) $52.0 million in development and regulatory milestone payments, and (ii) $120.0 million in sales milestone payments. Lynk Pharmaceuticals is also eligible to receive royalties on worldwide net sales of any products containing EQ121 which range from mid-single digits to low teens, subject to potential reduction following the launch of certain generic products. The royalties will expire on a product-by-product and country-by-country basis until the latest to occur of (i) the expiration date in such country of the last to expire of any issued patent, (ii) the expiration of non-patent regulatory exclusivity in such country and (iii) a fixed time period following the first commercial sale of a product in a country.

We have the right to terminate the license agreement with Lynk Pharmaceuticals for any or no reason upon prior written notice to Lynk Pharmaceuticals. Either party may terminate the license agreement in its entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreement in its entirety upon certain insolvency events involving the other party.

Lerociclib

In July 2020, we entered into a license agreement with G1 under which we acquired an exclusive license for the research, development, and commercialization of lerociclib worldwide, with the exception of Australia, Bangladesh, Hong Kong Special Administration Region, India, Indonesia, Macau Special Administration Region, Malaysia, Myanmar, New Zealand, Pakistan, People’s Republic of China, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand and Vietnam (the G1 Territory). The license agreement also provides us with a non-exclusive license in the G1 Territory to manufacture lerociclib for purposes of obtaining regulatory approval for, and commercialization of lerociclib for use outside of the G1 Territory. We are obligated to use diligent efforts to develop lerociclib and maintain at least one regulatory approval for one indication in each major market in the territory.

Under the terms of our license agreement with G1, we received an exclusive license to develop lerociclib using an oral-only dosage administration by continuous administration for any and all indications at its own cost and expense in our license territory. We are also required to reimburse G1 for any costs it incurs in our territory following the execution of the license agreement for development activities that were ongoing at the time the license agreement became effective.

We were obligated to make an upfront non-refundable, non-creditable payment of $20.0 million. If we succeed in developing and commercializing lerociclib, G1 will be eligible to receive (i) up to $40.0 million in development and regulatory milestone payments, and (ii) up to $250.0 million in sales milestone payments. G1 is also eligible to receive royalties on worldwide net sales of any products containing lerociclib which range from mid-single digits to low teens, subject to potential reduction following the launch of certain generic products. The royalties will expire on a product-by-product and country-by-country basis until the later to occur of (i) the expiration of all valid patent claims covering lerociclib in a country, or (ii) ten years following the first commercial sale of lerociclib in a country.

We have the right to terminate the license agreement with G1 for any or no reason upon prior written notice to G1 Therapeutics. Either party may terminate the license agreement in its entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreement in its entirety upon certain insolvency events involving the other party.

Competition

Since our founding, our strategy has been focused on developing an innovative business model where we have the potential to bring novel, patent-protected medicines to the market at radically lower prices through our strategic partnerships with our Global Buyers’ Club. While we do not believe there are currently any direct competitors that are positioned to offer their customers the broad and growing catalog of programs and shared economic incentives that we do, there are many companies that compete with certain components of our “New Pharma” solution.

The biopharma industry is highly competitive and dynamic, driven by rapidly advancing technologies and resulting in a proliferation of assets within drug classes. Our pipeline faces competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, drug engineering platforms, academic institutions, government agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing treatments and new treatments that may become available in the future.

Many of our competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, preclinical testing, clinical trials, manufacturing, and marketing than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with larger and more established companies. These competitors will also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject registration for clinical trials, and acquiring programs complementary to our pipeline, among others.

Further, biopharma companies have not historically offered one, transparent price for a branded drug but multiple prices that can vary widely for each payer, based on financial incentives offered to each gatekeeper in the value chain between the drug manufacturer to the patient. Due to this lack of transparency, we may not be aware of the financial or other incentives that our competitors are offering their customers or how their customer value proposition compares to ours.

Our commercial potential could be negatively impacted if competitors:

•        Develop and commercialize products that are safer, more effective, have fewer or less severe side effects, or are more convenient.

•        Develop and implement strategies that erode our anticipated cost advantage, including by lowering list prices, developing partnerships with payers, or offering other incentives.

We believe that our company and innovative business model will allow us to compete favorably with respect to the key success factors of our industry, including clinical efficacy and safety, breadth and depth of programs, affordability for patients and health systems, and quality of payer partnerships.

Intellectual property

We seek to protect the intellectual property and proprietary technology that we consider important to our business, including by pursuing patent applications that cover our product candidates and methods of using the same, as well as any other relevant inventions and improvements that are considered commercially important to the development of our business. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position. Our commercial success depends, in part, on our ability to obtain, maintain, enforce, and protect our intellectual property and other proprietary rights for the technology, inventions, and improvements we consider important to our business, and to defend any patents we may own or in-license in the future, prevent others from infringing any patents we may own or in-license in the future, preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating or otherwise violating the valid and enforceable patents and proprietary rights of third parties.

As with other biotechnology and pharmaceutical companies, our ability to maintain and solidify our proprietary and intellectual property position for our product candidates and technologies will depend on our success in obtaining effective patent claims and enforcing those claims, if granted. However, our pending patent applications, and any patent applications that we may in the future file or license from third parties, may not result in the issuance of patents and any issued patents we may obtain do not guarantee us the right to practice our technology in relation to the commercialization of our products.

Patent portfolio

Aumolertinib (EQ143)

As of July 29, 2021, we exclusively licensed three patent families from Hansoh that cover aumolertinib. The first patent family, covering the composition of matter and methods of using aumolertinib, includes two U.S. granted patents with claims covering aumolertinib. This family includes cases that are granted in Australia, Europe, Japan, Russia and South Africa and pending in Brazil, Canada, India, South Korea and Mexico. The United States granted patents and any foreign patent issuing from this patent family are scheduled to expire in 2035, excluding any additional term for patent term extension. The second patent family, covering certain solid forms and salts of aumolertinib, includes a granted U.S. patent with claims covering a specific crystalline form of aumolertinib and a pending U.S. application. This family also includes cases that are granted in Australia, Europe and Russia and pending in Canada, Japan and South Korea. The U.S. granted patent and any U.S. or foreign patent issuing from this patent family are scheduled to expire in 2036, excluding any additional term for patent term extension. The third patent family, covering certain formulations of aumolertinib, is pending in the United States, Australia, Canada, Japan and South Korea. Any U.S. or foreign patent issuing from this patent family is scheduled to expire in 2037, excluding any additional term for patent term adjustment or patent term extension.

Sugemalimab (EQ165)

As of July 29, 2021, we exclusively licensed one patent family from CStone that covers compositions of matter and methods of using sugemalimab. This family includes a granted U.S. patent covering the composition of matter, and a pending U.S. application covering additional compositions and methods of treatment. This family also includes cases that are granted in Russia and pending in Australia, Brazil, Canada, Europe, Indonesia, India, Israel, Japan, South Korea, Mexico, Saudi Arabia, Singapore and Thailand. The U.S. granted patent accrued patent term adjustment and will expire in 2037, excluding any additional term for patent term extension. Any additional U.S. or foreign patent issuing from this patent family is scheduled to expire in 2036, excluding any additional term for patent term extension.

Lerociclib

As of July 29, 2021, we exclusively licensed 12 patent families from G1. The first family covers the composition of matter of lerociclib and includes six granted U.S. patents and a pending U.S. application. This family also includes cases that are granted in Canada, Israel, Japan, Mexico and Russia and pending in Brazil. The U.S. granted patents and any U.S. or foreign patent issuing from this patent family is scheduled to expire in 2031, excluding any additional term for patent term extension. The second family covers methods of using lerociclib for the treatment of certain Rb positive cancers and includes three granted U.S. patents and a pending U.S. application. This family also includes cases that are granted in Japan and pending in Europe and Canada. The U.S. granted patents and any U.S. or foreign patent issuing from this patent family is scheduled to expire in 2034, excluding any additional term for patent term extension. The third family covers methods of using lerociclib for the treatment of certain B and T cell cancers and includes one granted U.S. patent and one pending U.S. application. This family also includes cases that are granted in Japan and pending in Canada and Europe. The granted U.S. patent and any U.S. or foreign patent issuing from this patent family is scheduled to expire in 2034, excluding any additional term for patent term extension. The fourth family covers methods of using lerociclib using certain combinations and dosing regimens in Rb positive cancers, and includes one granted U.S. patent, one pending U.S. application, and one pending European application. The granted U.S. patent and pending applications, if granted, will expire in 2035, excluding any additional term for patent term extension. The fifth patent family covers methods of synthesizing lerociclib and includes one granted U.S. patent and one pending U.S. application. This family also includes cases that are pending in the African Regional Intellectual Property Organization (ARIPO), Brazil, Canada, the Eurasian Patent convention, Europe, Israel, Japan, Mexico, Russia and South Africa. The U.S. granted patent and any U.S. or foreign patent issuing from this patent family is scheduled to expire in 2037. The sixth patent family covers certain solid forms of lerociclib. This patent family includes cases that are pending in the United States, the ARIPO, Brazil, Canada, the Eurasian Patent convention, Europe, Israel, Japan, Mexico, Russia and South Africa. The pending applications, if granted will expire in 2038, excluding any additional term for patent term adjustment or patent term extension. The seventh family covers certain methods of synthesizing lactams, and includes two granted U.S. patents and patents granted in Canada and Israel. The U.S. granted patents, and any U.S. foreign patent issuing from this patent family is scheduled to expire in 2033. The remaining patent families are directed to additional methods of treatment and dosage forms, and are pending in the United States and other major jurisdictions including Brazil, Canada, Europe, Israel, Japan and Mexico. Any U.S. or foreign patent issuing from these patent families is scheduled to expire ranging from 2038 to 2040, excluding any additional term for patent term adjustment or patent term extension.

EQ176

As of July 29, 2021, we exclusively licensed one patent family from CStone that covers compositions of matter and methods of using EQ176. This family includes a pending U.S. patent, as well as cases that are granted in Australia and South Korea and pending in Brazil, Canada, Europe, Israel, India, Indonesia, Japan, Korea, Mexico, Russia, Saudi Arabia, Singapore and Thailand. Any U.S. or foreign patent issuing from this patent family is scheduled to expire in 2036, excluding any additional term for patent term adjustment or patent term extension.

EQ121

As of July 29, 2021, we exclusively licensed one patent family from Lynk Pharmaceuticals that covers compositions of matter and methods of using EQ121. This family includes a pending U.S. patent as well as cases that are pending in Australia, Brazil, Canada, Europe, India, Indonesia, Israel, Japan, South Korea, Mexico, Russia, Saudi Arabia, Singapore and Thailand. Any U.S. or foreign patent issuing from this patent family is scheduled to expire in 2039, excluding any additional term for patent term adjustment or patent term extension.

Trade secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. We typically rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for patent protection. We protect our trade secrets and know-how by establishing confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and partners. These agreements generally provide that all confidential information developed or made known during the course of an individual or entity’s relationship with us must be kept confidential during and after the relationship. These agreements also generally provide that all inventions resulting from work performed for us or relating to our business and conceived or completed during the period of employment or assignment, as applicable, shall be our exclusive property. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary information by third parties.

Government regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs and biologics. We, along with our vendors, contract research organizations, or CROs, clinical investigators, and contract manufacturing organizations, or CMOs, will be required to comply with the various preclinical, clinical, manufacturing, and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and biologics and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the U.S., the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and biologics under the FD&C Act and the Public Health Service Act, or PHSA, as amended, and their implementing regulations. Both drugs and biologics are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Our product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the U.S. For drug product candidates regulated under the FD&C Act, FDA must approve a New Drug Application, or NDA. For biologic product candidates regulated under the FD&C Act and PHSA, FDA must approve a Biologics License Application, or BLA. The process is similar and generally involves the following:

•       completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;

•       completion of the manufacture, under current Good Manufacturing Practices, or cGMP, conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•        submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

•        approval by an institutional review board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

•        performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•        preparation and submission to the FDA of an NDA or BLA;

•        a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

•        satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biological product’s identity, strength, quality and purity;

•        satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

•        payment of user fees for FDA review of the NDA or BLA; and

•        FDA review and approval of the NDA or BLA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical studies and clinical trials for drugs and biologics

Before testing any drug or biologic in humans, a product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA will nevertheless accept the results of the study in support of an NDA or BLA if the study was well-designed and well-conducted in accordance with GCP requirements, including that the clinical trial was performed by a qualified investigator(s); the data are applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful, and that the trials were conducted in compliance with all applicable U.S. laws and regulations, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs and BLAs for marketing approval are typically conducted in three sequential phases, which may overlap.

•        Phase 1 — Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

•        Phase 2 — Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

•        Phase 3 — Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled Phase 3 trials are required by the FDA for approval of an NDA or BLA.

In August 2018, the FDA released a draft guidance entitled “Expansion Cohorts: Use in First-In-Human Clinical Trials to Expedite Development of Oncology Drugs and Biologics,” which outlines how drug developers can utilize an adaptive trial design commonly referred to as a seamless trial design in early stages of oncology drug development (i.e., the first-in-human clinical trial) to compress the traditional three phases of trials into one continuous trial called an expansion cohort trial. Information to support the design of individual expansion cohorts are included in IND applications and assessed by FDA. Expansion cohort trials can potentially bring efficiency to drug development and reduce development costs and time.

Post-approval trials, sometimes referred to as Phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of NDA or BLA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Expanded access

Expanded access, sometimes called “compassionate use,” is the use of investigational products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. FDA regulations allow access to investigational products under an IND by the company or the treating physician for treatment purposes on a case-by-case basis for: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the investigational product under a treatment protocol or treatment IND application.

There is no requirement for a company to provide expanded access to its investigational product. However, if a company decides to make its investigational product available for expanded access, FDA reviews each request for expanded access and determines if treatment may proceed. Expanded access may be appropriate when all of the following criteria apply: the patient has a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context of the disease or condition to be treated; and providing the investigational product for the requested use will not interfere with the initiation, conduct, or completion of clinical investigations that could support marketing approval of the expanded access use or otherwise compromise the potential development of the expanded access use.

In addition, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. While there is no obligation for a drug manufacturer to make its drug products available to eligible patients under the Right to Try Act, the 21st Century Cures Act requires the manufacturer to develop a policy for evaluating and responding to patient requests for expanded access. This policy must be made public and readily available and must include company contact information and expected response times.

U.S. marketing approval for drugs and biologics

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. An NDA is a request for approval to market a new drug for one or more specified indications and must contain proof of the drug’s safety and efficacy for the requested indications. A BLA is a request for approval to market a new biologic for one or more specified indications and must contain proof of the biologic’s safety, purity and potency for the requested indications. The marketing application is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, or the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. FDA must approve an NDA or BLA before a drug or biologic may be marketed in the United States.

The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA or BLA. The FDA reviews an NDA or BLA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or BLA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA or BLA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel drug or biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the NDA or BLA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA or BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan drug designation and exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances, such as a subsequent product’s showing of clinical superiority over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before we do, unless we are able to demonstrate that our product is clinically superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Rare pediatric disease designation and priority review vouchers

Under the FD&C Act, the FDA incentivizes the development of products that meet the definition of a “rare pediatric disease,” defined to mean a serious or life-threatening disease in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years and the disease affects fewer than 200,000 individuals in the United States or affects more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making in the United States a drug for such disease or condition will be recovered from sales in the United States of such drug. The sponsor of a product candidate for a rare pediatric disease may be eligible for a voucher that can be used to obtain a priority review for a subsequent human drug application after the date of approval of the rare pediatric disease drug product, referred to as a priority review voucher, or PRV. A sponsor may request rare pediatric disease designation from the FDA prior to the submission of its NDA or BLA. A rare pediatric disease designation does not guarantee that a sponsor will receive a PRV upon approval of its NDA or BLA. Moreover, a sponsor who chooses not to submit a rare pediatric disease designation request may nonetheless receive a PRV upon approval of its marketing application if it requests such a voucher in its original marketing application and meets all of the eligibility criteria. If a PRV is received, it may be sold or transferred an unlimited number of times. Congress has extended the PRV program through September 30, 2024, with the potential for PRVs to be granted through September 30, 2026.

Expedited development and review programs for drugs and biologics

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs and biologics to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to either expedite the development or review of important new drugs and biologics to get them to patients more quickly than standard FDA review timelines typically permit.

A new drug or biologic is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed. Rolling review means that the FDA may review portions of the marketing application before the sponsor submits the complete application.

In addition, a new drug or biologic may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient product development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review designation and Accelerated Approval. A product is eligible for Priority Review, once an NDA or BLA is submitted, if the product that is the subject of the marketing application has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under priority review, the FDA’s goal date to take action on the marketing application is six months compared to ten months for a standard review. Products are eligible for Accelerated Approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

Accelerated Approval is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, adequate and well-controlled additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. The FDA may withdraw approval of a drug or an indication approved under Accelerated Approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for Accelerated Approval, the FDA generally requires, unless otherwise informed by the agency, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. After the 120-day period has passed, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval, though they may expedite the development or review process.

Pediatric information and pediatric exclusivity

Under the Pediatric Research Equity Act, or PREA, as amended, certain NDAs and BLAs and certain NDA and BLA supplements must contain data that can be used to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The FD&C Act requires that a sponsor who is planning to submit a marketing application for a product candidate that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to a drug or biologic for an indication for which orphan designation has been granted, except that PREA will apply to an original NDA or BLA for a new active ingredient that is orphan-designated if the drug or biologic is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer.

A product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

U.S. post-approval requirements for drugs and biologics

Drugs and biologics manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Promotional materials for approved drugs and biologics must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or BLA or NDA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs and biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements on sponsors and their CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third party manufacturers that a sponsor may use. Additionally, manufacturers and other parties involved in the drug supply chain for prescription drug and biological products must also comply with product tracking and tracing requirements and for notifying FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements may subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program user fee for any marketed product.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•        fines, warning letters or holds on post-approval clinical trials;

•        refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

•        product seizure or detention, or refusal to permit the import or export of products;

•        injunctions or the imposition of civil or criminal penalties;

•        consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; and

•       mandated modification of promotional materials and labeling and issuance of corrective information.

United States patent term restoration and marketing exclusivity

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond a patent’s current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Marketing exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

United States biosimilars and exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars in the United States. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

Other regulatory matters

Manufacturing, labeling, packaging, distribution, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which we may be subject. Additionally, the activities associated with the commercialization of product candidates is subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the CMS, other divisions of the U.S. Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in statutes, regulations, or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling or packaging; (iii) the recall or discontinuation of our products; or (iv) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Other healthcare laws

Coverage and reimbursement

Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. In the United States and markets in other countries, patients generally rely on these government or payers to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payers is critical to new product acceptance. Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payers tend to follow CMS to a substantial degree. Further, due to the ongoing COVID-19 global pandemic, millions of individuals have lost or may lose employer-based insurance coverage, which may adversely affect our ability to commercialize our products.

Payers determining reimbursement level consider multiple factors, including whether the product is:

•        a covered benefit under its health plan;

•        safe, effective and medically necessary;

•        appropriate for the specific patient;

•        cost-effective; and

•        neither experimental nor investigational.

In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, or ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Other healthcare laws and compliance requirements

In the United States, our current and future operations are subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, CMS, other divisions of HHS (such as the Office of Inspector General, Office for Civil Rights and the Health Resources and Service Administration), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. Our clinical research, sales, marketing, scientific/educational grant programs, collaboration agreements, and partnerships with third-party payers, providers, pharmacy benefit managers, and other entities may be subject to the following laws, each as amended, as applicable:

•       the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs; a person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and providers, prescribers, purchasers and formulary managers, among others, on the other. The U.S. Department of Health and Human Resources, Office of Inspector General, or OIG, heavily scrutinizes relationships between pharmaceutical companies and persons in a position to generate referrals for or the purchasing of their products such as healthcare providers and pharmacy benefit managers;

•        the federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by, Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the False Claims Act. Manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. The False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the False Claims Act and to share in any monetary recovery;

•        HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•        the federal transparency requirements under the Affordable Care Act, or ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which require applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

•        federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs; and

•       federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Further, on November 30, 2020, the OIG, published modifications to the federal Anti-Kickback Statute. The rule removes safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and a manufacturer. These modifications were originally set to take effect on January 1, 2022. However, in response to a lawsuit, the Biden administration delayed the effective date of the November rule until January 1, 2023. Further, implementation of this rule is currently under review by the Biden administration and the rule may be amended or repealed. If the rule is enacted in its current form, we may be required to restructure our arrangements with pharmacy benefit managers in a way that ensures compliance with all of the elements of any applicable safe harbors.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payers, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives. State and foreign laws, including for example the European Union General Data Protection Regulation, which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Healthcare reform

Payers, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021, through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional action is taken by Congress. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic. Additionally, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. However, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify these executive and administrative actions after January 20, 2021.

Further, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and would have applied to all U.S. states and territories for a seven-year period beginning January 1, 2021, and ending December 31, 2027. The MFN is currently subject to ongoing litigation. Further, authorities in Canada have passed rules designed to safeguard the

Canadian drug supply from shortages. If implemented, importation of drugs from Canada and the MFN Model may materially and adversely affect the price we receive for any of our product candidates. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Other U.S. environmental, health and safety laws and regulations

We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Personal data processing

The collection, use, transfer, disclosure, retention, security and other processing of personal data (including, without limitation, clinical trial data and other personal health data) (collectively, Process or Processing) may be subject to independent and overlapping data security and privacy regulatory frameworks in the various jurisdictions in which we operate. These frameworks are evolving and may impose potentially conflicting obligations. For example, in the EEA, the European Union’s General Data Protection Regulation (EU) 2016/679, which became effective May 25, 2018, governs the Processing of personal data. The GDPR applies to any company established in the EEA and to companies established outside the EEA that Process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR enhances data protection obligations for data controllers (such as clinical trial sponsors) of personal data, including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct privacy impact assessments for “high risk” Processing, limitations on retention of personal data, special provisions for “sensitive information” including health and genetic information of data subjects, mandatory data breach notification and “privacy by design” requirements, and direct obligations on service providers acting as data processors. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection for personal data, like the United States. Such transfers of personal data outside of the EEA require the use of a valid “transfer mechanism” and, in many cases, the implementation of supplementary technical, organizational and/or contractual measures. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA Member States may result in fines up to €20 million or 4% of a company’s global annual revenues for the preceding financial year, whichever is higher. Moreover, the GDPR grants data subjects the right to request deletion of personal data in certain circumstances, and claim material and non-material damages resulting from infringement of the GDPR. Notwithstanding the United Kingdom’s withdrawal from the European Union, by operation of the so-called “UK GDPR”, the GDPR continues to apply in substantially equivalent form in the context of the United Kingdom, UK establishments and UK-focused personal data Processing operations. Under the post-Brexit Trade and Cooperation Agreement between the European Union and the United Kingdom, the United Kingdom and European Union have agreed that personal data transfers to the United Kingdom from EEA Member States will not be treated as ‘restricted transfers’ to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two months extension. If the European Commission does not adopt an “adequacy decision” in respect of the United Kingdom during this period, from that point onwards the United Kingdom will be an “inadequate third country” under the GDPR and transfers of personal data from the EEA to the United Kingdom will require a valid “transfer mechanism.”

In the United States, there are a broad variety of data protection laws and regulations that may apply to our activities such as state data breach notification laws, state personal data privacy laws (for example, the California Consumer Privacy Act of 2018 (CCPA)), state health information privacy laws, and federal and state consumer protection laws.

Given the breadth and depth of changes in data protection obligations, achieving and maintaining compliance with applicable data protection laws and regulations such as the GDPR, UK GDPR and CCPA will require significant time, resources and expense, and we may be required to put in place new or additional mechanisms to ensure compliance with current, evolving and new data protection requirements. This may be an onerous undertaking and adversely affect our business, financial condition, results of operations and prospects.

Government regulation of drugs and biologics outside of the United States

European drug development

In the European Union, our future products also may be subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the Member State regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU countries where the trial is to be conducted by two distinct bodies: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

The EU clinical trials legislation currently is undergoing a transition process mainly aimed at harmonizing and streamlining clinical-trial authorization, simplifying adverse-event reporting procedures, improving the supervision of clinical trials and increasing their transparency. In April 2014, the European Union adopted a new Clinical Trials Regulation (EU) No 536/2014, which is set to replace the current Clinical Trials Directive 2001/20/EC. It is expected that the new Clinical Trials Regulation (EU) No 536/2014 will apply following confirmation of full functionality of the Clinical Trials Information System, or CTIS, the centralized EU portal and database for clinical trials foreseen by the Regulation, through an independent audit, currently expected to occur in December 2021. The new Regulation will be directly applicable in all Member States (and so does not require national implementing legislation in each Member State), and aims at simplifying and streamlining the approval of clinical studies in the European Union, for instance by providing for a streamlined application procedure via a single point and strictly defined deadlines for the assessment of clinical study applications.

European drug marketing

Much like the Anti-Kickback Statue prohibition in the United States, the provision of benefits or advantages to physicians or other health care professionals to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the European Union. The provision of benefits or advantages to induce or reward improper performance generally is usually governed by the national anti-bribery laws of European Union Member States, and the Bribery Act 2010 in the United Kingdom. Infringement of these laws could result in substantial fines and imprisonment. EU Directive 2001/83/EC, which is the EU Directive governing medicinal products for human use, further provides that, where medicinal products are being promoted to persons qualified to prescribe or supply them, no gifts, pecuniary advantages or benefits in kind may be supplied, offered or promised to such persons unless they are inexpensive and relevant to the practice of medicine or pharmacy. This provision has been transposed into the Human Medicines Regulations 2012 and so remains applicable in the United Kingdom despite its departure from the European Union.

Payments made to physicians or other healthcare professionals in certain European Union Member States must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

European drug review and approval

In the European Economic Area, or EEA, which is comprised of the Member States of the European Union together with Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a marketing authorization, or MA. There are two main types of MAs:

•        The centralized MA is issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, of the EMA, and is valid throughout the entire territory of the EEA. The centralized procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicinal products (i.e., gene-therapy, somatic cell-therapy or tissue-engineered medicines) and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union. Under the centralized procedure the maximum timeframe for the evaluation of a MA application by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of a MA application considerably beyond 210 days. Where the CHMP gives a positive opinion, the EMA provides the opinion together with supporting documentation to the European Commission, who make the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of a MA application under the accelerated assessment procedure is of 150 days, excluding stop-clocks, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

•       National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this national MA can be recognized in other Member States through the mutual recognition procedure. If the product has not received a national MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics, or SmPC, and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Concerned Member States) for their approval. If the Concerned Member States raise no objections, based on a potential serious risk to public health, to the assessment, SmPC, labeling, or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Concerned Member States).

Under the procedures described above, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

European new chemical entity exclusivity

In the EEA, innovative medicinal products (including both small molecules and biological medicinal products), sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. The data exclusivity, if granted, prevents generic or biosimilar applicants from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization, for a period of eight years from the date on which the reference product was first authorized in the EEA. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity period. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are determined to bring a significant clinical benefit in comparison with currently approved therapies. Even if an innovative medicinal product gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained a marketing authorization based on an application with a complete and independent data package of pharmaceutical tests, preclinical tests and clinical trials.

European orphan designation and exclusivity

In the EEA, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions which either affect no more than 5 in 10,000 persons in the European Union, or where it is unlikely that the marketing of the medicine would generate sufficient return to justify the necessary investment in its development. In each case, no satisfactory method of diagnosis, prevention or treatment has been authorized (or, if such a method exists, the product in question would be of significant benefit to those affected by the condition).

In the EEA, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers, and ten years of market exclusivity is granted following marketing approval for the orphan product. This period may be reduced to six years if, at the end of the fifth year, it is established that the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. During the period of market exclusivity, marketing authorization may only be granted to a “similar medicinal product” for the same therapeutic indication if: (i) a second applicant can establish that its product, although similar to the authorized product, is safer, more effective or otherwise clinically superior; (ii) the marketing authorization holder for the authorized product consents to a second orphan medicinal product application; or (iii) the marketing authorization holder for the authorized product cannot supply enough orphan medicinal product. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

European pediatric investigation plan

In the EEA, companies developing a new medicinal product must agree upon a pediatric investigation plan, or PIP, with the EMA’s Pediatric Committee, or PDCO, and must conduct pediatric clinical trials in accordance with that PIP, unless a waiver applies. The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which marketing authorization is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when this data is not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Products that are granted a marketing authorization with the results of the pediatric clinical trials conducted in accordance with the PIP (even where such results are negative) are eligible for six months’ supplementary protection certificate extension (if any is in effect at the time of approval). In the case of orphan medicinal products, a two year extension of the orphan market exclusivity may be available. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

PRIME designation

In March 2016, the EMA launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIority MEdicines, or PRIME, scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation, where the marketing authorization application will be made through the centralized procedure. Eligible products must target conditions for which where is an unmet medical need (there is no satisfactory method of diagnosis, prevention or treatment in the EEA or, if there is, the new medicine will bring a major therapeutic advantage) and they must demonstrate the potential to address the unmet medical need by introducing new methods of therapy or improving existing ones. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, a dedicated contact and rapporteur from the EMA’s CHMP or Committee for Advanced Therapies are appointed early in PRIME scheme facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies. Where, during the course of development, a medicine no longer meets the eligibility criteria, support under the PRIME scheme may be withdrawn.

Post-approval requirements

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the Member States. The holder of a MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for oversight of that system. This obligation to appoint a qualified person for pharmacovigilance similarly applies in the UK. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports, or PSURs.

All new MA applications must include a risk management plan, or RMP, describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies.

The advertising and promotion of medicinal products is also subject to laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the European Union. Although general requirements for advertising and promotion of medicinal products are established under European Union directives, the details are governed by regulations in each Member State and can differ from one country to another.

Pricing and reimbursement

In the European Union, pricing and reimbursement schemes vary widely from country to country. The delivery of healthcare in the European Union, including the establishment and operation of health services and the pricing and reimbursement of medicines, is almost exclusively a matter for national, rather than European Union, law and policy. National governments and health service providers have different priorities and approaches to the delivery of healthcare and the pricing and reimbursement of products in that context. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies (so-called health technology assessments, or HTAs) in order to obtain reimbursement or pricing approval.

The European Union provides options for its Member States to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union Member States may approve a specific price for a product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other Member States allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on health care costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union Member States and parallel trade (arbitrage between low-priced and high-priced Member States) can further reduce prices. Special pricing and reimbursement rules may apply to orphan drugs. Inclusion of orphan drugs in reimbursement systems tend to focus on the medical usefulness, need, quality and economic benefits to patients and the healthcare system as for any drug. Acceptance of any medicinal product for reimbursement may come with cost, use and often volume restrictions, which again can vary by country. In addition, results-based rules of reimbursement may apply.

Brexit and the regulatory framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union, commonly referred to as Brexit, and the United Kingdom officially withdrew from the European Union on January 31, 2020. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom was subject to a transition period until December 31, 2020 (Transition Period), during which EU rules continued to apply. The EU-UK Trade and Cooperation Agreement, which outlines the future trading relationship between the United Kingdom and the European Union was agreed in December 2020.

Great Britain is no longer covered by the European Union’s procedures for the grant of marketing authorizations (Northern Ireland will be covered by the centralized authorization procedure and can be covered as a CMS under the decentralized or mutual recognition procedures). A separate marketing authorization will be required to market drugs in Great Britain. All medicinal products with a valid centralized MA on January 1, 2021 were automatically converted into Great Britain MAs (unless the MA holder opted out of such a conversion). For two years from 1 January 2021, the United Kingdom’s regulator, the MHRA, may adopt decisions taken by the European Commission on the approval of new marketing authorizations through the centralized procedure, and the MHRA will have regard to marketing authorizations approved in a country in the European Economic Area (although in both cases a marketing authorization will only be granted if any Great Britain-specific requirements are met). Various national procedures are now available to place a drug on the market in the United Kingdom, Great Britain, or Northern Ireland, with the main national procedure having a maximum timeframe of 150 days (excluding time taken to provide any further information or data required). The data exclusivity periods in the United Kingdom are currently in line with those in the European Union, but the EU-UK Trade and Cooperation Agreement provides that the periods for both data and market exclusivity are to be determined by domestic law, and so there could be divergence in the future. It is currently unclear whether the MHRA in the United Kingdom is sufficiently prepared to handle the increased volume of marketing authorization applications that it is likely to receive.

Orphan designation in Great Britain following Brexit is essentially identical to the position in the European Union, but is based on the prevalence of the condition in Great Britain. It is therefore possible that conditions that are currently designated as orphan conditions in Great Britain will no longer be and that conditions that are not currently designated as orphan conditions in the European Union will be designated as such in Great Britain.

The European Union’s regulatory environment for clinical trials is being harmonized as part of the Clinical Trial Regulations, which are due to enter into full effect at the end of 2021, but it is currently unclear as to what extent the United Kingdom will seek to align its regulations with the European Union.

China- Human Genetic Resources Approval

According to the Interim Measures for the Administration of Human Genetic Resources, promulgated by the Ministry of Science and Technology and the MOH jointly on June 10, 1998, an additional approval is required for any foreign companies or foreign affiliates that conduct trials in China. Prior to beginning a trial, the foreign sponsor and the Chinese clinical trial site are required to obtain approval from the Human Genetic Resources Administration of China, or HGRAC, which is an agency under the Ministry of Science and Technology, to collect any biological samples that contain the genetic material of Chinese human subjects, and to transfer cross-border the samples or associated data. Furthermore, one of the key matters that is subject to the HGRAC review and approval process is the IP sharing arrangement between Chinese and foreign parties. The parties are required to share patent rights to inventions arising from the analysis of the samples. Conducting a clinical trial in China without obtaining the relevant HGRAC preapproval will subject the sponsor and trial site to administrative liability, including confiscation of HGRAC samples and associated data, and administrative fines.

On July 2, 2015, the Ministry of Science and Technology issued the Service Guide for Administrative Licensing Items concerning Examination and Approval of Sampling, Collecting, Trading, Exporting Human Genetic Resources, or Taking Such Resources out of the PRC, which provides that foreign-invested sponsors that sample, collect or research human genetic resources in clinical trials shall be required to apply for approval of the China Human Genetic Resources Management Office through its online system. On October 26, 2017, the Ministry of Science and Technology issued the Circular on Optimizing the Administrative Examination and Approval of Human Genetic Resources, which simplified the approval for sampling and collecting human genetic resources for the purpose of commercializing a drug in the PRC. On May 28, 2019, the State Council of PRC issued the HGR Regulation, which became effective on July 1, 2019. The HGR Regulation regulate the collection, preservation, usage and provision abroad of China’s human genetic resources. According to this regulation, “human genetic resource” includes human genetic resource materials and information. Human genetic resource materials refer to organs, tissues, cells and other genetic materials containing human genome, genes and other genetic materials. Human genetic resource information refers to information, such as data, generated by human genetic resources materials. The Ministry of Science and Technology is responsible for the management of human genetic resources at the national level, and the administrative departments of science and technology under the provincial governments are responsible for the management of human genetic resources at local level. Foreign entities, individuals and such entities established or actually controlled thereby are not allowed to collect or preserve China’s human genetic resources or provide human genetic resources abroad. If foreign entities and individuals and foreign-established or foreign-controlled entities want to use China’s human genetic resources for conducting scientific research, they must comply with the applicable Chinese laws, regulations and rules (including any approval requirements) and carry out such research through collaboration with Chinese research institutions, universities, medical institutions or enterprises. The HGR Regulation formalized the approval requirements pertinent to research collaborations between Chinese and foreign-owned entities. Pursuant to the new rule, a new notification system (as opposed to the advance approval approach originally in place) is put in place for clinical trials using China’s human genetic resources at clinical institutions without involving the export of human genetic resources outside of China.

Rest of the world regulation

For other countries outside of the EEA, the United Kingdom and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, privacy, information security, product licensing, pricing and reimbursement vary from country to country. Additionally, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

Employees

As of September 30, 2021, we had 216 full-time employees, of which 52 have M.D. or Ph.D. degrees. At such date, we also had 2 part-time employees, and 48 consultants/contractors. Within our workforce, 108 employees are engaged in research and development and 108 are engaged in business development, finance, legal, and general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be very strong, as evidenced by our more than 20 awards for company culture and leadership.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

Our corporate headquarters is located in Cambridge, MA, where we lease and occupy approximately 33,539 square feet of office space, pursuant to a lease expiring January 31, 2023. We believe our existing facilities are sufficient for our needs for the foreseeable future. To meet the future needs of our business, we may lease additional or alternate space, and we believe suitable additional or alternative space will be available in the future on commercially reasonable terms.

Manufacturing

We developed our manufacturing strategy with the aim to deliver reliability, quality, and affordability for our future customers, the Global Buyers’ Club. We do not own or operate, and currently have no plans to establish, any manufacturing facilities. As such, we are developing robust and replicable manufacturing processes and analytical methods in concert with world-class, global CMOs. Additionally, we plan to maintain efficient use of inventory, leveraging advanced supply chain planning capabilities and storing inventory at the most strategic points of the value chain to also ensure reliability of supply for us and our combination partners, as appropriate.

For clinical supply, we use CMOs who act in accordance with the FDA’s good manufacturing practices, or cGMP, for the manufacture of drug substance and product. We expect to rely on third parties for the production of all clinical supply drug substance and drug product. We use additional contract manufacturers to fill, label, package, store and distribute investigational drug products. It is our intent to identify and qualify additional manufacturers to provide drug substance and drug product services (including packaging and distribution) as products move into the regulatory approval stage for any product candidates that complete clinical development. In parallel, we are designing our supply chains for late-stage clinical programs with dual sourcing of both drug substance manufacturing and drug product formulation.

All of our CMOs have Quality Management Systems in line with U.S., EU and UK regulatory expectations and our internal quality function has full oversight responsibility, including on-site pre and post approval inspections, for those suppliers. The quality oversight is ensured through the supply and quality agreements agreed with all of our suppliers.

As our portfolio expands, we will continue to evaluate whether there is strategic benefit to internalizing certain technologies or processes. This assessment will be based on our priorities of quality, reliability, and affordability, as well as risk management factors, including geopolitical.

Legal proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers, Key Employees and Board of Directors

Our directors and executive officers and their ages as of December 17, 2021 are listed below.

Name	Age(1)	Position(s)
Executive Officers:
Melanie Nallicheri	53	President, Chief Executive Officer and Director
Jami Rubin	58	Chief Financial Officer
Eric Hedrick, M.D.	57	Chief Physician Executive
Key Employees:
Rona Anhalt	57	Chief People Officer
Christian Antoni, M.D., Ph.D.	59	Chief Global Development Officer
Richard Buckley, J.D.	52	Chief Corporate Affairs Officer
Carlos Garcia-Echeverria, Ph.D.	57	Chief of Rx Creation
Daniel Hoey	55	Chief of Technical Operations
Vince Miller, M.D.	59	Physician-In-Chief
Kent Rogers	51	Chief Customer Officer
Directors:
Alexis Borisy	50	Executive Chairman
Amy Abernethy, M.D., Ph.D.(5)	53	Director
Paul Berns(2)(4)	55	Director
Eli Casdin(2)(4)	48	Director
Jorge Conde(3)	44	Director
Kathryn Giusti(4)	63	Director
Sandra Horning, M.D.(3)(5)	73	Director
Clive Meanwell, M.D., Ph.D.(4)(5)	64	Director
Samuel Merksamer(2)	41	Director
Krishna Yeshwant, M.D.(3)(5)	43	Director

____________

(1)     As of December 17, 2021

(2)     Audit Committee member

(3)     Compensation and Talent Development Committee member

(4)     Nominating and Corporate Governance Committee member

(5)     Research and Development Committee member

Executive Officers

Melanie Nallicheri

Melanie Nallicheri is a co-founder of Legacy EQRx and has been the Chief Executive Officer and a member of the board of directors since September 2021. Ms. Nallicheri was the President and Chief Operating Officer of Legacy EQRx from August 2019 until September 2021. Ms. Nallicheri is a healthcare and life sciences executive with nearly three decades of experience. Prior to joining Legacy EQRx, from September 2016 to April 2019, Ms. Nallicheri served as Chief Business Officer and Head of Biopharma for Foundation Medicine. Prior to that, from 2013 to June 2016, Ms. Nallicheri served in a variety of roles at McKesson Corporation, including as Senior Vice President, Corporate Strategy and Business Development at McKesson Distribution Solutions and McKesson Data & Analytics; and prior thereto, from 2011 to 2013 as Senior Vice President, Corporate Development at Geron Corporation. Ms. Nallicheri holds an M.S. in business and economics from WHU Otto Beisheim School of Corporate Management in Koblenz, Germany and an M.B.A. with honors from Columbia Business School.

We believe Ms. Nallicheri’s extensive experience as a healthcare and life sciences industry executive, her role as a co-founder of Legacy EQRx and her work and leadership at provide her with the qualifications and skills necessary to serve as a member of the board of directors.

Jami Rubin

Jami Rubin has been the Chief Financial Officer of Legacy EQRx since April 2021. Prior to joining Legacy EQRx, from May 2019 to April 2021, Ms. Rubin was a partner at PJT Partners, a global advisory-focused investment bank. Ms. Rubin spent more than 25 years as an equity analyst following the pharmaceutical industry, and was an equity research analyst and then partner at Goldman Sachs, managing the global healthcare research team from 2008 to October 2018. Ms. Rubin has served as a member of the board of directors of Relay Therapeutics, Inc. (Nasdaq: RLAY) since October 2019, and Red Door Community (f/k/a Gilda’s Club NYC) since January 2010. Ms. Rubin holds a B.A. from Vassar College.

Eric Hedrick

Eric Hedrick, M.D. has been the Chief Physician Executive of Legacy EQRx since August 2020. Prior to joining Legacy EQRx, Dr. Hedrick acted as an independent hematology and oncology clinical development consultant from 2015 to August 2020, including serving as Chief Advisor to BeiGene, Inc. from March 2017 to August 2020. From 2012 to 2014, he was Chief Medical Officer at Epizyme and prior to that, from 2010 to 2012, Chief Medical Officer at Pharmacyclics. Prior to that, Dr. Hedrick spent almost a decade building out late-stage clinical development and post-marketing programs at Genentech. Prior to joining the pharmaceutical industry, Dr. Hedrick was an attending physician at Memorial Sloan Kettering Cancer Center, and he served as Chief Resident of Internal Medicine at Boston City Hospital. He holds a B.A. from Boston University and earned his M.D. from the University of Maryland School of Medicine.

Key Employees

Rona Anhalt

Rona Anhalt has been the Chief People Officer of Legacy EQRx since August 2020. Prior to joining Legacy EQRx, she previously led human resource functions at Celgene from October 2016 to January 2020, and Novartis from 2003 to September 2016, aligning people and talent strategies to drive business performance and results. Ms. Anhalt started her career in finance, working in both banking and technology before moving into the life sciences industry. She holds a B.A. in accounting and economics from Queens College, as well as an M.B.A. in finance from New York University.

Christian Antoni

Christian Antoni, M.D., Ph.D. has been the Chief Global Development Officer of Legacy EQRx since July 2020. Prior to joining Legacy EQRx, he led drug development functions at various pharmaceutical companies, including LEO Pharma (from June 2018 to July 2020), Sanofi (from 2014 to May 2018), Novartis (from 2008 to 2014) and Schering Plough (from 2004 to 2008), with a focus on immunology and inflammatory diseases. Prior to that, he established and led the clinical trial unit at Friedrich-Alexander University, Erlangen, Germany from 1991 to 2004, and was the lead investigator on all rheumatology development programs, including the first IIS trial that led to the psoriatic arthritis indication for the first TNF-alpha inhibitor, Remicade® (infliximab). Dr. Antoni is a member of the American College of Rheumatology (ACR) and the German Society of Rheumatology (DGRh). He received an M.D. and a Ph.D. from Friedrich Alexander University, Erlangen, Germany.

Richard Buckley

Richard Buckley has been the Chief Corporate Affairs Officer of Legacy EQRx since August 2021. Prior to joining to Legacy EQRx, Mr. Buckley led the internal, external, scientific and product communications, global government affairs and policy, patient advocacy and philanthropy functions at AstraZeneca for 17 years from 2004 to July 2021. From 2014 to July 2021, he was also the President of the AstraZeneca U.S. Healthcare Foundation, a non-profit supporting, among other things, the reduction of cardiovascular disease in underserved communities. Prior to joining AstraZeneca, Mr. Buckley was Director of Federal Government Affairs at Eli Lilly from 1997 to 2004, and prior to that, he was Legislative Counsel at PhRMA from 1995 to 1997. Mr. Buckley received a B.A. from Boston College and a J.D. from American University Law School.

Carlos Garcia-Echeverria

Carlos Garcia-Echeverria, Ph.D. has been the Chief of Rx Creation of Legacy EQRx since July 2021. Prior to joining Legacy EQRx, Dr. Echeverria provided scientific leadership to drug discovery and early clinical development teams across different modalities and diseases, most recently at Sanofi as Chief Operating Officer of Research from 2010 to July 2021, and at Novartis as Executive Director, Oncology Drug Discovery Head from 1993 to 2005. Dr. Echeverria also has broad experience in managing research partnerships. He is a member of the Scientific Advisory Board of several biotech companies. Dr. Echeverria’s research accomplishments are documented by 190 peer-reviewed articles, book chapters and review papers, and 45 granted patents. He received the Leonidas Zerwas Award from the European Peptide Society in recognition of his outstanding contributions to peptide science. Dr. Echeverria holds a Ph.D. in organic chemistry from the University of Barcelona, Spain.

Daniel Hoey

Daniel Hoey has been the Chief of Technical Operations of Legacy EQRx since July 2020. Prior to joining Legacy EQRx, Mr. Hoey led global supply chain operations at Teva from September 2017 to July 2020. Prior to that, Mr. Hoey held senior leadership roles at Teva API and Biologics from January 2016 to September 2017, as well as Merck from 1989 to 2016, where he spent almost 27 years in technical operations, commercialization, strategy development and contract manufacturing. Mr. Hoey is certified in application of lean manufacturing and six-sigma process improvement in pharmaceutical operations. He holds a B.S. in Chemical Engineering from Michigan State University.

Vince Miller

Vince Miller, M.D. has been the Physician-In-Chief of Legacy EQRx since March 2020. Prior to joining Legacy EQRx, he served as Chief Medical Officer at Foundation Medicine from 2011 to April 2019. Prior to that, Dr. Miller spent nearly 20 years as an attending physician focused on thoracic oncology at Memorial Sloan Kettering Cancer Center from 1991 to 2011. He has also served as Chief Medical Resident at Thomas Jefferson University Hospital. Dr. Miller is one of the world’s experts in lung cancer and clinical trial design and interpretation. His work was critical to identification of EGFR sensitizing and resistance mutations. Among his many accolades, Dr. Miller received the American Cancer Society Clinical Oncology Career Development Award and is a fellow of the American College of Physicians. Dr. Miller received a B.A. from the University of Pennsylvania and an M.D. from the University of Medicine and Dentistry of New Jersey.

Kent Rogers

Kent Rogers has been the Chief Customer Officer of Legacy EQRx since April 2021. Prior to joining Legacy EQRx, Mr. Rogers was Senior Vice President of Industry Relations at OptumRx, a United Health Group company, leading the formulary contracting and specialty procurement function from February 2016 to April 2021. Prior to that, Mr. Rogers took on roles of increasing seniority and leadership at the Blue Fin Group (from 2013 to January 2016), Acorda Therapeutics (from 2008 to 2013), Merck (from 2004 to 2008), and Schering-Plough (from 1994 to 2004). Mr. Rogers holds a B.S. in Business Management from Indiana University and an M.B.A. from Emory University’s Goizueta School of Business.

Directors

Alexis Borisy

Alexis Borisy is a co-founder of Legacy EQRx and has been the Executive Chairman of the board of directors since September 2021. Mr. Borisy served as Chairman of the board of directors and Chief Executive Officer of Legacy EQRx from August 2019 until September 2021. Mr. Borisy is a leading biotechnology entrepreneur and investor with more than 25 years of experience. From 2010 to June 2019, Mr. Borisy was a Partner at Third Rock Ventures. Mr. Borisy co-founded Blueprint Medicines Corporation (Nasdaq: BPMC), a biopharmaceutical company, and served as its Interim Chief Executive Officer from 2013 to 2014 and has served as a member of its board of directors since 2011. Mr. Borisy co-founded Foundation Medicine, Inc., where he served as its Interim Chief Executive Officer from 2009 to 2011 and served as a member of its board of directors from 2009 to July 2018, including as Chairman from 2011 to February 2017. Mr. Borisy has served as a member of the board of directors of Tango Therapeutics, Inc. (Nasdaq: TNGX) since January 2017, Magenta Therapeutics, Inc. (Nasdaq: MGTA) since 2015, and Revolution Medicines, Inc. (Nasdaq: RVMD) since 2014. Mr. Borisy is chairman of Relay Therapeutics, Inc. (Nasdaq: RLAY), has served on its board of directors since 2015 and was also Relay’s founding chief executive officer. In addition, Mr. Borisy currently serves on the board of directors several privately held biopharmaceutical companies. Mr. Borisy received an A.B. in Chemistry from the University of Chicago and an A.M. in Chemistry and Chemical Biology from Harvard University.

We believe Mr. Borisy’s extensive experience as an executive of, and working with and serving on the boards of directors of, multiple biopharmaceutical and life sciences companies, his role as a co-founder of Legacy EQRx, and his experience working in the venture capital industry provide him with the qualifications and skills necessary to serve as a member of the board of directors.

Amy Abernethy

Amy Abernethy, M.D., Ph.D. has served as President, Clinical Research at Verily Life Sciences, an Alphabet company, since July 2021 and on the Board of CM Life Sciences III (Nasdaq: CMLT) since August 2021. Before joining Verily, Dr. Abernethy was Principal Deputy Commissioner of Food and Drugs of the FDA and the agency’s acting Chief Information Officer, a role she held from February 2019 until April 2021. Prior to FDA, Dr. Abernethy served as Chief Medical Officer, Chief Scientific Officer and Senior Vice President of Oncology at Flatiron Health, Inc., a healthcare technology company, from 2014 to January 2019. Before joining Flatiron, she was a Professor of Medicine in the Duke University School of Medicine from 2008 to 2015 and ran the Center for Learning Health Care in the Duke Clinical Research Institute from 2012 to 2015. She was also director of the Duke Cancer Care Research Program in the Duke Cancer Institute between 2008 and 2015. She also holds the title of Adjunct Professor of Medicine in the Duke University School of Medicine, and previously held a number of progressive faculty and clinical roles at Duke University and Flinders University of South Australia. Dr. Abernethy previously served on the board of directors of athenahealth, Inc., a software platform company offering medical practice automation and claims management services from 2013 to January 2019. Dr. Abernethy received her B.A. in biochemistry from the University of Pennsylvania and her M.D. from the Duke University School of Medicine. She also received a Ph.D. from Flinders University of South Australia.

We believe Dr. Abernethy’s FDA experience and experiences with data, clinical research and the use of technology within the biopharmaceutical industry provide her with the qualifications and skills necessary to serve as a member of the board of directors.

Paul Berns

Paul Berns has been a member of the board of directors of Legacy EQRx since January 2020. Mr. Berns has been a consultant in the pharmaceutical industry since July 2016 and has been a member of ARCH Venture Partners since August 2018. He is also a co-founder of Neumora Therapeutics, Inc. and has been its Chairman of the board of directors and Chief Executive Officer since 2019. From 2014 to June 2016, Mr. Berns served as President and Chief Executive Officer, and served on the board from 2012 to June 2016 of Anacor Pharmaceuticals, Inc., a biopharmaceutical company, which was acquired by Pfizer Inc. in June 2016. Previously, Mr. Berns served as President and Chief Executive Officer of Allos Therapeutics, Inc., a biopharmaceutical company, from 2006 to 2012, and served on its board from 2006 to 2012, when it was acquired by Spectrum Pharmaceuticals, Inc. Mr. Berns was President and Chief Executive Officer, and served on the board of directors of Bone Care International, Inc., a specialty pharmaceutical company, from June 2002 to 2005, when it was acquired by Genzyme Corporation. Prior to that, Mr. Berns was Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories from 2001 to 2002, and from 2000 to 2001, he served as Vice President, Marketing of

BASF Pharmaceuticals/Knoll, when it was acquired by Abbott Laboratories in 2001. Earlier in his career, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company from 1990 to 2000. Mr. Berns has been serving as a member of the board of directors of Unity Biotechnology, Inc. (Nasdaq: UBX) since March 2018, is currently on the board of a number of privately held companies. Mr. Berns received his B.S. in Economics from the University of Wisconsin.

We believe Mr. Berns’s extensive experience as an outside advisor, venture investor and executive of multiple biopharmaceutical and life sciences companies provide him with the qualifications and skills necessary to serve as a member of the board of directors.

Eli Casdin

Eli Casdin has been a member of the board of directors of Legacy EQRx since January 2020 and Chief Executive Officer and a board member of CM Life Sciences III since January 2021. Mr. Casdin founded Casdin Capital, a venture capital firm specializing in life sciences, in 2011, and serves as Chief Investment Officer of Casdin Capital. Prior to founding Casdin Capital, Mr. Casdin was a Vice President and Analyst at Alliance Bernstein and a member of its “thematic” based investment group from 2007 until 2011. Mr. Casdin’s previously held positions at Bear Stearns, an investment bank and Cooper Hill Partners, a biotechnology-focused investment firm. Mr. Casdin also currently serves on the board of directors of publicly held life-sciences-focused special purpose acquisition company CM Life Sciences II, Inc. (Nasdaq: CMII) since February 2021, Sema4 Holdings Corp. (Nasdaq: SMFR) since July 2020, Century Therapeutics, Inc. (Nasdaq: IPSC) since February 2021, Tenaya Therapeutics, Inc. (Nasdaq: TNYA) since August 2019, and Absci Corp (Nasdaq: ABSI) since October 2020. Mr. Casdin also currently serves on the board of directors of a number of privately held life sciences companies, on the Columbia University School of General Studies board of directors, and he has previously served on the board of directors of a number of public companies. Mr. Casdin earned his B.S. from Columbia University and an M.B.A. from Columbia Business School.

We believe that Mr. Casdin’s extensive experience as both an investor and executive in the biopharmaceutical industry, as well as his extensive service on the boards of directors of numerous life sciences and biotechnology companies provide him with the qualifications and skills necessary to serve as a member of the board of directors.

Jorge Conde

Jorge Conde has been a member of the board of director of Legacy EQRx since January 2020. Mr. Conde is a General Partner at Andreessen Horowitz since June 2017, where he leads investments at the cross section of biology, computer science and engineering. Mr. Conde previously served as Chief Strategy Officer for Syros Pharmaceuticals, Inc. from April 2016 to March 2017, and as its Chief Product Officer from 2014 to May 2016. Prior to joining Syros, from 2007 to 2014, Mr. Conde served in various roles at Knome, Inc., a genomics company, including Founding Chief Executive Officer, Chief Financial Officer and Chief Product Officer. Earlier in his career, Mr. Conde worked in marketing and operations at MedImmune, in the life sciences group at Flagship Ventures and managed the business development function at Helicos Biosciences Corporation, a DNA sequencing company, and as a biotechnology investment banker at Morgan Stanley. Mr. Conde holds a B.A. in Biology from Johns Hopkins University, an M.S. from the Harvard-MIT Division of Health Sciences and Technology, and an M.B.A. from Harvard Business School.

We believe that Mr. Conde’s depth of knowledge of and experience in the biopharmaceutical industry, both as an investor and executive provide him with the qualifications and skills necessary to serve as a member of the board of directors.

Kathryn Giusti

Kathryn Giusti has been a member of the board of directors of Legacy EQRx since September 2021. Ms. Giusti is the founder and Chief Mission Officer of the Multiple Myeloma Research Foundation (the “MMRF”), founded in 1998. Ms. Giusti Co-Chairs the Harvard Business School (“HBS”) Kraft Precision Medicine Accelerator, which she helped found in 2016, as a Senior Fellow at Harvard Business School. Ms. Giusti is a business leader and a healthcare disrupter with over three decades of experience. Prior to founding the MMRF, from 1992 to 1997, Ms. Giusti held various positions including the Executive Director of Worldwide Arthritis Franchise at G.D. Searle & Company. From 1985 to 1990, Ms. Giusti served as a Marketing Executive for Gillette. Ms. Giusti served as a Sales & Marketing executive at Merck from 1980 to 1983. Ms. Giusti has served on a variety of boards including President Obama’s Precision Medicine Initiative Working Group and served as an advisor to the Biden Moonshot program. She was named to the President’s Council of Advisors on Science and Technology (PCAST), the National Cancer Advisory Board (NCAB), and the National Cancer Policy Board (NCPB). She served on the board of IMS Health and is on the advisory boards of Verily. Ms. Giusti is a member of the FasterCures Non-Profit Council and the Harvard Business School Health Advisory Board. Ms. Giusti has been named one of Time magazine’s 100 Most Influential People in the World in 2011 and was ranked #19 on Fortune’s list of the World’s 50 Greatest Leaders in 2014. Ms. Giusti received her MBA in general management from Harvard Business School and holds a B.S. and an honorary doctorate from the University of Vermont.

We believe that Ms. Giusti’s extensive experience as a leader in the healthcare industry, her work in precision medicine and medical research, and her role as the co-founder of MMRF provide her with the qualifications and skills necessary to serve as a member of the board of directors.

Sandra Horning

Sandra J. Horning, M.D., is a co-founder of Legacy EQRx and has been a member of the board of directors of Legacy EQRx since August 2019. Dr. Horning previously served as the Chief Medical Officer and Global Head of Product Development of Roche, Inc., from 2013 until her retirement in October 2019, and prior to that as Global Head of Oncology Product Development of Roche, Inc. from 2009 to 2013. From 1980 until 2009, Dr. Horning was a practicing oncologist, investigator and tenured professor at Stanford University School of Medicine, where she remains a Professor of Medicine Emerita. From 2005 to 2006, Dr. Horning served as the President of the American Society of Clinical Oncology. From 2015 to July 2018, Dr. Horning served as a member of the board of directors of Foundation Medicine, Inc. She has been serving as a member of the board of directors of Olema Pharmaceuticals, Inc. (Nasdaq: OLMA) since November 2020, Moderna, Inc. (Nasdaq: MRNA) since March 2020, and Gilead Sciences, Inc. (Nasdaq: GILD) since January 2020. Dr. Horning received her M.D. from the University of Iowa School of Medicine and completed her internal medicine training at the University of Rochester and a fellowship in Oncology at Stanford University.

We believe that Dr. Horning’s significant experience in the field of oncology and her product development leadership experience, her role as a co-founder of EQRx, and her significant industry and public company board experience provide her with the qualifications and skills necessary to serve as a member of the board of directors.

Clive Meanwell

Clive Meanwell, M.D., Ph.D., has been a member of the board of director of Legacy EQRx since October 2020. Dr. Meanwell is also the co-founder of Population Health Investment Co., Inc. (Nasdaq: PHICU), a special purpose acquisition company, and has been its Chief Executive Officer and director since September 2020, and is a founding partner of Population Health Partners. Dr. Meanwell previously was a founder of The Medicines Company and was a director from 1996 until it was acquired by Novartis for $9.7 billion in January 2020. From December 2018 until January 2020, Dr. Meanwell served as The Medicines Company’s Chief Innovation Officer, and served a number of roles at The Medicines Company while serving as Chief Executive Officer from 1996 until December 2018, including as Executive Chairman from 2001 to 2004 and Chairman of the board from 2001 to 2015. Dr. Meanwell is the Vice Chairman of BB Biotech, a Swiss investment corporation. Dr. Meanwell received an M.D. (M.B. Ch.B.) and a Ph.D. (M.D.) from the University of Birmingham, United Kingdom.

We believe that Dr. Meanwell’s significant experience in building and leading successful biotechnology companies, developing pharmaceuticals and scientific expertise provide him with the qualifications and skills necessary to serve as a member of the board of directors.

Samuel Merksamer

Samuel Merksamer has been a partner at Softbank Investment Advisers since October 2019. Prior thereto, he served as Partner at Caligan Partners, L.P., an investment firm from January 2017 to September 2019. He was a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., from 2008 to 2016. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management. Mr. Merksamer has been serving as a director of Transocean Ltd. (NYSE: RIG) since 2013, and has previous experience on a number of public company boards, including as a director of American International Group, Inc. from 2016 to 2018, Hertz Global Holdings, Inc. from 2014 to 2017, Navistar International Corporation from 2012 to 2017, Cheniere Energy Inc. from 2015 to 2017, Transocean Partners from 2014 to 2016, Hologic Inc. from 2013 to 2016, and Ferrous Resources Limited from 2012 to 2016. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

We believe that Mr. Merksamer’s extensive experience as an investor and knowledge of capital markets and public company experience, provide him with the qualifications and skills necessary to serve as a member of the board of directors.

Krishna Yeshwant

Krishna Yeshwant, M.D. has been a member of the board of director of Legacy EQRx since January 2020. Dr. Yeshwant has also served as a managing partner at GV since 2009 and has been working with GV since 2008. Dr. Yeshwant has also been employed by Partners Healthcare, a not-for-profit health care system, as an internal medicine physician at Brigham and Women’s Hospital since 2009. Before joining GV, Dr. Yeshwant founded Stanford Students Consulting, an electronic data interchange company that was acquired by The Hewlett-Packard Company in 2000. In 2000, he founded Recourse Technologies, Inc., a network security company that was acquired by Symantec Corporation in 2002. Dr. Yeshwant has served on board of directors of Verve Therapeutics, Inc. (Nasdaq: VERV) since August 2018, and previously served on the board of directors of Foundation Medicine. Dr. Yeshwant received a B.S. in computer science from Stanford University, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School.

We believe Dr. Yeshwant’s extensive experience as an investor in the biotechnology industry, and his experience as a physician, and deep knowledge of life sciences companies provide him with the qualifications and skills necessary to serve as a member of the board of directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

The business and affairs company are organized under the direction of its board of directors. Alexis Borisy is our Executive Chairman. The primary responsibilities of the board are to provide oversight, strategic guidance, counseling and direction to management. The board of directors meets on a regular basis and additionally as required.

In accordance with the terms of the Bylaws, the board of directors may establish the authorized number of directors from time to time by resolution. The board of directors consists of eleven members. Each of the directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. Vacancies on the board of directors can be filled by resolution of the board of directors. The board of directors is divided into three classes, each serving staggered, three-year terms:

•        the Class I directors are Paul Berns, Jorge Conde and Sandra Horning, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors are Samuel Merksamer, Clive Meanwell, Krishna Yeshwant and Kathryn Giusti, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•       the Class III directors are Alexis Borisy, Eli Casdin, Melanie Nallicheri and Amy Abernethy, and their terms will expire at the annual meeting of stockholders to be held in 2024.

As a result of the staggered board, only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Director Independence

Based on information provided by each director concerning her or his background, employment and affiliations, the Board has determined that none of the directors, other than Mr. Borisy and Ms. Nallicheri, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with CMLS and Legacy EQRx and all other facts and circumstances the board of directors deems relevant in determining their independence, including the beneficial ownership of securities of the company by each non- employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the board of directors is informed oversight of the risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of such board that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure and the Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and other applicable regulatory requirements. The Compensation and Talent Development Committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements. The Research and Development Committee provides oversight of research and development activities and function.

Board Committees

The board of directors has the authority to appoint committees to perform certain management and administration functions. In connection with the Closing of the Business Combination, we reconstituted the membership of the Audit Committee, and formed a Compensation and Talent Development Committee, a Nominating and Corporate Governance Committee and a Research and Development Committee and may form other standing committees from time to time. The composition and responsibilities of each of these three committees are described below. Members serve on these committees until their resignation or until otherwise determined by the board. The charters for each of these committees are available on EQRx’s website at www.eqrx.com. Information contained on or accessible through EQRx’s website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only.

Audit Committee

The Audit Committee consists of Paul Berns, Eli Casdin and Samuel Merksamer. The board has determined that each member is independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Chairperson of the Audit Committee is Eli Casdin. The board has determined that Eli Casdin is an “audit committee financial expert” within the meaning of SEC regulations. The board has determined that each member of the Audit Committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Global Market. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment.

The primary purpose of the Audit Committee is to discharge the responsibilities of the board of directors with respect to the company’s accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of the Audit Committee will include:

•        helping the board of directors oversee corporate accounting and financial reporting processes;

•        managing the selection, engagement and qualifications of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing policies on financial risk assessment and financial risk management;

•        reviewing related party transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation and Talent Development Committee

The Compensation and Talent Development Committee consists of Jorge Conde, Sandra Horning and Krishna Yeshwant. The board has determined that each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Chairperson of the Compensation and Talent Development Committee is Krishna Yeshwant. The primary purpose of the Compensation and Talent Development Committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the Compensation and Talent Development Committee will include:

•        reviewing and approving, or recommending that the board of directors approve, the compensation of executive officers and senior management;

•        reviewing and recommending to the board, the compensation of the board of directors;

•        administering the stock and equity incentive plans;

•        selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•       reviewing, approving, amending and terminating, or recommending that the board approve, amend or terminate, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for executive officers and other senior management, as appropriate;

•       reviewing and establishing general policies relating to employee compensation and benefits;

•        reviewing overall compensation philosophy;

•        ensuring that we are a leader in diversity, equality and inclusion and identifying ways to incorporate diversity, equality and inclusion in our recruitment and talent development programs and efforts upholding a culture of equality and equity;

•        evaluating programs and practices that provide for talent and leadership development and advancement of high potential talent, and supporting a culture of high performance and continuous learning; and

•        reviewing management succession plans.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Paul Berns, Eli Casdin, Kathryn Giusti and Clive Meanwell. The board of directors has determined that each member is independent under the listing standards. The Chairperson of the Nominating and Corporate Governance Committee is Paul Berns.

Specific responsibilities of the Nominating and Corporate Governance Committee will include:

•        identifying, evaluating and selecting, or recommending that the board of directors approve, nominees for election to the board;

•        evaluating the performance of the board and of individual directors;

•        evaluating the adequacy of corporate governance practices and reporting; and

•        developing and making recommendations to the board regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics

We have adopted an amended and restated Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on EQRx’s website at www.eqrx.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Talent Development Committee has ever been an officer or employee of either CMLS or Legacy EQRx. None of the our executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as a member of the board or on either company’s compensation committee.

Non-Employee Director Compensation

The board of directors has adopted a non-employee director compensation policy, which is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success. See “Director Compensation.”

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that we will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DIRECTOR COMPENSATION

We adopted a compensation program for our non-employee directors under which each of our non-employee directors will receive the following amounts for their services on the board of directors. Alexis Borisy serves as our Executive Chairman and Melanie Nallicheri serves as our Chief Executive Officer and neither receives compensation as a non-employee director.

•        An option to purchase that number of shares of our common stock having a grant date fair value equal to $800,000 upon the director’s initial election or appointment to our board of directors that occurs after the Closing.

•        An annual option to purchase that number of shares of our common stock having a grant date fair value equal to $400,000 on the date of the annual meeting for such year. Directors who were elected in the 12 months preceding the annual grant are pro-rated on a monthly basis for time in service.

•        An annual director fee of $50,000.

•        If the director serves on a committee of our board of directors or in the other capacities stated below, an additional annual fee as follows:

•        Audit Committee Chairperson, $20,000

•        Audit Committee member, $10,000

•        Compensation and Talent Development Committee chairperson, $15,000

•        Compensation and Talent Development Committee member, $7,500

•        Nominating and Corporate Governance Committee Chairperson, $10,000

•        Nominating and Corporate Governance Committee member, $5,000

•        Research and Development Committee Chairperson, $15,000

•        Research and Development Committee member, $7,500

Options granted to our non-employee directors under the program will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire not later than ten years after the date of grant. One-third of the options granted upon a director’s initial election or appointment will vest on the one year anniversary of the director’s initial election or appointment to our board of directors, and the remaining two-thirds will vest in eight substantially equal quarterly installments thereafter, with annual grants vesting on the one year anniversary of the date of grant. In addition, all unvested options will vest in full upon the occurrence of a change in control.

The following table sets forth compensation paid by Legacy EQRx to each non-employee director of Legacy EQRx who was serving as of December 31, 2020 and who is currently serving as a member of the board of directors. Compensation for Alexis Borisy and Melanie Nallicheri, both of whom are members of the board of directors and who were executive officers of Legacy EQRx in 2020, is set forth below under “Executive Compensation.” Legacy EQRx did not pay any compensation to Paul Berns, Jorge Conde, Eli Casdin or Krishna Yeshwant in 2020. Legacy EQRx did not grant its non-employee directors any stock awards in 2020, nor did such directors earn any non-equity incentive plan compensation or nonqualified deferred compensation in 2020, and accordingly, we have omitted those columns from the table.

2020 Director Compensation Table

Name	Year	Fees Earned or Paid-in Cash ($)	Option Awards(1)(3) ($)	All Other Compensation(2) ($)	Total ($)
Sandra Horning	2020	18,145	79,778	100,000	197,923
Clive Meanwell	2020	10,887	590,779	—	601,666

____________

(1)     Represents aggregate grant date fair value of options granted to the non-employee director calculated in accordance with ASC 718. See footnote 8 to Legacy EQRx’s audited financial statements appearing elsewhere in this prospectus for a discussion of the assumptions used in ASC 718.

(2)     Represents fees earned for consulting services.

(3)     The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2020 by each non-employee director who was serving as a member of Legacy EQRx’s board of directors as of December 31, 2020 and who is currently serving as a member of the board of directors.

Name	Options Outstanding at 2020 Fiscal Year End
Sandra Horning	313,500
Clive Meanwell	313,500

EXECUTIVE COMPENSATION

Executive Compensation Overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of our Chairman and former Chief Executive Officer, our Chief Executive Officer and President and our other executive officers identified in the 2020 Summary Compensation Table below, who we refer to as the named executive officers, has consisted of a combination of base salary, bonuses and equity incentive compensation in the form of restricted stock awards and stock options. Our named executive officers who are full-time employees, like all other full-time employees, are eligible to participate in our retirement and health and welfare benefit plans.

As we transition from a private company to a publicly traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances merit. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the Compensation and Talent Development Committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive. In connection with our executive compensation program, we will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

The following table shows the total compensation during the year ended December 31, 2020 awarded to or earned by (1) Legacy EQRx’s former principal executive officer, who is serving as our Executive Chairman, (2) Legacy EQRx’s principal executive officer, who is serving as our principal executive officer, and (3) Legacy EQRx’s two next most highly compensated executive officers who are serving as our executive officers. Legacy EQRx’s executive officers did not earn any nonqualified deferred compensation during the period presented and accordingly, we have omitted that column from the table.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Alexis Borisy(3)	2020	575,000	—	—	396,750	—	971,750
Executive Chairman and Former Chief Executive Officer

Melanie Nallicheri(4)	2020	475,000	—	—	285,000	11,400	771,400
President and Chief Executive Officer

Jami Rubin(5)	2020	—	—	—	—	—	—
Chief Financial Officer

Eric Hedrick, M.D.(6)	2020	146,250	—	—	61,032	—	207,282
Chief Physician Executive

____________

(1)     Represents aggregate grant date fair value of restricted stock awarded to the named executive officer calculated in accordance with ASC 718. See footnote 8 to Legacy EQRx’s audited financial statements appearing elsewhere in this prospectus for a discussion of ASC 718. Ms. Nallicheri purchased 1.1 million restricted shares at the then-current fair market value in February 2020; Dr. Hedrick purchased 0.6 million restricted shares at the then-current fair market value in August 2020.

(2)     Represents 401(k) match paid by Legacy EQRx.

(3)     Mr. Borisy served as Chairman and Chief Executive Officer of Legacy EQRx during 2020 and through August 31, 2021, and became its Executive Chairman effective September 1, 2021.

(4)     Ms. Nallicheri served as President and Chief Operating Officer of Legacy EQRx during 2020 and through August 31, 2021, and became President and Chief Executive Officer and joined the board of directors of Legacy EQRx on September 1, 2021.

(5)     Ms. Rubin joined Legacy EQRx in April 2021 and did not earn any compensation in 2020.

(6)     Dr. Hedrick joined Legacy EQRx in August 2020. Salary and target bonus amounts are pro-rated.

Narrative Disclosures to the Summary Compensation Table

Our board of directors reviews compensation annually for all employees, including our named executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, historical compensation level of our executives, individual performance as compared to our expectations and objectives, our desire to motivate employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to value creation for our company.

2020 and 2021 Base Salaries

The annual base salaries of our named executive officers are generally determined, approved and reviewed periodically by our board of directors or compensation committee in order to compensate our named executive officers for their satisfactory performance of duties to our company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

Name	2020 Base Salary ($)	2021 Base Salary ($)
Alexis Borisy	575,000	360,000	(1)
Melanie Nallicheri	475,000	550,000	(1)
Jami Rubin	—	410,000
Eric Hedrick	390,000	405,000

____________

(1)     Effective September 1, 2021.

Non-Equity Incentive Plan Compensation

Our bonus program is intended to recognize and reward associates for achieving established objectives that are linked to the company’s growth and success, thereby allowing you to share in our performance based on corporate and individual accomplishments.

Name	2020 Bonus Target (%)	2021 Bonus Target (%)
Alexis Borisy	57.5	55.0	(1)
Melanie Nallicheri	50.0	55.0	(1)
Jami Rubin	—	40.0
Eric Hedrick	35.0	35.0

____________

(1)     Effective September 1, 2021, and pro-rated for the calendar year. Prior thereto was 57.5% for Mr. Borisy and 50.0% for Ms. Nallicheri for 2021.

Our named executive officers earned bonuses as set forth in the 2020 Summary Compensation Table. Theses bonuses were based on specified company and individual performance metrics that were approved by the board of directors, and in the case of Dr. Hedrick, was prorated based on employment start date.

Equity Incentive Compensation

Our equity-based incentive awards granted to our named executive officers are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. We have historically used restricted stock awards and share options as an incentive for long-term compensation to our executive officers.

Share options allow our executive officers to profit from this form of equity compensation only if our share price increases relative to the share option’s exercise price, which exercise price is set at the fair market value of our common shares on the date of grant. We may grant equity awards at such times as our board of directors or compensation committee determines appropriate.

Our executives generally are given the opportunity to acquire restricted stock and/or a grant of stock options in connection with their commencement of employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving corporate goals or to reward certain performance. All options are granted with an exercise price that is no less than the fair market value of our common shares on the date of such grant of such award.

Prior to the closing of the Business Combination, Legacy EQRx granted all restricted stock awards and share options pursuant to its 2019 Stock Option and Grant Plan (the “2019 Plan”), which we assumed in the Merger. The terms of our equity plans are described below under “— Equity Incentive Plans.”

Executive Compensation Arrangements

The material terms of the employment agreements with our executive officers are described below.

Alexis Borisy

On November 11, 2019, and as amended and restated as of January 10, 2020, Legacy EQRx entered into an employment letter with Alexis Borisy for the position of Chief Executive Officer, pursuant to which Mr. Borisy is entitled to a base salary of $575,000 and an annual target bonus equal to 57.5% of his base salary. His salary is subject to annual review at the discretion of the board of directors. Mr. Borisy’s employment has no specified term and can be terminated at will by either party.

Prior to the amendment and restatement of his letter agreement, Mr. Borisy held two equity grants that he received as a co-founder of Legacy EQRx to purchase an aggregate of 18,810,000 shares of common stock at a purchase price per share equal to fair market value on the date of grant. In connection with amending and restating his letter agreement, Mr. Borisy agreed to amend the terms of his founder grants to subject 15,988,500 of the underlying shares to the acceleration provisions set forth in the Severance Policy (as described below) and a new time-based vesting schedule. Accordingly, such options now vest in 48 equal monthly installments until January 2024 subject to Mr. Borisy’s continuous employment or other service relationship. However, in the event that (i) Mr. Borisy’s employment is terminated without cause (as defined in his letter agreement) and (ii) the board of directors do not otherwise provide an opportunity for Mr. Borisy to provide continued consulting, advisory, or other services for a period of at least 24 months following such termination, then 3,997,125 of his then-unvested shares (or, if a lesser number, all of his then-unvested shares) will immediately accelerate and become fully nonforfeitable as of the date of such termination. Additionally, in the event that Mr. Borisy’s employment is terminated without cause or he resigns for good reason in connection with, or within the 12-month period following a change in control (as such term is defined in his letter agreement), such period the “change in control” period, any then-unvested shares will immediately accelerate and become fully nonforfeitable.

If Mr. Borisy’s employment is terminated without cause or as a result of his resignation for good reason outside of the change in control period, he will be eligible to receive: (i) 12 months of salary at his then current base salary and his target bonus amount, payable in a lump sum within 60 days of termination, (ii) 12 months’ benefits continuation, (iii) salary earned through date of termination, (iv) any unreimbursed expenses incurred through the date of termination, and (v) all accrued and vested benefits under the employee benefit plans in which he participates in accordance with the terms of such plans.

In the event Mr. Borisy is terminated without cause or he resigns for good reason during the change in control period, he will be eligible to receive: (i) 12 months of salary at his then current base salary and his target bonus amount, (ii) 12 months’ benefits continuation, (iii) full acceleration of all outstanding stock options and other equity awards then subject to vesting, (iv) salary earned through date of termination, (v) any unreimbursed expenses incurred through the date of termination, and (vi) all accrued and vested benefits under the employee benefit plans in which Mr. Borisy participates in accordance with the terms of such plans.

In connection with his transition to Executive Chairman in September 2021, Legacy EQRx entered into an amendment to Mr. Borisy’s letter agreement to reduce his salary to $360,000 per year, pro-rated for the 2021 calendar year, along with a reduction in his target bonus percentage to 55% of his base salary, pro-rated for the 2021 calendar year. In December 2021, Mr. Borisy’s base salary was increased to $390,000 by Legacy EQRx’s board of directors effective January 1, 2022.

Melanie Nallicheri

On November 11, 2019, and as amended and restated January 10, 2020, Legacy EQRx entered into an employment agreement with Melanie Nallicheri for the position of President and Chief Operating Officer, pursuant to which Ms. Nallicheri is entitled to a base salary of $475,000 and an annual target bonus equal to 50% of her base salary. Her salary is subject to an annual review and increase, but not decrease, within the sole discretion of the board of directors. Ms. Nallicheri’s employment has no specified term and can be terminated at will by either party.

Prior to the amendment and restatement of her agreement, Ms. Nallicheri held 8,464,500 restricted shares of common stock that she was granted as a co-founder of Legacy EQRx and purchased at a price per share equal to fair market value of common stock on the date of grant. In connection with amending and restating her agreement, Ms. Nallicheri agreed to amend the terms of her founder shares to subject 7,194,825 shares to the acceleration provisions set forth in the Severance Policy (as defined below) and new time-based vesting schedule. Accordingly, these 7,194,825 restricted shares now vest in 48 equal monthly installments until January 10, 2024, subject to Ms. Nallicheri’s continuous employment or other service relationship on each applicable vesting date. Additionally, Ms. Nallicheri was eligible to receive an additional equity grant to purchase 1,065,900 shares of common stock at a purchase price per share equal to fair market value of common stock subject to time-based vesting and the acceleration provisions of the Severance Policy, which were granted to her in February 2020.

If Ms. Nallicheri’s employment is terminated without cause or as a result of her resignation for good reason outside of the change in control period, she will be eligible to receive: (i) 12 months of salary at her then current base salary and her target bonus amount, payable in a lump sum within 60 days of termination, and (ii) 12 months’ benefits continuation, (iii) salary earned through date of termination, (iv) any unreimbursed expenses incurred through the date of termination, and (v) all accrued and vested benefits under the employee benefit plans in which Ms. Nallicheri participates in accordance with the terms of such plans.

In the event Ms. Nallicheri is terminated without cause or resigns for good reason during the change in control period, she will be eligible to receive: (i) 12 months of salary at her then current base salary and her target bonus amount, (ii) 12 months’ benefits continuation, (iii) full acceleration of all outstanding stock options and other equity awards then subject to vesting, (iv) salary earned through date of termination, (v) any unreimbursed expenses incurred through the date of termination, and (vi) all accrued and vested benefits under the employee benefit plans in which she participates in accordance with the terms of such plans.

In connection with her transition to Chief Executive Officer in September 2021, Legacy EQRx entered into an amendment to Ms. Nallicheri’s letter agreement to increase her salary to $550,000 per year, pro-rated for the 2021 calendar year, and to increase her target bonus percentage to 55% of her base salary, pro-rated for the 2021 calendar year. In December 2021, Ms. Nallicheri’s base salary was increased to $600,000 by Legacy EQRx’s board of directors effective January 1, 2022.

Jami Rubin

On March 8, 2021 Legacy EQRx entered into an employment letter with Jami Rubin for the position of Chief Financial Officer pursuant to which Ms. Rubin is entitled to a base salary of $410,000 and an annual target bonus equal to 40% of her base salary. Her salary is subject to annual review at the discretion of the board of directors. Ms. Rubin’s employment has no specified term and can be terminated at will by either party.

Pursuant to the terms of her letter agreement, Ms. Rubin was eligible to receive an equity grant to purchase 2,194,500 shares of common stock in the form of either restricted stock or stock options. Ms. Rubin chose to receive her award in the form of restricted stock and acquired such shares in April 2021 in connection with her commencement of employment. The restricted stock is subject to the acceleration provisions of the Severance Policy and the following time-based and performance-based vesting conditions:

•       940,500 vest 25% on the first anniversary of the date of grant and in 36 monthly installments thereafter subject to Ms. Rubin’s continued employment or service relationship with Legacy EQRx;

•       627,000 vest if Ms. Rubin’s employment or service relationship remains continuous through the consummation of a bona fide financing transaction with a purchase price per share of at least $6.38 and results in proceeds to Legacy EQRx of $800,000,000 that occurs within the 18 month period, or performance period, following Ms. Rubin’s start date, or the finance condition; and

•        627,000 vest if Ms. Rubin’s employment or service relationship remains continuous through the date that Legacy EQRx’s common stock reaching $10.00 per share following an initial public offering or sale event (as such term is defined in the 2019 Plan) for 60 consecutive trading days within the four year period following Ms. Rubin’s start date.

Notwithstanding the foregoing, a ratable declining percentage (computed daily) of the 627,000 tranche subject to the finance condition will remain eligible to vest within the 180 day period following the performance period with 50% of the award vesting if such finance condition is reached on the 180th day following the performance period. If Ms. Rubin’s employment is terminated without cause or as a result of her resignation for good reason outside of the change in control period, she will be eligible to receive: (i) 12 months of salary at her then current base salary and her target bonus amount, payable in a lump sum within 60 days of termination, (ii) 12 months’ benefits continuation, (iii) salary earned through date of termination, (iv) any unreimbursed expenses incurred through the date of termination, and (v) all accrued and vested benefits under the employee benefit plans in which she participates in accordance with the terms of such plans.

In December 2021, Ms. Rubin’s base salary was increased to $449,000 by Legacy EQRx’s board of directors effective January 1, 2022.

In the event Ms. Rubin is terminated without cause or resigns for good reason during the change in control period, she will be eligible to receive: (i) 12 months of salary at her then current base salary and her target bonus amount, (ii) 12 months’ benefits continuation, (iii) full acceleration of all outstanding stock options and other equity awards then subject to vesting, (iv) salary earned through date of termination, (v) any unreimbursed expenses incurred through the date of termination, and (vi) all accrued and vested benefits under the employee benefit plans in which she participates in accordance with the terms of such plans.

Eric Hedrick

In June 2020, Legacy EQRx entered into a letter agreement with Eric Hedrick to provide advisor services. On August 17, 2021, Dr. Hedrick transitioned from an advisor to the role of Chief Physician Executive. Pursuant to the employment letter, Dr. Hedrick is entitled to a base salary of $390,000 and an annual target bonus equal to 35% of his base salary. His salary is subject to annual review at the discretion of the board of directors. Dr. Hedrick’s employment has no specified term and can be terminated at will by either party.

Pursuant to the terms of his letter agreement, Dr. Hedrick was eligible to receive an equity grant to purchase 627,000 shares of common stock in the form of either restricted stock or stock options at a purchase price or exercise price per share equal to fair market value of common stock. Dr. Hedrick chose to receive his award in the form of restricted stock. Such equity grant is subject to vesting commencing on the employment start date with 25% vesting on the first anniversary of such date, and the remainder vesting in 36 equal monthly installments thereafter, subject Dr. Hedrick’s continued employment or service relationship with Legacy EQRx.

Dr. Hedrick is eligible to participate in benefits programs currently offered by Legacy EQRx. He is subject to the same terms, conditions and limitations applicable to other employees of Legacy EQRx of similar rank and tenure.

In December 2021, Dr. Hedrick’s base salary was increased to $437,000 and his annual target bonus was increased to 40% of his base salary, in each case by Legacy EQRx’s board of directors effective January 1, 2022.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information concerning outstanding stock awards held by Legacy EQRx’s executive officers as of December 31, 2020 who are our executive officers. Our executive officers did not hold any stock options as of such date.

	Stock Awards(1)(2)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Alexis Borisy	12,324,470	27,237,079	—	—
Melanie Nallicheri	5,546,013	12,256,689	—	—
	—	—	821,632	1,815,807
Jami Rubin	—	—	—	—
Eric Hedrick	—	—	627,000	1,385,670

____________

(1)     All share amounts have been adjusted to reflect the consummation of the Business Combination and the exchange for shares of Common Stock pursuant to the Merger Agreement.

(2)     The restricted shares shown for Mr. Borisy and Ms. Nallicheri vest in 48 equal monthly installments through the fourth anniversary of their respective vesting commencement dates. The restricted shares shown for Dr. Hedrick vest as follows: 25% of the shares vest on the first anniversary of Dr. Hedrick’s employment start date, and the remaining 75% vest is 36 equal monthly installments thereafter.

(3)     There was no public market value for Legacy EQRx’s common stock as of December 31, 2020. Market value as of December 31, 2020 was determined as $2.21 per share (as adjusted to reflect the Business Combination), as determined by an independent valuation firm.

Other Elements of Compensation; Perquisites

Health and Welfare Plans

During their employment, our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, life insurance and disability benefits, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Retirement Plan

In July 2020, Legacy EQRx adopted a 401(k) retirement and savings plan (the 401(k) Plan) covering all employees. The 401(k) Plan allows employees to make pre-tax or post tax contributions up to the maximum allowable amount set by the IRS. Under the 401(k) Plan, Legacy EQRx may make discretionary contributions as approved by the board of directors. Our executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Severance and Change in Control Policy

Our board of directors has adopted a Severance and Change in Control Policy (the “Severance Policy”), pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits. The Severance Policy will be in lieu of any other severance payments and benefits to which such key employee unless the key employee is party to any agreement or other arrangement that provides for greater benefits in the aggregate other than those set forth therein. All officers in the role of senior vice president or higher are eligible participants. In the event of an “qualified termination” of the employment of an eligible employee, which generally includes a termination of employment by the employee by us for a reason other than “cause” or his or her resignation for “good reason” (as such terms are defined in the Severance Policy), that occurs outside the change in control period (as described below), then the eligible employee will be entitled to the following payments and benefits, or the Severance Benefits:

•        an amount equal to the sum of (i) 12 months of the eligible employee’s base salary as in effect immediately prior to their qualified termination of employment and (ii) such employee’s target bonus in the year of such termination; and

•        up to 12 months of company-paid continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA.

If such qualified termination occurs within the period beginning immediately prior to a “change in control” (as defined in the Severance Policy) and ending 12 months following such “change in control,” then the eligible employee will be entitled to the Severance Benefits and 100% accelerated vesting of all then-outstanding equity awards. Eligible participants who are not members of the senior leadership team (i.e., our executive officers and their direct reports) are entitled to (i) an amount equal to the sum of nine months of base salary and 0.75x his or her target bonus in the year of such termination and (ii) up to nine months of continued health coverage under COBRA.

The receipt of the payments and benefits provided for under the Severance Policy described above is conditioned on the eligible employee signing and not revoking a separation and release of claims agreement, such release becoming effective and irrevocable no later than the 60th day following the eligible employee’s involuntary termination of employment and continued compliance with all applicable restrictive covenants that he or she is bound by us or any successor.

Equity Plans

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. The principal features of our equity plans are summarized below.

2019 Stock Option and Grant Plan

The 2019 Plan was initially adopted by Legacy EQRx’s board of directors and approved by Legacy EQRx’s stockholders in January 2020. The 2019 Plan was most recently amended in November 2020 to increase the number of shares of common stock reserved for issuance under the plan as described below. The 2019 Plan provides for the grant of options to purchase shares of Legacy EQRx’s common stock, as well as for the award of restricted stock (“RSAs”), restricted stock units (“RSUs”).

As of December 31, 2020, Legacy EQRx had 44,203,695 shares of its common stock reserved for issuance pursuant to grants under the 2019 Plan, of which 35,164,237 remained available for grant. As of December 31, 2020, no options had been exercised and options to purchase 5,787,186 remained outstanding, with a weighted-average exercise price of $0.86 per share.

Administration.    The 2019 Plan is administered by Legacy EQRx’s board of directors, and following the Closing will be administered by our Compensation and Talent Development Committee, referred to as the Committee. Subject to the terms of the 2019 Plan, the Committee has the power and authority to grant awards consistent with the terms of the plan, and among other things, prescribe, amend, expand, modify and rescind rules and regulations relating to the 2019 Plan.

Eligibility.    Pursuant to the 2019 Plan, we may grant incentive stock options, which are intended to qualify for tax treatment as set forth under Section 422 of the Code, only to our full-time or part-time employees (including officers and directors who are also employees). We may grant non-statutory stock options and all other types of awards to our employees (including officers and directors who are also employees), non-employee directors and consultants.

Options.    The 2019 Plan provides that the exercise price per share for the shares covered by a stock option shall be determined by the committee at the time of grant but shall not be less than 100% of the fair market value on the grant date. In the case of an incentive stock option that is granted to a ten percent owner, the exercise price per share for the shares covered by such incentive stock option shall not be less than 110% of the fair market value on the grant date.

The maximum permitted term of options granted under the 2019 Plan is ten years from the date of grant. In the case of an incentive stock option that is granted to a ten percent owner, the term of such stock option shall be no more than five years from the grant date.

Restricted Stock Awards.    The 2019 Plan also provides for the issuance of RSA’s pursuant to which the holder may purchase restricted shares of our common stock. Among other terms and conditions, we may retain an option to repurchase the unvested restricted stock for defined periods of time following the holder’s termination of service.

Limited transferability.    Unless otherwise determined by the committee, awards granted under the 2019 Plan generally may not be transferred or assigned in any manner other than by will or the laws of descent and distribution.

Change in Control.    In the case of a “sale event” (as defined in the 2019 Plan), the 2019 Plan and all outstanding options issued thereunder terminate upon the effective time of any such sale event unless assumed or continued by the successor entity, or new stock options or other awards of the successor entity or parent thereof are substituted therefor, with an equitable or proportionate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties agree (after taking into account any acceleration thereunder and/or pursuant to the terms of any award agreement).

In the event of the termination of the 2019 Plan, each option holder shall be permitted, within a period of time prior to the consummation of the sale event as specified by the committee, to exercise all such options that are then exercisable or will become exercisable as of the effective time of the sale event; provided, however, that the exercise of options not exercisable prior to the sale event shall be subject to the consummation of the sale event. We may also have the right but not the obligation, to make or provide for a cash payment to the option holders without their consent in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the committee of the consideration payable per share of stock pursuant to the sale event (the “Sale Price”) times the number of shares subject to outstanding options being cancelled (to the extent then vested and exercisable, including by reason of acceleration in connection with such sale event, at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested and exercisable options.

2021 Incentive Plan

The 2021 Incentive Plan was adopted by the Board on August 5, 2021 and the stockholders on December 16, 2021 and became effective on the Closing Date. The 2021 Incentive Plan allows us to make equity-based incentive awards to our officers, employees, directors and consultants.

We have initially reserved 59,353,357 shares of our common stock for the issuance of awards under the 2021 Incentive Plan (the “Share Reserve”). The 2021 Incentive Plan provides that the Share Reserve will automatically increase on January 1, 2022 and each January 1 thereafter, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the Compensation and Talent Development Committee (the “Annual Increase”). Share limits under the 2021 Incentive Plan are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2021 Incentive Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise) under each of the 2021 Incentive Plan and the EQRx, Inc. 2019 Stock Option and Grant Plan will be added back to the Share Reserve. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the 2021 Incentive Plan shall not exceed the number of shares equal to the Share Reserve, as increased annually by the Annual Increase.

The grant date fair value of all awards made under the 2021 Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $750,000; provided, however, that such amount shall be $1,500,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the board.

The 2021 Incentive Plan is administered by our Compensation and Talent Development Committee. The Compensation and Talent Development Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Incentive Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in the 2021 Incentive Plan will be our full or part-time officers, employees, non-employee directors, and consultants as selected from time to time by the Compensation and Talent Development Committee in its discretion.

The 2021 Incentive Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Incentive Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of us and our subsidiaries. Non-qualified options may be granted to any persons eligible for awards under the 2021 Incentive Plan. The exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.

The Compensation and Talent Development Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right will be fixed by the Compensation and Talent Development Committee and may not exceed ten years from the date of grant. The Compensation and Talent Development Committee will determine at what time or times each stock appreciation right may be exercised.

The Compensation and Talent Development Committee may award restricted shares of common stock and RSUs to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The Compensation and Talent Development Committee may also grant shares of common stock that are free from any restrictions under the 2021 Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

The Compensation and Talent Development Committee may grant cash bonuses under the 2021 Incentive Plan to participants, subject to the achievement of certain performance goals.

The 2021 Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2021 Incentive Plan. To the extent that awards granted under the 2021 Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event to the extent earned as determined in the Compensation and Talent Development Committee’s discretion or to the extent specified in the relevant award certificate. In the event of such termination, We may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the excess of the per share cash consideration in the sale event over the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). We shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such award.

Our board of directors may amend or discontinue the 2021 Incentive Plan and the Compensation and Talent Development Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Incentive Plan require stockholder approval.

No awards may be granted under the 2021 Incentive Plan after the date that is ten years from the effective date of the 2021 Incentive Plan.

Form S-8

When permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock issuable under the 2021 Incentive Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2021 Incentive Plan, which, subject to approval by our stockholders, will not become effective until the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2021 Incentive Plan. The 2021 Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) We will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) We will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.    No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to social security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards.    We generally will be entitled to a tax deduction in connection with other awards under the 2021 Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

2021 Employee Stock Purchase Plan

Our Board unanimously adopted the EQRx, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the stockholders approved its adoption on December 16, 2021.

Summary of the Material Provisions of the ESPP

The following description of certain provisions of the ESPP is intended to be a summary only.

The ESPP includes two components: a 423 Component and a Non-423 Component. It is intended that the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the Compensation and Talent Development Committee, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Shares Subject to the Plan.    An aggregate of 4,876,326 shares of common stock will be initially reserved and available for issuance under the ESPP. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted. The ESPP provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2022 and each January 1 thereafter by the least of (i) 1% of the number of shares of common stock outstanding on the immediately preceding December 31, (ii) 4,876,326 shares of common stock, or (iii) such lesser number of shares determined by the administrator of the ESPP.

Plan Administration.    The ESPP will be administered by the Compensation and Talent Development Committee, which will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.

Eligibility.    Any employee of us or our designated subsidiaries is eligible to participate in the ESPP so long as the employee is employed for more than 20 hours a week (or such lesser number as determined by the Compensation and Talent Development Committee prior to the applicable time) on the first day of the applicable offering period and have completed such period of service prior to the offering period as the Compensation and Talent Development Committee may require (but in no event will the required period of continuous employment be equal to or greater than two years). No person who owns or holds, or as a result of participation in the ESPP would own or hold, common stock or options to purchase common stock, that together equal 5% or more of total outstanding common stock is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase our common stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation; Payroll Deductions.    Participation in the ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. As of the date of this prospectus, there are approximately 240 employees who will be eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases.

Offering Periods.    Unless otherwise determined by the Compensation and Talent Development Committee, each offering of common stock under the ESPP will be for a period of six months, which we refer to as an “offering period.” The first offering period under the ESPP will begin on such dates as determined by the administrator of the ESPP. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The Compensation and Talent Development Committee may establish different offering periods or exercise dates under the ESPP.

Exercise Price.    On the first day of an offering period, employees participating in that offering period will receive an option to purchase shares of common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% the fair market value per share of our common stock on the first day of the offering period or (ii) 85% of the fair market value per share of our common stock on the exercise date. The maximum number of shares of common stock that may be issued to any employee under the ESPP in any offering period is a number of shares determined by dividing $25,000 by the fair market value of common stock on the first day of the offering period or such other lesser number of shares as determined by the Compensation and Talent Development Committee from time to time.

Subject to certain limitations, the number of shares of common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation.    Except as may be permitted by the Compensation and Talent Development Committee in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrolment form at least 15 business days before the beginning of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the business day following the employee’s delivery of written notice of withdrawal under the ESPP.

Term; Amendments and Termination.    The ESPP will continue until terminated by our board of directors. Our board of directors may, in its discretion, at any time, terminate or amend the ESPP. Upon termination of the ESPP, all amounts in the accounts of participating employees will be refunded.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

423 Component of the ESPP:

A participant in the 423 Component of the ESPP recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) 15% of the fair market value of the common stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

Non-423 Component of the ESPP:

A participant in the Non-423 Component of the ESPP will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the exercise date, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Upon an employee’s purchase of shares under the Non-423 Component, we or our designated subsidiaries will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant. There are no U.S. federal income tax consequences to us or our designated subsidiaries by reason of the grant of rights under the Non-423 Component of the ESPP.

Limitation on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Certificate of Incorporation. Our bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CMLS’ Related Party Transactions

Founder Shares

On February 4, 2021, the Sponsor paid $25,000, or approximately $0.002 per share, to cover certain offering costs in consideration for 11,500,000 CMLS III Class B common stock, par value $0.0001 (“Founder Shares”), which Founder Shares became Class A common stock in connection with the closing of the Business Combination and were reclassified as Common Stock. In February 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Henry, Mr. Owusu-Kesse, Mr. Robins and Dr. Robins, each of whom was then serving as a Director. On April 6, 2021, CMLS III effected a 1:1.2 stock split of the Class B common stock, resulting in our sponsor holding an aggregate of 13,700,000 Founder Shares and there being an aggregate of 13,800,000 Founder Shares outstanding, including up to 1,800,000 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to fully exercise their over-allotment option on April 9, 2021, none of the Founder Shares were forfeited. In August of 2021, 200,000 Founder Shares were subsequently transferred to Dr. Abernethy, resulting in our sponsor holding 13,500,000 Founder Shares and there being an aggregate of 13,800,000 Founder Shares outstanding.

Private Placement Warrants

The Sponsor and CMLS III’s independent directors purchased an aggregate of 8,693,333 private placement warrants at a price of $1.50 per warrant, for an aggregate purchase price of approximately $13,040,000. The Sponsor purchased 8,110,001 warrants and each of Mr. Henry, Mr. Robins and Dr. Robins (and/or one or more entities controlled by them) has purchased 166,666 Private Placement Warrants and Mr. Owusu-Kesse (and/or one or more entities controlled by him) purchased 83,334 Private Placement Warrants. The private placement warrants are identical to the warrants sold in the IPO except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by CMLS III (except as described herein), (ii) may not (including the Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of CMLS III’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by CMLS III and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

Registration Rights

The holders of the Founder Shares, private placement warrants (and any shares of common stock issuable upon the exercise of the private placement warrants), and securities that may be issued upon conversion of working capital loans are entitled to registration rights pursuant to a registration Rights Agreement signed April 6, 2021, which was amended and restated at the closing of the Business Combination, which requires CMLS III to register such securities for resale. Pursuant to the Amended and Restated Registration Rights Agreement, we are required to prepare and file with the SEC, no later than 30 days after the Closing Date, a shelf registration statement for an offering to be made on a continuous basis from time to time with respect to the resale of the registrable shares under the Amended and Restated Registration Rights Agreement. We are further required to use commercially reasonable efforts to cause such shelf registration statement to be declared effective as soon as possible after filing, but in no event later than the earlier of 60 days following the filing date thereof and five business days after the SEC notifies us that it will not review such registration statement, subject to extension in the event that the registration is subject to comments from the SEC. Accordingly, we have filed such shelf registration statement on Form S-1 of which this prospectus forms a part in accordance with such agreement.

In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the rights holders may demand at any time or from time to time, that we file a registration statement on Form S-1 or Form S-3 to register certain shares of Common Stock held by such rights holders. The Amended and Restated Registration Rights Agreement also provides the rights holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. We will bear the expenses incurred in connection with the filing of any such registration statements.

Promissory Note — Related Party

On February 4, 2021, the Sponsor agreed to loan CMLS III up to $300,000 to be used for a portion of the expenses of the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing, unsecured and payable on the earlier of June 30, 2021, or the completion of the IPO. As of February 4, 2021, CMLS III had no borrowings under the Note. Subsequent to February 4, 2021, CMLS III borrowed approximately $200,000 under the Note. The loan was repaid upon the closing of the IPO out of the offering proceeds.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of CMLS III’s officers and directors could have, but was not obligated to, loan CMLS III funds as may be required (“Working Capital Loans”). CMLS III would repay the Working Capital Loans, if any, upon completion of the initial business combination. In the event that the initial business combination did not close, CMLS III would have used a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would have been used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans was convertible into private placement warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would have been identical to the private placement warrants. As of September 30, 2021, CMLS III had no borrowings under the Working Capital Loans.

Underwriting Agreement

The underwriter was entitled to a deferred fee of $0.35 per Unit, or $19,320,000 in the aggregate. The deferred fee became payable to the underwriter from the amounts held in the Trust Account solely upon completion of the Business Combination, subject to the terms of the underwriting agreement. Accordingly, we paid such fees on the Closing Date.

Forward Purchase Agreement

CMLS III entered into separate forward purchase agreements with affiliates of the Sponsor, Casdin Capital, LLC (“Casdin”) and Corvex Management LP (“Corvex”), in their capacities as investment advisors on behalf of one or more investment funds, clients or accounts managed by each of Casdin and Corvex, respectively (collectively, their “Clients”), pursuant to which they agreed to cause the Clients to purchase from CMLS III 15,000,000 shares of common stock (the “Forward Purchase Shares”), for $10.00 per Forward Purchase Share, or an aggregate amount of $150,000,000, in a private placement that was to have closed concurrently with the closing of the Business Combination. The amount of forward purchase shares sold pursuant to the forward purchase agreements would have been determined in CMLS III’s discretion based on CMLS III’s need for additional capital to consummate a Business Combination. Under each forward purchase agreement, CMLS III was required to approach Casdin and Corvex if it proposed to raise additional capital by issuing any equity, or securities convertible into, exchangeable or exercisable for equity securities in connection with a Business Combination. The respective obligations of Casdin and Corvex to purchase forward purchase shares was, among other things, conditioned on CMLS III completing a Business Combination with a company engaged in a business that was within the investment objectives of the Clients purchasing forward purchase shares and on the Business Combination (including the target assets or business, and the terms of the Business Combination) being reasonably acceptable to such Clients as determined by Casdin or Corvex, as relevant, as investment advisors on behalf of such Clients.

Each of Casdin and Corvex had the right to transfer a portion of its purchase obligation under the forward purchase agreement to third parties, subject to compliance with applicable securities laws. To the extent that CMLS III obtained alternative financing to fund the initial Business Combination and the Clients participated in such financing, the aggregate commitment under the forward purchase agreement was to be reduced by the amount of such alternative financing. The Clients (directly or through one or more affiliates) agreed to purchase an aggregate of 10,250,000 shares of Class A common stock in the PIPE Investment, which satisfied the obligations of Casdin and Corvex under the forward purchase agreements. As a result, CMLS III, Casdin and Corvex agreed to terminate the obligations under the forward purchase agreements, contingent upon the Closing.

Subscription Agreement

In connection with the Business Combination, CMLS III entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, CMLS III issued and sold to the PIPE Investors, in private placements closed immediately prior to the Closing, an aggregate of 120,000,000 shares of common stock at $10.00 per share, for an aggregate purchase price of $1,200,000,000. The obligations to consummate the subscriptions were conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Legacy EQRx’s Related Party Transactions

Eli Casdin

Eli Casdin, who served as a director of Legacy EQRx since January 2020, served as the Chief Executive Officer of CMLS III until the Closing and has served on the board of directors of the Company since formation. Additionally, Eli Casdin is a beneficial owner of the Sponsor because Sponsor is controlled by C-LSH III LLC, an entity affiliated with Eli Casdin. As a result, Mr. Casdin is a related party.

Convertible Promissory Note Financing

On October 2, 2019, Legacy EQRx entered into a note purchase agreement, pursuant to which Legacy EQRx sold an aggregate $22.0 million of convertible promissory notes, including to the following related parties:

•        GV 2019, L.P., an affiliate of Krishna Yeshwant, a director on the board of Legacy EQRx, a convertible promissory note, in the principal amount of $5.0 million, which was later converted into a total of 6,321,033 shares of Legacy EQRx’s Series A preferred stock on January 10, 2020 as described below;

•        ARCH Venture Fund X, L.P., an affiliate of Paul Berns, a director on the board of Legacy EQRx, a convertible promissory note, in the principal amount of $2.5 million, which was later converted into a total of 3,160,517 shares of Legacy EQRx’s Series A preferred stock on January 10, 2020 as described below;

•        ARCH Venture Fund X Overage, L.P., an affiliate of Paul Berns, a director on the board of Legacy EQRx, a convertible promissory note, in the principal amount of $2.5 million, which was later converted into a total of 3,160,516 shares of Legacy EQRx’s Series A preferred stock on January 10, 2020 as described below;

•       AH Bio Fund II, L.P., as nominee, an affiliate of Jorge Conde, a director on the board of Legacy EQRx, a convertible promissory note, in the principal amount of $5.0 million, which was later converted into a total of 6,321,033 shares of Legacy EQRx’s Series A preferred stock on January 10, 2020 as described below; and

•       Casdin Partners Master Fund, L.P., an affiliate of Eli Casdin, a director on the board of Legacy EQRx and Chief Executive Officer of and director on the board of CMLS III, a convertible promissory note, in the principal amount of $4.0 million, which was later converted into a total of 5,056,826 shares of Legacy EQRx’s Series A preferred stock on January 10, 2020 as described below.

•        Casdin Venture Opportunities Fund, L.P., an affiliate of Eli Casdin, a director on the board of Legacy EQRx and Chief Executive Officer of and director on the board of CMLS III, a convertible promissory note, in the principal amount of $1.0 million, which was later converted into a total of 1,264,207 shares of Legacy EQRx’s Series A preferred stock on January 10, 2020 as described below.

Equity Financings

Series A Convertible Preferred Stock

On January 10, 2020, Legacy EQRx entered into a Series A preferred stock purchase agreement with a number of accredited investors, pursuant to which Legacy EQRx sold an aggregate 262,070,014 shares of Legacy EQRx’s Series A preferred stock and 12,000,000 shares of Legacy EQRx’s common stock for $218.0 million in cash and conversion of $22.0 million of outstanding convertible notes issued October 2019, or $0.9306 per share, including to the following related parties:

•        GV 2019, L.P., an affiliate of Krishna Yeshwant, a director on the board of Legacy EQRx, 49,304,055 shares of Legacy EQRx’s Series A preferred stock and 6,000,000 shares of Legacy EQRx’s common stock for $45.0 million, $5.0 million of which was paid via conversion of its then-outstanding convertible promissory notes;

•        ARCH Venture Fund X, L.P., an affiliate of Paul Berns, a director on the board of Legacy EQRx, 24,652,028 shares of Legacy EQRx’s Series A preferred stock and 2,500,000 shares of Legacy EQRx’s common stock for $22.5 million, $2.5 million of which was paid via conversion of its then-outstanding convertible promissory notes;

•        Paul Berns, a director on the board of Legacy EQRx, an aggregate of 1,000,000 shares of Legacy EQRx’s common stock for $100 in cash;

•        ARCH Venture Fund X Overage, L.P., an affiliate of Paul Berns, a director on the board of Legacy EQRx, 24,652,027 shares of Legacy EQRx’s Series A preferred stock and 2,500,000 shares of Legacy EQRx’s common stock for $22.5 million, $2.5 million of which was paid via conversion of its then-outstanding convertible promissory notes;

•        AH Bio Fund II, L.P., as nominee, an affiliate of Jorge Conde, a director on the board of Legacy EQRx, 27,812,544 shares of EQRx’s Series A preferred stock for $25.0 million, $5.0 million of which was paid via conversion of its then-outstanding convertible promissory notes;

•        AH Bio Fund III, L.P., as nominee, an affiliate of Jorge Conde, a director on the board of Legacy EQRx, 21,491,511 shares of Legacy EQRx’s Series A preferred stock for $20.0 million;

•        Casdin Partners Master Fund, L.P., an affiliate of Eli Casdin, a director on the board of Legacy EQRx and Chief Executive Officer of and director on the board of CMLS III, 27,085,625 shares of Legacy EQRx’s Series A preferred stock for $24.5 million, $4.0 million of which was paid via conversion of its then-outstanding convertible promissory notes; and

•        Casdin Venture Opportunities Fund, L.P., an affiliate of Eli Casdin, a director on the board of Legacy EQRx and Chief Executive Officer of and director on the board of CMLS III, 6,099,797 shares of Legacy EQRx’s Series A preferred stock for $5.5 million, $1.0 million of which was paid via conversion of its then-outstanding convertible promissory notes.

All such Legacy EQRx Series A preferred stock became Common Stock in accordance with the Merger Agreement at the Effective Time and there is no longer any such preferred stock outstanding.

Series B Convertible Preferred Stock

On November 2, 2020, Legacy EQRx entered into the Series B preferred stock purchase agreement with a number of accredited investors, pursuant to which Legacy EQRx sold an aggregate 207,394,482 shares of Legacy EQRx’s Series B preferred stock for approximately $568.7 million in cash, or $2.7419 per share, including to the following related parties:

•        GV 2019, L.P., an affiliate of Krishna Yeshwant, a director on the board of Legacy EQRx, 20,059,083 shares of Legacy EQRx’s Series B preferred stock for $55.0 million in cash;

•        ARCH Venture Fund X, L.P., an affiliate of Paul Berns, a director on the board of Legacy EQRx, 1,823,553 shares of Legacy EQRx’s Series B preferred stock for $5.0 million in cash;

•        ARCH Venture Fund X Overage, L.P., an affiliate of Paul Berns, a director on the board of Legacy EQRx, 1,823,553 shares of Legacy EQRx’s Series B preferred stock for $5.0 million in cash;

•        AH Bio Fund III, L.P., as nominee, an affiliate of Jorge Conde, a director on the board of Legacy EQRx, 9,117,765 shares of Legacy EQRx’s Series B preferred stock for $25.0 million in cash;

•        Andreessen Horowitz LSV Fund I, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund I-B, L.P. and Andreessen Horowitz LSV Fund I-Q, L.P., an affiliate of Jorge Conde, a director on the board of Legacy EQRx, 18,235,530 shares of Legacy EQRx’s Series B preferred stock for $50.0 million in cash;

•        Casdin Partners Master Fund, L.P., an affiliate of Eli Casdin, a director on the board of Legacy EQRx and Chief Executive Officer of and director on the board of CMLS III, 13,129,581 shares of Legacy EQRx’s Series B preferred stock for $36.0 million in cash; and

•        Casdin Private Growth Equity Fund, L.P., an affiliate of Eli Casdin, a director on the board of Legacy EQRx and Chief Executive Officer of and director on the board of CMLS III, 8,753,054 shares of Legacy EQRx’s Series B preferred stock for $24.0 million in cash.

All such Legacy EQRx Series B preferred stock became Common Stock in accordance with the Merger Agreement at the Effective Time and there is no longer an such preferred stock outstanding.

Founder Shares

On December 5, 2019, Legacy EQRx issued 30,000,000 shares of restricted common stock to Alexis Borisy, Executive Chairman and former Chief Executive Officer of Legacy EQRx and 13,500,000 shares of restricted common stock to Melanie Nallicheri, Director and current Chief Executive Officer of Legacy EQRx. On January 10, 2020, concurrent with the Legacy EQRx Series A preferred stock financing, Mr. Borisy and Ms. Nallicheri entered into amended and restated employment agreements and agreed to subject such shares (25,500,000 for Mr. Borisy and 11,475,000 for Ms. Nallicheri) to vesting and certain other transfer restrictions. See “— Executive Compensation — Executive Compensation Arrangements.” All such Legacy EQRx founder shares became shares of Common Stock at the Effective Time.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Lock-up Agreements

In connection with the execution of the Merger Agreement, CMLS III entered into a Stockholder Lock-Up Agreement from several Legacy EQRx stockholders. Pursuant to such Stockholder Lock-Up Agreement, each stockholder has agreed, from the Closing Date until the earliest of (a) the date that is 180 calendar days from the Closing Date, and (b) the date following the Closing Date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of our capital stock for cash, securities or other property; not to (i) sell, offer to sell, contract or agree to sell, hypothecate pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to Common Stock issued to such stockholder pursuant to the Merger Agreement (such shares of Common Stock, the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Policies for Approval of Related Party Transactions

We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is any transaction involving over $120,000 in which the Company is a participant and a Related Person has a direct or indirect material interest; provided, however, that if the Company is a “smaller reporting company” such threshold shall be the lesser of (x) $120,000 or (y) 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years. A “Related Person” means:

•        any director or executive officer of the Company;

•        any director nominee;

•        security holders known to us to beneficially own more than 5% of any class of our voting securities, and

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of its voting stock.

We have designed these policies and procedures to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee of the Board of Directors will have the responsibility to review related party transactions.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of the Common Stock as of December 17, 2021, by:

•        each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

•        each current named executive officer and director of the Company; and

•        all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 487,632,615 shares of Common Stock issued and outstanding as of the Closing Date. Common stock issuable upon the exercise, vesting or settlement of options, warrants, restricted stock awards or other rights to acquire common stock that are currently vested, exercisable or subject to settlement, or that will vest or become exercisable or subject to settlement within 60 days of December 17, 2021 are deemed to be outstanding and beneficially owned by the person holding such warrants, options or restricted stock awards for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock. Except as noted by footnote, the business address of each of the stockholders is c/o EQRx, Inc. 50 Hampshire Street, Cambridge, Massachusetts 02139.

Name and Address of Beneficial Owner	Number of Shares	%
Melanie Nallicheri(1)	9,817,766	2.0
Jami Rubin	2,194,500	*
Eric Hedrick(2)	658,350	*
Alexis Borisy(3)	19,038,592	3.9
Amy Abernethy	200,000	*
Paul Berns	627,000	*
Eli Casdin(4)(5)(6)	56,297,042	11.4
Jorge Conde	—	—
Kathryn Giusti	—	—
Sandra Horning(7)	568,218	*
Clive Meanwell(8)	97,968	*
Samuel Merksamer	—	—
Krishna Yeshwant(9)	—	—
All Directors and Executive Officers as a group (13 individuals)	89,499,436	18.0
Five Percent Holders:
Entities affiliated with Casdin Partners(5)(6)	39,527,669	8.1
Entities affiliated with ARCH Venture Partners(10)	36,335,375	7.5
Entities affiliated with Softbank(11)	43,976,600	9.0
Entities affiliated with GV 2019, L.P.(12)	47,252,687	9.7
Entities affiliated with Andreessen Horowitz(13)	53,064,157	10.9

____________

*        Less than one percent.

(1)     Includes 287,372 shares of Common Stock issuable upon exercise of vested options of Legacy EQRx assumed in the Merger.

(2)     Includes 31,350 shares of Common Stock issuable upon exercise of vested options of Legacy EQRx assumed in the Merger.

(3)     Includes 228,592 shares of Common Stock issuable upon exercise of vested options of Legacy EQRx assumed in the Merger.

(4)     CMLS Holdings III LLC is the record holder of 8,659,372 shares of Common Stock and 8,110,001 warrants to purchase shares of Common Stock reported herein. The Board of Managers of CMLS Holdings III LLC is comprised of Eli Casdin and Keith Meister who share voting and investment discretion with respect to the common stock held of record by CMLS Holdings III LLC. Each of Messrs. Casdin and Meister disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The address for CMLS Holdings III LLC is c/o Corvex Management LP, 667 Madison Avenue, New York, New York 10065.

(5)     Includes an aggregate 34,527,669 shares of Common Stock (i) 25,214,933 held of record by Casdin Partners Master Fund, L.P. (“CPMF”), (ii) 3,824,572 held of record by Casdin Venture Opportunities Fund, L.P. (“CVOF”) and (iii) 5,488,164 held of record by Casdin Private Growth Equity Fund GP, LLC. (“CPGEF” and together with CPMF and CVOF, the “Casdin Funds”). The shares held by the Casdin Funds may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to the Casdin Funds, (ii) Casdin Partners GP, LLC, the general partner of the Casdin Funds and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. The shares held by Casdin Partners GP, LLC may be deemed to be indirectly beneficially owned by (i) Eli Casdin, the managing member of Casdin Partners GP, LLC. The address for the Casdin entities noted herein is 1350 Avenue of the Americas, Suite 2600, New York, New York 10019.

(6)     Includes 5,000,000 shares issued in the PIPE Investment to Casdin Partners Master Fund, L.P. The shares may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, L.P., (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund L.P., and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC.

(7)     Includes 97,968 shares of Common Stock issuable upon exercise of vested options of Legacy EQRx assumed in the Merger.

(8)     Includes 97,968 shares of Common Stock issuable upon exercise of vested options of Legacy EQRx assumed in the Merger.

(9)     Dr. Yeshwant, a Director, is a managing partner of GV. Dr. Yeshwant does not have voting or dispositive power over any of the shares directly held by GV 2019, L.P. referenced in footnote (12) below.

(10)   Includes (i) 18,167,688 shares of Common Stock held of record by ARCH Venture Fund X, L.P. (“ARCH X”) and (ii) 18,167,687 shares of Common Stock held of record by ARCH Venture Fund X Overage, L.P. (“ARCH X Overage”). ARCH Venture Partners X, L.P. (“AVP X LP”) is the sole general partner of ARCH X. ARCH Venture Partners X Overage, L.P. (“AVP X Overage LP”) is the sole general partner of ARCH X Overage. ARCH Venture Partners X, LLC (“AVP X LLC”), is the sole general partner of each of AVP X LP and AVP X Overage LP. As members of the investment committee of AVP X LLC, each of Keith Crandell, Kristina Burow, Steven Gillis and Robert Nelsen (the “Committee Members”) may also be deemed to share the power to direct the disposition and vote of the ARCH X and ARCH X Overage shares. AVP X LP and AVP X Overage LP may be deemed to beneficially own the shares held by ARCH X and ARCH X Overage, respectively, AVP X LLC may be deemed to beneficially own the shares held by ARCH X and ARCH X Overage, and each of the Committee Members may be deemed to share the power to direct the disposition and vote of the shares held by ARCH X and ARCH X Overage. AVP X LP, AVP X Overage LP, AVP X LLC, and the Committee Members each disclaim beneficial ownership, except, in each case, to the extent of any pecuniary interest therein. The principal business address of ARCH X, ARCH X Overage, AVP X LP, AVP X Overage LP, AVP X LLC and the Committee Members is 8755 Higgins Road, Suite 1025, Chicago, IL 60631.

(11)   Includes (i) 43,176,600 shares of Common Stock and (ii) 800,000 shares of Common Stock underlying warrants held by SB Northstar LP. SB Management Limited is the investment manager of SB Northstar LP and as such may be deemed to have voting and investment power over the securities held by SB Northstar LP. SB Management Limited is owned by Softbank Group Corp. The principal business address of SB Northstar LP is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(12)   Reflects shares of Common Stock held of record by GV 2019, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the managing member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC) and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2019, L.P. The principal business address of GV 2019, L.P., GV 2019 GP, L.P., GV 2019 GP, L.L.C., Alphabet Holdings LLC, XXVI Holdings Inc. and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(13)   Includes (i) 17,438,465 shares of Common Stock held of record by AH Bio Fund II, L.P., for itself and as nominee for AH Bio Fund II-B, L.P. (collectively, the “AH Bio Fund II Entities”), (ii) 19,192,015 shares of Common Stock held of record by AH Bio Fund III, L.P., for itself and as nominee for AH Bio Fund III-B, L.P. and AH Bio Fund III-Q, L.P. (collectively, the “AH Bio Fund III Entities”), (iii) 11,433,677 shares of Common Stock held of record by Andreessen Horowitz LSV Fund I, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund I-B, L.P. and Andreessen Horowitz LSV Fund I-Q, L.P. (collectively, the “AH LSV Fund I Entities”), and (iv) 5,000,000 shares of Common Stock issued in the PIPE Investment and held by the Andreessen Horowitz LSV Fund II, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P. (collectively, the “AH LSV II Fund Entities”). AH Equity Partners Bio II, L.L.C. (“AH EP Bio II”), the general partner of the AH Bio Fund II Entities may be deemed to have sole voting and dispositive power over the shares held by the AH Bio Fund II Entities. AH Equity Partners Bio III, L.L.C. (“AH EP Bio III”), the general partner of the AH Bio Fund III Entities may be deemed to have sole voting and dispositive power over the shares held by the AH Bio Fund III Entities. AH Equity Partners LSV I, L.L.C. (“AH EP LSV I”), the general partner of the AH LSV Fund I Entities may be deemed to have sole voting and dispositive power over the shares held by the AH LSV Fund I Entities. AH Equity Partners LSV II, L.L.C. (“AH EP LSV II”), the general partner of the AH LSV Fund II Entities may be deemed to have sole voting and dispositive power over the shares held by the AH LSV Fund II Entities. The managing members of each of AH EP Bio II, AH EP Bio III, AH EP LSV and AH EP LSV II are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by the AH Bio Fund II Entities, the AH Bio Fund III Entities,the AH LSV Fund I Entities and the AH LSV II Fund Entities. Shares held by each of these entities include shares that may be subsequently sold by each of Marc Andreessen, Ben Horowitz and Jorge Conde, a Director, following in-kind distributions of shares by these entities. The address for the persons and entities set forth herein is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

SELLING SECURITYHOLDERS

Certain of the Selling Securityholders acquired the shares of Common Stock and Placement Warrants from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with CMLS’ IPO and in connection with the Merger. Pursuant to the Registration Rights Agreement, the Subscription Agreements and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Placement Warrants (and the shares of Common Stock that may be issued upon exercise of the Placement Warrants), and (ii) the shares of Common Stock issued to the Selling Securityholders pursuant to the Subscription Agreements and the Merger Agreement.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of December 17, 2021 regarding the ownership of Common Stock and Warrants by the Selling Securityholders. The shares of Common Stock owned and being offered by the Selling Securityholders assumes the exercise in full of all outstanding options or Warrants held by such Selling Securityholder. The applicable percentage ownership of Common Stock is based on approximately 487,632,615 shares of Common Stock outstanding as of December 17, 2021. Information with respect to shares of Common Stock and Placement Warrants owned after the offering assumes the sale of all of the shares of Common Stock and Placement Warrants offered hereby and no other purchases or sales of Common Stock or Placement Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock or Placement Warrants, as applicable.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer. Up to 11,040,000 shares of Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

Except as noted by footnote, the business address of each of the stockholders is c/o EQRx, Inc. 50 Hampshire Street, Cambridge, Massachusetts 02139.

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering	Warrants Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Owned After the Offered Shares of Common Stock are Sold		Warrants Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Entities affiliated with FMR LLC(1)	6,450,000	—	6,450,000	—	—	—	—	—
Entities affiliated with Corvex Management LP(2)	5,250,000	—	5,250,000	—	—	—	—	—
Chimetech Holding Ltd(3)	20,200,000	450,000	17,500,000	—	2,700,000	*	450,000	*
Entities affiliated with BVF Inc.(4)	1,500,000	—	1,500,000	—	—	—	—	—
California Physicians’ Service d/b/a Blue Shield of California(5)	500,000	—	500,000	—	—	—	—	—
Entities affiliated with Arboretum Group, LLC(6)	50,000	—	50,000	—	—	—	—	—
Ziff Capital Healthcare Ventures-QHEQ, LLC(7)	2,000,000	—	2,000,000	—	—	—	—	—
WuXi Biologics Healthcare Venture(8)	3,000,000	—	3,000,000	—	—	—	—	—
Entities affiliated with T. Rowe Price Associates, Inc.(9)	1,000,000	—	1,000,000	—	—	—	—	—
Naya 1740 Fund Limited(10)	171,750	—	171,750	—	—	—	—	—
Quantum Partners LP(11)	188,750	—	188,750	—	—	—	—	—
Nayawood LP(12)	271,000	—	271,000	—	—	—	—	—
Naya Master Fund LP(13)	1,390,000	—	1,390,000	—	—	—	—	—
Naya Coldwater Master Fund Limited(14)	478,500	—	478,500	—	—	—	—	—
Entities affiliated with Franklin Advisors, Inc.(15)	2,000,000	—	2,000,000	—	—	—	—	—
Entities affiliated with Bain Capital, LP(16)	2,000,000	—	2,000,000	—	—	—	—	—
ALJ Health Care & Life Sciences Direct Investment Company Limited(17)	3,000,000	—	3,000,000	—	—	—	—	—
TBC 222 LLC(18)	300,000	—	300,000	—	—	—	—	—
Rock Springs Capital Master Fund LP(19)	1,000,000	—	1,000,000	—	—	—	—	—
Entities affiliated with Avidity Partners Management (GP) LLC(20)	1,000,000	—	1,000,000	—	—	—	—	—
Intermountain Ventures Fund, LLC(21)	200,000	—	200,000	—	—	—	—	—
Invus Public Equities, L.P.(22)	4,000,000	—	4,000,000	—	—	—	—	—
LYFE Capital Fund III (Phoenix), L.P.(23)	750,000	—	750,000	—	—	—	—	—
Andreessen Horowitz LSV Fund II, L.P.(24)	5,000,000	—	5,000,000	—	—	—	—	—
Napean Trading and Investment Company (Singapore) Private Limited(25)	1,500,000	—	1,500,000	—	—	—	—	—
MMF LT, LLC(26)	500,000	—	500,000	—	—	—	—	—
Soros Capital LP(27)	1,334,316	373,356	750,000	—	584,316	*	373,356	*
President and Fellows of Harvard College(28)	750,000	—	750,000	—	—	—	—	—
SB Northstar LP(29)	43,976,000	800,000	41,250,000	—	2,726,000	*	800,000	*
Boxer Capital, LLC(30)	1,000,000	—	1,000,000	—	—	—	—	—
Verily Life Sciences LLC(31)	300,000	—	300,000	—	—	—	—	—
Entities affiliated with Driehaus Capital Management LLC(32)	1,510,000	115,000	750,000	—	760,000	*	115,000	*
Thomas Jefferson University(33)	50,000	—	50,000	—	—	—	—	—
Entities affiliated with Mubadala Investment Company PJSC(34)	7,500,000	—	7,500,000	—	—	—	—	—
Entities affiliated with Nextech Invest Ltd(35)	650,000	—	650,000	—	—	—	—	—
Entities affiliated with Kaiser Permanente Group Trust(36)	1,000,000	—	1,000,000	—	—	—	—	—
Eli Casdin(37)	56,297,042	8,110,001	56,297,042	8,110,001	—	—	—	—
Alexis Borisy(38)	21,004,499	—	21,004,499	—	—	—	—	—
Melanie Nallicheri(39)	11,411,392	—	11,411,392	—	—	—	—	—
Jami Rubin(40)	2,194,500	—	2,194,500	—	—	—	—	—
Eric Hedrick(41)	752,399	—	752,399	—	—	—	—	—
Sandra Horning(42)	783,750	—	783,750	—	—	—	—	—
Clive Meanwell(43)	313,500	—	313,500	—	—	—	—	—
Paul Berns(44)	627,000	—	627,000	—	—	—	—	—
Amy Abernethy(45)	200,000	—	200,000	—	—	—	—	—
Christian Henry(46)	191,666	166,666	191,666	166,666	—	—	—	—
Kwame Owusu-Kesse(47)	108,334	83,334	108,334	83,334	—	—	—	—
Chad Robins(48)	191,666	166,666	191,666	166,666	—	—	—	—
Harlan Robins(49)	191,666	166,666	191,666	166,666	—	—	—	—
CMLS Holdings III LLC(50)	16,769,373	8,110,001	16,769,373	8,110,001	—	—	—	—

____________

*        Less than one percent.

(1)     Consists of: (a) 433,699 shares of Common Stock purchased by Variable insurance Products Funds: VIP Growth Portfolio (“VIPF”), (b) 334,595 shares of Common Stock purchased by Fidelity Capital Trust: Fidelity Capital Appreciation Fund (“FCT”), (c) 168,650 shares of Common Stock purchased by Fidelity Hastings Street Trust: Fidelity Growth Discovery Fund (“FHST”), (d) 243,811 shares of Common Stock purchased by Fidelity Advisor Series I: Fidelity Advisor Equity Growth Fund (“FASI”), (e) 57,568 shares of Common Stock purchased by Fidelity Advisor Series I: Fidelity Advisor Series Equity Growth Fund (“FASI-S”), (f) 11,677 shares of Common Stock purchased by Variable Insurance Products Fund III: VIP Dynamic Capital Appreciation Portfolio (“VIPFIII”), (g) 200,000 shares of Common Stock purchased by Fidelity Select Portfolios: Pharmaceuticals Portfolio (“FSP”), (g) 317,348 shares of Common Stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (“FMVST-S”), (h) 1,909,638 shares of Common Stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund (“FMVST”), (i) 2,260,822 shares of Common Stock purchased by Fidelity Growth Company Commingled Pool (“FGCCP”), and (j) 512,192 shares of Common Stock purchased by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund (“FMVST-K6” and, together with VIPF, FCT, FHST, FASI, FASI-S, VIPFIII, FSP, FMVST-S, FMVST, and FGCCP, the “Fidelity Entities”) in the PIPE Financing. The Fidelity entities are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of the foregoing entities and individuals is 245 Summer Street, Boston, MA 02205.

(2)     Consists of: (a) 3,894,800 shares of Common Stock purchased by Corvex Select Equity Master Fund LP, (b) 1,250,000 Shares of Common Stock purchased by JS Capital LLC and (c) 105,200 shares of Common Stock purchased by Corvex Dynamic Equity Select Master Fund LP, in the PIPE Financing. Such investment funds are advised by Corvex Management LP which may be deemed to beneficially own such shares. Keith Meister is the Managing Partner of Corvex Management LP and may be deemed to beneficially own the shares held by such investment funds by virtue of Mr. Meister’s control of the general partner of Corvex Management LP. The address of Corvex Select Equity Master Fund and Corvex Dynamic Equity Select Master Fund LP are as follows: c/o Corvex Management LP, 667 Madison Avenue, New York, New York 10065.

(3)     Consists of (a) 17,500,000 shares of Common Stock purchased by Chimetech Holding Ltd. in the PIPE Financing, (b) 2,250,000 shares of Common Stock held by Chimetech Holding Ltd. and (c) 450,000 shares of Common Stock underlying warrants held by Chimetech Holding Ltd. The address of Chimetech Holding Ltd is Office 2548, Level 24, Al Sila Tower, ADGM Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(4)     Consists of: (a) 91,940 shares of Common Stock purchased by Biotechnology Value Trading Fund OS, LP (“BVTF”), (b) 582,147 shares of Common Stock purchased by Biotechnology Value Fund II, LP (“BVFII”), (c) 798,659 shares of Common Stock purchased by Biotechnology Value Fund, LP (“BVF”) and (d) 27,254 shares of Common Stock purchased by MSI BVF SPV LLC (“MSI”, and together with BVTF, BVFII and BVF, the “BVF Entities”), in the PIPE Financing. The BVF Entities each directly hold the shares that they purchased. BVF I GP LLC is the general partner of BVF; BVF GP Holdings LLC is the sole member of BVF I GP LLC; BVF Partners OS Ltd is the general partner of BVTF; BVF II GP LLC is the general partner of BVFII, and BVF GP Holdings LLC as sole member of BVF II GP LLC. BVF Partners LP as investment manager of each of BVTF, BVFII, BVF and MSI. BVF Inc. as general partner of BVF Partners LP, and Mark Lampert as director and officer of BVF Inc. may be deemed to share voting and dispositive power with respect to the shares held by the BVF Entities. Each of the entities and individuals mentioned, other than the BVF Entities, disclaims beneficial ownership of the shares beneficially owned by the BVF Entities, as applicable. The address of each of the forgoing entities and individuals is 44 Montgomery St, 40th Floor, San Francisco, CA 94104.

(5)     Consists of 500,000 shares of Common Stock purchased in the PIPE Financing by and held directly by California Physicians’ Service d/b/a Blue Shield of California (“Blue Shield CA”). Michael Ellis, Esq. has power to vote and/or power to dispose of the securities held by Blue Shield CA. This disclosure shall not be construed as an admission that Mr. Griffin is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Blue Shield CA is 601 12th Street, Oakland, CA 94607.

(6)     Consists of: (a) 25,000 shares of Common Stock purchased by Arboretum Ventures V, L.P., and (b) 25,000 shares of Common Stock purchased by Arboretum Ventures IV, LP., in the PIPE Financing. Arboretum Investment Manager IV, LLC (“AIM IV”) is the general partner of Arboretum Ventures IV, LP (“AV IV”) and Arboretum Investment Manager V, LLC (“AIM V”) is the general partner of Arboretum Ventures V, LP (“AV V”). Jan L. Garfinkle, Timothy B. Petersen and Paul McCreadie are the managing members of AIM IV and AIM V and share voting and dispositive power with respect to the shares held by AV IV and AV V. Ms. Garfinkle, Messrs. Petersen and

McCreadie disclaim beneficial ownership of the shares held by AV IV and AV V, except to the extent of their pecuniary interest therein. The address of the principal place of business of each of the entities and individuals is 303 Detroit Street, Suite 301, Ann Arbor, Michigan 48104.

(7)     Consists of 2,000,000 shares of Common Stock purchased in the PIPE Financing and held directly by Ziff Capital Healthcare Ventures-QHEQ, LLC (“Ziff”). Dirk Ziff has power to vote and/or power to dispose of the securities held by Ziff. Mr. Ziff disclaims beneficial ownership of the shares held by Ziff. The address of Ziff is 285 Madison Avenue, 20th Floor, New York, NY 10017.

(8)     Consists of 3,000,000 shares of Common Stock purchased in the PIPE Financing and held directly WuXi Biologics Healthcare Venture. The address of WuXi Biologics Healthcare Venture is 26-B, Building 46, No. 299, Fute Zhong Road, Pudong, Shanghai, China.

(9)     Consists of: (a) 884,467 shares of Common Stock purchased by T. Rowe Price Health Sciences Fund, Inc., (b) 75,661 shares of Common Stock purchased by TD Mutual Funds — TD Health Sciences Fund, and (c) 39,872 shares of Common Stock purchased by T. Rowe Price Health Sciences Portfolio, in the PIPE Financing. The address of the principal place of business of each of the entities and individuals is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.

(10)   Consists of 171,750 shares of Common Stock purchased in the PIPE Financing and held directly by Naya 1740 Fund Limited. The address of Naya 1740 Fund Limited is 103 Mount Street, London, W1K 2TJ, United Kingdom.

(11)   Consists of 188,750 shares of Common Stock purchased in the PIPE Financing and held directly by Quantum Partners LP. The address of Quantum Partners LP is 103 Mount Street, London, W1K 2TJ, United Kingdom.

(12)   Consists of 271,000 shares of Common Stock purchased in the PIPE Financing and held directly held by Nayawood LP. The address of Nayawood LP is 103 Mount Street, London, W1K 2TJ, United Kingdom.

(13)   Consists of 1,390,000 shares of Common Stock purchased in the PIPE Financing and held directly held by Naya Master Fund LP. The address of Naya Master Fund LP is 103 Mount Street, London, W1K 2TJ, United Kingdom.

(14)   Consists of 478,500 shares of Common Stock purchased in the PIPE Financing and held directly by Naya Coldwater Master Fund Limited. The address of Naya Coldwater Master Fund Limited is 103 Mount Street, London, W1K 2TJ, United Kingdom.

(15)   Consists of: (a) 1,291,400 shares of Common Stock purchased by Franklin Templeton Investment Funds — Franklin Biotechnology Discovery Fund (“FTIF”) and (b) 708,600 shares of Common Stock purchased by Franklin Strategic Series — Franklin Biotechnology Discovery Fund (“FSS”, and together with FTIF, the “Franklin Templeton Entities”), in the PIPE Financing. Evan McCulloh has power to vote and/or power to dispose of the securities held by the Franklin Templeton Entities as the Vice President of Franklin Advisors, Inc., the investment manager of the Franklin Templeton Entities and disclaims beneficial ownership of the shares held by the Franklin Templeton Entities. The address of each of the entities and individuals is One Franklin Parkway, San Mateo, CA 94403.

(16)   Consists of: (a) 1,782,857 shares of Common Stock purchased by Bain Capital Life Sciences Fund II, L.P. (“BCLS II”) and (b) 217,143 shares of Common Stock purchased by BCIP Life Sciences Associates, LP, respectively (“BCIPLS” and, together with BCLS II, the “Bain Capital Life Science Entities”), in the PIPE Financing. Bain Capital Life Sciences Investors, LLC (“BCLSI”) is the manager of the general partner of BCLS II and governs the investment strategy and decision-making process with respect to investments held by BCIPLS. As a result, BCLSI may be deemed to share voting and dispositive power over the shares held by BCLS II and BCIPLS. The address of each of BCLSI, BCLS II and BCIPLS is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116.

(17)   Consists of 3,000,000 shares of Common Stock purchased in the PIPE Financing and held directly ALJ Health Care & Life Sciences Direct Investment Company Limited (“ALJ”). Sidhesh Kaul has power to vote and/or power to dispose of the securities held by the ALJ as the Director of ALJ and disclaims beneficial ownership of the shares held by the ALJ. The address of each of the entities and individuals is 15 Esplanade, St. Helier, Jersey, JE1 1 RB, UAE.

(18)   Consists of 300,000 shares of Common Stock purchased in the PIPE Financing and held directly by TBC 222, LLC. Matthew Sidman has power to vote and/or power to dispose of the securities held by TBC 222, LLC as the Director of TBC 222, LLC and disclaims beneficial ownership of the shares held by TBC 222, LLC. The address of each of the entity and individual is 8 Newbury Street, 5th Floor, Boston, MA 02116.

(19)   Consists of 1,000,000 shares of Common Stock purchased by Rock Springs Capital Master Fund, LP, in the PIPE Financing. Rock Springs Capital Management LP, the investment advisor to Rock Springs Capital Master Fund LP, Rock Springs General Partner LLC, the general partner of Rock Springs Capital Master Fund LP, and each of Kris Jenner, Mark Bussard and Graham McPhail, the ultimate owners and control persons of each of Rock Springs Capital Management LP and Rock Springs General Partner LLC. None of Kris Jenner, Mark Bussard nor Graham McPhail have beneficial ownership of the shares held by Rock Springs Capital Management LP. The principal business address of each of the foregoing persons is 650 South Exeter Street, Suite 1070, Baltimore, MD 21202.

(20)   Consists of: (a) 114,500 shares of Common Stock purchased by Avidity Capital Fund II LP, (b) 94,300 shares of Common Stock purchased by Avidity Capital HL Sub Fund III LLC and (c) 791,200 shares of Common Stock purchased by Avidity Master Fund LP, in the PIPE Financing. Avidity Master Fund LP, or Avidity Master, is a Cayman exempted limited partnership, Avidity Capital Fund II LP, or Avidity II, is a Delaware limited partnership, and Avidity Capital HL Sub Fund III LLC, or Avidity III, is a Delaware limited liability company. Avidity Master, Avidity II and Avidity III are collectively referred to as the Avidity entities. The general partner of each of the Avidity entities is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP, is the investment manager of the Avidity entities. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. Each of the entities and individuals referenced in this paragraph may be deemed to beneficially own the shares held by the Avidity entities. Certain affiliates of the Avidity entities, which are not Selling Securityholders, may also own shares. The address of the selling securityholder is 2828 N. Harwood Street, Suite 1220, Dallas, TX 75201.

(21)   Consists of 200,000 shares of Common Stock purchased in the PIPE Financing and held directly by Intermountain Ventures Fund, LLC. The address of Intermountain Ventures Fund, LLC is 36 South State Street, Suite 2200, Salt Lake City, UT 84111.

(22)   Consists of 4,000,000 shares of Common Stock purchased in the PIPE Financing by Invus Public Equities, L.P. (“Invus PE”). Invus Public Equities Advisors, LLC (“Invus PE Advisors”) controls Invus PE, as its general partner and accordingly, may be deemed to beneficially own the shares held by Invus PE. Artal Treasury Limited (“Artal Treasury”) controls Invus PE Advisors, as its managing member and accordingly, may be deemed to beneficially own the shares that Invus PE Advisors may be deemed to beneficially own. Artal International S.C.A. (“Artal International”) through its Geneva branch, is the sole stockholder of Artal Treasury and may be deemed to beneficially own the shares that Artal Treasury may be deemed to beneficially own. Artal International Management S.A. (“Artal International Management”), as the managing partner of Artal International, controls Artal International and accordingly, may be deemed to beneficially own the shares that Artal International may be deemed to beneficially own. Artal Group S.A. (“Artal Group”), as the sole stockholder of Artal International Management, controls Artal International Management and accordingly, may be deemed to beneficially own the shares that Artal International Management may be deemed to beneficially own. Westend S.A. (“Westend”), as the parent company of Artal Group, controls Artal Group and accordingly, may be deemed to beneficially own the shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend (the “Stichting”), as majority shareholder of Westend, controls Westend and accordingly, may be deemed to beneficially own the shares that Westend may be deemed to beneficially own. As of the date of this prospectus, Mr. Amaury Wittouck, as the sole member of the board of the Stichting, controls the Stichting and accordingly, may be deemed to beneficially own the shares that the Stichting may be deemed to beneficially own. The principal business address of Invus PE is 750 Lexington Ave, 30th Floor, New York, NY 10022.

(23)  Consists of 750,000 shares of Common Stock purchased in the PIPE Financing and are directly owned by LYFE Capital Fund III (Phoenix), L.P. LYFE Capital Management (Phoenix) LLC is the general partner of LYFE Capital Fund III (Phoenix), L.P. Mr. Yao Li Ho is the sole member of LYFE Capital Management (Phoenix) LLC and has the voting and investment power with respect to all of the shares held by LYFE Capital Fund III (Phoenix), L.P. The address of the foregoing entities is 3000 Sand Hill Road, 2-130 Menlo Park, CA 94025.

(24)   Consists of 5,000,000 shares of Common Stock purchased in the PIPE Financing and held by the Andreessen Horowitz LSV Fund II, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P. (collectively, the “AH LSV II Fund Entities”). AH Equity Partners LSV II, L.L.C. (“AH EP LSV II”), the general partner of the AH LSV II Fund Entities, has sole voting and dispositive power with regard to the securities held by the Andreessen Horowitz LSV Fund II. The managing members of AH EP LSV II are Marc Andreessen and Ben Horowitz. Marc Andreessen and Ben Horowitz share voting and dispositive power with respect to the shares held by the Andreessen Horowitz LSV Fund II. All indirect holders of the shares, including Messrs. Conde (a Director of EQRx, Inc.), Andreessen and Horowitz, disclaim beneficial ownership of such shares except to the extent of his, its or their pecuniary interest therein, if any. Shares held by each of these entities include shares that may be subsequently sold by each of Messrs. Andreessen, Horowitz and Conde, following in-kind distributions of shares by these entities. The address of the foregoing entities and individuals is 2865 Sand Hill Rd #101, Menlo Park, CA 94025.

(25)   Consists of 1,500,000 shares of Common Stock purchased in the PIPE Financing and held directly by Napean Trading and Investment Company (Singapore) Private Limited. Mr. Azim Hasham Premji, has the power to vote or dispose of the securities. The address of Napean Trading and Investment Company (Singapore) Private Limited is DEFU INDUSTRIAL ESTATE, 29 DEFU LANE 9, Postal 539269, Singapore.

(26)   Consists of 500,000 shares of Common Stock purchased in the PIPE Financing and held directly by MMF LT, LLC. Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(27)   The shares reported under “Number of Shares of Common Stock Owned Prior to Offering” consists of the following shares of Common Stock held by Soros Capital LP (“Soros”): (a) 750,000 shares of Common Stock purchased in the PIPE Financing, (b) 210,960 shares of Common Stock purchased in the open market and (c) 373,356 shares of Common Stock underlying the warrants. The warrants reported under “Warrants Owned Prior to Offering” consist of 373,356 warrants purchased by Soros. The shares reported under “Number of Shares of Common Stock Being Offered” consists of 750,000 shares of Common Stock purchased by Soros through the PIPE Financing. As the general partner of Soros Capital LP, Soros Capital GP LLC (“GP”) may be deemed to have shared power to vote or direct the vote and to dispose or to direct the disposition of the shares held by Soros Capital LP. As the sole and managing member of GP, Soros Capital Holdco LLC may for similar reasons be deemed to have control. As the investment advisor of Soros Capital LP, Soros Capital Management LLC may for similar reasons be deemed to have control. As the managing member of Soros Capital Holdco LLC, Robert Soros may for similar reasons be deemed to have control. The address of each of the foregoing entities and individuals is c/o Soros Capital Management LLC, 250, West 55th Street, New York, NY 10019.

(28)   Consists of 750,000 shares of Common Stock purchased in the PIPE Financing and held directly by President and Fellows of Harvard College (Harvard), a Massachusetts corporation. Harvard has delegated investment authority over the securities being registered for resale to Harvard Management Company Inc. Narv Narvekar, Chief Executive Officer of Harvard Management Company Inc., located at 600 Atlantic Ave, Boston, MA 02210, may be deemed to have voting and investment power over the securities held by Harvard Management Private Equity Corporation.

(29)   Consists of (a) 41,250,000 shares of Common Stock purchased in the PIPE Financing and held directly by SB Northstar LP (the “SB Fund”), (b) 1,926,600 shares of Common Stock purchased in the open market and held by the SB Fund and (c) 800,000 shares of Common Stock underlying warrants purchased in the open market and held by the SB Fund. SB Management Limited is the investment manager of SB Northstar LP and as such may be deemed to have voting and investment power over the securities held by SB Northstar LP. SB Management Limited is owned by Softbank Group Corp. The principal business address of SB Northstar LP is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(30)   Consists of 1,000,000 shares of Common Stock purchased in the PIPE Financing and held directly by Boxer Capital, LLC. Boxer Asset Management, Inc. and Joseph Lewis hold shared voting and dispositive power over the shares held by Boxer Capital, LLC. Each individual and entity above disclaims beneficial ownership over the shares owned by Boxer Capital except to the extent of its or their pecuniary interest therein. The address is of Boxer Asset Management, Inc. and Joseph Lewis is c/o Cay House, EP Taylor Drive, N7776 Lyford Cay, New Providence, Bahamas.

(31)   Consists of 300,000 shares of Common Stock purchased in the PIPE Financing and held directly by Verily Life Sciences LLC. XXVI Holdings Inc., the managing member of Verily Life Sciences LLC, and Alphabet Inc., the controlling stockholder of XXVI Holdings Inc. may each be deemed to have sole voting and dispositive power with respect to these shares. Each of XXVI Holdings Inc., and Alphabet Inc. disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(32)   Consists of (i) the following shares of Common Stock purchased in the PIPE Financing: (a) 446,038 shares of Common Stock purchased by Destinations Multi-Strategy Alternatives Fund, a series of Brinker Capital Destinations Trust (“Brinker”), (b) 153,962 shares of Common Stock purchased by Driehaus Event Driven Fund, a series of Driehaus Mutual Funds (“DEVDX”) and (c) 150,000 shares of Common Stock purchased by Driehaus Life Sciences Master Fund, L.P. (“DLSMF” and together with Brinker and DMF, the “Driehaus Entities”) and (ii) the following shares of Common Stock and/or warrants purchased in the open market: (a) 411,600 shares of Common Stock and 88,320 warrants purchased by Brinker, (b) 133,400 shares of Common Stock and 26,680 warrants purchased by DEVDX and (c) 100,000 shares of Common Stock purchased by DLSMF. Driehaus Capital Management LLC is the investment adviser of the Driehaus Entities. Michael Caldwell is a portfolio manager of the Driehaus Capital Management LLC and Alex Munns is the assistant portfolio manager of Driehaus Capital Management LLC, and may be deemed to have investment discretion and voting power over the shares held by the Driehaus Entities. Each of Michael Caldwell and Alex Munns disclaims beneficial ownership of these shares. The address of the foregoing entities is 25 E. Erie St., Chicago, IL 60611.

(33)   Consists of 50,000 shares of Common Stock purchased in the PIPE Financing, and held directly by Thomas Jefferson University, Alfred Salvato is the SVP Finance and Chief Investment Officer of Thomas Jefferson University and may be deemed to have investment discretion and voting power over the shares held by the Thomas Jefferson University. The address of the foregoing entities is 1101 Market St, 20th Fl., Philadelphia, PA 19107.

(34)   Consists of(a) 2,500,000 shares of Common Stock purchased by MIC Capital Management 78 RSC Limited (“MIC”), (b) 2,500,000 shares of Common Stock purchased by Thirty Fifth Investment Company LLC (“35th”) and (c) 2,500,000 shares of Common Stock purchased by MIC CAPITAL PARTNERS (PUBLIC) PARALLEL CAYMAN, L.P. (“MIC Cayman” and together with MIC and 35th, the “Mubadala Entities”), in the PIPE Financing. MIC Capital Management UK LLP (“MIC UK”) is the investment manager of MIC Cayman and may be deemed to have investment discretion and voting power over the shares held by MIC Cayman. The address of the Mubadala Entities is 22nd Floor, Al Sila Tower, AD Global Market, Al Maryah Island, Abu Dhabi, UAE.

(35)   Consists of: (a) 411,309 shares of Common Stock purchased by Nextech V Oncology S.C.S, SICAV-SIF (“Nextech V”) and (b) 238,691 shares of Common Stock purchased by Nextech VI Oncology SCSp (“Nextech VI” and together with Nextech V, the “Nextech Entities”), in the PIPE Financing. The address of the Nextech Entities is 8 rue Lou Hemmer, L-1748 Senningerberg, Grand Duchy of Luxembourg.

(36)   Consists of: (a) 350,000 shares of Common Stock purchased by Kaiser Foundation Hospitals (“KFH”) and (b) 650,000 shares of Common Stock purchased by Kaiser Permanente Group Trust (“GPGT” and together with KFH, the “Kaiser Entities”), in the PIPE Financing. The address for the Kaiser Entities is One Kaiser Plaza, The Ordway Building, Oakland, California 94612.

(37)   Consists of (a) 5,000,000 shares of Common Stock purchased in the PIPE Financing by Casdin Partners Master Fund, L.P., (b) 43,187,041 shares of Common Stock and (c) 8,110,001 shares of Common Stock underlying warrants held otherwise as detailed below. The shares held by Casdin Partners Master Fund, L.P. may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, L.P., (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund L.P., and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. Of the 43,187,041 shares of Common Stock and 8,110,001 warrants held otherwise, CMLS Holdings III LLC is the record holder of the 8,659,372 shares of Common Stock and 8,110,001 warrants reported herein. The Board of Managers of CMLS Holdings III LLC is comprised of Eli Casdin and Keith Meister who share voting and investment discretion with respect to the securities held of record by CMLS Holdings III LLC. Each of Messrs. Casdin and Meister disclaims beneficial ownership of these securities except to the extent of their respective pecuniary interest therein. Of the remaining 34,527,669 shares of Common Stock (i) 25,214,933 shares are held of record by Casdin Partners Master Fund, L.P. (“CPMF”), (ii) 3,824,572 are held of record by Casdin Venture Opportunities Fund, L.P. (“CVOF”) and (iii) 5,488,164 are held of record by Casdin Private Growth Equity Fund GP, LLC. (“CPGEF” and together with CPMF and CVOF, the “Casdin Funds”). The shares held by the Casdin Funds may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to the Casdin Funds, (ii) Casdin Partners GP, LLC, the general partner of the Casdin Funds and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. The shares held by Casdin Partners GP, LLC may be deemed to be indirectly beneficially owned by Eli Casdin, a Director of EQRx, Inc. and the managing member of Casdin Partners GP, LLC. The address for the Casdin entities noted herein is 1350 Avenue of the Americas, Suite 2600, New York, New York 10019.

(38)   Consists of 18,810,000 shares of Common Stock received in the Business Combination and 2,194,499 shares of Common Stock issuable upon exercise of options assumed in the Business Combination held by Mr. Borisy. Mr. Borisy is a director and the Executive Chairman of the Board of Directors of EQRx, Inc.

(39)   Consists of 9,530,394 shares of Common Stock received in the Business Combination and 1,880,998 shares of Common Stock issuable upon exercise of options assumed in the Business Combination held by Ms. Nallicheri. Ms. Nallicheri is the President and Chief Executive Officer, and a director of EQRx, Inc.

(40)   Consists of 2,194,500 shares of Common Stock received in the Business Combination held by Ms. Rubin. Ms. Rubin is the Chief Financial Officer of EQRx, Inc.

(41)   Consists of 627,000 shares of Common Stock received in the Business Combination and 125,399 shares of Common Stock issuable upon exercise of options assumed in the Business Combination held by Mr. Hedrick. Mr. Hedrick is the Chief Physician Executive of EQRx, Inc.

(42)   Consists of 470,250 shares of Common Stock received in the Business Combination and 313,500 shares of Common Stock issuable upon exercise of options assumed in the Business Combination held by Ms. Horning. Ms. Horning is a director of EQRx, Inc.

(43)   Consists of 313,500 shares of Common Stock issuable upon exercise of options assumed in the Business Combination held by Mr. Meanwell. Mr. Meanwell is a Director of EQRx, Inc.

(44)   Consists of 627,000 shares of Common Stock received in the Business Combination held by Mr. Berns. Paul Berns is a Director of EQRx, Inc.

(45)   Consists of 200,000 shares of Common Stock held by Dr. Amy Abernethy. Dr. Abernethy was a Director of CM Life Sciencess III Inc. prior to the Business Combination and is a Director of EQRx, Inc.

(46)   Consists of 25,000 shares of Common Stock and 166,666 shares of Common Stock issuable upon exercise of warrants held by Mr. Christian Henry. Mr. Henry was previously a Director of CM Life Sciences III Inc., prior to the Business Combination. The address for Mr. Henry is c/o Corvex Management LP, 667 Madison Avenue, New York, New York 10065.

(47)   Consists of 25,000 shares of Common Stock and 83,334 shares of Common Stock issuable upon exercise of warrants held by Mr. Kwame Owusu-Kesse. Mr. Owusu-Kesse was previously a Director of CM Life Sciences III Inc., prior to the Business Combination. The address for Mr. Owusu-Kesse is c/o Corvex Management LP, 667 Madison Avenue, New York, New York 10065.

(48)   Consists of 25,000 shares of Common Stock and 166,666 shares of Common Stock issuable upon exercise of warrants held by Mr. Chad Robins. Mr. Robins was previously a Director of CM Life Sciences III Inc., prior to the Business Combination. The address for Mr. Chad Robins is c/o Corvex Management LP, 667 Madison Avenue, New York, New York 10065.

(49)   Consists of 25,000 shares of Common Stock and 166,666 shares of Common Stock issuable upon exercise of warrants held by Dr. Harlan Robins. Dr. Robins was previously a Director of CM Life Sciences III Inc., prior to the Business Combination. The address for Mr. Harlan Robins is c/o Corvex Management LP, 667 Madison Avenue, New York, New York 10065.

(50)   Consists of 8,659,372 shares of Common Stock and 8,110,001 shares of Common Stock issuable upon exercise of warrants held by CMLS Holding III LLC. The Board of Managers of CMLS Holdings III LLC is comprised of Eli Casdin and Keith Meister who share voting and investment discretion with respect to the securities held of record by CMLS Holdings III LLC. Each of Messrs. Casdin and Meister disclaims beneficial ownership of these securities except to the extent of their respective pecuniary interest therein. The address for CMLS Holdings III LLC is c/o Corvex Management LP, 667 Madison Avenue, New York, New York 10065.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Certificate of Incorporation

Authorized Stock

The Certificate of Incorporation authorizes two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that we have authority to issue is 1,252,000,000. The total number of shares of Common Stock that we are authorized to issue is 1,250,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that we are authorized to issue is 2,000,000, having a par value of $0.0001 per share.

Common Stock

Our Certificate of Incorporation provides that the common stock has the following rights, powers, preferences and privileges to current common stock.

General

The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

Voting Power

Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, are not entitled to vote on any amendment to Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, ares entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

Liquidation

Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the company, whether voluntary or involuntary, the funds and assets of the company that may be legally distributed to the company’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Transfer Rights

Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the company, shares of Common Stock and the rights and obligations associated therewith are fully transferable to any transferee.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and the Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Warrants

Public Warrants

Each whole public warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its public warrants only for a whole number of shares of common stock. This means that only a whole public warrant may be exercised at any given time by a warrant holder. Only whole public warrants will trade. The public warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $18.00 — Once the warrants become exercisable, we may redeem the outstanding public warrants:

•        in whole and not in part;

•        at a price of $0.01 per public warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before sending the notice of redemption to warrant holders (“Reference Value”).

If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00 — Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the common stock;

•        if, and only if, the closing price of the common stock equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•        if the closing price of the common stock for any 20 trading days within a 30-trading day period ending three trading days before we send notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (“Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day after the Closing Date of the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the public warrants underlying the Units sold in the IPO, except that (1) the private placement warrants and the common stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or able to be sold until 30 days after the completion of the Business Combination, subject to certain limited exceptions, (2) the private placement warrants will be exercisable on a cashless basis, (3) the private placement warrants will be non-redeemable (except as described above in “Redemption of Warrants When the Price per Share of common stock Equals or Exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees, and (4) the holders of the private placement warrants and the common stock issuable upon the exercise of the private placement warrants will have certain registration rights. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the public warrants.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise.    If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of common stock equal to the quotient obtained by dividing (i) the product of the number of shares of common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants after our initial business combination. If we call our public warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their public warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one minus the quotient of (a) the price per share of common stock paid in such rights offering divided by (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the public warrants are convertible), other than (i) as described above; (ii) certain ordinary cash dividends; (iii) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination; (iv) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within 24 months from the closing of the IPO, or (v) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by our stockholders or as a result of the repurchase of shares of common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the public warrant.

The public warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the public warrants. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. As a result, warrant holders not purchasing public warrants in multiples of three warrants will not obtain value from the fractional interest that will not be issued.

Private Placement Warrants

The Sponsor and Mr. Henry, Mr. Robins, Dr. Robins and Mr. Owusu-Kesse purchased an aggregate of 8,693,333 private placement warrants at a price of $1.50 per warrant for an aggregate purchase price of approximately $13,040,000 in a private placement. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our IPO, including as to exercisability and exercise period.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The Transfer Agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

Provisions of the DGCL and the Certificate of Incorporation could make it more difficult to acquire the post-combination company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the post-combination company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the common stock.

In addition, the Certificate of Incorporation provides for certain other provisions that may have an anti-takeover effect:

•        There is no cumulative voting with respect to the election of directors.

•        Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances.

•        Directors may only be removed from the Board for cause.

•       Our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board by successfully engaging in a proxy contest at two or more annual meetings.

•       A prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

•        A prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•        Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our Board is entitled, without further stockholder approval, to designate one or more series of preferred stock and the associated voting rights, preferences and privileges of such series of preferred stock. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

The Certificate of Incorporation include a forum selection clause, which provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

•        derivative action or proceeding brought on our behalf;

•        action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of us to us or our stockholders;

•        action asserting a claim against us or any director, officer, stockholder, employee or agent of us arising pursuant to any provision of the DGCL, our charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware:

•        action to interpret, apply, enforce or determine the validity of our charter or bylaws; or

•        other action asserting a claim against us or any director, officer, stockholder, employee or agent of us that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, in accordance with the Bylaws, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Company intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

In general, Rule 144 of the Securities Act (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•       the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•       the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or

•        the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

As of the date of this prospectus, we had 487,632,615 shares of common stock outstanding, of which 353,411,438 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates. All of the 8,959,372 Founder Shares owned by our Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of our common stock we issued to the PIPE Investors pursuant to the Subscription Agreements are restricted securities for purposes of Rule 144.

As of the date of this prospectus, there are 19,733,333 warrants outstanding, consisting of 11,040,000 public warrants originally sold as part of the units issued in our IPO and 8,693,333 private placement warrants that we sold to the Sponsor in a private sale concurrently with our IPO. Each warrant is exercisable for one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. The public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we are obligated to file no later than 15 business days after the Closing, a registration statement under the Securities Act covering the 11,040,000 shares of our common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.

Registration Rights

CMLS Registration Rights

The holders of the Founder Shares, private placement warrants (and any shares of common stock issuable upon the exercise of the private placement warrants), and securities that may be issued upon conversion of working capital loans are entitled to registration rights pursuant to a registration rights agreement signed April 6, 2021, requiring us to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Demand Registration Rights

Following the expiration of the Founder Shares Lock-Up Period, the Private Placement Lock-Up Period the Initial Sponsor Shares Lock-Up Period, the Final Sponsor Shares Lock-Up Period or any other applicable lock-up period, holders of at least a majority in interest of the then-outstanding number of registrable securities held by the holders or any holder expecting to sell registrable securities yielding aggregate gross proceeds in excess of $50,000,000 may make a written demand for registration of all or part of their registrable securities. We will within five days of our receipt of the demand, notify, in writing all other Holders of registrable securities of such demand. Each holder who will want to participate in the registration will notify us, in writing, within five days after the receipt by the holder of the notice from us. Upon receipt by us of any such written notification from a holder(s) to us such holder(s) will be entitled to have their registrable securities included in a registration more than 60 days immediately after our receipt of the demand.

Under no circumstances will we be obligated to effect more than an aggregate of three registrations pursuant to a demand by the existing holders and an aggregate of five registrations pursuant to a demand by the new holders with respect to any or all registrable securities.

Notwithstanding the foregoing, (i) we shall not be required to give effect to a demand from a holder if we have registered registrable securities pursuant to a demand (which has become effective) from such holder in the preceding 120 days, and (ii) our obligations with respect to any demand will be deemed satisfied so long as the registration statement filed includes all of such holder’s registrable securities and is effective.

Piggyback Registration Rights

If we propose to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of us, other than a registration statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to our existing stockholders, (c) for an offering solely of debt that is convertible into equity securities of us, (d) for a dividend reinvestment plan, (e) for any issuances of securities in connection with a transaction involving a merger, consolidation, sale, exchange, issuance, transfer, reorganization or other extraordinary transaction between us or any of our Affiliates and any third party, or (f) filed pursuant to subsection 2.1.1 of the registration rights agreement, then, we shall give written notice of such proposed filing to all of the holders of registrable securities (excluding the Sponsor with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Initial Sponsor Shares Lock-Up Period, the Final Sponsor Shares Lock-up Period or the Private Placement Lock-up Period, as applicable) as soon as practicable but not less than 20 days before the anticipated filing date of such Registration Statement. This notice will offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice.

We shall, in good faith, cause such Registrable Securities identified in a Holder’s response to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders to be included in a Piggyback Registration on the same terms and conditions as any similar securities of us or stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering will enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by us.

Shelf Registration Rights

We will, as soon as practicable, but in any event within 30 days after the Closing Date of the Business Combination, file a Registration Statement under the Securities Act to permit the public resale of all the registrable securities held by the holders from time to time as permitted by Rule 415 under the Securities Act on the terms and conditions specified in the amended and restated registration rights agreement and will use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) 60 days following the Closing Date of the Business Combination and (ii) five business days after the SEC notifies the Company that it will not review the registration statement.

Without limiting the foregoing, as soon as practicable, but in no event later than three business days, following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that the registration statement will not be subject to review, the Company will file a request for acceleration of effectiveness of such registration statement to a time and date not later than two business days after the submission of such request.

The registration statement filed with the SEC will be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the registrable securities, provided, that the Company will file, within 30 days of such time as Form S-3 is available for the registration, a post-effective amendment to the registration statement then in effect, or otherwise file a registration statement on Form S-3, registering the registrable securities for resale on Form S-3 (provided that we will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement then in effect until such time as a registration statement (or post-effective amendment) on Form S-3 covering such registrable securities has been declared effective by the SEC).

The registration statement will cover all registrable securities, and will contain a prospectus in such form as permits any holder to sell such registrable securities pursuant to Rule 415 under the Securities Act at any time beginning on the effective date for such registration statement and the Company will file with the SEC the final form of such prospectus pursuant to Rule 424 (or successor thereto) under the Securities Act no later than the second Business Day after the Registration Statement becomes effective. The registration statement will provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the holders and will include a customary “plan of distribution.” We will use our commercially reasonable efforts to cause the registration statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the registration statement is available or, if not available, that another registration statement is available at all times, for the public resale of all the registrable securities held by the holders until all such registrable securities have ceased to be registrable securities. As soon as practicable following the effective date of the registration statement, but in any event within three business days of such date, we will notify the Holders of the effectiveness of such registration statement.

PIPE Subscription Agreement

Under the terms of the Subscription Agreements, we, as soon as practicable, but in no event later than 30 calendar days after the Business Combination, will file with the SEC (at our sole cost and expense) a Registration Statement registering the resale of the Acquired Shares, and we will use our commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies us that it will “review” the Registration Statement) following the Closing of the Business Combination and (ii) the fifth business day after the date we are notified by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Under no circumstances shall any Subscriber be required to sign any type of lock-up agreement.

If the SEC prevents us from including any or all of the shares proposed to be registered under the registration statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the acquired shares by the applicable stockholders or otherwise, such registration statement will register for resale such number of acquired shares which is equal to the maximum number of acquired shares as is permitted by the Commission. In such event, the number of acquired shares to be registered for each selling shareholder named in the registration statement will be reduced pro rata among all such selling shareholders. In the event we amend the registration statement in accordance with the foregoing, we will use our commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission, one or more registration statements to register the resale of those registrable securities that were not registered on the initial registration statement. We will use our commercially reasonable efforts to maintain the continuous effectiveness of the registration statement until all such securities cease to be registrable securities or such shorter period upon which each undersigned party with registrable securities included in such registration statement have notified us that such registrable securities have actually been sold.

The Company will provide all customary and commercially reasonable cooperation necessary to enable the holders to resell registrable securities pursuant to the registration statement or Rule 144 under the Securities Act (“Rule 144”), as applicable, qualify the registrable securities for listing on the primary stock exchange on which its Shares are then listed, update or amend the Registration Statement as necessary to include registrable securities and provide customary notice to holders of registrable securities.

Public Warrants

Under the terms of the warrant agreement pursuant to which the public warrants were issued, we agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants. We will thereafter use our best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the common stock issuable upon exercise of the public warrants, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th Business Day following the Business Combination, holders of the Warrants shall have the right, during the period beginning on the sixty-first Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when we failed to have maintained an effective registration statement covering the issuance of the shares of common stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) in accordance with the provisions of the warrant agreement.

If the common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, (i) require holders of public warrants who exercise public warrants to exercise such public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and (ii) in the event we so elect, we shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, notwithstanding anything in the warrant agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the shares of common stock issuable upon exercise of the public warrant under applicable blue sky laws to the extent an exemption is not available.

Listing of Securities

Our common stock and public warrants are listed on Nasdaq under the symbols “EQRX” and “EQRXW,” respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•        persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•        tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions.    If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock.    Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would generally be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock reduced by any prior distributions with respect to such common stock that were treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding.    In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•        a foreign corporation or

•        an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions.    In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock.    A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding.    Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 8,693,333 shares of Common Stock that are issuable upon the exercise of the Placement Warrants by the holders thereof and (ii) up to 11,040,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 209,267,414 shares of Common Stock and (ii) up to 8,693,333 Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        short sales;

•        distribution to employees, members, limited partners or stockholders of the Selling Securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•        by pledge to secured debts and other obligations;

•        delayed delivery arrangements;

•        to or through underwriters or broker-dealers;

•       in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•       in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock or Warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Common Stock or Warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Goodwin Procter LLP.

EXPERTS

The financial statements of CMLS for the period from January 25, 2021 (inception) through February 4, 2021, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Legacy EQRx, Inc. at December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period from August 26, 2019 (inception) through December 31, 2019, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On December 17, 2021, the audit committee of the Board approved a resolution appointing Ernst & Young LLP (“EY”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ended December 31, 2021, and WithumSmith+Brown, PC (“Withum”) was dismissed from its role as our independent registered public accounting firm.

Withum’s report on CMLS’s consolidated financial statements for the period from January 25, 2021 (inception) to February 4, 2021 did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles.

At no point during the period from January 25, 2021 through December 17, 2021 were there any (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, other than as noted above regarding our ability to continue as a going concern.

We have provided Withum with a copy of the foregoing disclosure and has requested that Withum furnish us with a letter addressed to the SEC stating whether or not it agrees with the statements made herein, each as required by applicable SEC rules. A copy of Withum’s letter to the SEC is filed as Exhibit 16.1 to our Current Report on Form 8-K filed on December 20, 2021.

During the period from January 25, 2021 through date of this prospectus, the Company did not consult with EY regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.eqrx.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our annual reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our quarterly reports on Form 10-Q; our current reports on Form 8-K and reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

CM LIFE SCIENCES III INC.

Page No.
Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the three months ended September 30, 2021 and for the period from January 25, 2021 (inception) through September 30, 2021	F-3

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three months ended September 30, 2021 and for the period from January 25, 2021 (inception) through September 30, 2021

F-4
Unaudited Condensed Consolidated Statement of Cash Flows for the period from January 25, 2021 (inception) through September 30, 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements (as restated)	F-6

EQRX, INC.

Condensed Consolidated Financial Statements September 30, 2021 and September 30, 2020

Consolidated Financial Statements December 31, 2020 and Inception to December 31, 2019

CM LIFE SCIENCES III INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2021

Assets:
Current assets:
Cash	$2,085,607
Prepaid expenses	87,249
Total current assets	2,172,856
Investments held in Trust Account	552,015,433
Total Assets	$554,188,289

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$21,251
Accrued expenses	1,963,764
Franchise tax payable	134,296
Total current liabilities	2,119,311
Deferred underwriting commissions	19,320,000
Derivative warrant liabilities	52,922,132
Total Liabilities	74,361,443

Commitments and contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 55,200,000 shares at $10.00 per share	552,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no non-redeemable shares issued or outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 13,800,000 shares issued and outstanding	1,380
Additional paid-in capital	—
Accumulated deficit	(72,174,534)
Total Stockholders’ Deficit	(72,173,154)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$554,188,289

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CM LIFE SCIENCES III INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND
FOR THE PERIOD FROM JANUARY 25, 2021 (INCEPTION) THROUGH
SEPTEMBER 30, 2021

	For the Three Months Ended September 30, 2021	For the Period From January 25, 2021 (Inception) Through September 30, 2021
General and administrative costs	$2,132,453	$2,284,090
Franchise tax expenses	49,863	134,297
Loss from operations	(2,182,316)	(2,418,387)
Other income (expenses):
Offering costs associated with derivative warrant liabilities, net	35,990	(1,006,114)
Change in fair value of derivative warrant liabilities	8,682,667	(6,673,600)
Income from investments held in Trust Account	7,974	15,433
Loss upon issuance of private placement warrants	—	(15,213,332)
Total other income (expenses)	8,726,631	(22,877,613)
Net income (loss)	$6,544,315	$(25,296,000)

Weighted average number of shares outstanding of Class A common stock, basic and diluted, as restated	55,200,000	40,418,410
Basic and diluted net income (loss) per share, Class A common stock, as restated	$0.09	$(0.47)
Weighted average number outstanding of Class B common stock, basic, as restated	13,800,000	13,317,992
Basic net income (loss) per share, Class B common stock, as restated	$0.09	$(0.47)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CM LIFE SCIENCES III INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND
FOR THE PERIOD FROM JANUARY 25, 2021 (INCEPTION) THROUGH
SEPTEMBER 30, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 25, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	13,800,000	1,380	23,620	—	25,000
Net loss	—	—	—	—	—	(36,417)	(36,417)
Balance – March 31, 2021 (unaudited)	—	—	13,800,000	1,380	23,620	(36,417)	(11,417)
Accretion to Class A common stock subject to possible redemption amount	—	—	—	—	(23,620)	(47,946,543)	(47,970,163)
Net loss	—	—	—	—	—	(31,803,898)	(31,803,898)
Balance – June 30, 2021 (unaudited), as restated	—	—	13,800,000	1,380	—	(79,786,858)	(79,785,478)
Accretion to Class A common stock subject to possible redemption amount	—	—	—	—	—	1,068,009	1,068,009
Net income	—	—	—	—	—	6,544,315	6,544,315
Balance – September 30, 2021 (unaudited)	—	$—	13,800,000	$1,380	$—	$(72,174,534)	$(72,173,154)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CM LIFE SCIENCES III INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 25, 2021 (INCEPTION)
THROUGH SEPTEMBER 30, 2021

Cash Flows from Operating Activities:
Net loss	$(25,296,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Offering costs associated with derivative warrant liabilities	1,006,114
Income from investments held in Trust Account	(15,433)
Change in the fair value of derivative warrant liabilities	6,673,600
Loss upon issuance of private placement warrants	15,213,332
Changes in operating assets and liabilities:
Prepaid expenses	(87,249)
Accrued Expenses	1,893,764
Accounts payable	21,250
Franchise tax payable	134,296
Net cash used in operating activities	(456,326)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(552,000,000)
Net cash used in investing activities	(552,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	149,000
Repayment of note payable to related party	(200,000)
Proceeds received from initial public offering, gross	552,000,000
Proceeds received from private placement	13,040,000
Offering costs paid	(11,551,067)
Underwriter fee reimbursement	1,104,000
Net cash provided by financing activities	554,541,933

Net change in cash	2,085,607

Cash – beginning of the period	—
Cash – end of the period	$2,085,607

Supplemental disclosure of noncash activities:
Offering costs paid in exchange for issuance of Class B common stock to Sponsor	$25,000
Offering costs included in accrued expenses	$70,000
Offering costs paid by related party under promissory note	$51,000
Deferred underwriting commissions in connection with the initial public offering	$19,320,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

CM Life Sciences III Inc. (the “Company”) is a blank check company incorporated as a Delaware corporation on January 25, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from January 25, 2021 (inception) through September 30, 2021 relates to the Company’s formation and the preparation for the initial public offering (the “Initial Public Offering”) described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is CMLS Holdings III LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on April 6, 2021. On April 9, 2021, the Company consummated its Initial Public Offering of 55,200,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 7,200,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $552.0 million, and incurring offering costs of approximately $31.0 million, of which approximately $19.3 million was for deferred underwriting fees (see Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,693,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor and certain of the Company’s directors (and/or entities controlled by them), generating proceeds of approximately $13.0 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $552.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which will be invested only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is at $10.00 per Public Share plus the pro rata portion of the funds in the Trust Account that are available for distribution to Public Stockholders. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have 24 months from the closing of the Initial Public Offering, or April 9, 2023, to complete the initial Business Combination (the “Combination Period”) or during any extended period of time that the Company may have to consummate an initial Business Combination as a result of an amendment to its amended and restated certificate of incorporation (an “Extension Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period or during any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to (i) waive their redemption rights with respect to any founder shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any Extension Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

fails to complete the initial Business Combination within such time period, and (iv) vote any founder shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company will enter into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Proposed Business Combination

On August 5, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with EQRx, Inc., a Delaware corporation (“EQRx”), and Clover III Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”). On October 28, 2021, the Company entered into an amendment (the “Amendment”) to the Merger Agreement.

Business Combination

Pursuant to the terms of the Merger Agreement, the Company will acquire EQRx through the merger of Merger Sub with and into EQRx, with EQRx surviving as a wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger, the Company will be renamed. Pursuant to the Amendment, in addition to our stockholders’ approval of our second amended and restated certificate of incorporation (the “Proposed Charter”) under our governing documents and applicable law, the parties agreed to a mutual closing condition that the Proposed Charter shall have been approved at the Special Meeting (as defined in the Merger Agreement) by the affirmative vote of the holders of a majority of the shares of the Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) then outstanding and entitled to vote thereon at the Special Meeting, voting separately as a single series.

The Merger and the other transactions contemplated by the Merger Agreement (collectively, the “EQRx Business Combination”) were approved by the boards of directors of each of the Company and EQRx.

The EQRx Business Combination is expected to close in the fourth quarter of 2021, following the receipt of the required approval by EQRx’s and the Company’s stockholders and the satisfaction of certain other customary closing conditions.

Business Combination Consideration

At the effective time of the Merger (the “Effective Time”), each share of EQRx’s common stock and preferred stock (collectively, “EQRx Capital Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

the total consideration, with each EQRx’s stockholder (as applicable) being entitled to receive a number of shares of Class A Common Stock equal to: (x) such EQRx stockholder’s total shares of EQRx Capital Stock multiplied by (y) the number equal to the final quotient of: (i) $3,650,000,000 divided by (ii) 10 divided by (iii) the Aggregate Company Share Amount (as defined in the Merger Agreement).

In addition, at the Effective Time, each outstanding option to purchase EQRx Capital Stock will be rolled over into options to purchase Class A Common Stock, as further set forth in and in accordance with the terms of the Merger Agreement; and each outstanding EQRx restricted stock award will be cancelled and converted into restricted stock awards of Class A Common Stock calculated in accordance with the terms of the Merger Agreement.

Refer to the Company’s current report on Form 8-K, filed with the SEC on August 6, 2021, for more information.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Capital Resources

As of September 30, 2021, the Company had approximately $2.1 million in cash, and working capital of approximately $54,000.

The Company’s liquidity needs through September 30, 2021 were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on behalf of the Company in exchange for issuance of the Founder Shares (as defined in Note 5), loan proceeds from the Sponsor of $156,000 under the Note (as defined in Note 5) and the proceeds from the consummation of the Private Placement not held in the Trust Account. Subsequent to March 31, 2021, the Company borrowed an additional amount of $44,000, for a total of $200,000 outstanding balance under the Note. On April 9, 2021, the Company repaid the Note in full and borrowings under the Note are no longer available. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor may, but is not obligated to, provide us Working Capital Loans (as defined in Note 5). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loan.

Management has determined that the Company has access to funds from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet the Company’s needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended September 30, 2021 and for the period from January 25, 2021 (inception) through September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus as filed with the SEC on April 8, 2021 which contains the audited financial statements and the notes thereto.

Restatement to Previously Reported Financial Statements

In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99, redemption provisions not solely within the control of the Company, require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, as reported in the Company’s Form 8-K filed with the SEC on June 2, 2021 (the “Post-IPO Balance Sheet”), and Form 10-Q for the quarterly period ended June 30, 2021 (the “Affected Quarterly Period”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Post-IPO Balance Sheet and Affected Quarterly Period should be restated to present all Class A common stock subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The impact of the restatement to the Post-IPO Balance Sheet is an increase to Class A common stock subject to possible redemption of approximately $69.2 million, a decrease to additional paid-in capital of $21.3 million, an increase to the accumulated deficit of $47.9 million, and the reclassification of 6,924,903 Class A common stock from permanent equity to Class A common stock subject to possible redemption as presented below.

As of April 9, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$553,896,081		$553,896,081
Total liabilities	$66,145,110		$66,145,110
Class A common stock subject to possible redemption	482,750,970	69,249,030	552,000,000
Preferred stock	—	—	—
Class A common stock	692	(692)	—
Class B common stock	1,380	—	1,380
Additional paid-in capital	21,301,795	(21,301,795)	—
Accumulated deficit	(16,303,866)	(47,946,543)	(64,250,409)
Total stockholders’ equity (deficit)	$5,000,001	$(69,249,030)	$(64,249,029)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$553,896,081	$—	$553,896,081

The impact of the restatement on the financial statements for the Affected Quarterly Period is presented below.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

As of June 30, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$553,337,784		$553,337,784
Total liabilities	$81,123,261		$81,123,261
Class A common stock subject to possible redemption	467,214,520	84,785,480	552,000,000
Preferred stock	—	—	—
Class A common stock	848	(848)	—
Class B common stock	1,380	—	1,380
Additional paid-in capital	36,838,090	(36,838,090)	—
Retained earnings (accumulated deficit)	(31,840,315)	(47,946,543)	(79,786,858)
Total stockholders’ equity (deficit)	$5,000,003	$(84,785,481)	$(79,785,478)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$553,337,784	$—	$553,337,784

The Company’s statement of stockholders’ equity has been restated to reflect the changes to the impacted stockholders’ equity accounts described above.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from January 25, 2021 (inception) through June 30, 2021:

	For the period from January 25, 2021 (inception) through June 30, 2021
	As Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Initial value of Class A common stock subject to possible redemption	$482,750,970	$(482,750,970)	$—
Change in value of Class A common stock subject to possible redemption	$15,536,450	$(15,536,450)	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the Affected Quarterly Period:

	Earnings Per Share for Class A common stock
	As Reported	Adjustment	As Adjusted
Three months ended June 30, 2021
Net loss	$(31,803,898)	$—	$(31,803,898)
Weighted average shares outstanding	55,200,000	(4,852,747)	50,347,253
Basic and diluted earnings per share	$0.00	$(0.50)	$(0.50)
For the period from January 25, 2021 (inception) through June 30, 2021
Net loss	$(31,840,315)	$—	$(31,840,315)
Weighted average shares outstanding	55,200,000	(23,819,178)	31,380,822
Basic and diluted earnings per share	$0.00	$(0.72)	$(0.72)
	Earnings Per Share for Class B common stock
	As Reported	Adjustment	As Adjusted
Three months ended June 30, 2021
Net loss	$(31,803,898)	$—	$(31,803,898)
Weighted average shares outstanding	13,641,758	—	13,641,758
Basic and diluted earnings per share	$0.23	$(0.73)	$(0.50)
For the period from January 25, 2021 (inception) through June 30, 2021
Net loss	$(31,840,315)	$—	$(31,840,315)
Weighted average shares outstanding	13,016,327	—	13,016,327
Basic and diluted earnings per share	$(2.33)	$1.61	$(0.72)

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of September 30, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed consolidated balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•        Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly; and

•        Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering and that will be charged to stockholders’ equity upon the completion of the Initial Public Offering. Offering costs will be allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities will be expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A Common Stock issued were charged against the carrying value of the shares of Class A Common Stock upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants will be recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering were estimated using a Monte Carlo model. The fair value of the Public Warrants as of September 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of September 30, 2021 is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. The Company’s Class A Common Stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of the Initial Public Offering, 55,200,000 shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A Common Stock subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 19,733,333 shares of Class A Common Stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021. Accretion associated with the redeemable Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:

	For the Three Months Ended September 30, 2021		For the Period From January 25, 2021 (Inception) Through September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock:
Numerator:
Allocation of net income (loss)	$5,235,452	$1,308,863	$(19,026,658)	$(6,269,343)
Denominator:
Basic and diluted weighted average common stock outstanding	55,200,000	13,800,000	40,418,410	13,317,992

Basic and diluted net income (loss) per common stock	$0.09	$0.09	$(0.47)	$(0.47)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021 using a modified retrospective method for transition. Adoption of the ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

On April 9, 2021, the Company consummated its Initial Public Offering of 55,200,000 Units, including 7,200,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $552.0 million, and incurring offering costs of approximately $31.0 million, of which approximately $19.3 million was for deferred underwriting commissions.

Each Unit consists of one share of Class A Common Stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,693,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, to the Sponsor and certain of the Company’s directors (and/or entities controlled by them), generating proceeds of approximately $13.0 million. Of these, the Sponsor purchased 8,110,001 Private Placement Warrants, and each of Mr. Henry, Mr. Robins and Dr. Robins (and/or one or more entities controlled by them) purchased 166,666 Private Placement Warrants and Mr. Owusu-Kesse (and/or one or more entities controlled by him) purchased 83,334 Private Placement Warrants.

The Private Placement Warrants were identical to the warrants sold in the Initial Public Offering, except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company (except as described herein), (ii) may not (including the Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units sold in the Initial Public Offering.

Note 5 — Related Party Transactions

Founder Shares

On February 4, 2021, the Sponsor paid $25,000, or approximately $0.002 per share, to cover certain offering costs in consideration for 11,500,000 shares (the “Founder Shares”) of Class B common stock, par value $0.0001 (“Class B Common Stock”). In February 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Henry, Mr. Owusu-Kesse, Mr. Robins and Dr. Robins. On April 6, 2021,

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

the Company effected a 1.2:1 stock split of the Class B Common Stock, resulting in the Sponsor holding an aggregate of 13,700,000 Founder Shares and there being an aggregate of 13,800,000 Founder Shares outstanding. All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. Of these, up to 1,800,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriters exercised the over-allotment option in full on April 7, 2021 and closed the purchase of the additional units on April 9, 2021; thus, these 1,800,000 Founder Shares are no longer subject to forfeiture.

The initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees (the “lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if (i) the closing price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On February 4, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). This loan was non-interest bearing, unsecured and is due upon the closing of the Initial Public Offering. As of March 31, 2021, the Company borrowed $156,000 under the Note. Subsequent to March 31, 2021, the Company borrowed an additional amount of $44,000, for a total of $200,000 outstanding balance under the Note. On April 9, 2021, the Company repaid the Note in full. As of September 30, 2021, the Note was no longer available.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of September 30, 2021, the Company had no borrowings under the Working Capital Loans.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Forward Purchase Agreements

On April 6, 2021, the Company entered into separate forward purchase agreements with affiliates of the Sponsor, in their capacities as investment advisors on behalf of one or more investment funds, clients or accounts managed by affiliates of the Sponsor (collectively, the “Clients”), pursuant to which, the affiliates will cause certain Clients to purchase from the Company up to an aggregate amount of 15,000,000 shares of Class A Common Stock (the “Forward Purchase Shares”), for $10.00 per Forward Purchase Share, or an aggregate amount of up to $150,000,000 in a private placement that will close concurrently with the closing of an initial Business Combination. The respective obligations of Clients to purchase Forward Purchase Shares will, among other things, be conditioned on the completing an initial Business Combination with a company engaged in a business that is within the investment objectives of the Clients purchasing Forward Purchase Shares and on the Business Combination (including the target assets or business, and the terms of the Business Combination) being reasonably acceptable to such Clients as determined by the affiliates of the Sponsor.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the (i) Founder Shares, (ii) Private Placement Warrants and the shares of Class A Common Stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans and (iv) any Forward Purchase Shares that are issued in a private placement simultaneously with the closing of the initial Business Combination, had registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to an additional 7,200,000 units to cover over-allotments, if any. The underwriters exercised the over-allotment option in full on April 7, 2021 and closed the purchase of the additional Units on April 9, 2021.

The underwriters were entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Initial Public Offering, or approximately $11.0 million. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $19.3 million if the underwriters’ over-allotment is exercised in full), upon the completion of the Company’s initial Business Combination.

Note 7 — Class A Common Stock Subject to Possible Redemption

The Company’s Class A Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. As of September 30, 2021, there were 55,200,000 shares of Class A Common Stock outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheet.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Class A Common Stock Subject to Possible Redemption (cont.)

The Class A Common Stock subject to possible redemption reflected on the condensed consolidated balance sheet is reconciled on the following table:

Gross proceeds from Initial Public Offering	$552,000,000
Less:
Fair value of Public Warrants at issuance	(17,995,200)
Offering costs allocated at Class A Common Stock subject to possible redemption	(28,906,954)
Plus:
Accretion on Class A Common Stock subject to possible redemption	46,902,154
Class A Common Stock subject to possible redemption	$552,000,000

Note 8 — Stockholders’ Deficit

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, there was no preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of September 30, 2021, there were 55,200,000 Class A Common Stock issued and outstanding, which were all subject to possible redemption and have been classified as temporary equity (see Note 7).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B Common Stock. As of September 30, 2021, there were 13,800,000 shares of Class B Common Stock issued and outstanding.

Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.

The shares of Class B Common Stock will automatically convert into Class A Common Stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A Common Stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A Common Stock by Public Stockholders), including the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Forward Purchase Shares), excluding any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Derivative Warrant Liabilities

As of September 30, 2021, there were 11,040,000 and 8,693,333 Public Warrants and Private Placement Warrants outstanding, respectively.

Each whole Public Warrant will entitle the holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination (excluding any issuance of Forward Purchase Shares) at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00” and under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, or earlier upon redemption or liquidation.

The Company agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the warrants.

The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Derivative Warrant Liabilities (cont.)

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” (as defined below) of the Company’s Class A Common Stock except as otherwise described below;

•        if, and only if, the closing price of the Company’s Class A Common Stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Company’s Class A Common Stock shall mean the volume weighted average price of the Company’s Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment).

The Company will account for the 19,733,333 warrants issued in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a ’‘fixed-for-fixed’’ option and the existence of the potential for net cash settlement for the warrant holders (but not all common stockholders) in the event of a tender offer.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Derivative Warrant Liabilities (cont.)

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation and Black-Scholes model. This liability will be subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 10 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets: Investments in Trust Account
U.S. Treasury securities	$552,015,433	$—	$—
Derivative Warrant Liabilities:
Public Warrants	$23,625,600	$—	$—
Private Placement Warrants	$—	$—	$29,296,532

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 fair value measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in May 2021. There were no other transfers to/from Levels 1, 2, and 3 during the period from January 25, 2021 (inception) through September 30, 2021.

Level 1 instruments include investments in U.S Treasury Securities invested in U.S. government securities and, as of September 30, 2021, the Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The fair value of the Public Warrants as of September 30, 2021 is measured utilizing the listed trading price.

The Company utilizes a Black-Scholes option pricing model to estimate the fair value of the Private Placement Warrants at each reporting period. The Company recognized a loss of approximately $15,213,000 for the derivative warrant liabilities upon their issuance on April 9, 2021. The Sponsor paid an aggregate of $13,040,000 for Private Placement Warrants with an initial aggregate fair value of approximately $28,253,000.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.

CM LIFE SCIENCES III INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements (cont.)

The following tables provide quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of June 30, 2021	As of September 30, 2021
Exercise price	$11.50	$11.50
Unit price	$10.00	$9.92
Volatility	23.7% – 41.0%	29.8% – 42.0%
Term (years)	5.98	5.25
Risk-free rate	1.09%	1.02%
Dividend yield	0.0%	0.0%

The activity of derivative warrant liabilities, classified as Level 3, for the period from January 25, 2021 (inception) through September 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 25, 2021 (inception)	$—
Derivative warrant liabilities at March 31, 2021	—
Issuance of Public and Private Warrants	46,248,532
Transfer of Public Warrants to Level 1	(17,995,200)
Change in fair value of warrant liabilites	4,868,267
Derivative warrant liabilities at June 30, 2021	33,121,599
Change in fair value of warrant liabilites	(3,825,067)
Derivative warrant liabilities at September 30, 2021	$29,296,532

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
CM Life Sciences III Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CM Life Sciences III Inc. (the “Company”) as of February 4, 2021, the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 25, 2021 (inception) through February 4, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 4, 2021, and the results of its operations and its cash flows for the period from January 25, 2021 (inception) through February 4, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

April 8, 2021

CM LIFE SCIENCES III INC.
BALANCE SHEET
FEBRUARY 4, 2021

Assets:
Deferred offering costs associated with initial public offering	$29,249
Total assets	$29,249

Liabilities and Stockholder’s Equity:
Accrued expenses	$5,000
Total current liabilities	5,000

Commitments & contingencies (Note 6)

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 13,800,000 shares issued and outstanding(1)(2)	1,380
Additional paid-in capital	23,620
Accumulated deficit	(751)
Total stockholder’s equity	24,249
Total Liabilities and Stockholder’s Equity	$29,249

____________

(1)     This number includes up to 1,800,000 shares of Class B common stock subject to forfeiture by the Sponsor if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)     The shares and the associated amounts have been retroactively restated to reflect a 1:1.2 stock split of Class B common stock on April 6, 2021, resulting in an aggregate of 13,800,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

CM LIFE SCIENCES III INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 25, 2021 (INCEPTION) THROUGH FEBRUARY 4, 2021

General and administrative costs	$751
Net loss	$(751)

Weighted average shares outstanding, basic and diluted(1)(2)	12,000,000

Basic and diluted net loss per Class B common share	$(0.00)

____________

(1)     This number excludes an aggregate of up to 1,800,000 Class B common stock subject to forfeiture by the Sponsor if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)     The shares and the associated amounts have been retroactively restated to reflect a 1:1.2 stock split of Class B common stock on April 6, 2021, resulting in an aggregate of 13,800,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

CM LIFE SCIENCES III INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JANUARY 25, 2021 (INCEPTION) THROUGH FEBRUARY 4, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 25, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)(2)	—	—	13,800,000	1,380	23,620	—	25,000
Net loss	—	—	—	—	—	(751)	(751)
Balance – February 4, 2021	—	$—	13,800,000	$1,380	$23,620	$(751)	$24,249

____________

(1)     This number includes up to 1,800,000 shares of Class B common stock subject to forfeiture by the Sponsor if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)     The shares and the associated amounts have been retroactively restated to reflect a 1:1.2 stock split of Class B common stock on April 6, 2021, resulting in an aggregate of 13,800,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of these financial statements.

CM LIFE SCIENCES III INC.

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 25, 2021 (INCEPTION) THROUGH FEBRUARY 4, 2021

Cash Flows from Operating Activities:
Net loss	$(751)

Changes in operating assets and liabilities:
Accrued expenses	751
Net cash used in operating activities	—

Net change in cash	—

Cash – beginning of the period	—
Cash – end of the period	$—

Supplemental disclosure of noncash activities:
Deferred offering costs included in accrued expenses	$4,249
Deferred offering costs paid in exchange for issuance of Class B common stock to Sponsor	$25,000

The accompanying notes are an integral part of these financial statements.

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

CM Life Sciences III Inc. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on January 25, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of February 4, 2021, the Company had not commenced any operations. All activity for the period from January 25, 2021 (inception) through February 4, 2021 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is CMLS Holdings III LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of 48,000,000 units at $10.00 per unit (the “Units”) (or 55,200,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 7,733,333 warrants (or 8,693,333 warrants if the underwriters’ over-allotment option is exercised in full) (the “Private Placement Warrants”), each exercisable to purchase one Class A common stock at $11.50 per share, at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will invest only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, if any, the proceeds from the Proposed Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company does not complete an initial Business Combination within 24months from the closing of the Proposed Public Offering or during any Extension Period, subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a stockholder vote to amend its amended and restated certificate

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated an initial business combination within 24months from the closing of the Proposed Public Offering or during any Extension Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have 24months from the closing of the Proposed Public Offering to complete the initial Business Combination (the “Combination Period”) or during any extended period of time that the Company may have to consummate an initial Business Combination as a result of an amendment to its amended and restated certificate of incorporation (an “Extension Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period or during any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to (i) waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any Extension Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

fails to complete the initial Business Combination within such time period, and (iv) vote any founder shares held by them and any public shares purchased during or after the Proposed Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company will enter into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the date of issuance of these financial statements.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding common stock subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 1,800,000 shares of Class A common stock that are subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriters (see Note 5). At February4, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of February 4, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial for the period from January 25, 2021 (inception) through February 4, 2021. The Company’s deferred tax assets were deemed to be de minimis as of February 4, 2021.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 48,000,000 Units, (or 55,200,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable 30 days after the completion of the initial Business Combination, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

Note 4 — Private Placement

The Sponsor and our independent director nominees have severally agreed to purchase an aggregate of 7,733,333 warrants (or 8,693,333 warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.50 per warrant, for an aggregate purchase price of $11,600,000, or $13,040,000 if the underwriters’ over-allotment option is exercised in full. The Sponsor has committed to purchase 7,150,001 Private Placement Warrants (or 8,110,001 warrants if the underwriters’ over-allotment option is exercised in full), each of Mr. Henry, Mr. Robins and Dr. Robins (and/or one or more entities controlled by them) has committed to purchase 166,666 Private Placement Warrants and Mr. Owusu-Kesse (and/or one or more entities controlled by him) has committed to purchase 83,334 Private Placement Warrants. The Private Placement Warrants will be identical to the warrants sold in the Proposed Public Offering except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company (except as described herein), (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Private Placement (cont.)

If the Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the Proposed Public Offering.

Note 5 — Related Party Transactions

Founder Shares

On February 4, 2021, the Sponsor paid $25,000, or approximately $0.002 per share, to cover certain offering costs in consideration for 11,500,000 Class B common stock, par value $0.0001 (the “Founder Shares”). In February 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Henry, Mr. Owusu-Kesse, Mr. Robins and Dr. Robins. On April 6, 2021, the Company effected a 1:1.2 stock split of the Class B common stock, resulting in the Sponsor holding an aggregate of 13,700,000 Founder Shares and there being an aggregate of 13,800,000 Founder Shares outstanding (see Note 8). All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. Up to 1,800,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees (the “lock-up”). Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if (i) the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On February 4, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering pursuant to a promissory note (the “Note”). These loans are non-interest bearing, unsecured and are due at the earlier of June 30, 2021, or the closing of the Proposed Public Offering. The loan will be repaid upon the closing of the Proposed Public Offering out of the offering proceeds. As of February 4, 2021, the Company had no borrowings under the Note. Subsequent to February 4, 2021, the Company borrowed approximately $200,000 under the Note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of February 4, 2021, the Company had no borrowings under the Working Capital Loans.

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Forward Purchase

In connection with the consummation of the Proposed Public Offering, the Company has entered into separate forward purchase agreements with affiliates of the Sponsor, in their capacities as investment advisors on behalf of one or more investment funds, clients or accounts managed by affiliates of the Sponsor (collectively, the “Clients”), pursuant to which, the affiliates will cause certain Clients to purchase from the Company up to an aggregate amount of 15,000,000 shares of Class A common stock (the “Forward Purchase Shares”), for $10.00 per Forward Purchase Share, or an aggregate amount of up to $150,000,000 in a private placement that will close concurrently with the closing of an initial Business Combination. The respective obligations of Clients to purchase Forward Purchase Shares will, among other things, be conditioned on the completing an initial Business Combination with a company engaged in a business that is within the investment objectives of the Clients purchasing Forward Purchase Shares and on the Business Combination (including the target assets or business, and the terms of the Business Combination) being reasonably acceptable to such Clients as determined by the affiliates of the Sponsor.

Note 6 — Commitments and Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Proposed Public Offering, (ii) Private Placement Warrants which will be issued in a private placement simultaneously with the closing of the Proposed Public Offering and the shares of Class A common stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans and (iv) any Forward Purchase Shares that are issued in a private placement simultaneously with the closing of the initial Business Combination, will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of this Proposed Public Offering to purchase up to an additional 7,200,000 units to cover over-allotments, if any.

The underwriters will be entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Proposed Public Offering, or $9,600,000 (or up to $11,040,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Proposed Public Offering, or $16,800,000 (or up to $19,320,000 if the underwriters’ over-allotment is exercised in full), upon the completion of the Company’s initial Business Combination.

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholder’s Equity

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of February 4, 2021, there was no preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of February 4, 2021, there were no shares of Class A common stock issued or outstanding.

Class B common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. As of February 4, 2021, there were 11,500,000 shares of Class B common stock issued and outstanding. On April 6, 2021, the Company effected a 1:1.2 stock split of the Class B common stock, resulting in an aggregate of 13,800,000 shares of Class B common stock outstanding (see Note 8). All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. Of the 13,800,000 shares of Class B common stock, an aggregate of up to 1,800,000 shares are subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by its stockholders.

The shares of Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any Forward Purchase Shares), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — No warrants are currently outstanding. Each whole warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination (excluding any issuance of Forward Purchase Shares) at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds,

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholder’s Equity (cont.)

and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants.

The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•       upon a minimum of 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”); and

CM LIFE SCIENCES III INC.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholder’s Equity (cont.)

•       if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” (as defined below) of the Company’s Class A common stock except as otherwise described below;

•        if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the volume weighted average price of the Company’s Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361shares of Class A common stock per warrant (subject to adjustment).

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to April 8, 2021, the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In February 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Henry, Mr. Owusu-Kesse, Mr. Robins and Dr. Robins at their original per-share purchase price, for an aggregate of 100,000 Founder Shares transferred.

On April 6, 2021, the Company effected a 1:1.2 stock split of the Class B common stock, resulting in the Sponsor holding an aggregate of 13,700,000 Founder Shares and there being an aggregate of 13,800,000 Founder Shares outstanding. All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split.

Subsequent to February 4, 2021, the Company borrowed approximately $200,000 under the Note.

EQRx, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share information)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$456,470	$489,682
Prepaid expenses and other current assets	10,568	2,594
Total current assets	467,038	492,276
Property and equipment, net	2,210	2,720
Restricted cash	633	633
Right-of-use asset	3,243	4,863
Other non-current assets	11,535	36
Total assets	$484,659	$500,528
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,223	$1,319
Accrued expenses	20,184	11,165
Lease liability, current	3,013	1,712
Total current liabilities	26,420	14,196
Non-current liabilities:
Lease liability, non-current	1,075	3,373
Restricted stock repurchase liability	943	877
Total liabilities	28,438	18,446
Commitments and contingencies (note 11)
Series A convertible preferred stock, $0.0001 par value 262,070,014 shares authorized, issued and outstanding at September 30, 2021 and December 31, 2020	243,536	243,536
Series B convertible preferred stock, $0.0001 par value 207,885,043 and 191,473,066 shares authorized at September 30, 2021 and December 31, 2020, respectively; 207,394,482 and 181,261,150 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	567,875	496,619
Stockholders’ deficit:
Common Stock, $0.0001 par value; 620,000,000 and 605,000,000 shares authorized at September 30, 2021 and December 31, 2020, respectively; 76,977,802 and 73,794,737 shares issued at September 30, 2021 and December 31, 2020, respectively; and 43,422,846 and 32,418,943 shares outstanding at September 30, 2021 and December 31, 2020, respectively	4	3
Additional paid-in capital	4,530	415
Accumulated deficit	(359,724)	(258,491)
Total stockholders’ deficit	(355,190)	(258,073)
Total liabilities, convertible preferred stock and stockholders’ deficit	$484,659	$500,528

See accompanying notes to the condensed consolidated financial statements.

EQRx, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share data)

	Nine Months Ended September 30,
	2021	2020
Operating expenses:
Research and development	$61,893	$55,308
General and administrative	39,681	17,127
Total operating expenses	101,574	72,435
Loss from operations	(101,574)	(72,435)
Other income:
Interest income	210	65
Other income	131	—
Total other income	341	65
Net loss and comprehensive loss	$(101,233)	$(72,370)
Net loss per share, basic and diluted	$(2.64)	$(3.05)
Weighted average common shares outstanding – basic and diluted	38,332,938	23,730,386

See accompanying notes to the condensed consolidated financial statements.

EQRx, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(unaudited)
(in thousands, except share information)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	—	$—	—	$—	20,500,000	$2	$—	$(8,508)	$(8,506)
Issuance of Series A convertible preferred stock, net of issuance costs of $347	262,070,014	243,536	—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	12,000,000	1	—	—	1
Vesting of restricted common stock	—	—	—	—	14,384,373	2	45	—	47
Modification of restricted common stock	—	—	—	—	(19,250,000)	(2)	—	—	(2)
Stock-based compensation	—	—	—	—	—	—	120	—	120
Net loss	—	—	—	—	—	—	—	(72,370)	(72,370)
Balance at September 30, 2020	262,070,014	243,536	—	—	27,634,373	3	165	(80,878)	(80,710)
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	262,070,014	$243,536	181,261,150	$496,619	32,418,943	$3	$415	$(258,491)	$(258,073)
Issuance of Series B convertible preferred stock, net of issuance costs of $169	—	—	26,133,332	71,256	—	—	—	—	—
Vesting of restricted common stock	—	—	—	—	10,897,997	1	270	—	271
Stock-based compensation	—	—	—	—	—	—	3,816	—	3,816
Issuance of common stock from exercise of stock options	—	—	—	—	105,906	—	29	—	29
Net loss	—	—	—	—	—	—	—	(101,233)	(101,233)
Balance at September 30, 2021	262,070,014	$243,536	207,394,482	$567,875	43,422,846	$4	$4,530	$(359,724)	$(355,190)

See accompanying notes to the condensed consolidated financial statements.

EQRx, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net loss	$(101,233)	$(72,370)
Reconciliation of net loss to net cash used in operating activities:
Stock based compensation	3,816	120
Depreciation expense	874	70
Non-cash lease expense	623	221
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(17,529)	(1,437)
Accounts payable	1,885	(96)
Accrued expenses	8,768	4,229
Net cash used in operating activities	(102,796)	(69,263)
Investing activities:
Purchases of property and equipment	(344)	(1,962)
Net cash used in investing activities	(344)	(1,962)
Financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	71,256	217,703
Payment of deferred transaction costs	(1,701)	—
Proceeds from issuance of common stock	373	857
Net cash provided by financing activities	69,928	218,560
Increase in cash, cash equivalents and restricted cash	(33,212)	147,335
Cash and restricted cash, beginning of period	490,315	19,322
Cash and restricted cash, end of period	$457,103	$166,657
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property, plant and equipment included in accounts payable	$20	$289
Deferred transaction costs included in accrued expenses	$250	$—
Right of use asset obtained in exchange for lease obligation	$—	$6,931

See accompanying notes to the condensed consolidated financial statements.

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

1. NATURE OF BUSINESS

EQRx, Inc. (the “Company”) was incorporated on August 26, 2019 (“Inception”) and launched in January 2020 as a new type of pharmaceutical company committed to developing and delivering innovative medicines to patients at radically lower prices. Its mission is to improve health for all with great, innovative, affordable medicines so that people with life-changing or chronic conditions can gain access to the medicines they need, physicians can treat patients without barriers to prescribing, and health systems can afford to make those medicines available, without restrictions, to the populations they serve in a financially sustainable manner. This approach starts with assembling a catalog of medicines at significant scale, targeting some of the most innovative clinical opportunities and highest drug cost categories of today and tomorrow, with an initial focus on oncology and immune-inflammatory diseases.

Assuming it is successful in obtaining regulatory approval, the Company plans to offer its catalog of innovative medicines to payers and health systems at radically lower prices, through a simple and transparent pricing model without surprise price increases. The Company is also assembling a Global Buyers’ Club by entering into long-term, trusted strategic partnerships with private and public payers, providers and health systems so they and the patients they serve can gain access to its equally as good or better medicines at radically lower prices. The Company will offer simple and transparent pricing models to provide an opportunity for dramatic savings in these high-cost drug areas. The Company’s current pipeline of product candidates include two late stage pre-registrational programs each acquired in 2020: aumolertinib (EQ143), a third-generation epidermal growth factor receptor (EGFR) inhibitor, and sugemalimab (EQ165, also known as CS1001), an anti-programmed death-ligand 1 (PD-L1) antibody.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to companies in the biotechnology industry, including, but not limited to, identification of product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, establishment of relationships with strategic partners, and the ability to secure additional capital to fund operations. Product candidates in-licensed and to be in-licensed, acquired or developed will require significant research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance and reporting capabilities.

There can be no assurance that the Company’s ability to identify product candidates and subsequently research and develop those product candidates will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained both inside and outside the U.S., that any products developed will obtain necessary government regulatory approval, or that any approved products will be commercially viable. Even if the Company’s product identification and development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales, and the Company may be subject to significant competitive or litigation risks.

In March 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including expenses, clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national and international markets. These situations, or others associated with COVID-19, could cause delays in the Company’s clinical trial plans and could increase expected costs, all of which could have a material adverse effect on the Company’s business and its financial condition. COVID-19 has not had a significant impact on the operations or financial results of the Company to date.

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

1. NATURE OF BUSINESS (cont.)

Liquidity

The Company has limited operating history and anticipates that it will incur losses for the foreseeable future as it builds its internal infrastructure, identifies and acquires product candidates, and conducts the research and development of its product candidates. The Company incurred net losses of $101.2 million and $72.4 million during the nine months ended September 30, 2021 and 2020, respectively.

As of September 30, 2021, the Company had cash, cash equivalents and restricted cash of $457.1 million, and had an accumulated deficit of $359.7 million. The Company expects that its cash, cash equivalents and restricted cash outstanding as of September 30, 2021, will be sufficient to fund its obligations for at least twelve months from the date of issuance of these condensed consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated interim financial statements and accompanying notes include the accounts of the Company, EQRx Securities Holding Corporation, a wholly-owned subsidiary, and its immaterial wholly-owned foreign subsidiary. All intercompany transactions and balances have been eliminated in consolidation. The accompanying condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information.

Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020 and the related notes, which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2020 condensed consolidated balance sheet was derived from the Company’s audited financial statements. These unaudited condensed consolidated interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of September 30, 2021 and its results of operations and cash flows for the nine months ended September 30, 2021 and 2020. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions, based on judgments considered reasonable, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. The Company bases its estimates and assumptions on historical experience, known trends and events and various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuation of the Company’s common stock, the accrual of research and development and manufacturing expenses and stock-based compensation expense. Changes in estimates are recorded in the period in which they become known. Due to the risks and uncertainties involved in the Company’s business and evolving market conditions and, given the subjective element of the estimates and assumptions made, actual results may differ from estimated results.

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. Among other items, the amendments in ASU 2019-12 simplify the accounting treatment of tax law changes and year-to-date losses in interim periods. An entity generally recognizes the effects of a change in tax law in the period of enactment; however, there is an exception for tax laws with delayed effective dates. Under current guidance, an entity may not adjust its annual effective tax rate for a tax law change until the period in which the law is effective. This exception was removed under ASU 2019-12, thereby providing that all effects of a tax law change are recognized in the period of enactment, including adjustment of the estimated annual effective tax rate. Regarding year-to-date losses in interim periods, an entity is required to estimate its annual effective tax rate for the full fiscal year at the end of each interim period and use that rate to calculate its income taxes on a year-to-date basis. However, current guidance provides an exception that when a loss in an interim period exceeds the anticipated loss for the year, the income tax benefit is limited to the amount that would be recognized if the year-to-date loss were the anticipated loss for the full year. ASU 2019-12 removes this exception and provides that in this situation, an entity would compute its income tax benefit at each interim period based on its estimated annual effective tax rate. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company has not elected to early adopt ASU 2019-12 and is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements and related disclosures.

3. CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows (in thousands):

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$456,470	$489,682
Restricted cash	633	633
Total cash and restricted cash	$457,103	$490,315

Amounts included in restricted cash as of September 30, 2021 and December 31, 2020 consist of cash held to collateralize a letter of credit issued as a security deposit in connection with the Company’s lease of its corporate facility located in Cambridge, MA (see Note 11).

4. FAIR VALUE MEASUREMENTS AND FAIR VALUE OF INSTRUMENTS

The following tables set forth the Company’s financial assets measured at fair value on a recurring basis and the level of inputs used in such measurements as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30, 2021
	Amortized Costs	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Financial assets
Cash equivalents:
Money market funds	$238,238	$—	$—	$238,238	Level 1
Commercial paper (due within 90 days)	216,233	—	—	216,233	Level 2
Total financial assets	$454,471	$—	$—	$454,471

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

4. FAIR VALUE MEASUREMENTS AND FAIR VALUE OF INSTRUMENTS (cont.)

	December 31, 2020
	Amortized Costs	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Financial assets
Cash equivalents:
Money market funds	$361,087	$—	$—	$361,087	Level 1
Commercial bonds (due within 90 days)	32,059	—	—	32,059	Level 2
Commercial paper (due within 90 days)	94,536	—	—	94,536	Level 2
Total financial assets	$487,682	$—	$—	$487,682

In determining the fair value of its cash equivalents at each date presented above, the Company relied on quoted prices for similar securities in active markets or using other inputs that are observable or can be corroborated by observable market data. The Company did not have any financial assets or liabilities during any of the periods presented in the accompanying consolidated financial statements that required Level 3 inputs.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following (in thousands):

	Estimated Useful Life	September 30, 2021	December 31, 2020
Property and equipment:
Leasehold improvements	Lesser of useful life or life of lease	$1,492	$1,479
Furniture and fixtures	5 years	1,090	893
Capitalized website development	1 – 3 years	577	548
Computer equipment	3 years	189	138
Work-in-progress	n.a.	74	—
		3,422	3,058
Less: Accumulated depreciation		(1,212)	(338)
Property and equipment, net:		$2,210	$2,720

The Company recorded $0.9 million and $69.8 thousand of depreciation expense during the nine months ended September 30, 2021 and 2020, respectively.

6. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	September 30, 2021	December 31, 2020
External research and development	$11,567	$9,870
Accrued professional services	2,187	723
Accrued consulting	1,256	334
Accrued compensation	4,874	120
Other	300	118
Total accrued expenses	$20,184	$11,165

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

7. CONVERTIBLE PREFERRED STOCK

The Company has issued shares of Series A convertible preferred stock and Series B convertible preferred stock (collectively, the “Convertible Preferred Stock”). As of September 30, 2021, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 469,955,057 shares of $0.0001 par value preferred stock, of which 262,070,014 are designated as Series A and 207,885,043 are designated as Series B. All of the Company’s Convertible Preferred Stock is classified outside of stockholders’ deficit because the shares contain deemed liquidation rights that are a contingent redemption feature not solely within the control of the Company.

Series A

On January 10, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement (“Series A Purchase Agreement”), pursuant to which it could raise up to approximately $218.0 million through the issuance of up to 234,257,469 Series A shares, excluding the issuance of shares of Series A upon conversion of the convertible promissory notes issued in October 2019 (the “October 2019 Notes”), par value $0.0001 per share, for $0.9306 per share (“Series A Original Issue Price”).

In January, February, June and July 2020 (the “Initial Closings”), the Company sold a total of 126,262,623 shares of its Series A for gross proceeds of $117.5 million, excluding 27,812,545 shares of Series A issued upon conversion of the October 2019 Notes.

Based upon the terms of the Series A Purchase Agreement, the investors that participated in the Initial Closings were obligated to purchase an additional 107,994,846 shares of Series A for aggregate proceeds of $100.5 million within 15 business days of a written notice from either (i) 55% of the holders then-outstanding, or (ii) the Company on or after June 1, 2020 (the “Second Closing”). The Company provided notice to investors that it would like to close the Second Closing in September 2020. Upon completion of the Second Closing, the Company issued the additional 107,994,846 shares of Series A at the Series A Original Issue Price.

Series B

On November 2, 2020 (the “Series B Original Issue Date”), the Company entered into a Series B Preferred Stock Purchase Agreement, as further amended on November 18, 2020 (“Series B Purchase Agreement”), pursuant to which it immediately issued 98,654,203 shares of Series B (the “Series B Initial Closing”) at a purchase price of $2.7419 per share (the “Series B Original Issue Price”).

Based upon the terms of the Series B Purchase Agreement, after the Series B Initial Closing, the Company may sell, in one or more additional closings, 191,473,066 additional shares of Series B to one or more purchasers who are existing stockholders of the Company or are mutually acceptable to the Company and its board of directors, provided that (a) such subsequent closings are consummated prior to March 31, 2021, (b) each such additional purchaser becomes a party to the transaction agreements, and (c) the Company may not sell and issue more than 191,473,066 shares in aggregate in all closings under the Series B Purchase Agreement (“Series B Additional Closings”). During the year ended December 31, 2020, the Company issued a total of 181,261,150 shares of Series B for aggregate proceeds of $497.0 million in the Series B Initial Closing and through Series B Additional Closings.

On January 28, 2021, the Company further amended the Series B Purchase Agreement to increase the number of shares of Series B that could be issued under the agreement from 191,473,066 to 207,885,043. Subsequent to December 31, 2020, the Company issued a total of 26,133,332 additional shares of Series B at the Series B Original Issued Price for aggregate proceeds of $71.7 million.

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

7. CONVERTIBLE PREFERRED STOCK (cont.)

The following table summarize the Company’s outstanding Convertible Preferred Stock as of September 30, 2021 (in thousands, except share information):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Conversion Price (per share)
Series A	262,070,014	262,070,014	$243,536	$243,882	$0.9306
Series B	207,885,043	207,394,482	567,875	568,655	$2.7419
Balance at September 30, 2021	469,955,057	469,464,496	$811,411	$812,537

Convertible Preferred Stock Rights and Preferences

The holders of the Convertible Preferred Stock have the following rights and preferences as of September 30, 2021:

Dividends — The holders of Convertible Preferred Stock are entitled to receive a non-cumulative dividend at the rate of six percent of the applicable original issue price, payable only when, and if, declared by the Company’s board of directors. The holders are also entitled to any dividends declared or paid on any shares of common stock.

Liquidation/Redemption — Upon any voluntary or involuntary liquidation, dissolution, winding up, certain mergers, consolidations, and sale of assets (“Deemed Liquidation Event”), the holders of the Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out or the consideration payable to stockholders in such Deemed Liquidation Event out of the available proceeds before any payment shall be made to the holders of common stock, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each share of each series of Convertible Preferred Stock that would receive a greater amount upon conversion into common stock than pursuant to clause (i) above converted immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the assets of the Company available for distribution are insufficient, the holders of shares of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting — Holders of Convertible Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Convertible Preferred Stock held by such holder are convertible into as of the record date for determining stockholders entitled to vote on such matter.

The holders of the shares of Series A, exclusively and as a separate class, shall be entitled to elect four directors of the Company. Holders of the shares of common stock and Series A, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company.

Conversion Rights — Each share of Convertible Preferred Stock shall be convertible, at the option of the holder at any time, into such number of common shares determined by dividing the applicable original issue price of the Convertible Preferred Stock by the respective conversion price. As of December 31, 2020, the conversion price for the Series A is $0.9306 and the conversion price for the Series B is $2.7419.

The Company is required to maintain sufficient shares of common stock authorized but unissued at all times to affect a conversion of all Convertible Preferred Stock outstanding.

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

7. CONVERTIBLE PREFERRED STOCK (cont.)

Mandatory Conversion — Mandatory conversion will be triggered upon either:

a.     the closing of the sale of shares of common stock to the public pursuant to an effective registration statement resulting in $60.0 million in net proceeds at a price of at least $5.4838 per share, or

b.     the vote or written consent of at least 55% of the then outstanding Convertible Preferred Stock holders.

If, during the period commencing on the Series B Original Issue Date and ending on or before the first to occur of (i) the second anniversary of the Series B Original Issue Date or (ii) the issuance by the Company in a bona fide financing transaction of shares of preferred stock (other than Series A or Series B), a mandatory conversion is proposed to be effected in connection with, or in contemplation of, a Deemed Liquidation Event that would result in per share proceeds to the holders of Series B of less than $2.7419 per share. Such proposed mandatory conversion shall also require the written consent or affirmative vote of at least 55% of the outstanding shares of Series B.

Anti-dilution — Holders of the Convertible Preferred Stock are afforded anti-dilution protection with respect to corporate events such as stock splits and recapitalizations.

In anticipation of the closing of the Series B in November 2020, the Company amended its certificate of incorporation and certain rights and preferences pertaining to the Series A. The amendment to the certificate of incorporation revised: (1) the mandatory conversion feature; (2) the liquidation preference for the Series A holders; and (3) the protective voting rights of the Series A shares. The Company assessed each of the revisions made to the Series A pursuant to the amended certificate of incorporation and concluded that they should be accounted for as modifications to the terms of the Series A and that there was no transfer of value to be recorded in the Company’s consolidated balance sheet for the year-ended December 31, 2020.

8. COMMON STOCK

As of September 30, 2021, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 620,000,000 shares of $0.0001 par value common stock.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. However, common stockholders shall not be entitled to vote on any amendments to the certificate of incorporation that relate to the terms of the Convertible Preferred Stock. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of the Convertible Preferred Stock.

As of September 30, 2021, 76,977,802 shares of common stock were issued including 65,544,537 shares sold to the Company’s founders, employees and advisors under restricted stock agreements (see Note 9). The Company has reserved a total of 607,926,675 shares of common stock as of September 30, 2021 for common stock outstanding, the conversion of the outstanding shares of Convertible Preferred Stock, the exercise of outstanding stock options and the number of shares remaining available for future grant under the Company’s 2019 Stock Option and Grant Plan (the “2019 Plan”).

9. STOCK-BASED COMPENSATION

As of September 30, 2021, the Company has issued a total of 44,915,546 stock options and shares of restricted stock under the 2019 Plan, and 27,060,518 shares remain available for future grant.

As required by the 2019 Plan, the exercise price for stock options granted is not to be less than the fair value of common shares as determined by the Company as of the date of grant. The Company values its common

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

9. STOCK-BASED COMPENSATION (cont.)

stock by taking into consideration its most recently available valuation of common shares performed by management and the board of directors, as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

Stock-based compensation expense included in the Company’s condensed consolidated statements of operations and comprehensive loss is as follows (in thousands):

	Nine Months Ended September 30,
	2021	2020
Research and development	$1,279	$18
General and administrative	2,537	102
Total stock-based compensation	$3,816	$120

Stock Options

A summary of stock option activity for employee and nonemployee awards under the 2019 Plan is presented below:

	Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	9,229,963	$0.54	9.71	$7,726
Granted	26,148,546	2.37
Exercised	(105,906)	0.27
Forfeited/cancelled	(1,348,744)	1.42
Outstanding at September 30, 2021	33,923,859	$1.92	9.45	$122,916
Vested at September 30, 2021	2,362,596	$0.59	9.01	$11,695
Vested and expected to vest at September 30, 2021	33,548,859	$1.92	9.45	$121,356

The fair value of each stock option was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Nine Months Ended September 30,
	2021	2020
Risk-free interest rate	0.91%	0.38%
Volatility	64%	67%
Dividend yield	0.00%	0.00%
Expected term (years)	6.0	6.0

The weighted average grant-date fair value of stock options granted during the nine months ended September 30, 2021 and 2020 was $1.54 and $0.16 per share, respectively. The fair value of options that vested during the nine months ended September 30, 2021 and 2020 was $1.0 million and $10.7 thousand, respectively. The aggregate intrinsic value of options exercised (i.e., the difference between the market price at exercise and the price paid by employees to exercise the option) during the nine months ended September 30, 2021 was $0.5 million.

During the nine months ended September 30, 2021, the Company granted stock options to purchase a total of 375,000 shares of common stock to certain employees that vest only upon the achievement of a

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

9. STOCK-BASED COMPENSATION (cont.)

specified performance condition. The grant date fair value of these options is approximately $0.3 million. The Company has determined that the performance condition is not considered probable of achievement as of September 30, 2021 and as a result, has not recognized any stock-based compensation expense related to these awards.

As of September 30, 2021, there was $38.9 million of total unrecognized compensation expense related to unvested stock options that the Company expects to recognize over a remaining weighted-average period of 3.5 years.

Restricted Common Stock

As of September 30, 2021, the Company has issued a total of: (i) 8,937,037 shares of restricted common stock to employees and advisors of the Company under the 2019 Plan; (ii) 1,000,000 shares of restricted common stock to a strategic partner outside of the 2019 Plan as partial compensation for future services; and (iii) 56,357,500 shares of restricted common stock to its founders, employees and advisors outside of the 2019 Plan.

All shares of restricted common stock were issued subject to restricted stock purchase agreements between the Company and each purchaser. Pursuant to the restricted stock purchase agreements, the Company, at its discretion, has the right to repurchase unvested shares if the holder’s relationship with the Company is terminated at the lesser of the original purchase price of the shares, or the fair value of the shares at repurchase. The restricted shares are not deemed to be issued for accounting purposes until they vest and are therefore excluded from shares outstanding until the repurchase right lapses and the shares are no longer subject to the repurchase feature.

In January 2020, the Company’s board of directors modified the terms of 43,500,000 shares of restricted common stock that were granted to certain members of the senior leadership team during the period from Inception to December 31, 2019. Pursuant to the modified terms, the awards granted will vest at a slower rate than originally provided for under the respective stock purchase agreements. No incremental stock-based compensation expense was recognized as a result of the modification of the awards.

A summary of the Company’s restricted stock activity and related information is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested restricted common stock at December 31, 2020	41,375,794	$0.01
Granted	3,750,000	1.29
Forfeited	(672,841)	0.00
Vested	(10,897,997)	0.01
Unvested restricted common stock at September 30, 2021	33,554,956	0.11

During the nine months ended September 30, 2021, the Company issued 1,000,000 shares of restricted stock with vesting conditions tied to the achievement of an average closing stock price that meets a specified threshold for 60 consecutive trading days (the “Market Awards”). As the vesting of the Market Awards is tied to the achievement of a market condition, the weighted-average grant-date fair value per share was calculated using a Monte Carlo simulation analysis. This valuation methodology utilizes several key assumptions including the forecasted stock price, stock price volatility, risk-free rate as of valuation date, stock price as of grant date and the trigger for the performance condition to be met. The resulting compensation expense is recognized over the derived service period, calculated using a Monte Carlo simulation analysis.

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

9. STOCK-BASED COMPENSATION (cont.)

During the nine months ended September 30, 2021, the Company granted 1,000,000 shares of restricted stock to certain employees that vest only upon the achievement of a specified performance condition. The grant date fair value of these shares of restricted stock is approximately $1.4 million. The Company has determined that the performance condition is not considered probable of achievement as of September 30, 2021 and as a result, has not recognized any stock-based compensation expense related to these awards.

As of September 30, 2021, there was $2.4 million of total unrecognized compensation expense related to unvested restricted common stock that the Company expects to recognize over a remaining weighted-average period of 3.3 years.

10. LICENSE AGREEMENTS AND DISCOVERY COLLABORATIONS

License Agreements

Aumolertinib — Hansoh

On July 22, 2020, the Company entered into a collaboration and license agreement with (Shanghai) Healthtech Co., LTD and Jiangsu Hansoh Pharmaceutical Group Company LTD, (“Hansoh”) under which it acquired an exclusive license for the research, development, and commercialization of aumolertinib, a 3rd generation EGFR inhibitor, worldwide, with the exception of the People’s Republic of China, and its territories and possessions, including Hong Kong, Macau and Taiwan (the “Hansoh Territory”). The license agreement also provides the Company with a non-exclusive license in the Hansoh Territory to research, develop and export aumolertinib for purposes of obtaining regulatory approval for, and commercialization of aumolertinib for use outside of the Hansoh Territory.

Under the terms of the license agreement, the Company received an exclusive license to develop aumolertinib for any and all uses for the treatment of cancer, cancer-related and immune-inflammatory diseases in humans at its own cost and expense in the Company’s territory. The Company was obligated to make an upfront non-refundable, non-creditable payment of $25.0 million. If the Company succeeds in developing and commercializing aumolertinib, Hansoh will be eligible to receive (i) up to $90.0 million in development and regulatory milestone payments, and (ii) up to $420.0 million in sales milestone payments. In the event that Hansoh elects to opt out of sharing certain global development costs in accordance with the terms of the license agreement, the total potential development and regulatory payments Hansoh is eligible to receive will be reduced to $55.0 million, and the total potential sales milestone payments will be reduced to $350.0 million.

Hansoh is also eligible to receive royalties on worldwide net sales of any products containing aumolertinib which range from mid-single digits to low teens, subject to potential reduction following the launch of certain generic products. The royalties for aumolertinib will expire on a product-by-product and country-by-country basis upon the later to occur of (i) the expiration of all valid patent claims covering the compounds in a country, (ii) the expiration of all regulatory exclusivities for aumolertinib in a country, or (iii) eleven years following the first commercial sale of aumolertinib in a country.

The Company has the right to terminate the license agreement with Hansoh for any or no reason upon at least 180 days prior written notice to Hansoh. Either party may terminate the license agreement in its entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreement in its entirety upon certain insolvency events involving the other party.

The Company evaluated the license agreement with Hansoh under ASC 805 and concluded that as the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar assets, the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. The Company recorded the upfront payment of $25.0 million as research and development expense.

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

10. LICENSE AGREEMENTS AND DISCOVERY COLLABORATIONS (cont.)

Sugemalimab/EQ176 — CStone

On October 26, 2020, the Company entered into a license agreement with CStone Pharmaceuticals (“CStone”) under which it acquired an exclusive license for the research, development, and commercialization of CStone’s sugemalimab, an anti-PD-L 1 monoclonal antibody, and CS1003, an anti-PD-1 monoclonal antibody (“EQ176”), worldwide, with the exception of Mainland China, Taiwan, Hong Kong and Macau (the “CStone Territory”).

Under the terms of the license agreement, the Company received an exclusive license to develop sugemalimab and EQ176 for any and all uses at its own cost and expense in the Company’s territory. The Company was obligated to make an upfront non-refundable, non-creditable payment of $150.0 million, including $10.0 million as CStone received notification that the U.S. Food and Drug Administration designated sugemalimab as a Breakthrough Therapy. If the Company succeeds in developing and commercializing sugemalimab, CStone will be eligible to receive (i) up to $107.5 million in development and regulatory milestone payments, and (ii) up to $565.0 million in sales milestone payments. If the Company succeeds in developing and commercializing EQ176, CStone will be eligible to receive (i) up to $75.0 million in development and regulatory milestone payments, and (ii) up to $405.0 million in sales milestone payments.

CStone is also eligible to receive royalties on worldwide (excluding the CStone Territory) net sales of any products containing sugemalimab and EQ176 ranging from the low teens to the high teens for sugemalimab and from the mid-single digits to teens for EQ176, subject to potential reduction following the launch of certain generic products. The royalties for sugemalimab and EQ176 will expire on a product-by-product and country-by-country basis upon the later to occur of (i) the expiration of all valid patent claims covering the compounds in a country, (ii) the expiration of all regulatory exclusivities for sugemalimab and EQ176 in a country, or (iii) eleven years following the first commercial sale of sugemalimab or EQ176 in a country.

The Company is responsible for the costs associated with the development and regulatory approvals of sugemalimab and EQ176 in its territory. The Company is also required to reimburse CStone for any costs it incurs in the Company’s territory following the execution of the license agreement for development activities that were ongoing at the time the license agreement became effective. Additionally, during the term of the license agreement, either party may propose the development of a combination study with sugemalimab or EQ176. If both parties agree to participate in the combination study, the costs incurred will be split between the two parties based upon the terms provided for in a separate written agreement detailing each party’s rights and obligations with respect to the development of the combination regimen.

The Company has the right to terminate the license agreement with CStone for any or no reason upon providing prior written notice to CStone. Either party may terminate the license agreement in its entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreement in its entirety upon certain insolvency events involving the other party.

The Company evaluated the license agreement with CStone under ASC 805 and concluded that the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. The Company recorded the upfront payment of $150.0 million as research and development expense.

Other Licenses

Through September 30, 2021, the Company entered into a number of license agreements under which it acquired exclusive licenses for the research, development and commercialization of preclinical and clinical compounds from pharmaceutical and/or biotechnology companies (the “Preclinical/Clinical Assets”).

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

10. LICENSE AGREEMENTS AND DISCOVERY COLLABORATIONS (cont.)

Under the terms of the license agreements executed, the Company received exclusive licenses to develop the Preclinical/Clinical Assets at its own cost and expense in the Company’s territory. The Company was obligated to make upfront non-refundable, non-creditable payments of $31.5 million through September 30, 2021. If the Company succeeds in developing and commercializing the Preclinical/Clinical Assets, the Company may be required to pay (i) up to $108.0 million in development milestone payments, (ii) up to $243.0 million in regulatory milestone payments, and (iii) up to $1.0 billion in sales milestone payments. Additionally, the Company may be required to pay royalties on worldwide net sales of any products containing the Preclinical/Clinical Assets which range from mid-single digits to low double digits, subject to potential reduction following the launch of certain generic products. The royalties for the Preclinical/Clinical Assets will expire on a product-by-product and country-by-country basis.

The Company has the right to terminate the license agreements for the Preclinical/Clinical Assets for any or no reason with prior written notice, and either party may terminate the license agreements in their entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreements in its entirety upon certain insolvency events involving the other party.

The Company evaluated the license agreements under ASC 805 and concluded that as the fair value of the gross assets acquired under each license agreement is concentrated in a single identifiable asset or group of similar assets, the transactions did not meet the requirements to be accounted for as a business combination and therefore were accounted for as asset acquisitions. The Company recorded the upfront payments for each of the Preclinical/Clinical Assets as research and development expense.

Discovery Collaboration Agreements

During the nine months ended September 30, 2021, the Company entered into a number of discovery collaboration agreements pursuant to which the Company agreed to collaborate with certain collaboration partners (the “Partners”), leveraging the Partner’s AI capabilities to identify, discover and develop innovative therapeutics for agreed upon targets, in order to further expand the Company’s pipeline of therapies (the “Collaboration Agreements”).

Pursuant to the Collaboration Agreements, the parties will collaborate to identify a number of targets for which the parties will seek to develop candidates to treat patients. The Partners are responsible for performing the discovery, profiling, preclinical and investigational new drug application (“IND”) enabling studies (the “Research Activities”) for all potential candidates. Once a candidate is identified and selected for further development (the “Collaboration Product”), the Company is responsible for all activities required to develop and commercialize the Collaboration Product.

The Company and the Partners will equally share costs (including research, development, and commercialization) and profits (losses) with respect to each Collaboration Product. Under certain Collaboration Agreements, the Company is required to make one-time, refundable, up-front payments of up to $7.5 million for each agreed upon target (the “Target Fee”). The Target Fee is fully creditable against the Company’s shares of the associated Research Activities.

All activities performed under the Collaboration Agreements will be overseen by joint steering committees established under each Collaboration Agreement and made up of an equal number of participants from the Partner and the Company. Decisions by the joint steering committee will generally be made by consensus.

The terms of the Collaboration Agreements will continue throughout the development and commercialization of the Collaboration Products, on a product-by-product basis, until the expiration of the last payment obligation by one of the parties to the other or, if earlier terminated. The Company has the right to terminate the Collaboration Agreements for any or no reason upon providing prior written notice.

The Collaboration Agreements are considered to be within the scope of ASC 808 as the agreements represent a joint operating activity and both the Partners and the Company are active participants and exposed to

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

10. LICENSE AGREEMENTS AND DISCOVERY COLLABORATIONS (cont.)

the risks and rewards. The Company has evaluated the Collaboration Agreements and determined they do not fall within the scope of ASC 606 as the Partners do not meet the definition of a customer. During the nine months ended September 30, 2021, the Company paid two Target Fees, of which $5.5 million and $9.3 million are reflected in prepaid and other current assets and other non-current assets, respectively, on the condensed consolidated balance sheet at September 30, 2021.

11. COMMITMENT AND CONTINGENCIES

Operating Leases

In December 2019, the Company entered into a non-cancellable operating lease with Surface Oncology, Inc. (“Surface”) for 33,529 square feet of office space in Cambridge, Massachusetts (the “Lease Agreement”). The term of the Lease Agreement commenced on January 1, 2020 and will expire on January 31, 2023, with no renewal option. Pursuant to the Lease Agreement, the Company will pay an initial annual base rent of $2.5 million, which base rent increases after every twelve-month period during the lease term to $2.7 million for the last twelve-month period (the “Base Rent”). The Company has also agreed to pay its proportionate share of operating expenses and property taxes for the building in which the leased space is located. The Lease Agreement provides the Company with an improvement allowance of up to $1.0 million that must be utilized prior to October 1, 2020. Upon payment to the Company of any amounts under the improvement allowance, the annual Base Rent shall be increased by the total amount drawn and amortized on a straight-line basis over the balance of the lease term such that the full amount of the allowance drawn shall be reimbursed to Surface as of the last regularly scheduled Base Rent payment date.

During the year ended December 31, 2020, the Company completed a buildout of the leased office space and received the $1.0 million improvement allowance from Surface in January 2021. The Company determined that it owns the leasehold improvements and, as such, reflected the $1.0 million leasehold improvement as property and equipment in the consolidated balance sheet as of December 31, 2020.

Pursuant to the Lease Agreement the Company provided a security deposit in the form of a letter of credit in the amount of $0.8 million, which was reduced during the year ended December 31, 2020 to $0.6 million upon providing confirmation in writing of raising a Series A equal to or greater than $100.0 million.

The Company took possession of the leased space provided for under the Lease Agreement on January 1, 2020.

The following table summarizes the effect of lease costs in the Company’s condensed consolidated statements of operations and comprehensive loss (in thousands):

		Nine Months Ended September 30,
	Classification	2021	2020
Operating lease costs	Research and development	$916	$659
	General and administrative	1,039	1,297
Variable lease costs(1)	Research and development	286	162
	General and administrative	326	306
Total lease costs		$2,567	$2,424

____________

(1)     Variable lease costs include the Company’s proportionate share of operating expenses, property taxes, utilities and parking for the building in which the leased space is located.

The Company made cash payments under the lease agreement of $3.0 million and $2.2 million during the nine months ended September 30, 2021 and 2020, respectively.

EQRx, INC.
Notes to the Condensed Consolidated Financial Statements

11. COMMITMENT AND CONTINGENCIES (cont.)

Legal Proceedings

From time to time, the Company may become subject to legal proceedings and claims which arise in the ordinary course of its business. The Company records a liability in its consolidated financial statements for these matters when a loss is known or considered probable, and the amount can be reasonably estimated. The Company reviews these estimates each accounting period as additional information is known and adjusts the loss provision when appropriate. If a matter is both probable to result in a liability and the amounts of loss can be reasonably estimated, the Company estimates and discloses the possible loss or range of loss to the extent necessary to make the consolidated financial statements not misleading. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

As of September 30, 2021, the Company is not party to any material litigation.

12. EMPLOYEE BENEFITS

In July 2020, the Company adopted a 401(k) retirement and savings plan (the “401(k) Plan”) covering all employees. The 401(k) plan allows employees to make pre-tax or post-tax contributions up to the maximum allowable amount set by the Internal Revenue Services. Under the 401(k) Plan, the Company may make discretionary contributions as approved by the board of directors. The Company made contributions to the 401(k) Plan of approximately $0.7 million and $0.1 million during the nine months ended September 30, 2021 and 2020, respectively.

13. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share (in thousands, expect share and per share data):

	Nine Months Ended September 30,
	2021	2020
Net loss	$(101,233)	$(72,370)
Weighted average common shares outstanding, basic and diluted	38,332,938	23,730,386
Net loss per share, basic and diluted	$(2.64)	$(3.05)

The Company’s potentially dilutive securities, which include convertible preferred stock, options to purchase common stock and unvested restricted stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Nine Months Ended September 30,
	2021	2020
Convertible preferred shares	469,464,496	262,070,014
Outstanding stock options	33,923,859	5,724,963
Unvested restricted stock	33,554,956	45,835,164

14. SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through November 23, 2021 which is the date the financial statements were issued. The Company is not aware of any material subsequent events that require disclosure.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of EQRx, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EQRx, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the year ended December 31, 2020 and for the period from August 26, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020, and for the period from August 26, 2019 (inception) through December 31, 2019 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.
Boston, Massachusetts
August 25, 2021

EQRx, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share information)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$489,682	$18,478
Prepaid expenses and other current assets	2,594	25
Total current assets	492,276	18,503
Property and equipment, net	2,720	78
Restricted cash	633	844
Right-of-use asset	4,863	—
Other non-current assets	36	114
Total assets	$500,528	$19,539
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,319	$1,045
Accrued expenses	11,165	1,114
Convertible promissory notes	—	25,882
Lease liability, current	1,712	—
Total current liabilities	14,196	28,041
Non-current liabilities:
Lease liability, noncurrent	3,373	—
Restricted stock repurchase liability	877	4
Total liabilities	18,446	28,045
Commitments and contingencies (note 10)
Series A convertible preferred stock, $0.0001 par value 262,070,014 and 0 authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	243,536	—
Series B convertible preferred stock, $0.0001 par value 191,473,066 and 0 authorized as of December 31, 2020 and 2019; 181,261,150 and 0 issued and outstanding as of December 31, 2020 and 2019, respectively	496,619	—
Stockholders’ deficit:
Common Stock, $0.0001 par value; 605,000,000 and 75,000,000 share authorized as of December 31, 2020 and 2019, respectively; 73,794,737 and 56,357,500 shares issued as of December 31, 2020 and 2019, respectively; and 32,418,943 and 20,500,000 shares outstanding at December 31, 2020 and 2019, respectively	3	2
Additional paid-in capital	415	—
Accumulated deficit	(258,491)	(8,508)
Total stockholders’ deficit	(258,073)	(8,506)
Total liabilities, convertible preferred stock and stockholders’ deficit	$500,528	$19,539

See accompanying notes to the consolidated financial statements.

EQRx, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31, 2020	For the Period From August 26, 2019 (Inception) Through December 31, 2019
Operating expenses:
Research and development	$224,391	$1,145
General and administrative	25,689	3,481
Total operating expenses	250,080	4,626
Loss from operations	(250,080)	(4,626)
Other income (expense):
Change in fair value of convertible promissory notes	—	(3,882)
Interest income	97	—
Total other income (expense)	97	(3,882)
Net loss and comprehensive loss	$(249,983)	$(8,508)
Net loss per share, basic and diluted	$(9.81)	$(2.00)
Weighted average common shares outstanding – basic and diluted	25,486,021	4,264,435

See accompanying notes to the consolidated financial statements.

EQRx, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
(in thousands, except share information)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at August 26, 2019 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	—	—	20,500,000	2	—	—	2
Net loss	—	$—	—	$—	—	—		(8,508)	(8,508)
Balance at December 31, 2019	—	—	—	—	20,500,000	2	—	(8,508)	(8,506)
Issuance of Series A convertible preferred stock, net of issuance costs of $347	262,070,014	243,536	—	—	—	—	—	—	—
Issuance of Series B convertible preferred stock, net of issuance costs of $381	—	—	181,261,150	496,619	—	—	—	—	—
Issuance of common stock					12,000,200	1	—	—	1
Vesting of restricted common stock					19,168,743	2	69	—	71
Modification of restricted common stock					(19,250,000)	(2)	—	—	(2)
Stock-based compensation	—	—	—	—	—	—	346	—	346
Net loss	—	—	—	—	—	—	—	(249,983)	(249,983)
Balance at December 31, 2020	262,070,014	$243,536	181,261,150	$496,619	32,418,943	$3	$415	$(258,491)	$(258,073)

See accompanying notes to the consolidated financial statements.

EQRx, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31, 2020	For the Period From August 26, 2019 (Inception) Through December 31, 2019
Operating activities:
Net loss	$(249,983)	$(8,508)
Reconciliation of net loss to net cash used in operating activities:
Stock based compensation	346	—
Depreciation expense	338	—
Non-cash lease expense	222	—
Change in fair value of convertible promissory notes	—	3,882
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(2,604)	(67)
Accounts payable	324	976
Accrued expenses	9,851	1,114
Net cash used in operating activities	(241,506)	(2,603)
Investing activities:
Purchases of property and equipment	(2,980)	(78)
Net cash used in investing activities	(2,980)	(78)
Financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	714,534	—
Proceeds from issuance of convertible promissory notes	—	22,000
Proceeds from issuance of common stock	945	3
Net cash provided by financing activities	715,479	22,003
Increase in cash, cash equivalents and restricted cash	470,993	19,322
Cash and restricted cash, beginning of period	19,322	—
Cash and restricted cash, end of period	$490,315	$19,322
Supplemental disclosure of non-cash financing activities
Issuance costs for convertible preferred stock included in accounts payable and accrued expenses	$220	$—
Right of use asset obtained in exchange for lease obligation	$6,931	$—

See accompanying notes to the consolidated financial statements.

EQRx, INC.
Notes to the Consolidated Financial Statements

1. NATURE OF BUSINESS

EQRx, Inc. (the “Company”) was incorporated on August 26, 2019 (“Inception”) and launched in January 2020 as a new type of pharmaceutical company committed to developing and delivering innovative medicines to patients at radically lower prices. Its mission is to improve health for all with great, innovative, affordable medicines so that people with life-changing or chronic conditions can gain access to the medicines they need, physicians can treat patients without barriers to prescribing, and health systems can afford to make those medicines available, without restrictions, to the populations they serve in a financially sustainable manner. This approach starts with assembling a catalog of medicines at significant scale, targeting some of the most innovative clinical opportunities and highest drug cost categories of today and tomorrow, with an initial focus on oncology and immune-inflammatory diseases.

Assuming it is successful in obtaining regulatory approval, the Company plans to offer its catalog of innovative medicines to payers and health systems at radically lower prices, through a simple and transparent pricing model without surprise price increases. The Company is also assembling a Global Buyers’ Club by entering into long-term, trusted strategic partnerships with private and public payers, providers and health systems so they and the patients they serve can gain access to its future medicines, if approved, at radically lower prices. The Company will offer simple and transparent pricing models to provide an opportunity for dramatic savings in these high-cost drug areas. The Company’s current pipeline of product candidates include two late stage pre-registrational programs each acquired in 2020: aumolertinib (EQ143), a third-generation epidermal growth factor receptor (EGFR) inhibitor, and sugemalimab (EQ165, also known as CS1001), an anti-programmed death-ligand 1 (PD-L1) antibody.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to companies in the biotechnology industry, including, but not limited to, identification of product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, establishment of relationships with strategic partners, and the ability to secure additional capital to fund operations. Product candidates in-licensed and to be in-licensed, acquired or developed will require significant research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance and reporting capabilities.

There can be no assurance that the Company’s ability to identify product candidates and subsequently research and develop those product candidates will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained both inside and outside the U.S., that any products developed will obtain necessary government regulatory approval, or that any approved products will be commercially viable. Even if the Company’s product identification and development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales, and the Company may be subject to significant competitive or litigation risks.

In March 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including expenses, clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national and international markets. These situations, or others associated with COVID-19, could cause delays in the Company’s clinical trial plans and could increase expected costs, all of which could have a material adverse effect on the Company’s business and its financial condition. COVID-19 has not had a significant impact on the operations or financial results of the Company to date.

EQRx, INC.
Notes to the Consolidated Financial Statements

1. NATURE OF BUSINESS (cont.)

Liquidity

The Company has limited operating history and anticipates that it will incur losses for the foreseeable future as it builds its internal infrastructure, identifies and acquires product candidates, and conducts the research and development of its product candidates. The Company incurred a net loss of $250.0 million for the year ended December 31, 2020 and $8.5 million from Inception to December 31, 2019. Through December 31, 2020, the Company has funded its operations with proceeds from borrowings under the convertible promissory notes it issued in October 2019 (the “October 2019 Notes”) (see note 4) and from the sale of convertible preferred stock.

As of December 31, 2020, the Company had cash, cash equivalents and restricted cash of $490.3 million, which reflects the issuance of 181,261,150 shares of Series B convertible preferred stock (“Series B”) for aggregate proceeds of $497.0 million. In January and February 2021, the Company issued a total of 26,133,332 additional shares of its Series B for aggregate proceeds of $71.7 million (see note 6).

The Company expects that its cash, cash equivalents and restricted cash outstanding as of December 31, 2020, together with the proceeds from the sale of shares of Series B in January and February 2021, will be sufficient to fund its obligations for at least twelve months from the date of issuance of these consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The consolidated financial statements include the accounts of EQRx Securities Holding Corporation, a wholly-owned subsidiary of the Company. All financial information presented has been consolidated and includes the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions, based on judgments considered reasonable, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company bases its estimates and assumptions on historical experience, known trends and events and various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuation of the Company’s convertible promissory notes and common stock, the accrual of research and development and manufacturing expenses and stock-based compensation expense. Changes in estimates are recorded in the period in which they become known. Due to the risks and uncertainties involved in the Company’s business and evolving market conditions and, given the subjective element of the estimates and assumptions made, actual results may differ from estimated results.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents as of December 31, 2020 consists of U.S. Government money market funds and commercial bonds and are reported at fair value. The Company had no cash equivalents reported within the consolidated balance sheet as of December 31, 2019.

EQRx, INC.
Notes to the Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (cont.)

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheet that sum to the total of the same such amount shown in the consolidated statement of cash flows (in thousands):

	December 31,
	2020	2019
Cash and cash equivalents	$489,682	$18,478
Restricted cash	633	844
Total cash and restricted cash	$490,315	$19,322

Amounts included in restricted cash as of December 31, 2020 and 2019 consist of cash held to collateralize a letter of credit issued as a security deposit in connection with the Company’s lease of its corporate facility located in Cambridge, MA (see note 10).

Concentrations of Credit Risk and Significant Suppliers

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The Company mitigates this risk by maintaining its cash and cash equivalents with high quality, accredited financial institutions. The management of the Company’s investments is not discretionary on the part of these financial institutions. As of December 31, 2020, the Company’s cash and cash equivalents were deposited at two financial institutions and it has no significant off-balance sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts or other hedging arrangements. The Company has not experienced any losses on its deposits of cash and cash equivalents and does not believe that it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is dependent on third-party manufacturers to supply products for research and development activities of its programs, including preclinical and clinical testing. These programs could be adversely affected by a significant interruption to the supply of such drug substance and drug products.

Fair Value Option

As permitted under Accounting Standards Codification (“ASC”) 825, Financial Instruments, (“ASC 825”), the Company elected the fair value option to account for the October 2019 Notes. During the period ended December 31, 2019, the Company recorded these convertible promissory notes at fair value with changes in fair value recorded in the consolidated statement of operations and comprehensive loss in accordance with ASC 825. As a result of applying the fair value option, direct costs and fees related to the October 2019 Notes were recognized in earnings as incurred and not deferred for the period ended December 31, 2019. The October 2019 Notes were converted on January 10, 2020, upon the closing of the Company’s Series A convertible preferred stock (“Series A”) financing.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•       Level 1 — Quoted prices in active markets for identical assets or liabilities.

EQRx, INC.
Notes to the Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (cont.)

•       Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•        Level 3 — Non-observable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying amounts of the Company’s prepaid and other current assets, accounts payable and accrued liabilities, approximate fair value due to their short maturities.

The following tables present information about the Company’s financial instruments that are measured at fair value on a recurring basis and the level of inputs used in such measurements (in thousands):

	December 31, 2020
	Amortized Costs	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Financial assets
Cash equivalents:
Money market funds	361,087	—	—	361,087	Level 1
Commercial bonds (due within 90 days)	32,059	—	—	32,059	Level 2
Commercial paper (due within 90 days)	94,536	—	—	94,536	Level 2
Total financial assets	$487,682	$—	$—	$487,682
	December 31, 2019
	Amortized Costs	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Financial liabilities
Convertible promissory notes	$25,882	$—	$—	$25,882	Level 2
Total financial liabilities	$25,882	$—	$—	$25,882

In determining the fair value of its cash equivalents at each date presented above, the Company relied on quoted prices for similar securities in active markets or using other inputs that are observable or can be corroborated by observable market data. The Company did not have any financial assets or liabilities during any of the periods presented in the accompanying consolidated financial statements that required Level 3 inputs.

The Company elected the fair value option to account for its October 2019 Notes. The fair value of the October 2019 Notes was estimated using the actual conversion rate utilized when the October 2019 Notes were converted on January 10, 2020. As the fair value was based upon the actual fair value at the time of conversion in January 2020, there were no significant judgments, assumptions or estimates inherent in the determination of the fair value of the October 2019 Notes as of December 31, 2019.

Lease Agreements

Under ASC Topic 842, Leases (“ASC 842”), the Company determines if an arrangement is or contains a lease at inception. For leases with a term of 12 months or less, the Company does not recognize a right-of-use asset or lease liability. The Company’s operating leases are recognized on its consolidated balance sheets as noncurrent assets, current liabilities and noncurrent liabilities. The Company does not have any finance leases.

EQRx, INC.
Notes to the Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (cont.)

Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As the Company’s leases typically do not provide an implicit rate, the Company uses an estimate of its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. Operating lease right-of-use assets also include the effect of any lease payments made prior to commencement and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, which are accounted for as a combined element.

Property and Equipment

Property and equipment consist of leasehold improvements, furniture, computer equipment, and capitalized website development costs.

The Company capitalizes certain costs incurred during the application development stage related to the development of internal-use software and websites when it is probable the project will be completed. Capitalized costs include internal and external costs, if direct and incremental, and deemed by management to be significant. The Company expenses costs related to the planning and post-implementation phases of software and website development as these costs are incurred. Maintenance and enhancement costs (including those costs in the post-implementation stages) are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the website or software resulting in added functionality, in which case the costs are capitalized.

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the respective assets. Expenses for repairs and maintenance are charged to operations as incurred.

Upon retirement or sale, the cost of the disposed asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying value of assets may not be recoverable. Recoverability is measured by comparison of the asset’s book value to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. No impairment losses have been recorded through December 31, 2020.

Cloud Computing Arrangements

The Company defers implementation costs incurred in cloud computing hosting arrangements in accordance with Accounting Standards Update (“ASU”) 2018-15 and amortizes these costs over the noncancelable term of the cloud computing arrangement, plus any optional renewal periods (1) that are reasonably certain to be exercised by the Company or (2) for which exercises of the renewal option is controlled by the cloud service provider. Costs incurred during the application development stage are capitalized within prepaid expense and other assets on the consolidated balance sheet. Amortization of implementation costs are recorded on a straight-line basis, over the estimated useful life for each module or component of the related

EQRx, INC.
Notes to the Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (cont.)

hosting arrangement when it is ready for its intended use and reflected in either research and development or general and administrative expense in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.

Classification and Accretion of Convertible Preferred Stock

The Company’s convertible preferred stock is classified outside of stockholders’ equity (deficit) on the consolidated balance sheet because the holders of such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding convertible preferred stock. The convertible preferred stock is not redeemable, except in the event of a deemed liquidation (see note 6). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Research and Development Funding

In October 2019, the Company provided Crimson Biopharm (“Crimson”) with $1.0 million in research and development funding through a convertible promissory note (the “2019 Crimson Note”). In February 2020, the Company provided Crimson with an additional $0.5 million in research and development funding through a convertible promissory note (the “2020 Crimson Note”). The 2019 Crimson Note and 2020 Crimson Note (collectively, the “Crimson Notes”) are senior to all other indebtedness of Crimson and bear interest at 6%, compounding annually, unless previously repaid or converted. The conversion rate of the Crimson Notes are defined based upon the possible occurrence of certain defined events which may or may not occur.

In October 2020, the Company amended the Crimson Notes to extend their original maturity dates. The 2019 Crimson Note matures on October 4, 2021 and the 2020 Crimson Note matures on December 28, 2021.

The Company evaluated the arrangement with Crimson and concluded that it represents a research and development funding arrangement. As the convertible promissory note purchase agreements do not specify exactly how the funding is to be spent with respect to the continued development of the Crimson asset, the $1.5 million of aggregate funding provided through the Crimson Notes has been expensed as research and development expense in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020 and the period from Inception to December 31, 2019.

Research and Development Costs

Research and development expenses for the year ended December 31, 2020, consists of salaries and benefits, including associated stock-based compensation, third-party license fees, and other operational costs related to the Company’s research and development activities, including allocated facility-related expenses and fees paid to other entities that conduct certain research and development activities on the Company’s behalf. Research and development expenses as of December 31, 2019, consist primarily of research and development funding provided to Crimson and employee-related expenses, including salaries, benefits and travel expenses.

Research and development costs are expensed as incurred. The Company estimates preclinical study and clinical trial expenses based on the services performed pursuant to contracts with research institutions, contract research organizations, and clinical manufacturing organizations, that conduct and manage preclinical studies and clinical trials on the Company’s behalf based on actual time and expenses incurred by them. Further, the Company accrues expenses related to clinical trials based on the level of patient activity according to the related agreement. The Company monitors patient enrollment levels and related activity to the extent reasonably possible and adjusts estimates accordingly.

EQRx, INC.
Notes to the Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (cont.)

The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the services have been performed or when the goods have been received rather than when the payment is made.

Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to the Company’s prior estimates of accrued research and development expenses.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for stock options based upon the fair value of the awards on the grant date and recognizes the expense on a straight-line basis over the requisite service period of the award, which is typically the vesting period. Compensation expense is measured using the fair value of the award at the grant date and is adjusted to reflect actual forfeitures as they occur.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model that takes into account the fair value of its common stock, the exercise price, the expected term of the option, the expected volatility of the Company’s common stock, expected dividends on the Company’s common stock, and the risk-free interest rate over the expected life of the option.

Expected Term — The Company uses the simplified method described in the Securities and Exchange Commission Staff Accounting Bulletin Topic 14.D.2 to calculate the expected term as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees.

Expected Volatility — The Company is a private company and lacks Company-specific historical and implied volatility information. Therefore, the Company estimates expected volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its traded stock price.

Risk Free Interest Rate — The risk-free rate assumption is based on the U.S. Treasury yield curves whose terms are consistent with the expected term of the stock options.

Expected Dividend — The Company has not issued any dividends and does not expect to issue dividends over the life of the options. As a result, the Company has estimated the dividend yield to be zero.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs or service payments are classified.

The Company recognizes stock-based compensation expense for restricted common stock based upon the difference between the fair value of the Company’s common stock on the grant date of the restricted common stock and the price per share paid by the purchasers and recognizes the expense on a straight-line basis over the requisite service period of the award.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.

EQRx, INC.
Notes to the Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (cont.)

The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense.

The Company accounts for uncertainty in income taxes recognized. If the tax position is deemed more-likely-than-not to be sustained it would then be assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. To date the Company has no uncertain tax positions and there have been no interest and penalties.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. During the year ended December 31, 2020, and the period from Inception to December 31, 2019, there was no difference between net loss and comprehensive loss.

Net Loss Per Share

The Company’s net loss is equivalent to net loss attributable to common stockholders for all periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the sum of the weighted average number of common shares outstanding during the period and the effect of dilutive securities.

The Company applies the two-class method to calculate its basic and diluted net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. The Company’s participating securities contractually entitle the holders of such shares to participate in dividends; but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Collaborative Arrangements

The Company analyzes its collaboration arrangements to assess whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities and therefore within the scope of ASC 808, Collaborative Arrangements (“ASC 808”). This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. For collaboration arrangements within the scope of ASC 808 that contain multiple elements, the Company first determines which elements of the collaboration are deemed to be within the scope of ASC 808 and which elements of the collaboration are more reflective of a vendor-customer relationship and therefore within the scope of ASC 606, Revenue from Contracts with Customers. If the Company concludes that some or all aspects of the arrangement are within the scope of ASC 808 and do not represent a transaction with a customer, the Company recognizes its allocation of the shared costs incurred with respect to the jointly conducted activities as a component of the related expense in the period incurred.

EQRx, INC.
Notes to the Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES (cont.)

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available and regulatory reviewed by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment as the CODM manages operations on a consolidated basis for purposes of allocating resources and assessing performance. The Company’s singular focus is on making innovative medicines at dramatically lower prices for the benefit of people and society. All of the Company’s long-lived assets reside in the United States.

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-15, Intangibles-Goodwill and Other-Internal Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for annual and interim periods beginning after December 15, 2020, with early adoption permitted. The Company elected to early adopt ASU 2018-15 effective January 1, 2020 on a prospective basis and recorded $0.2 million as prepaid and other current assets and other non-current assets on the consolidated balance sheet as of December 31, 2020. The Company recorded $19.4 thousand of amortization expense during the year ended December 31, 2020.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. The Company adopted ASU 2018-13 effective January 1, 2020. The adoption of this standard did not have a material impact on the notes to the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. Among other items, the amendments in ASU 2019-12 simplify the accounting treatment of tax law changes and year-to-date losses in interim periods. An entity generally recognizes the effects of a change in tax law in the period of enactment; however, there is an exception for tax laws with delayed effective dates. Under current guidance, an entity may not adjust its annual effective tax rate for a tax law change until the period in which the law is effective. This exception was removed under ASU 2019-12, thereby providing that all effects of a tax law change are recognized in the period of enactment, including adjustment of the estimated annual effective tax rate. Regarding year-to-date losses in interim periods, an entity is required to estimate its annual effective tax rate for the full fiscal year at the end of each interim period and use that rate to calculate its income taxes on a year-to-date basis. However, current guidance provides an exception that when a loss in an interim period exceeds the anticipated loss for the year, the income tax benefit is limited to the amount that would be recognized if the year-to-date loss were the anticipated loss for the full year. ASU 2019-12 removes this exception and provides that in this situation, an entity would compute its income tax benefit at each interim period based on its estimated annual effective tax rate. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company has not elected to early adopt ASU 2019-12 and is currently evaluating the impact the adoption of the standard will have on its consolidated financial statements and related disclosures.

EQRx, INC.
Notes to the Consolidated Financial Statements

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following (in thousands):

	Estimated Useful Life	December 31,
		2020	2019
Property and equipment:
Leasehold improvements	Lesser of useful life or life of lease	$1,479	$—
Furniture and fixtures	5 years	893	—
Capitalized website development	1 – 3 years	548	—
Computer equipment	3 years	138
Work-in-progress	n.a.	—	78
		3,058	78
Less: Accumulated depreciation		(338)	—
Property and equipment, net:		$2,720	$78

During the year ended December 31, 2020, the Company recorded approximately $0.3 million in depreciation expense. The Company did not record any depreciation expense during the period from Inception to December 31, 2019.

4. CONVERTIBLE PROMISSORY NOTES

On October 2, 2019, the Company entered into a note purchase agreement under which it issued the October 2019 Notes for an aggregate of $22.0 million. The October 2019 Notes became payable upon written election of the lenders any time after October 2, 2020 (the “Maturity Date”), subject to earlier conversion in the event of a preferred stock financing or repayment in the event of default. The October 2019 Notes automatically convert at the time of the Company’s first preferred stock financing, with a conversion price equal to 85% of the price paid per share in such financing.

The Company elected to account for the October 2019 Notes under the fair value option. On January 10, 2020, the Company closed on a Series A financing. Concurrent with the closing of the Series A financing, the October 2019 Notes converted at a conversion price per share equal to $0.79101, resulting in the issuance of 27,812,545 shares of Series A valued at $25.9 million.

Using the actual conversion price of $0.79101, the Company increased the fair value of the October 2019 Notes to $25.9 million in the consolidated balance sheet as of December 31, 2019 and recognized a loss of $3.9 million in other expense in the consolidated statement of operations and comprehensive loss for the period from Inception to December 31, 2019. As the October 2019 Notes were already valued at fair value at conversion, no gain or loss was recognized at conversion in the consolidated statement of operations and comprehensive loss during the year ended December 31, 2020.

5. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019
External research and development	$9,870	$—
Accrued professional services	723	116
Accrued consulting	334	424
Accrued compensation	120	524
Other	118	50
Total accrued expenses	$11,165	$1,114

EQRx, INC.
Notes to the Consolidated Financial Statements

6. CONVERTIBLE PREFERRED STOCK

The Company has issued shares of Series A and Series B (collectively, the “Convertible Preferred Stock”). As of December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 453,543,080 shares of $0.0001 par value preferred stock, of which 262,070,014 are designated as Series A and 191,473,066 are designated as Series B. All of the Company’s Convertible Preferred Stock is classified outside of stockholders’ deficit because the shares contain deemed liquidation rights that are a contingent redemption feature not solely within the control of the Company.

Series A

On January 10, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement (“Series A Purchase Agreement”), pursuant to which it could raise up to approximately $218.0 million through the issuance of up to 234,257,469 Series A shares, excluding the issuance of shares of Series A upon conversion of the October 2019 Notes, par value $0.0001 per share, for $0.9306 per share (“Series A Original Issue Price”).

In January, February, June and July 2020 (the “Initial Closings”), the Company sold a total of 126,262,623 shares of its Series A for gross proceeds of $117.5 million, excluding the shares of Series A issued upon conversion of the October 2019 Notes.

Based upon the terms of the Series A Purchase Agreement, the investors that participated in the Initial Closings were obligated to purchase an additional 107,994,846 shares of Series A for aggregate proceeds of $100.5 million within 15 business days of a written notice from either (i) 55% of the holders then-outstanding, or (ii) the Company on or after June 1, 2020 (the “Second Closing”). The Company provided notice to investors that it would like to close the Second Closing in September 2020. Upon completion of the Second Closing, the Company issued the additional 107,994,846 shares of Series A at the Series A Original Issue Price.

Series B

On November 2, 2020 (the “Series B Original Issue Date”), the Company entered into a Series B Preferred Stock Purchase Agreement, as further amended on November 18, 2020 (“Series B Purchase Agreement”), pursuant to which it immediately issued 98,654,203 shares of Series B (the “Series B Initial Closing”) at a purchase price of $2.7419 per share (the “Series B Original Issue Price”).

Based upon the terms of the Series B Purchase Agreement, after the Series B Initial Closing, the Company may sell, in one or more additional closings, 191,473,066 additional shares of Series B to one or more purchasers who are existing stockholders of the Company or are mutually acceptable to the Company and its board of directors, provided that (a) such subsequent closings are consummated prior to March 31, 2021, (b) each such additional purchaser becomes a party to the transaction agreements, and (c) the Company may not sell and issue more than 191,473,066 shares in aggregate in all closings under the Series B Purchase Agreement (“Series B Additional Closings”). During the year ended December 31, 2020, the Company issued a total of 181,261,150 shares of Series B for aggregate proceeds of $497.0 million in the Series B Initial Closing and through Series B Additional Closings.

On January 28, 2021, the Company further amended the Series B Purchase Agreement to increase the number of shares of Series B that could be issued under the agreement from 191,473,066 to 207,885,043. Subsequent to December 31, 2020, the Company issued a total of 26,133,332 additional shares of Series B at the Series B Original Issued Price for aggregate proceeds of $71.7 million.

EQRx, INC.
Notes to the Consolidated Financial Statements

6. CONVERTIBLE PREFERRED STOCK (cont.)

The following table summarize the Company’s outstanding Convertible Preferred Stock as of December 31, 2020 (in thousands, except share information):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Conversion Price (per share)
Series A	262,070,014	262,070,014	$243,536	$243,882	$0.9306
Series B	191,473,066	181,261,150	496,619	497,000	$2.7419
Balance at December 31, 2020	453,543,080	443,331,164	$740,155	$740,882

Convertible Preferred Stock Rights and Preferences

The holders of the Convertible Preferred Stock have the following rights and preferences as of December 31, 2020:

Dividends — The holders of Convertible Preferred Stock are entitled to receive a non-cumulative dividend at the rate of six percent of the applicable original issue price, payable only when, and if, declared by the Company’s board of directors. The holders are also entitled to any dividends declared or paid on any shares of common stock.

Liquidation/Redemption — Upon any voluntary or involuntary liquidation, dissolution, winding up, certain mergers, consolidations, and sale of assets (“Deemed Liquidation Event”), the holders of the Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out or the consideration payable to stockholders in such Deemed Liquidation Event out of the available proceeds before any payment shall be made to the holders of common stock, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each share of each series of Convertible Preferred Stock that would receive a greater amount upon conversion into common stock than pursuant to clause (i) above converted immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the assets of the Company available for distribution are insufficient, the holders of shares of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting — Holders of Convertible Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Convertible Preferred Stock held by such holder are convertible into as of the record date for determining stockholders entitled to vote on such matter.

The holders of the shares of Series A, exclusively and as a separate class, shall be entitled to elect four directors of the Company. Holders of the shares of common stock and Series A, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company.

Conversion Rights — Each share of Convertible Preferred Stock shall be convertible, at the option of the holder at any time, into such number of common shares determined by dividing the applicable original issue price of the Convertible Preferred Stock by the respective conversion price. As of December 31, 2020, the conversion price for the Series A is $0.9306 and the conversion price for the Series B is $2.7419.

EQRx, INC.
Notes to the Consolidated Financial Statements

6. CONVERTIBLE PREFERRED STOCK (cont.)

The Company is required to maintain sufficient shares of common stock authorized but unissued at all times to affect a conversion of all Convertible Preferred Stock outstanding.

Mandatory Conversion — Mandatory conversion will be triggered upon either:

a.     the closing of the sale of shares of common stock to the public pursuant to an effective registration statement resulting in $60.0 million in net proceeds at a price of at least $5.4838 per share, or

b.     the vote or written consent of at least 55% of the then outstanding Convertible Preferred Stock holders.

If, during the period commencing on the Series B Original Issue Date and ending on or before the first to occur of (i) the second anniversary of the Series B Original Issue Date or (ii) the issuance by the Company in a bona fide financing transaction of shares of preferred stock (other than Series A or Series B), a mandatory conversion is proposed to be effected in connection with, or in contemplation of, a Deemed Liquidation Event that would result in per share proceeds to the holders of Series B of less than $2.7419 per share. Such proposed mandatory conversion shall also require the written consent or affirmative vote of at least 55% of the outstanding shares of Series B.

Anti-dilution — Holders of the Convertible Preferred Stock are afforded anti-dilution protection with respect to corporate events such as stock splits and recapitalizations.

In anticipation of the closing of the Series B in November 2020, the Company amended its certificate of incorporation and certain rights and preferences pertaining to the Series A. The amendment to the certificate of incorporation revised: (1) the mandatory conversion feature; (2) the liquidation preference for the Series A holders; and (3) the protective voting rights of the Series A shares. The Company assessed each of the revisions made to the Series A pursuant to the amended certificate of incorporation and concluded that they should be accounted for as modifications to the terms of the Series A and that there was no transfer of value to be recorded in the Company’s consolidated balance sheet for the year-ended December 31, 2020.

7. COMMON STOCK

As of December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 605,000,000 shares of $0.0001 par value common stock.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. However, common stockholders shall not be entitled to vote on any amendments to the certificate of incorporation that relate to the terms of the Convertible Preferred Stock. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of the Convertible Preferred Stock.

As of December 31, 2020, 73,794,737 shares of common stock were issued including 61,794,537 shares sold to the Company’s founders, employees and advisors under restricted stock agreements (see note 8). The Company has reserved a total of 582,439,177 shares of common stock as of December 31, 2020 for common stock outstanding, the conversion of the outstanding shares of Convertible Preferred Stock, the exercise of outstanding stock options and the number of shares remaining available for future grant under the Company’s 2019 Stock Option and Grant Plan (the “2019 Plan”).

EQRx, INC.
Notes to the Consolidated Financial Statements

8. STOCK-BASED COMPENSATION

2019 Stock Option and Grant Plan

The Company has one stock-based compensation plan under which it is able to issue equity to employees, board members, consultants and advisors, the 2019 Plan. The 2019 Plan provides for the issuance of incentive stock options or non-qualified stock options, restricted stock awards, unrestricted stock awards, restricted stock units, or any combination of the foregoing.

The 2019 Plan is administered by the board of directors, or at the discretion of the board of directors, by a committee of the board. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or their committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of a share of common stock on the date of grant and the term of a stock option may not be greater than ten years. The Company generally grants stock-based awards with service conditions only. Stock options granted under the 2019 Plan generally vest over four years and expire after ten years, although options have been granted with vesting terms less than four years.

The total number of shares of common stock that may be issued under the 2019 Plan was 39,094,724 at plan adoption. In November 2020, the Company increased the number of shares of common stock reserved for issuance under the 2019 Plan by 31,405,589. Shares underlying any awards that are forfeited, canceled, or reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated and shares that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding shall be added back to the shares available for issuance under the 2019 Plan. As of December 31, 2020, the Company has issued a total of 14,517,000 stock options and shares of restricted stock under the 2019 Plan, and 56,083,313 shares remain available for future grant.

As required by the 2019 Plan, the exercise price for stock options granted is not to be less than the fair value of common shares as determined by the Company as of the date of grant. The Company values its common stock by taking into consideration its most recently available valuation of common shares performed by management and the board of directors, as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

Stock-based compensation expense included in the Company’s consolidated statements of operations and comprehensive loss is as follows:

	Year Ended December31, 2020	For the Period From August 26, 2019 (Inception) Through December 31, 2019
Research and development	$99	$—
General and administrative	247	—
Total stock-based compensation	$346	$—

EQRx, INC.
Notes to the Consolidated Financial Statements

8. STOCK-BASED COMPENSATION (cont.)

Stock Options

A summary of stock option activity for employee and nonemployee awards under the 2019 Plan is presented below:

	Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2019	—	$—	—	$—
Granted	9,329,963	0.54
Forfeited	(100,000)	0.27
Outstanding at December 31, 2020	9,229,963	$0.54	9.71	$7,726
Vested at December 31, 2020	166,145	$0.35	9.51	$172
Vested and expected to vest at December 31, 2020	9,229,963	$0.54	9.71	$7,726

The fair value of each stock option was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2020
Risk-free interest rate	0.42%
Volatility	66%
Dividend yield	0.00%
Expected term (years)	6.02

The Company recorded stock-based compensation expense associated with employee and non-employee stock options of $0.2 million and $0 during the year ended December 31, 2020 and the period from Inception to December 31, 2019, respectively. The weighted average grant-date fair value of stock options granted during the year ended December 31, 2020 was $0.46 per share. The fair value of options that vested during the year ended December 31, 2020 was $31.4 thousand. There were no stock options granted or vested during the period ended December 31, 2019.

As of December 31, 2020, there was $4.1 million of total unrecognized compensation expense related to unvested stock options that the Company expects to recognize over a remaining weighted-average period of 3.8 years.

Restricted Common Stock

During the year ended December 31, 2020, the Company issued 5,187,037 shares of restricted common stock to employees and advisors of the Company under the 2019 Plan. All shares were purchased at fair value at the date of issuance by the holders, resulting in aggregate proceeds of $0.9 million. The Company also issued 1,000,000 shares of restricted common stock to a strategic partner outside of the 2019 Plan as partial compensation for future services.

During the period from Inception to December 31, 2019, the Company issued a total of 56,357,500 shares of restricted common stock to its founders, employees and advisors, which were purchased at fair value at the date of issuance, resulting in aggregate proceeds of $5,636.

EQRx, INC.
Notes to the Consolidated Financial Statements

8. STOCK-BASED COMPENSATION (cont.)

All shares of restricted common stock were issued subject to restricted stock purchase agreements between the Company and each purchaser. Pursuant to the restricted stock purchase agreements, the Company, at its discretion, has the right to repurchase unvested shares if the holder’s relationship with the Company is terminated at the lesser of the original purchase price of the shares, or the fair value of the shares at repurchase. The restricted shares are not deemed to be issued for accounting purposes until they vest and are therefore excluded from shares outstanding until the repurchase right lapses and the shares are no longer subject to the repurchase feature.

In January 2020, the Company’s board of directors modified the terms of 43,500,000 shares of restricted common stock that were granted to certain members of the senior leadership team during the period from Inception to December 31, 2019. Pursuant to the modified terms, the awards granted will vest at a slower rate than originally provided for under the respective stock purchase agreements. No incremental stock-based compensation expense was recognized as a result of the modification of the awards during the year ended December 31, 2020.

A summary of the Company’s restricted stock activity and related information is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested restricted common stock at December 31, 2019	35,857,500	$—
Granted	6,187,037	0.04
Forfeited	(750,000)	—
Effect of modification to vesting terms	19,250,000	—
Vested	(19,168,743)	—
Unvested restricted common stock at December 31, 2020	41,375,794	0.01

The Company recorded stock-based compensation expense associated with employee and non-employee restricted common stock of $0.1 million and $0 during the year ended December 31, 2020 and during the period from Inception to December 31, 2019. As of December 31, 2020, there was $0.6 million of total unrecognized compensation expense related to unvested restricted common stock that the Company expects to recognize over a remaining weighted-average period of 3.6 years.

9. LICENSE AGREEMENTS

Aumolertinib — Hansoh

On July 22, 2020, the Company entered into a collaboration and license agreement with (Shanghai) Healthtech Co., LTD and Jiangsu Hansoh Pharmaceutical Group Company LTD (“Hansoh”) under which it acquired an exclusive license for the research, development, and commercialization of aumolertinib, a 3rd generation EGFR inhibitor, worldwide, with the exception of the People’s Republic of China, and its territories and possessions, including, Hong Kong, Macau and Taiwan (the “Hansoh Territory”). The license agreement also provides the Company with a non-exclusive license in the Hansoh Territory to research, develop and export aumolertinib for purposes of obtaining regulatory approval for, and commercialization of aumolertinib for use outside of the Hansoh Territory.

Under the terms of the license agreement, the Company received an exclusive license to develop aumolertinib for any and all uses for the treatment of cancer, cancer-related and immune-inflammatory diseases in humans at its own cost and expense in the Company’s territory. The Company was obligated

EQRx, INC.
Notes to the Consolidated Financial Statements

9. LICENSE AGREEMENTS (cont.)

to make an upfront non-refundable, non-creditable payment of $25.0 million. If the Company succeeds in developing and commercializing EQ143, Hansoh will be eligible to receive (i) up to $90.0 million in development and regulatory milestone payments, and (ii) up to $420.0 million in sales milestone payments. In the event that Hansoh elects to opt out of sharing certain global development costs in accordance with the terms of the license agreement, the total potential development and regulatory payments Hansoh is eligible to receive will be reduced to $55.0 million, and the total potential sales milestone payments will be reduced to $350.0 million.

Hansoh is also eligible to receive royalties on worldwide net sales of any products containing aumolertinib which range from mid-single digits to low teens, subject to potential reduction following the launch of certain generic products. The royalties for EQ143 will expire on a product-by-product and country-by-country basis upon the later to occur of (i) the expiration of all valid patent claims covering the compounds in a country, (ii) the expiration of all regulatory exclusivities for aumolertinib in a country, or (iii) eleven years following the first commercial sale of aumolertinib in a country.

The Company has the right to terminate the license agreement with Hansoh for any or no reason upon at least 180 days prior written notice to Hansoh. Either party may terminate the license agreement in its entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreement in its entirety upon certain insolvency events involving the other party.

The Company evaluated the license agreement with Hansoh under ASC 805 and concluded that as the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar assets, the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. The Company recorded the upfront payment of $25.0 million as research and development expense within the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.

Sugemalimab/EQ176 — CStone

On October 26, 2020, the Company entered into a license agreement with CStone Pharmaceuticals (“CStone”) under which it acquired an exclusive license for the research, development, and commercialization of CStone’s sugemalimab, an anti-PD-L 1 monoclonal antibody, and CS1003, an anti- PD-1 monoclonal antibody (“EQ176”), worldwide, with the exception of Mainland China, Taiwan, Hong Kong and Macau (the “CStone Territory”).

Under the terms of the license agreement, the Company received an exclusive license to develop sugemalimab and EQ176 for any and all uses at its own cost and expense in the Company’s territory. The Company was obligated to make an upfront non-refundable, non-creditable payment of $150.0 million, including $10.0 million as CStone received notification that the U.S. Food and Drug Administration designated sugemalimab as a Breakthrough Therapy. If the Company succeeds in developing and commercializing sugemalimab, CStone will be eligible to receive (i) up to $107.5 million in development and regulatory milestone payments, and (ii) up to $565.0 million in sales milestone payments. If the Company succeeds in developing and commercializing EQ176, CStone will be eligible to receive (i) up to $75.0 million in development and regulatory milestone payments, and (ii) up to $405.0 million in sales milestone payments.

CStone is also eligible to receive royalties on worldwide (excluding the CStone Territory) net sales of any products containing sugemalimab and EQ176 ranging from the low teens to the high teens for sugemalimab and from the mid-single digits to teens for EQ176, subject to potential reduction following the launch of certain generic products. The royalties for sugemalimab and EQ176 will expire on a product-by-product and country-by-country basis upon the later to occur of (i) the expiration of all valid patent claims covering the compounds in a country, (ii) the expiration of all regulatory exclusivities for sugemalimab and EQ176 in a country, or (iii) eleven years following the first commercial sale of sugemalimab or EQ176 in a country.

EQRx, INC.
Notes to the Consolidated Financial Statements

9. LICENSE AGREEMENTS (cont.)

The Company is responsible for the costs associated with the development and regulatory approvals of sugemalimab and EQ176 in its territory. The Company is also required to reimburse CStone for any costs it incurs in the Company’s territory following the execution of the license agreement for development activities that were ongoing at the time the license agreement became effective. Additionally, during the term of the license agreement, either party may propose the development of a combination study with sugemalimab or EQ176. If both parties agree to participate in the combination study, the costs incurred will be split between the two parties based upon the terms provided for in a separate written agreement detailing each party’s rights and obligations with respect to the development of the combination regimen.

The Company has the right to terminate the license agreement with CStone for any or no reason upon providing prior written notice to CStone. Either party may terminate the license agreement in its entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreement in its entirety upon certain insolvency events involving the other party.

The Company evaluated the license agreement with CStone under ASC 805 and concluded that the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset acquisition. The Company recorded the upfront payment of $150.0 million as research and development expense within the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.

Other Licenses

During the year ended December 31, 2020, the Company entered into a number of license agreements under which it acquired exclusive licenses for the research, development and commercialization of preclinical compounds from pharmaceutical and/or biotechnology companies (the “Preclinical/Clinical Assets”).

Under the terms of the license agreements executed, the Company received exclusive licenses to develop the Preclinical/Clinical Assets at its own cost and expense in the Company’s territory. The Company was obligated to make upfront non-refundable, non-creditable payments of $27.0 million through June 30, 2021. If the Company succeeds in developing and commercializing the Preclinical/Clinical Assets, the Company may be required to pay (i) up to $75.5 million in development milestone payments, (ii) up to $170.0 million in regulatory milestone payments, and (iii) up to $820.0 million in sales milestone payments. Additionally, the Company may be required to pay royalties on worldwide net sales of any products containing the Preclinical/Clinical Assets which range from mid-single digits to low double digits, subject to potential reduction following the launch of certain generic products. The royalties for the Preclinical/Clinical Assets will expire on a product-by-product and country-by-country basis.

The Company has the right to terminate the license agreements for the Preclinical/Clinical Assets for any or no reason with prior written notice, and either party may terminate the license agreements in their entirety for the other party’s material breach if such party fails to cure the breach. Either party may also terminate the agreements in its entirety upon certain insolvency events involving the other party.

The Company evaluated the license agreements under ASC 805 and concluded that as the fair value of the gross assets acquired under each license agreement is concentrated in a single identifiable asset or group of similar assets, the transactions did not meet the requirements to be accounted for as a business combination and therefore were accounted for as asset acquisitions. The Company recorded the upfront payments as research and development expense within the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.

EQRx, INC.
Notes to the Consolidated Financial Statements

10. COMMITMENT AND CONTINGENCIES

Operating Leases

In December 2019, the Company entered into a non-cancellable operating lease with Surface Oncology, Inc. (“Surface”) for 33,529 square feet of office space in Cambridge, Massachusetts (the “Lease Agreement”). The term of the Lease Agreement commenced on January 1, 2020, and will expire on January 31, 2023, with no renewal option. Pursuant to the Lease Agreement, the Company will pay an initial annual base rent of $2.5 million, which base rent increases after every twelve-month period during the lease term to $2.7 million for the last twelve-month period (the “Base Rent”). The Company has also agreed to pay its proportionate share of operating expenses and property taxes for the building in which the leased space is located. The Lease Agreement provides the Company with an improvement allowance of up to $1.0 million that must be utilized prior to October 1, 2020. Upon payment to the Company of any amounts under the improvement allowance, the annual Base Rent shall be increased by the total amount drawn and amortized on a straight-line basis over the balance of the lease term such that the full amount of the allowance drawn shall be reimbursed to Surface as of the last regularly scheduled Base Rent payment date.

During the year ended December 31, 2020, the Company completed a buildout of the leased office space and received the $1.0 million improvement allowance from Surface in January 2021. The Company determined that it owns the leasehold improvements and, as such, reflected the $1.0 million leasehold improvement as property and equipment in the consolidated balance sheet as of December 31, 2020.

Pursuant to the Lease Agreement the Company provided a security deposit in the form of a letter of credit in the amount of $0.8 million, which was reduced during the year ended December 31, 2020 to $0.6 million upon providing confirmation in writing of raising a Series A equal to or greater than $100.0 million.

The Company took possession of the leased space provided for under the Lease Agreement on January 1, 2020. Therefore, no right-of-use asset or corresponding lease liability was recognized in the consolidated balance sheet as of December 31, 2019, or rent expense recognized in the consolidated statement of operations and comprehensive loss for the period from Inception to December 31, 2019.

The following table summarizes the effect of lease costs in the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2020 (in thousands):

	Classification	Year Ended December 31, 2020
Operating lease costs	Research and development	$939
	General and administrative	1,669
Variable lease costs(1)	Research and development	240
	General and administrative	410
Total lease costs		$3,258

____________

(1)     Variable lease costs include the Company’s proportionate share of operating expenses, property taxes, utilities and parking for the building in which the leased space is located.

The Company made cash payments of $3.0 million under the lease agreement during the year ended December 31, 2020.

As of December 31, 2020, the weighted average remaining lease term and weighted average discount rate of the Company’s operating lease was 2.1 years and 9.0%, respectively.

EQRx, INC.
Notes to the Consolidated Financial Statements

10. COMMITMENT AND CONTINGENCIES (cont.)

Total lease payments as of December 31, 2020 for the next five years and thereafter are expected to be as follows (in thousands):

Year ending December 31,
2021	$2,128
2022	3,255
2023	272
2024	—
2025	—
Thereafter	—
Total lease payments	5,655
Less: Imputed interest	(570)
Total future minimum lease obligations (lease liability)	$5,085

Legal Proceedings

From time to time, the Company may become subject to legal proceedings and claims which arise in the ordinary course of its business. The Company records a liability in its consolidated financial statements for these matters when a loss is known or considered probable, and the amount can be reasonably estimated. The Company reviews these estimates each accounting period as additional information is known and adjusts the loss provision when appropriate. If a matter is both probable to result in a liability and the amounts of loss can be reasonably estimated, the Company estimates and discloses the possible loss or range of loss to the extent necessary to make the consolidated financial statements not misleading. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

As of December 31, 2020, the Company is not party to any litigation.

11. INCOME TAXES

No provision for income taxes was recorded for the year ended December 31, 2020, or for the period from Inception through December 31, 2019. The Company has incurred net pre-tax losses in the United States only for all periods presented. The Company has not reflected any benefit of such net operating loss (“NOL”) carryforwards in the accompanying financial statements. The provision for income taxes differs from the amount expected by applying the federal statutory rate to the loss before taxes as follows:

	Year Ended December 31, 2020	For the Period From August 26, 2019 (Inception) Through December 31, 2019
Profit before tax at federal statutory rate	21.0%	21.0%
State tax benefit, net of federal effects	5.4%	3.4%
Research and development credits	0.2%	0.0%
Change in fair value of convertible promissory notes	0.0%	(9.6)%
Change in valuation allowance	(26.6)%	(14.8)%
Effective income tax rate	0.0%	0.0%

EQRx, INC.
Notes to the Consolidated Financial Statements

11. INCOME TAXES (cont.)

Net deferred tax assets as of December 31, 2020 and 2019, consist of the following (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$18,643	$875
Intangible assets	47,936	—
Operating lease liability	1,345	—
Research and development tax credits	657	—
Convertible note	397	273
Other	66	—
Accrued bonus	—	115
Total gross deferred tax assets	69,044	1,263
Valuation allowance	(67,758)	(1,263)
Net deferred tax assets	1,286	—
Deferred tax liabilities:
Operating lease asset	(1,286)	—
Total deferred tax liability	(1,286)	—
Net deferred tax asset (liability)	$—	$—

In assessing the realizability of the net deferred tax asset, the Company considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income in the future. The Company has recorded a valuation allowance against its deferred tax assets as of December 31, 2020 and 2019 because the Company’s management believes that it is more likely than not that these assets will not be fully realized.

The Company has incurred NOLs since inception. As of December 31, 2020 and 2019, the Company had federal NOL carryforwards of approximately $71.0 million and $3.2 million, respectively, and state NOL carryforwards of $59.3 million and $3.2 million, respectively. The Company’s federal NOL carryforwards will not expire and the state NOL carryforwards will begin to expire at various times beginning in 2030.

As of December 31, 2020, the Company also had available federal research and development tax credit carryforwards of $0.6 million to reduce future tax liabilities which begin to expire in 2040. The Company also has state research and development tax credit carryforwards of $0.1 million available to reduce future state tax liabilities, which begin to expire in 2040. The Company did not have any available federal or state research and development tax credit carryforwards as of December 31, 2019.

NOL carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. If the Company experiences a change of ownership, as defined by Section 382, at any time following Inception, utilization of the NOL carryforwards will be subject to the annual limitations under Section 382.

The Company will recognize both accrued interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2020 and 2019, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s consolidated statement

EQRx, INC.
Notes to the Consolidated Financial Statements

11. INCOME TAXES (cont.)

of operations and comprehensive loss. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available.

12. EMPLOYEE BENEFITS

In July 2020, the Company adopted a 401(k) retirement and savings plan (the “401(k) Plan”) covering all employees. The 401(k) plan allows employees to make pre-tax or post-tax contributions up to the maximum allowable amount set by the Internal Revenue Services. Under the 401(k) Plan, the Company may make discretionary contributions as approved by the board of directors. The Company made contributions to the 401(k) Plan of approximately $0.3 million during the year ended December 31, 2020.

13. NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share (in thousands, expect share and per share data):

	Year Ended December 31, 2020	For the Period From August 26, 2019 (Inception) Through December 31, 2019
Net loss	$(249,983)	$(8,508)
Weighted average common shares outstanding, basic and diluted	25,486,021	4,264,435
Net loss per share, basic and diluted	$(9.81)	$(2.00)

The Company’s potentially dilutive securities, which include convertible preferred stock, options to purchase common stock and unvested restricted stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,
	2020	2019
Convertible preferred shares	443,331,164	—
Outstanding stock options	9,229,963	—
Unvested restricted stock	41,375,794	35,857,500

14. SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through August 25, 2021 which is the date the financial statements were issued.  The Company is not aware of any material subsequent events other than those disclosed below and elsewhere in the notes to the consolidated financial statements.

On August 5, 2021, the Company entered into a merger agreement with CM Life Sciences III, Inc. (“CMLS”), a Special Purpose Acquisition Company (“SPAC”) and related party, and its wholly owned subsidiary Clover III Merger Sub Inc. (“Merger Sub”) (the “Merger Agreement”). The contemplated merger (the “Business Combination”) with CMLS, under which Merger Sub will merge with and into the Company, and the Company will be a wholly owned subsidiary of CMLS, would provide all holders of Company common

EQRx, INC.
Notes to the Consolidated Financial Statements

14. SUBSEQUENT EVENTS (cont.)

and preferred stock the right to receive common stock of CMLS. The post-combination public company is expected to receive net proceeds of approximately $1.7 billion upon the closing of the proposed Business Combination, assuming no redemptions are affected by stockholders of CMLS, and the newly combined business will operate under the current EQRx management team upon the closing of the proposed merger. In connection with the proposed Business Combination, CMLS has entered into agreements with existing and new investors to subscribe for and purchase an aggregate of 120.0 million shares of its common stock (the “PIPE Financing”) that will result in net proceeds of an additional $1.2 billion upon the closing of the PIPE Financing. The closing of the proposed Business Combination is a precondition to the PIPE Financing.

Subject to the terms of the Merger Agreement, at the effective time of the merger (the “Effective Time”), each share of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of Company common stock. At the Effective Time, each option to purchase Company common stock shall become an option, respectively, to purchase shares of common stock of CMLS, subject to adjustment in accordance with the exchange ratio as defined in the Merger Agreement.

The proposed transaction is expected to be completed in the fourth quarter of 2021, subject to, among other things, the approval by CMLS’s stockholders, satisfaction of the conditions stated in the Merger Agreement and other customary closing conditions. There is no assurance that the transaction will be consummated.

In August 2021, the Company and Relay Therapeutics, Inc. (“Relay”), a related party, entered into a discovery collaboration agreement to discover, develop, and commercialize novel medicines against validated oncology targets. Under the terms of the agreement, Relay will be responsible for the discovery phase through to IND application filing, while the Company will be responsible for clinical development, regulatory and commercialization efforts of the product candidates developed pursuant to the collaboration. Subject to certain opt-out rights, the Company and Relay will equally share in the discovery, development and commercialization costs and the net profits from sales of any collaboration medicines, if approved.

Up to 209,267,414 Shares of Common Stock

Up to 19,733,333 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 8,693,333 Warrants

_______________________

PROSPECTUS

_______________________

December 23, 2021